UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than Registrant

Check the appropriate box:

Preliminary Proxy Statement
Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

SCOTTISH RE GROUP LIMITED
(Name of Registrant as Specified in Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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4.	Date Filed:

Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

January     , 2007

Dear Scottish Re Group Limited Shareholder:

You are cordially invited to attend the Extraordinary General Meeting of Shareholders of Scottish Re Group Limited, to be held at the                         ,     , Bermuda     , on         , 2007, at      a.m., Bermuda time.

At this important meeting, you will be asked to vote on a set of proposals relating to an investment by MassMutual Capital Partners LLC (‘‘MassMutual Capital’’), a member of the MassMutual Financial Group, and SRGL Acquisition, LLC, an affiliate of Cerberus Capital Management, L.P. (‘‘Cerberus’’), or another affiliate thereof (such affiliate of Cerberus, together with MassMutual Capital, the ‘‘Investors’’), in a controlling voting equity interest in Scottish Re Group Limited. On November 26, 2006, we entered into a Securities Purchase Agreement with the Investors (the ‘‘Securities Purchase Agreement’’) whereby the Investors will each purchase 500,000 of our convertible cumulative participating preferred shares (the ‘‘Convertible Shares’’), which will be newly issued, and which shares may be converted into an aggregate of 150,000,000 ordinary shares at any time and will automatically convert on the ninth anniversary of the issue date if not previously converted, subject to certain adjustments. If the transaction is completed, the Investors will initially hold securities representing approximately 68.7% of the voting power of all of our shareholders, subject to certain adjustments as are more fully described in this proxy statement.

During the Extraordinary General Meeting, shareholders will consider and vote upon:

•	an increase in our authorized share capital and certain other amendments to our Memorandum and Articles of Association which are necessary to effect the transactions contemplated by the Securities Purchase Agreement, as described more fully in the enclosed proxy statement,

•	the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company, and

•	the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Extraordinary General Meeting to approve the transactions contemplated by the Securities Purchase Agreement.

We cannot complete the transactions contemplated by the Securities Purchase Agreement unless the conditions to closing are satisfied, including obtaining the approval of our shareholders to the first and second proposals set forth above and the receipt of specified government and regulatory approvals. We currently expect that these government and regulatory approvals will be obtained after the date of the Extraordinary General Meeting and that the closing of the transaction will occur in the second quarter of 2007.

Our board of directors carefully considered a number of factors as described in this proxy statement, including that an exhaustive auction process was undertaken and that the alternatives of run-off and bankruptcy likely would result in significantly less value to shareholders. Based on these considerations, our board of directors has unanimously determined that the Securities Purchase Agreement and the transactions contemplated by the Securities Purchase Agreement, including without limitation the issuance of the Convertible Shares and the amendment of our Memorandum and Articles of Association, as described above (which we collectively refer to as the ‘‘Issuance’’), are fair to the company and in the best interests of the company and our shareholders, and has approved and adopted the Issuance and the terms of the Convertible Shares. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE PROPOSAL TO INCREASE OUR AUTHORIZED SHARE CAPITAL AND MAKE CERTAIN AMENDMENTS TO OUR MEMORANDUM AND ARTICLES OF ASSOCIATION, ‘‘FOR’’ THE PROPOSAL TO PERMIT THE ISSUANCE OF THE CONVERTIBLE SHARES AND ‘‘FOR’’ THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO APPROVE THE ISSUANCE.

We urge you to review carefully the accompanying material and to return the enclosed proxy card promptly. Whether or not you plan to attend the Extraordinary General Meeting, please sign, date and return the enclosed proxy card without delay. If you attend the Extraordinary General Meeting, you may vote in person even if you have previously mailed a proxy.

Sincerely,
Paul Goldean President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. PLEASE ENSURE THAT YOUR VOTE COUNTS BY
COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY.

The date of this proxy statement is January    , 2007.

The approximate date of mailing for this proxy statement and proxy card(s) is January    , 2007.

Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
To Be Held On     , 2007

NOTICE IS HEREBY GIVEN that the Extraordinary General Meeting of Shareholders of Scottish Re Group Limited (the ‘‘Company’’) will be held at the                             ,                         , Bermuda     , on     , 2007, at        a.m., Bermuda time, for the following purposes:

1.	To increase the authorized share capital of the Company and to adopt certain other amendments to the Company’s Memorandum and Articles of Association which are necessary to effect the Issuance, which amendments are attached as Attachment A to this notice;

2.	To approve the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of the Company’s outstanding ordinary shares and the issuance of which will result in a change of control of the Company;

3.	To adjourn the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Issuance; and

4.	To consider such other business as may properly come before the Extraordinary General Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Extraordinary General Meeting is set forth in the accompanying proxy statement.

The close of business on January    , 2007 has been fixed as the record date for determining the shareholders entitled to notice of, to attend and to vote at the Extraordinary General Meeting or any adjournments thereof. For a period of at least 10 days prior to the Extraordinary General Meeting, a complete list of shareholders entitled to vote at the Extraordinary General Meeting will be open for examination by any shareholder during ordinary business hours at the offices of the Company at Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

Shareholders are urged to complete, date, sign and return the enclosed proxy card in the accompanying envelope, which does not require postage if mailed in the United States, whether or not they plan to attend. Signing and returning a proxy card will not prohibit you from attending the Extraordinary General Meeting or voting in person if you attend the Extraordinary General Meeting.

By Order of the Board of Directors,

Nathan V. Gemmiti General Counsel

Hamilton, Bermuda
January     , 2007

Attachment A

BE IT RESOLVED, by special resolution, that the following clauses and articles of the Memorandum and Articles of Association of the Company be amended and restated in their entirety to read as set forth below:

1.	IT WAS RESOLVED by way of Special Resolution pursuant to Article 33(a):

THAT the authorised share capital of the Company be increased from US$1,500,000 divided into 100,000,000 Ordinary Shares of a nominal or par value of US$0.01 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.01 each to US$6,400,000 divided into 590,000,000 Ordinary Shares of a nominal or par value of US$0.01 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.01 each by the authorisation of a further 490,000,000 Ordinary Shares of a nominal or par value of US$0.01 each.

2.	IT WAS RESOLVED by way of Special Resolution pursuant to Article 33(a):

THAT Clause 6 of the Company’s Memorandum of Association be deleted in its entirety and replaced as follows:

‘‘6.    The share capital of the Company is US$6,400,000 divided into 590,000,000 Ordinary Shares of a nominal or par value of US$0.01 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.01 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital in series or of different classes, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.’’

3.	IT WAS RESOLVED by way of Special Resolution pursuant to Article 118:

3.1	THAT Article 6(b) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘6(b) Notwithstanding Article 6(a) of these Articles, the Company shall not issue any shares in a manner that the Board of Directors of the Company believes would cause, by reason of such issuance, the total Controlled Shares of any Person to equal or exceed 10% of a class of the Company’s shares; provided, however, that this provision shall not apply to:

(i)	any issuance of shares to a person acting as an underwriter in the ordinary course of its business, purchasing such shares pursuant to a purchase agreement to which the Company is a party, for resale; and/or

(ii)	any issuance of shares contemplated by or pursuant to the provisions of the Securities Purchase Agreement dated November 26, 2006 by and among the Company, MassMutual Capital Partners LLC and SRGL Acquisition, LLC (the ‘‘Share Purchase Agreement’’), or pursuant to the terms of any Convertible Shares (as defined in the Share Purchase Agreement) issued pursuant thereto and the Company may issue such Convertible Shares and any Ordinary Shares on the conversion thereof as contemplated thereby.’’

3.2	THAT Article 6(d)(v) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘(v)    the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that class or series may be redeemed or purchased and any limitations, restrictions or conditions on such redemption; provided that any provision for redemption of any class or series of shares issued pursuant to this Article 6(d) shall be restricted by the condition that the Company shall not redeem or purchase any shares of any such class or series in a manner that the Board of Directors believes would cause, by reason of such redemption or purchase, the total Controlled Shares of any Person other than (a) the Persons acquiring Convertible Shares pursuant to the Share Purchase Agreement or any Affiliate of such Person (together, the ‘‘Investors’’ and each an ‘‘Investor’’) or (b) any person who, indirectly through or by attribution from the Investors is treated as controlling the Preferred Shares or any Ordinary Shares into which the Preferred Shares are convertible (each, an ‘‘Attributed Investor’’) to equal or exceed 10% of a class of the Company’s shares. For purposes of the immediately preceding sentence, the term ‘‘Affiliate,’’ with respect to any Person, shall include any funds under common management with such Person and their respective members, limited partners and affiliates.’’

3.3	THAT Article 9(b) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘(b) Except with respect to transfers of the Company’s shares executed on any recognized securities exchange or inter-dealer quotation system, including without limitation the New York Stock Exchange and the Nasdaq National Market, the Directors shall decline to register a transfer of shares if the Directors have reason to believe that the effect of such transfer would be to increase the number of total Controlled Shares of any Person to ten percent (10%) or any higher percentage of a class of the Company’s shares on an Unadjusted Basis; provided that this restriction shall not apply to any shares transferred or to be transferred to an Investor or an Attributed Investor or in respect of any shares in the Company that are Controlled Shares of an Investor or an Attributed Investor or any transfer contemplated by an Investor to any Acquiring Entity (as defined in the certificate of designations in respect of the Convertible Shares pursuant to the Share Purchase Agreement).’’

3.4	THAT Article 47(a)(i) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘47.    (a) (i)    Subject to Article 6, every Member of record present in person or by proxy shall have one vote for each issued and outstanding Ordinary Share registered in his name in the register; PROVIDED THAT, subject to the following provisions of this Article 47, if and for so long as the number of Controlled Shares of any Person other than an Investor or an Attributed Investor would constitute 10% or more of the total combined voting rights attaching to the issued shares of theCompany (calculated after giving effect to any prior reductions in voting rights attaching to Controlled Shares of other persons as provided in this Article 47), each such issued Controlled Share, regardless of the identity of the registered holder thereof, shall confer only a fraction of a vote as determined by the following formula (the ‘‘Formula’’):

(T−C)/(XxC)

Where: ‘‘T’’ is the aggregate number of votes conferred by all the issued shares immediately prior to that application of the Formula adjusted to take into account any prior reduction taken with respect to any other Member pursuant to Article 47(d) as at the same date;

‘‘C’’ is the number of issued Controlled Shares attributable to such Person;

‘‘X’’ is 9.1.’’

3.5	THAT Article 47(d) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘(d)    The Formula shall be applied successively as many times as may be necessary to ensure that no Person other than an Investor or an Attributed Investor shall be a 10% Shareholder at any time. For the purposes of determining the votes exercisable by Members as at any date, the Formula shall be applied first to the votes of Controlled Shares attributable to the Person to whom the greatest number of Controlled Shares are attributed and successively to the Controlled Shares attributable to them, in each case calculations being made on the basis of the aggregate number of votes conferred by the issued shares as at such date as reduced by the application of the Formula to any larger number of Controlled Shares as at such date.’’

3.6	THAT Article 47(e) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘(e)    Notwithstanding the provisions of Articles 47(a) and (d) above, having applied the provisions thereof as best as they consider reasonably practicable, the Directors may make such final adjustments to the aggregate number of votes attaching to the shares of any Member that they consider fair and reasonable in all the circumstances to ensure that no Person other than an Investor or an Attributed Investor shall be a 10% Shareholder at any time.’’

3.7	THAT Article 89(b) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘(b)    If the Company redeems or purchases shares or directs the sale and transfer of such shares (other than pursuant to a conversion of the Convertible Shares) pursuant to this Article 89, it shall do so only in a manner the Board believes would not result, upon consummation of such redemption or purchase, in the total number of Controlled Shares of any Person other than an Investor or an Attributed Investor, increasing to ten percent (10%) or any higher percentage of a class of the Company’s shares on an Unadjusted Basis.’’

3.8	THAT Article 101 of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘101.    The Company may upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid; provided that the Directors may issue at any time Ordinary Shares to the holder of a Convertible Share (as defined in the Share Purchase Agreement) or to the holder of any other convertible share or instrument issued by the Company from time to time without any such ordinary resolution. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.’’

provided that no individual amendment to any of the Articles specified above shall be effective where the necessary approval for the amendment of any other of the Articles specified above is not achieved.

4.	IT WAS RESOLVED by way of Special Resolution pursuant to Article 118 and Article 59(f):

THAT Article 59(e) of the Articles of Association of the Company be amended and restated in its entirety to read as set forth below:

‘‘(e)(i)    Notwithstanding the foregoing, whenever the holders of any one or more classes or series of shares issued by the Company shall have the right, voting separately by class or series, to elect Directors at an annual general meeting or extraordinary general meeting of Members, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of these Articles. Directors so elected shall not be divided into classes and shall be elected by such holders annually unless expressly provided otherwise by those provisions or resolutions or the certificate of designations in respect of the Convertible Shares, and, during the prescribed terms of office of those Directors, the Board of Directors shall consist of a number of Directors equal to the number of those Directors plus the number of Directors determined as provided in the first paragraph of this Article 59.

(ii)    Notwithstanding the foregoing, for so long as the Controlled Shares of the Investors in the aggregate amount to at least 51% of the shares entitled to have notice of, attend and vote at general meetings of the Company on a fully diluted basis (the ‘‘Threshold Amount’’), the Investors shall be entitled to designate for election to the Board of Directors the number of individuals equal to two-thirds of the authorized number of Directors of the Board, rounded up to the nearest whole even number. Such designated individuals shall be elected as members of the Board. To the extent that the Controlled Shares of the Investors in the aggregate amount to less than the Threshold Amount, they shall continue to have the foregoing rights for a period of 12 months following the date that the aggregate amount of their Controlled Shares falls below the Threshold Amount. For so long as the Investors have continuously held shares less than the Threshold Amount for greater that 12 months, they shall be entitled to designate the number of individuals for election to the Board of Directors in proportion to their aggregate beneficial ownership of shares entitled to have notice of, attend and vote at general meetings of the Company to the total of such shares, and such individuals shall be elected to the Board of Directors; provided that, for so long as the Controlled Shares of the Investors in the aggregate amount to 5% of the shares entitled to have notice of, attend and vote at general meetings of the Company on a fully diluted basis, the Investors together shall be entitled to designate at least one individual for election to the Board of Directors and such individual shall be elected to the Board of Directors. The Investors, acting together, shall have the sole right to remove from the Board, with or without cause, any directors so designated by the Investors and if a vacancy occurs on the Board arising from the removal, resignation, death or incapacity of a director so designated by the Investors, the Investors, acting together, shall have the sole right to designate a director to fill such vacancy.’’

(iii)    Notwithstanding the foregoing, for so long as the Controlled Shares of the Cypress Entities in the aggregate amount to at least 2.5% of the shares entitled to have notice of, attend and vote at general meetings of the Company on a fully diluted basis, the Cypress Entities shall be entitled to designate one individual for election to the Board of Directors. Such designated individual shall be elected as a member of the Board. The Cypress Entities, acting together, shall have the sole right to remove from the Board, with or without cause, any director so designated by the Cypress Entities and if a vacancy occurs on the Board arising from the removal, resignation, death or incapacity of a director so designated by the Cypress Entities, the Cypress Entities, acting together, shall have the sole right to designate a director to fill such vacancy.’’

5.	IT WAS RESOLVED by way of Special Resolution pursuant to Article 118:

THAT the Memorandum and Articles of Association of the Company currently in effect be and the same hereby are amended and restated to reflect the amendments resolved above and pursuant to the Special Resolutions passed prior to the date hereof.

PROXY STATEMENT

i

ii

CERTAIN FREQUENTLY USED TERMS

‘‘Bear Stearns’’ means Bear, Stearns & Co. Inc.

‘‘Board’’ means the Board of Directors of Scottish Re Group Limited.

‘‘Cerberus’’ means Cerberus Capital Management, L.P.

‘‘Convertible Shares’’ means the convertible cumulative participating preferred shares of Scottish Re Group Limited.

‘‘company’’ or ‘‘we’’ or ‘‘us’’ means Scottish Re Group Limited, unless the context requires otherwise.

‘‘Cypress Entities’’ means Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant B II-A C.V., Cypress Side-By-Side (Cayman) L.P. and 55th Street Partners II (Cayman) L.P.

‘‘Duff & Phelps’’ means Duff & Phelps, LLC.

‘‘Goldman Sachs’’ means Goldman, Sachs & Co.

‘‘HSBC’’ means HSBC Bank USA, N.A.

‘‘Investors’’ means SRGL Acquisition, LLC, an affiliate of Cerberus, or another designated affiliate of Cerberus and MassMutual Capital.

‘‘Issuance’’ means the transactions contemplated by the Securities Purchase Agreement, including without limitation the issuance of the Convertible Shares on the terms contemplated therein and the amendment of our Memorandum and Articles of Association.

‘‘MassMutual Capital’’ means MassMutual Capital Partners LLC.

‘‘Securities Purchase Agreement’’ means the Securities Purchase Agreement dated as of November 26, 2006 among Scottish Re Group Limited and the Investors.

‘‘Shareholders’’ means the holders of our ordinary shares.

iii

SCOTTISH RE GROUP LIMITED

PROXY STATEMENT
For
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
To Be Held On                , 2007

GENERAL QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES

When is the Proxy Statement being mailed?

A:	This proxy statement of Scottish Re Group Limited (‘‘we,’’ ‘‘us’’ or ‘‘our’’) will first be mailed on or about January , 2007 to our shareholders by the Board of Directors (the ‘‘Board’’) to solicit proxies for use at the Extraordinary General Meeting of Shareholders.

When is the Extraordinary General Meeting and where will it be held?

A:	The Extraordinary General Meeting will be held on , , 2007 at a.m., Bermuda time, at the , , Bermuda .

Who is asking for my vote at the meetings?

A:	The Board asks that you vote on the proposals listed in the Notice of Extraordinary General Meeting of Shareholders. The votes will be taken at the Extraordinary General Meeting on , 2007, or, if the meeting is adjourned, at a later meeting. The Board recommends that you vote ‘‘FOR’’ each of the proposals.

Who may attend the meetings?

A:	All of our shareholders may attend the Extraordinary General Meeting. Shareholders entitled to attend and vote at the meeting are entitled to appoint one or more proxies to attend and vote in their place. We have suggested that shareholders appoint Paul Goldean, Nathan Gemmiti and Glenn Schafer as their proxies; however, shareholders may select different proxies, and a proxy need not be a shareholder of the company.

Who is entitled to vote?

A:	Shareholders as of the close of business on January , 2007 (the ‘‘Record Date’’) are entitled to vote at the Extraordinary General Meeting. Each ordinary share is entitled to one vote subject to certain adjustments that may be made under our Articles of Association.

What am I being asked to vote on at the Extraordinary General Meeting?

A:	You will be voting on:

1.	Special resolutions to increase our authorized share capital and to adopt certain other amendments to our Memorandum and Articles of Association which are necessary to effect the Issuance, as described more fully in this proxy statement;

2.	An ordinary resolution to approve the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company;

3.	An ordinary resolution to adjourn the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Issuance; and

4.	Such other business as may properly come before the Extraordinary General Meeting or any adjournments thereof.

How do I vote?

A:	You may vote by either attending the Extraordinary General Meeting or by appointing a proxy by signing and dating each proxy card you receive and returning it to us. For shareholders resident in the United States, we have enclosed a prepaid envelope for that purpose. We encourage you to complete and send in your proxy card whether or not you plan to attend the Extraordinary General Meeting. If you decide to attend the Extraordinary General Meeting, you may revoke your proxy by voting in person.

All shares represented by valid proxies, unless the shareholder otherwise specifies, will be voted:

•	‘‘FOR’’ each of the proposals described in this proxy statement; and

•	At the discretion of the proxy holders with regard to any other matter that may properly come before the Extraordinary General Meeting.

Where a shareholder has properly specified how a proxy is to be voted, it will be voted by the proxy accordingly.

Can I change my vote after I have returned my proxy card?

A:	Yes. You may revoke your proxy by:

•	providing written notice of revocation at the offices of Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda or to Computershare Investor Services, 1601 Elm Street, Suite 4340, Dallas, Texas 75201 by 5:00 p.m. (Bermuda time) on , 2007;

•	submitting another valid proxy bearing a later date that is received prior to the Extraordinary General Meeting; or

•	attending the Extraordinary General Meeting and voting in person.

What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You will need to sign and return all proxy cards to ensure that all your shares are voted.

My ordinary shares are held in ‘‘street name.’’ Will my broker vote my shares at the meeting?

A:	Brokers, banks or other nominees who hold ordinary shares in ‘‘street name’’ for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. If the broker submits a proxy to us (but cannot vote), these non-voted shares, which are referred to as ‘‘broker non-votes,’’ will be treated as present at the meeting for purposes of determining the presence of a quorum. A broker non-vote will have the same effect as a vote ‘‘AGAINST’’ the proposal to increase our authorized share capital and to adopt certain other amendments to our Memorandum and Articles of Association, but will have no effect in determining whether the other proposals are approved if a quorum is present.

What if I do not provide voting instructions on my Proxy?

A:	Properly executed proxies that do not contain voting instructions will be voted ‘‘FOR’’ each of the proposals.

Who will count the vote?

A:	Representatives of Computershare Investor Services, our transfer agent, will tabulate the votes and act as inspectors of election.

What constitutes a quorum for the Extraordinary General Meeting?

A:	As of the Record Date, of our ordinary shares were issued, outstanding and entitled to vote at the Extraordinary General Meeting. The presence, in person or by proxy, of shareholders holding at least two-thirds (66 2/3%) of the issued and outstanding ordinary shares entitled to vote at the meeting will constitute a quorum for a meeting called for the purpose of approval of special resolutions at the Extraordinary General Meeting. The presence, in person or by proxy, of shareholders holding at least fifty percent (50%) of the issued and outstanding ordinary shares entitled to vote at the meeting will constitute a quorum for purposes of the ordinary resolutions at the Extraordinary General Meeting. If you submit a properly executed proxy card, whether you have voted on the proposals or withheld your vote, you will be considered part of the quorum. Broker non-votes will also be counted towards a quorum.

What is the required vote for approval of the amendments to our Memorandum and Articles of Association?

A:	The affirmative vote by special resolution of the holders of at least two-thirds (66 2/3%) of our outstanding ordinary shares entitled to vote is required to approve the amendments to our Memorandum and Articles of Association, including the increase to our authorized share capital. We intend to conduct all voting at the Extraordinary General Meeting by poll. In a poll, each shareholder present in person or by proxy will have one vote for each of our ordinary shares registered in its name entitled to vote.

What is the required vote to approve the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company?

A:	The required vote to approve the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company, is the affirmative vote by ordinary resolution of the holders of at least a majority of the votes cast by holders of our issued and outstanding ordinary shares present and voting in person or by proxy at the Extraordinary General Meeting, provided that the total vote cast represents over 50% in interest of all securities entitled to vote on the Issuance.

What is the required vote to adjourn the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Issuance?

A:	The required vote to adjourn the Extraordinary General Meeting is the affirmative vote by ordinary resolution of the holders of at least a majority of the votes cast by holders of our issued and outstanding ordinary shares present and voting in person or by proxy at the Extraordinary General Meeting.

Are there other matters to be acted upon at the Extraordinary General Meeting?

A:	We do not know of any other matters to be presented or acted upon at the Extraordinary General Meeting.

If any other matter is presented at the Extraordinary General Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

What conditions are required to be fulfilled to complete the transaction?

A:	We and MassMutual Capital and SRGL Acquisition, LLC, or another affiliate of Cerberus, which we collectively refer to as the Investors, are not required to complete the transaction unless specified conditions are satisfied or waived. The conditions that must be satisfied include, among other conditions, the approval of our shareholders of the first and second proposals set forth in this proxy statement and the receipt of specified government and regulatory approvals. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the transaction, see ‘‘Terms of the Securities Purchase Agreement — Conditions to Closing.’’

Am I entitled to dissenter’s rights?

A:	No. Under Cayman Islands law, you do not have any rights of appraisal or similar rights of dissenters, whether you vote for or against the resolutions.

What government and regulatory filings are required?

A:	Insurance laws generally require that, prior to the acquisition of control of an insurance company, the acquiring party must obtain approval from the insurance company’s state or country of domicile. Accordingly, the Investors are in the process of making the necessary applications with the insurance regulators of Delaware, South Carolina, Bermuda, the Cayman Islands, Ireland, Guernsey, the United Kingdom and Singapore, the states and countries of domicile of our insurance company subsidiaries.

The transaction is also subject to U.S. and foreign antitrust laws. We and the Investors have separately filed the required notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, with both the Antitrust Division of the Department of Justice and the Federal Trade Commission, which we refer to as the Antitrust Division and the FTC, respectively. The Antitrust Division or the FTC, as well as any state attorney general or private person, may challenge the transaction at any time before or after its completion.  The Investors are also in the process of making the necessary antitrust filings in the appropriate European jurisdictions.

For more information on the government and regulatory approvals required for completion of the transaction, see ‘‘Regulatory Approvals.’’

When do we and the Investors expect the transaction to be completed?

A:	We and the Investors are working to complete the transaction as expeditiously as practicable. We currently expect the transaction to be completed in the second quarter of 2007. However, we cannot predict the exact timing of the completion of the transaction because it is subject to government and regulatory approvals and other conditions. See ‘‘Terms of the Securities Purchase Agreement — Conditions to Closing.’’

How will I know if the transaction has occurred?

A:	If the transaction occurs, we and/or the Investors will promptly make a public announcement of this fact.

What is the cost of this proxy solicitation?

A:	Georgeson Inc. was hired to assist in the distribution of proxy materials and solicitation of votes at a cost of $6,000 plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of ordinary shares. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for such services.

When are shareholder proposals for inclusion in the proxy statement for the 2007 Annual General Meeting due?

A:	In order to have been considered for inclusion in the proxy statement for the 2007 Annual General Meeting of Shareholders, shareholder proposals were required to have been in writing and received by December 4, 2006, by Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda, Attn: Secretary. Such proposals, including any accompanying supporting statement, may not exceed 500 words.

When are nominations of persons for election as directors or shareholder proposals for presentation at the 2007 Annual General Meeting of Shareholders due?

A:	If you desire to submit a proposal for consideration at a meeting of shareholders, or to nominate persons for election as directors at any meeting duly called for the election of directors, written notice of your intent to make such proposal or nomination must be given and received by the Company Secretary at our principal executive office not later than (1) with respect to an Annual General Meeting of Shareholders, sixty (60) days prior to the anniversary date of the immediately preceding Annual General Meeting of Shareholders, and (2) with respect to an Extraordinary General Meeting of Shareholders, the close of business on the tenth (10th) day following the date on which notice of such meeting is first sent or given to shareholders. Each notice shall describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and shall set forth (1) the name and address, as it appears on our books of the shareholder who intends to make the proposal or nomination; (2) a representation that the shareholder is a holder of record of our ordinary shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination; and (3) the class and number of shares of our ordinary shares which are beneficially owned by the shareholder.

In addition, in the case of a shareholder’s proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business.

Who can help answer my questions?

A:	If you have any questions about the Extraordinary General Meeting of Shareholders you should contact Georgeson Inc., 17 State Street, 10th Floor, New York, NY 10004 at 866-785-7401.

SUMMARY

This summary highlights selected information contained in this proxy statement, but does not contain all of the information that may be important to your voting decision. You should carefully read this entire proxy statement, including the attached annexes and the documents incorporated by reference into this document for a more complete understanding of the matters to be considered at the Extraordinary General Meeting. Page references are included in parentheses to direct you to more complete descriptions of the topics presented in this summary.

The Proposals

Pursuant to the Securities Purchase Agreement, the Investors will purchase in the aggregate a total of 1,000,000 Convertible Shares, which shares may be converted into 150,000,000 of our ordinary shares at any time, subject to certain adjustments, and will automatically convert on the ninth anniversary of the date of issuance if not previously converted. In connection with the Issuance, we are asking our shareholders to vote on the following proposals:

•	To increase our authorized share capital and to adopt certain other amendments to our Memorandum and Articles of Association which are necessary to effect the Issuance, as described more fully in this proxy statement;

•	To approve the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company; and

•	To adjourn the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Issuance.

The approval of the first and second proposals listed above is a condition to completing the Issuance.

The Parties to the Transaction (page 25)

Scottish Re Group Limited

P.O. Box HM 2939
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda

Scottish Re Group Limited is a global life reinsurance specialist. We have operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, Cayman Islands, and London, England. Our primary operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., Scottish Re Limited and Scottish Re Life Corporation.

MassMutual Capital Partners LLC

c/o MassMutual Financial Group
1295 State Street
Springfield, MA 01111

MassMutual Financial Group is the fleet name for Massachusetts Mutual Life Insurance Company and its affiliates, with more than 13 million clients and over $395 billion in assets under management at year-end 2005. Founded in 1851, Massachusetts Mutual Life Insurance Company is a mutually owned financial protection, accumulation and income management company headquartered in Springfield, Massachusetts. In addition to its core individual life insurance products, MassMutual Financial Group provides annuities, disability income insurance, long term care insurance, retirement planning products, income management and other products and services for individuals, business owners and corporate and institutional markets. MassMutual Financial Group’s major affiliates include: OppenheimerFunds, Inc.; Babson Capital Management LLC; Baring Asset Management Limited; Cornerstone Real Estate Advisers LLC; MML Investors Services, Inc.; MassMutual International LLC; and The MassMutual Trust Company, FSB. MassMutual Financial Group has operations in the U.S., Hong Kong, Taiwan, Japan, Luxembourg and Chile.

MassMutual Capital is a limited liability company created by Massachusetts Mutual Life Insurance Company to focus on strategically investing in business opportunities as a means of optimizing the value of the enterprise on behalf of Massachusetts Mutual Life Insurance Company and other investors.

SRGL Acquisition, LLC

c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171

SRGL Acquisition, LLC is a newly formed affiliate of Cerberus and a party to the Securities Purchase Agreement. On January 4, 2007, SRGL Acquisition, LLC assigned its rights and obligations under the Securities Purchase Agreement, as permitted therein, to SRGL Acquisition, LDC, also a newly formed affiliate of Cerberus. Established in 1992, Cerberus is one of the world’s leading private investment firms with approximately $22 billion under management in funds and accounts. Through its team of more than 275 investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus is headquartered in New York City, with offices in Chicago, Los Angeles, and Atlanta, as well as advisory offices in London, Baarn, Frankfurt, Tokyo, Osaka and Taipei.

Investors Agreement

We have been advised by the Investors that, concurrent with the completion of the Issuance, they intend to enter into an Investors Agreement, which will govern the relationship between the Investors after the completion of the Issuance, including with respect to limitations on the transfer of Convertible Shares, rights to nominate individuals for election as directors, voting of Convertible Shares and disposition of Convertible Shares. We will not be a party to the Investors Agreement and will not have any rights or obligations thereunder.

Structure of the Transaction and Terms of the Convertible Shares (pages 88 and 91)

The Certificate of Designations will set forth the terms of the Convertible Shares, and will be effective at the time of the completion of the Issuance. The Convertible Shares will rank senior to our ordinary shares but junior to all of our other existing securities that are senior to the ordinary shares. The Convertible Shares are subject to automatic conversion into an aggregate of 150,000,000 ordinary shares, subject to certain adjustments, on the ninth anniversary of the issue date. In addition, the Convertible Shares are convertible into ordinary shares at any time at the option of the holder. The rate at which the Convertible Shares may be converted into ordinary shares will be adjusted to provide for the issuance of additional ordinary shares to the extent we are required to indemnify the Investors pursuant to the Securities Purchase Agreement, and to prevent certain kinds of dilution of the holders of Convertible Shares.

Dividends on the Convertible Shares are cumulative and accrete daily on a non-compounding basis at a rate of 7.25% per annum on the stated value of $600 million, and shall be accrued but not paid at such time. To the extent that the Convertible Shares participate on an as-converted basis in dividends paid on ordinary shares, a corresponding reduction will be made to the liquidation preference for the Convertible Shares. The Convertible Shares have a liquidation preference equal to their stated value, as adjusted for (x) the accretion of dividends and (y) any cash payment or payment in property of dividends or distributions. The holders of Convertible Shares may, among other things, require us to redeem the Convertible Shares upon a change of control. Upon a change of control, the redemption price is an amount equal to the greater of (i) the stated value of the outstanding Convertible Shares, plus an amount equal to the sum of all accrued dividends through the earlier of (A) the date of payment of the consideration payable upon a change of control, or (B) the fifth anniversary of the issue date of the Convertible Shares, or (ii) the amount that the holder of the Convertible Shares would have been entitled to receive with respect to such change of control if it had exercised its right to convert all or such portion of its Convertible Shares for ordinary shares immediately prior to the date of such change of control. The liquidation preference of the Convertible Shares is not applicable once the Convertible Shares have been converted into ordinary shares, as described above.

The Convertible Shares will vote at all shareholders meetings together with, and as part of one class with, the ordinary shares. In addition, the approval of a majority in interest (or a greater percentage if required by law) of the Convertible Shares will be required (i) to create new series of preferred shares, (ii) to amend the terms of the Convertible Shares or the Certificate of Designations, (iii) to amend our Memorandum and Articles of Association, (iv) for any change of control or liquidation event of us or any of our subsidiaries, (v) to effect the reclassification of any ordinary shares into preferred shares, (vi) for any transaction that would adversely affect the rights of the holders of Convertible Shares, (vii) for us to incur or guarantee indebtedness in excess of $10,000,000 or (viii) to enter into any agreement in respect of the foregoing.

Governance After the Transaction (page 76)

Effective upon the consummation of the Issuance, our entire board of directors will resign, other than Paul Goldean, our President and Chief Executive Officer, and Jeffrey Hughes, who will remain on the board as a representative of Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant B II-A C.V., Cypress Side-By-Side (Cayman) L.P. and 55th Street Partners II (Cayman) L.P. (collectively, the ‘‘Cypress Entities’’), who are currently our largest shareholders. Following the consummation of the Issuance, the Investors will be entitled to designate for election to the board the number of individuals equal to two-thirds of the authorized number of directors of the board, rounded up to the nearest whole even number. In addition, for so long as the Cypress Entities beneficially own at least 2.5% of the outstanding ordinary shares, the Cypress Entities will be entitled to nominate one individual for election to the board. Immediately following the consummation of the Issuance, all the members of our board of directors will resign (other than Mr. Goldean and Mr. Hughes) and nine directors designated by the Investors will be appointed to our board of directors, including three independent directors. In addition to the foregoing, pursuant to the Certificate of Designations, we will be required to obtain the consent of the holders of Convertible Shares prior to entering into certain significant transactions, such as the issuance of new equity securities, effecting amendments to our organizational documents, entering into a transaction that would result in a change of control and incurring indebtedness in amounts greater that $10,000,000, among others.

Recommendation of the Board and Reasons for the Transaction (page 33)

After careful consideration, the Board has unanimously determined that the transaction is fair to the company and in the best interests of the company and our shareholders and unanimously recommends that our shareholders vote ‘‘FOR’’ each of the proposals set forth in this proxy statement.

The Board consulted extensively and over an extended time period with senior management and our financial and legal advisors and considered a number of factors in reaching its decisions to enter into the Securities Purchase Agreement and to approve the Issuance of the Convertible Shares, and to recommend that our shareholders vote ‘‘FOR’’ each of the proposals set forth in this proxy statement. Some of the factors the Board considered include:

•	the fact that no strategic or financial buyer had made a bona fide formal proposal to acquire or invest in us on terms more favorable than those of the Investors’ proposal notwithstanding the exhaustive publicly disclosed process which we conducted, with the assistance of our financial advisors, to solicit proposals from a wide range of companies believed to be the most likely candidates with whom to pursue an acquisition transaction, as further described under ‘‘The Transaction — Background of the Transaction’’;

•	the unlikelihood of obtaining a superior offer from someone other than the Investors, or completing such a transaction on a timely basis, in light of the extensive process undertaken and the risk of losing the proposed transaction with the Investors;

•	our vulnerability to additional collateral calls from HSBC Bank USA, N.A. (‘‘HSBC’’), particularly after the expiration of the forbearance agreement on December 7, 2006, which would deplete already limited capital resources;

•	our inability to raise capital to meet our liquidity and collateral needs from traditional sources and on acceptable terms, if at all, as a result of the significant downgrades of the company and our insurance subsidiaries by the rating agencies and our loss of credibility in the market;

•	the probability that given our ongoing liquidity and capital needs, we would be forced to seek protection under applicable bankruptcy and insolvency laws in certain jurisdictions where we and our operating subsidiaries are located and the uncertainty as to the value, if any, that would be available to shareholders in such a scenario;

•	the likelihood that shareholders would receive little or no value in a run-off scenario, particularly where any run-off scenario would require sources of funding for large projected negative cash flows;

•	as a result of our poor financial performance and resultant lowered financial strength ratings, our ability to write any significant new business is impaired and future growth is unlikely absent a ratings upgrade, and a ratings upgrade is unlikely without a significant new equity capital infusion;

•	concerns that if a transaction were not completed in the near-term, the regulators in jurisdictions in which some of our insurance subsidiaries are licensed or accredited could suspend such subsidiaries’ authority, which would prevent us from writing new business and cause existing clients to cancel and recapture existing business because our cedants would not receive statutory credit for reinsurance unless we post collateral;

•	concerns that if a transaction were not completed in the near-term, the regulators in jurisdictions in which some of our insurance subsidiaries are domiciled could place them under regulatory supervision or formal insolvency procedures, in which case the interests of our shareholders would be subordinated to those of ceding insurers, which could reduce or eliminate any value to be received by shareholders;

•	the difficulty of separately selling or reinsuring our 2005 and 2006 new business production on acceptable terms because of a lack of mortality experience for this relatively new business and because of our lack of bargaining power as a result of a market perception of our being a distressed seller;

•	the uncertainty of our ability to successfully consummate a rights offering of adequate size because of the absence of a third party willing to agree to guarantee such an offering to the extent shareholders chose not to participate;

•	the opportunity for our shareholders to retain an equity interest in us as a publicly traded company, with the prospect of a ratings upgrade and financial stability going forward;

•	the opinions of the financial advisors addressed to the Board that, as of November 26, 2006, the date of their opinions, and subject to the assumptions, limitations and qualifications stated in the opinions, the consideration to be received by us for the Convertible Shares pursuant to the Securities Purchase Agreement was fair, from a financial point of view, to the company, together with the analyses performed by the financial advisors in connection with the preparation of their opinions and presented by the financial advisors to the Board (see ‘‘The Transaction — Opinions of Our Financial Advisors’’ and Annexes E, F and G to this proxy statement);

•	advice from counsel that the Board owed a fiduciary duty to the company, taking into account, in light of our financial position, the interests of our creditors as well as shareholders; and

•	the Investors’ capital resources and ability to pay the consideration for the Convertible Shares to fund our capital needs in the future and to close the transaction on a timely basis, the Investors’ favorable reputation with rating agencies, ceding companies and regulators and expertise in the life insurance industry.

The information and factors set forth above represent some, but not all, of the factors considered by the Board included in the description of the factors considered by the Board commencing on page 33. In view of the variety of factors considered in connection with its evaluation of the transaction, the Board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights or values to any of these factors, and individual directors may have given different weights to different factors.

Effect of the Transaction Not Being Completed (page 37)

In the event that the Issuance is not consummated for any reason, including as a result of a failure of the required number of our shareholders to approve the proposals set forth in this proxy statement, and we do not sell the Convertible Shares to the Investors, our liquidity position, financial condition and our business would be materially adversely affected. Although we would attempt to enter into an alternative transaction that would provide us with the liquidity and capital needed to manage our business, we cannot assure you that we would succeed in entering into such a transaction, and based upon the process described in this proxy statement that we conducted in evaluating our strategic alternatives, we believe that it is unlikely that we would be able to obtain a superior offer from someone other than the Investors or to enter into such a transaction on a timely basis.

We believe that a failure to complete the Issuance would likely result in:

•	further downgrades in our credit ratings and the financial strength ratings of our operating subsidiaries;

•	termination of the amended forbearance agreement with HSBC and demands from it for additional collateral pursuant to the terms of the collateral finance facilities that we entered into with it in 2004 and December 2005;

•	the loss of services of some of our key employees;

•	an inability by us to attract new employees with the skills needed to manage our existing business;

•	regulatory action against us under applicable insurance laws; and

•	the likelihood of customers terminating or recapturing ceded business.

Moreover, in the event that our shareholders fail to vote in favor of the Issuance, Cerberus would not be required to provide us the $100.0 million term loan facility agreed to on November 26, 2006 and Citigroup Global Markets Inc. and Calyon Securities (USA) Inc. would not be required to enter into the $500.0 million collateral finance facility agreed to on November 26, 2006.

As a consequence of the above, if we were unable to promptly arrange satisfactory alternative financing, we believe it may become necessary for us to seek protection from our creditors under applicable bankruptcy and insolvency laws in the jurisdictions where we and our operating subsidiaries are domiciled, or one or more of our regulators may seek to intervene in the operations of our operating company subsidiaries. We believe bankruptcy is likely to provide significantly less value and certainty to shareholders than the Issuance.

Risk Factors (page 18)

You should carefully consider the risk factors starting on page 18 for a discussion of the key risks relating to the transaction.

Opinions of Our Financial Advisors (page 51)

Goldman, Sachs & Co. (‘‘Goldman Sachs’’), Bear, Stearns & Co. Inc. (‘‘Bear Stearns’’) and Duff & Phelps, LLC (‘‘Duff & Phelps’’) acted as our financial advisors in connection with the transaction. On November 26, 2006, Goldman Sachs, Bear Stearns and Duff & Phelps delivered their oral opinions to the Board, which were subsequently confirmed by delivery of written opinions, each dated as of November 26, 2006, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinions, the consideration to be received by us for the Convertible Shares is fair to the company, from a financial point of view.

The full text of the written opinions of Goldman Sachs, Bear Stearns and Duff & Phelps, dated as of November 26, 2006, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs, Bear Stearns and Duff & Phelps in connection with the opinions, are attached as Annexes E, F and G, respectively, to this proxy statement. Goldman Sachs, Bear Stearns and Duff & Phelps provided their opinions for the information and the assistance of the Board in connection with its consideration of the transaction. These opinions are not a recommendation as to how any shareholder should vote with respect to the Issuance.

Additional Interests of Directors and Officers in the Transaction (page 79)

When considering the recommendation by the Board, you should be aware that a number of our directors and executive officers may have interests in the Issuance that are different from, or in addition to, the interests of our other shareholders. The Board was aware of these interests and considered them, among other matters, in adopting and approving the Issuance.

Such interests relate to, or arise from, among other things:

•	the fact that six of our executive officers have entered into employment agreements with us that provide for certain benefits, including cash severance payments, upon termination of employment following a change of control (or in one case, following either a change of control or March 4, 2007);

•	the fact that two of our executive officers have entered into employment agreements with us that provide for certain benefits, including cash severance payments, that will vest upon the occurrence of a change of control;

•	the fact that unvested stock options and restricted shares will vest as a result of the change of control (see ‘‘Additional Interests of Directors and Officers in the Transaction’’);

•	the fact that the Investors have agreed that they will not cause the company to fail to honor all existing rights to indemnification and advancement of expenses of our current and former directors, officers, employees and agents relating to liability for acts or omissions occurring at the time of or prior to the Issuance;

•	the fact that the Investors have agreed not to cause the company to fail to (i) continue to obtain officers’ and directors’ liability insurance in respect of acts or omissions occurring at the time of or prior to the Issuance for a period of six years after the Issuance in an amount of coverage no less favorable than was in place on the date of the Securities Purchase Agreement, provided that the company will not be required to expend annually more than 200% of the premium paid for the one year period ended October 31, 2006 or (ii) cause the company to obtain at the time of the Issuance a ‘‘tail’’ insurance policy with a claims period of at least six years with coverage at least as favorable as our existing policies for claims arising from acts or omissions that occurred at the time of or prior to the Issuance;

•	the fact that, for a period following the completion of the Issuance, the Investors have agreed to cause the company to provide our employees who continue their employment with us after the effective time of the transaction with compensation and benefits under employee benefit and compensation plans that are not less favorable in the aggregate than those currently provided by us to our employees; and

•	the fact that certain of our executive officers will receive guaranteed retention payments upon the completion of the Issuance.

All these additional interests are described in this proxy statement and, except as described in this proxy statement, such persons have, to our knowledge, no material interest in the transaction apart from those of our shareholders generally.

Regulatory Approvals (page 77)

Completion of the Issuance is subject to various regulatory approvals and the completion of certain filings, including, among others, the filing of notification and report forms pursuant to the HSR Act and the expirations or early termination of any applicable waiting periods thereunder, as well as certain additional regulatory filings pursuant to antitrust or competition laws in other jurisdictions. The Investors have also made applications with the insurance commissioners of Delaware and South Carolina, the states of domicile of our U.S. insurance company subsidiaries. Furthermore, applications or notifications have been filed with various foreign regulatory authorities in connection with the changes in control that may be deemed to occur as a result of the transaction. These filings have been, or will be, made in Bermuda, the Cayman Islands, Ireland, Guernsey, Singapore and the United Kingdom.

Conditions to Closing (page 98)

Completion of the Issuance depends on the satisfaction or waiver of a number of conditions, including, among others, the following:

•	all required filings having been made, and all required consents, approvals, permits and authorizations having been obtained from the necessary governmental entities;

•	the waiting period applicable to the completion of the Issuance under the HSR Act having expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any governmental entity preventing the consummation of the Issuance being in effect; and

•	our shareholders having approved the first and second proposals set forth in this proxy statement.

No Solicitation of Alternative Transactions (page 95)

The Securities Purchase Agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding a competing takeover proposal. Notwithstanding these restrictions, under certain limited circumstances, we may respond to and negotiate an unsolicited competing written acquisition proposal or terminate the Securities Purchase Agreement and enter into another agreement with respect to a superior takeover proposal that meets certain specified criteria, subject to paying the Investors, in the aggregate, a standby commitment fee of $30,520,000 and reimbursing up to $6,500,000 of the Investors’ out-of-pocket transaction-related expenses ($1,500,000 of which have already been prepaid).

Termination of the Securities Purchase Agreement (page 100)

The Securities Purchase Agreement may be terminated at any time:

•	by mutual written consent of us and the Investors;

•	by us or either Investor, if:

•	there is any order of any governmental entity that prohibits or restrains any party from consummating the transactions contemplated by the Securities Purchase Agreement, and such order has become final and nonappealable;

•	the Issuance has not occurred on or prior to August 26, 2007; provided, however, that this right to terminate is not available to a party whose failure to fulfill in any material respect an obligation under the Securities Purchase Agreement has caused or resulted in the failure of a condition to complete the transaction; or

•	our shareholders do not approve the proposals set forth in this proxy statement;

•	by either Investor:

•	in the event of any breach by us of any of our agreements, representations or warranties contained in the Securities Purchase Agreement that (i) could reasonably be expected to result in the failure of the applicable closing condition to be satisfied, and (ii) cannot be or has not been cured by the earlier of (x) the thirtieth calendar day following receipt by us of written notice of such breach and (y) August 26, 2007;

•	if we or any of our subsidiaries or our or their respective representatives has breached in any respect any non-de minimis obligations relating to Acquisition Proposals and such breach cannot be or has not been cured within five business days (or August 26, 2007, if earlier); or

•	subject to not electing to require us to hold a shareholder meeting at which shareholders will vote on the Issuance, if the Board (i) fails to authorize, approve or recommend the Issuance, (ii) effects a change in recommendation or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer (other than by the Investors or affiliates of the Investors), fails to recommend that our shareholders reject such tender offer or exchange offer within a ten business day period, (iii) fails to reconfirm its authorization, approval or recommendation of the Issuance within three business days after a written request by Investors to do so, or (iv) approves or recommends any Acquisition Proposal; or

•	by us:

•	in the event of any breach by either Investor of any of such Investor’s agreements, representations or warranties contained in the Securities Purchase Agreement that (i) could reasonably be expected to result in the failure of the applicable closing condition to be satisfied, and (ii) cannot be or has not been cured by the earlier of (x) the thirtieth calendar day following receipt by such Investor of written notice of such breach and (y) August 26, 2007; or

•	subject to our compliance with the provisions of the non-solicitation covenant described above, including the Investors’ right to match a Superior Proposal, if the Board authorizes us to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and we notify the Investors in writing that we intend to enter into such an agreement, and we simultaneously pay to the Investors the Standby Commitment Fee and any required expense reimbursement at the time of such termination.

Consequences of Termination (page 101)

If the Securities Purchase Agreement is terminated, such termination will be the sole remedy of the Investors and us with respect to breaches of any agreement, representation or warranty contained in the Securities Purchase Agreement and none of the parties nor any of their respective trustees, directors, officers or affiliates, as the case may be, will have any liability or further obligation to any other party except with respect to certain fee payment obligations, confidentiality obligations and other general provisions, which survive the termination of the Securities Purchase Agreement. None of the parties, however, will be relieved or released from any liabilities or damages arising out of their willful breach of the Securities Purchase Agreement.

We have agreed to pay each Investor the sum of $15,260,000, (collectively, $30,520,000) which we refer to as the Standby Commitment Fee, and reimburse up to $6,500,000 of their out-of-pocket transaction-related expenses ($1,500,000 of which have already been prepaid), if this agreement is terminated:

•	by us as a result of accepting a Superior Proposal;

•	by either Investor as a result of either (i) our breach in any respect our non-de minimis obligations under the Securities Purchase Agreement relating to the solicitation of competing proposals or (ii) the Board’s failure to recommend approval of the Issuance or withdrawal, modification or qualification of its recommendation in any manner materially adverse to the Investors or to the Issuance;

•	by either Investor as a result of our breach of any of our obligations relating to holding the Extraordinary General Meeting; or

•	by us or either Investor, (i) if any order of any governmental entity prohibits the Issuance, (ii) if the Issuance has not occurred on or prior to August 26, 2007, (iii) if our shareholders do not approve the proposals set forth in this proxy statement, or (iv) due to our breach of any of our agreements, representations or warranties (other than with respect to the Extraordinary General Meeting), provided that within one year after the date of such termination, we enter into a definitive agreement to consummate, or consummate, the transactions contemplated by an Acquisition Proposal with any person who makes an Acquisition Proposal prior to the date of the extraordinary general meeting (or prior to the termination of the Securities Purchase Agreement, if no extraordinary general meeting has occurred by such date).

If the Securities Purchase Agreement is terminated by us or either Investor due to the failure of our shareholders to approve the proposals set forth in this proxy statement or by either Investor due to our breach of any of our agreements, representations or warranties and no Standby Commitment Fee is due, we will reimburse the Investors for all of their and their respective affiliates’ expenses, up to a maximum amount of $6,500,000 in the aggregate for both Investors, to the extent in excess of the retainer of $1,500,000 paid by us to the Investors pursuant to the exclusivity agreement, dated as of November 8, 2006, among us and the Investors. After such a termination, any such expenses will be paid by us within one business day of receipt of written notice from the Investors requesting payment thereof.

Beneficial Ownership of Shares (page 85)

As of January 3, 2006, approximately 1.90% of our outstanding ordinary shares were held by our directors and executive officers, and no shares were held by the Investors or any of their affiliates.

Terms of the Voting Agreement (page 87)

The Cypress Entities have entered into a Voting Agreement with us and the Investors. Under this agreement, the Cypress Entities have agreed to (1) vote any of our ordinary shares held by them in favor of each of the proposals set forth in this proxy statement and against conflicting proposals and (2) terminate their existing shareholders agreement (and other indemnification rights) with us. These signatories collectively hold    % of our issued and outstanding ordinary shares as of the Record Date.

Terms of the Registration Rights and Shareholders Agreement (page 104)

Pursuant to the Registration Rights and Shareholders Agreement, we will grant the Investors demand and piggyback registration rights as well as, subject to certain exceptions, preemptive rights with respect to issuances of equity securities by us. We also granted the Cypress Entities certain demand and piggyback registration rights in exchange for their agreement to terminate certain indemnification rights and the existing shareholder agreement between the Cypress Entities and us.

The Investors will be restricted from entering into affiliate transactions with us without the approval of our independent directors or the approval of a majority of the ordinary shares (excluding any shares held by the Investors), subject to an exception for certain transactions entered into in the ordinary course of business on terms that are no less favorable to us than those that could have been obtained in a comparable transaction by us with an unrelated person.

Terms of the Equity Commitment Letters (page 25)

In connection with the execution of the Securities Purchase Agreement, each of Cerberus and Massachusetts Mutual Life Insurance Company delivered to us an equity commitment letter, pursuant to which they each agreed to provide to their respective Investor affiliate funds in an aggregate amount equal to the purchase price for the Convertible Shares to be purchased by such Investor. The obligations of Cerberus and Massachusetts Mutual Life Insurance Company under the equity commitment letters are conditioned upon the satisfaction or waiver of each of the conditions to the obligations of the Investors to consummate the transactions contemplated by the Securities Purchase Agreement. Our ability to enforce these letter agreements against each of Cerberus and Massachusetts Mutual Life Insurance Company is subject to certain limitations customary for private equity fund investors.

Recent Litigation

On August 2, 2006, a putative class action lawsuit was filed against us and certain of our current and former officers and directors in the U.S. District Court for the Southern District of New York on behalf of a putative class consisting of investors who purchased our publicly traded securities between December 16, 2005 and July 28, 2006. Between August 7, 2006 and October 3, 2006, seven additional related class action lawsuits were filed against us, certain of our current and former officers and directors, and certain third parties, including Goldman Sachs and Bear Stearns, in their capacities as underwriters in various securities offerings by us. Two of the complaints were filed on August 7, 2006, and the remaining five complaints were filed on August 14, 2006, August 22, 2006, August 23, 2006, September 15, 2006, and October 3, 2006, respectively. Each of the class actions filed seeks an unspecified amount of damages, as well as other forms of relief. On October 12, 2006, all of the class actions were consolidated. On December 4, 2006, a consolidated class action complaint was filed. The complaint names us; Dean E. Miller, our Chief Financial Officer; Scott E. Willkomm, our former Chief Executive Officer; Elizabeth Murphy, our former Chief Financial Officer; our Board members Michael Austin, Bill Caulfeild-Browne, Robert Chmely, Michael French, Lord Norman Lamont, Hazel O’Leary, and Glenn Schafer; and certain third parties, including Goldman Sachs and Bear Stearns in their capacities as underwriters in various securities offerings by us. The complaint is brought on behalf of a putative class consisting of investors who purchased our securities between February 17, 2005 and July 31, 2006. The complaint alleges violations of Sections 10(b) and 20(a) of the Exchange Act, Rule 10b-5, and Sections 11, 12(a)(2), and 15 of the Securities Act. The consolidated complaint seeks an unspecified amount of damages, as well as other forms of relief. We contest the allegations that have been asserted and plan to vigorously defend our interests in the action.

In addition, on or about October 20, 2006, a shareholder derivative lawsuit was filed against our directors in the U.S. District Court for the Southern District of New York. The derivative lawsuit alleges, among other things, that defendants improperly permitted us to make false and misleading statements to investors concerning our business and operations, thereby exposing us to liability from class action suits alleging violations of the U.S. securities laws. The derivative lawsuit asserts claims against defendants for breach of fiduciary duty, abuse of control, gross mismanagement, constructive fraud, and unjust enrichment.

CAPITALIZATION

The following table sets forth our historical and as adjusted capitalization as of September 30, 2006, as adjusted to give effect to (1) the issuance of the Convertible Shares and the amendment to our Memorandum and Articles of Association and (2) the repurchase on December 6, 2006 of $115.0 million principal amount 4.5% convertible senior notes. You should read this table in conjunction with historical consolidated financial statements and the other financial and statistical information included or incorporated by reference herein.

	As of September 30, 2006
	Actual	As Adjusted
	(unaudited)
	(dollars in thousands)
Long term debt	244,500	129,500
Mezzanine equity	143,512	703,512
Shareholders’ equity:
Ordinary shares, $0.01 par value; authorized 100,000,000 shares (actual) and 590,000,000 (as adjusted); issued 60,554,104 shares	606	606
Additional paid-in capital	1,049,790	1,163,999
Preferred shares, $0.01 par value; authorized 50,000,000 shares; issued 5,000,000 shares	125,000	125,000
Accumulated other comprehensive loss	(6,068)	(6,068)
Retained earnings	114,209	0
Total shareholders’ equity	1,283,537	1,283,537
Total capitalization	$1,671,549	$2,116,549

The above table also excludes:

•	1,892,519 ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of $19.57 per share as of September 30, 2006 all of which will become fully vested as of the closing of the Issuance;

•	734,949 ordinary shares issuable upon vesting of restricted shares granted pursuant to the 2004 Equity Incentive Compensation Plan, 443,562 of which shares will become fully vested as of the closing of the Issuance and the remainder of which will be forfeited; and

•	2,650,000 ordinary shares issuable upon exercise of outstanding Class A Warrants at an exercise price of $15.00 per share.

•	obligations under our collateral finance facilities.

Accounting Treatment for the Convertible Shares

The Issuance will be accounted for as an increase to Convertible Shares displayed on the Balance Sheet as ‘‘Mezzanine Equity,’’ net of transaction costs estimated at $40 million.

Under applicable accounting guidance, where convertible preferred stock securities contain a beneficial conversion feature, including the issuance of shares of convertible preferred stock that are ‘‘in-the-money’’ at the time of issuance, the embedded beneficial conversion feature of the security should be recognized and measured by allocating a portion of the proceeds of the sale of the security equal to the intrinsic value of that feature to additional paid-in capital. The portion of the proceeds to be so allocated should be calculated at the time of issuance as the difference between the conversion price and the fair value of the common stock or ordinary shares into which the security is convertible, multiplied by the number of shares into which the security is convertible, adjusted for certain transaction costs. See EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.

In our situation if the Issuance had occurred on January 3, 2007, the intrinsic value would have been calculated as $221 million (150,000,000 ordinary shares multiplied by the difference between $5.35, the market price of our ordinary shares as of that date and the conversion rate of $4.00, as adjusted for our direct transaction costs of $18.5 million to be paid to the Investors). The share price on the date of the consummation of the Issuance will be used for the purposes of making this calculation in connection with the actual recording of the Issuance.

Under applicable accounting guidance, the reduction of the preferred share amount resulting from recording a beneficial conversion feature is to be accreted from the date of issuance to the stated redemption date of the convertible security, regardless of when the earliest conversion occurs. This accretion is analogous to the payment of a dividend on the security and should be recognized as a return to the holder of the security over the accretion period. This results in a charge to retained earnings (to the extent available with any remaining amount to additional paid-in capital) and also an adjustment to net income available to ordinary shareholders for purposes of the calculation of earnings per share.

Because the Convertible Shares do not have a mandatory redemption date, we have chosen to accrete the full intrinsic value of the beneficial conversion feature on the date of the consummation of the Issuance since the Convertible Shares are immediately convertible into our ordinary shares at the option of the holder. Therefore, on the date of the consummation of the Issuance we will record a debit to retained earnings (to the extent of retained earnings with the remainder to additional paid-in capital) in an amount equal to the intrinsic value calculated as of the date of the consummation of the Issuance and a credit to Convertible Shares of the same amount. This amount will be a reduction to net income available to ordinary shareholders for purposes of the calculation of our earnings per share in the quarterly period in which the Issuance is consummated.

In addition, because the Convertible Shares are not currently redeemable, the 7.25% dividend that will be accrued on the Convertible Shares will not be reflected in the Convertible Share amount on our balance sheet nor included in the calculation of our earnings per share. This dividend will be recorded solely as an adjustment to the liquidation preference amount for the Convertible Shares until such time as it becomes probable that the Convertible Shares have become currently redeemable, and at that time the full amount of any accrued dividends, will be recorded as such, resulting in an increase to the Convertible Shares and a reduction to our retained earnings, and a corresponding reduction to net income available to ordinary shareholders for purposes of the calculation of our earnings per share.

RISK FACTORS

You should carefully consider the risk factors to holders of our ordinary shares described below relating to an unfavorable shareholder vote or a delay in the consummation of the Issuance, as well as all other information contained in this proxy statement before deciding how to vote on the proposals set forth in this proxy statement.

An unfavorable shareholder vote or a delay in the consummation of the Issuance will adversely affect our business and could lead to further deterioration of shareholder value.

The rationale for the Board’s decision to unanimously approve the Issuance and recommend a shareholder vote in favor of the proposals is described in ‘‘The Transaction — Recommendation of the Board and its Reasons for the Issuance.’’ If our shareholders do not approve the proposals set forth in this proxy statement, or the Issuance is not consummated for any other reason, we will be required to pursue another financing transaction which, if available at all, would likely be on less favorable terms than the Issuance, or seek other restructuring alternatives, which would also likely be less favorable to us and our shareholders than the Issuance, and which may require us to seek protection under applicable bankruptcy and insolvency laws in the jurisdictions where we and our operating subsidiaries are domiciled.

Having undertaken over the past several months a thorough process of seeking bids to purchase or capitalize the company, with the assistance of Goldman Sachs and Bear Stearns, we do not believe at this time that an alternative restructuring transaction or pursuit of a run-off plan would be available following a shareholder rejection of these proposals or, if available, would be on terms any more favorable to shareholders than the Issuance.

An unfavorable shareholder vote or a delay in the consummation of the Issuance will require us to seek out alternative capital sources which could be unavailable or on less favorable terms than the Issuance.

We need to raise substantial capital in the short and medium term to meet our liquidity needs. See ‘‘The Transaction — Recommendation of the Board and its Reasons for the Issuance.’’    Without shareholder approval of the first and second proposals set forth in this proxy statement, we would need to seek out alternative capital sources which may not be available or, if available, would likely be on less favorable terms than the Issuance. In addition, it is unlikely that we would be able to enter into such a transaction on a timely basis.

In addition, in connection with the execution of the Securities Purchase Agreement, on November 27, 2006, we entered into a commitment letter with Cerberus pursuant to which Cerberus agreed to provide Scottish Annuity & Life Insurance Company (Cayman) Ltd. a term loan facility in an amount of up to $100 million and we entered into a commitment letter with Citigroup Global Markets Inc. and Calyon Securities (USA) Inc. for a collateral finance facility of up to $500 million. These facilities were arranged by the Investors and formed part of their negotiated proposal considered by the Board. These commitments are conditioned upon shareholder approval of the Issuance being obtained. If shareholder approval is not obtained, we will need to seek alternative capital sources, which may not be available or, if available, would likely be on less favorable terms.

An unfavorable shareholder vote or a delay in the consummation of the Issuance would likely lead to further downgrading of the ratings of both our operating companies and our holding company, which could further inhibit our ability to obtain sources of capital.

In light of ratings actions taken over the last few months, immediate action may be taken by the rating agencies to further downgrade the ratings of both our operating companies and our holding company. At least one rating agency has publicly announced its intention to downgrade us if the Issuance is not consummated. Any such further downgrade will further inhibit our ability to obtain sources of capital and, as discussed below, would likely lead to demands from existing creditors for additional collateral. Moreover, we believe that our relationships with existing clients will further suffer during any prolonged period of uncertainty.

With further ratings downgrades and uncertain prospects of achieving an alternative restructuring, we would likely lose many of our key employees and thereby we would risk losing our ability to manage our existing book of business effectively and to retain value for shareholders.

An unfavorable shareholder vote or delay in consummation of the Issuance would likely lead to demands from existing creditors for additional collateral.

On November 26, 2006, we entered into an amended forbearance agreement with HSBC, whereby it agreed not to make demands for additional collateral under our collateral finance facilities with it through December 31, 2008 so long as certain conditions are met. This forbearance agreement will terminate if our shareholders do not approve the proposals, and we likely will face demands from HSBC for additional collateral in this event, which we may not be able to meet, and in any event which would further exacerbate our tight liquidity and capital position. Any breach by us of our obligation to post collateral could result in an acceleration of our obligations under these collateral finance facilities, which would require us to seek bankruptcy protection under applicable law if we were unable promptly to access alternative sources of capital. We have also agreed not to declare any dividends for a two year period, other than on currently outstanding preferred securities, unless Scottish Annuity & Life Insurance Company (Cayman) Ltd. receives an insurer financial strength rating of at least A− by Standard & Poor’s Rating Services (‘‘S&P’’) and A3 by Moody’s Investor Service (‘‘Moody’s’’).

An unfavorable shareholder vote or a delay in the consummation of the Issuance will adversely affect our business and could result in us seeking protection under applicable bankruptcy and insolvency laws in the jurisdictions where we and our operating subsidiaries are domiciled and/or regulatory intervention by our primary insurance regulators.

Given our ongoing liquidity and capital needs, we may need to seek protection under applicable bankruptcy and insolvency laws in the jurisdictions where we and our operating subsidiaries are domiciled if shareholders reject these proposals. Bankruptcy filings by us and our subsidiaries would be complex and expensive. Moreover, we and our Cayman Islands domiciled subsidiaries would need to request the commencement of parallel ‘‘joint provisional liquidation’’ proceedings in Bermuda and the Cayman Islands in order to assure protection from creditors outside the United States. Coordination of these related proceedings would be difficult and cumbersome. While we may be able to restructure or sell our business and emerge from such bankruptcy proceedings, we cannot predict the costs of, or amount of time we would spend in bankruptcy. Lengthy bankruptcy proceeding might disrupt our business, as well as create additional concerns for our employees and policyholders. There can be no assurance concerning the outcome of such proceedings or their impact on shareholder value.

Further, in the event that shareholders reject these proposals, we believe our primary insurance regulators will likely consider exercising one or more regulatory intervention powers, which are designed primarily for the protection of our ceding company clients and not shareholders. Such regulatory intervention powers include regulatory supervision or formal insolvency procedures, in which case the interests of our shareholders would be subordinated to those of ceding insurers, which could reduce or eliminate any value to be received by shareholders.

While the Board is unanimously of the opinion that the Issuance is fair to the company and in the best interests of the company and our shareholders, you should also consider the following possible consequences and risk factors of our consummating the Issuance when evaluating the proposals.

The issuance of the Convertible Shares will significantly dilute the interests of our existing shareholders.

Upon the completion of the Issuance, the Investors will hold securities representing approximately 68.7% of the voting power of all of our shareholders. As a result, our pro forma fully converted book value per share as of September 30, 2006, after giving effect to the Issuance and the payment of related transaction costs, would decrease from $18.94 per share to $8.72 per share. In addition, holders of Convertible Shares will have priority over the holders of our ordinary shares with respect to the distribution of our assets in the event of our liquidation, dissolution or winding up, and could receive consideration per share potentially in excess of that received by holders of our ordinary shares in the event of a change of control. See ‘‘Terms of the Convertible Shares.’’

In addition, pursuant to the terms of the Securities Purchase Agreement, after the consummation of the Issuance, we will indemnify the Investors for any breaches of representations, warranties and covenants and for uncollectability of certain reinsurance recoverables, subject to certain limitations.

Other than indemnification with respect to the Investors’ out-of-pocket costs, our indemnification obligations will be satisfied not through a cash payment but rather through adjustment of the conversion ratio of the Convertible Shares. See ‘‘Terms of the Securities Purchase Agreement — Indemnification.’’ Therefore, to the extent that we are required to indemnify the Investors pursuant to the terms of the Securities Purchase Agreement, other than indemnification with respect to the Investors’ out-of-pocket costs, the holdings of our existing shareholders will be further diluted.

Upon the issuance of the Convertible Shares, the Investors will own a controlling block of our voting shares and will have the ability to appoint a majority of our directors.

Upon the issuance of the Convertible Shares, the Investors will hold securities representing approximately 68.7% of the voting power of all of our shareholders and will have the ability to appoint at closing more than a majority of our directors. See ‘‘The Transaction — Governance After the Transaction.’’ As a result, the Investors (and their assignees) will have the ability to determine matters requiring shareholder approval, including without limitation, the election and removal of directors, and business combinations, changes of control and sales of all or substantially all of our assets. Pursuant to the terms of the Certificate of Designations, holders of Convertible Shares will also have the right to a separate class vote on a variety of change of control transactions and other key corporate transactions, including, for example, the incurrence of debt in excess of $10,000,000. See ‘‘Terms of the Convertible Shares.’’

As a result of the issuance of the Convertible Shares there will be a greater risk that U.S. Persons who hold our shares will be subject to current U.S. income taxation at ordinary income rates on their proportionate share of our related person insurance income, without the receipt of a distribution from us.

If U.S. Persons (as defined below) (directly, indirectly through non-U.S. entities or constructively) own collectively (by voting power or value) 25% or more of our shares (as is expected to be the case), then any U.S. Person who (directly or indirectly through non-U.S. entities) owns any of our shares on the last day of any taxable year would be required to include its pro-rata share of the related person insurance income (‘‘RPII’’) of one or more of our non-U.S. insurance subsidiaries or special purpose vehicles (i.e., Orkney Re II plc or Ballantyne Re plc) in its ordinary gross income for U.S. federal income tax purposes, determined as described below unless one of the RPII exceptions described in the next paragraph is applicable.

The RPII rules will not apply, however, and the income inclusion described above will not be required with respect to RPII earned by any of our non-U.S. insurance subsidiaries or special purpose vehicles for any taxable year, if either (i) direct or indirect insureds, and persons related to such insureds, do not own (directly or indirectly through U.S. or non-U.S. entities), 20% or more of the voting power or value of the stock of such non-U.S. insurance subsidiary or special purpose vehicle (the ‘‘20% RPII Ownership Exception’’) or (ii) the RPII of such non-U.S. insurance subsidiary or special purpose vehicle, determined on a gross basis, does not equal or exceed 20% of its gross insurance income in any taxable year (the ‘‘20% RPII Gross Income Exception’’). Qualification for these exceptions is determined on an entity-by-entity basis. In addition, the RPII rules do not apply to any RPII earned by Scottish Annuity and Life International Insurance Company (Bermuda) Ltd. and Scottish Re Life (Bermuda) Limited, which have each elected to be taxed as U.S. corporations.

We believe that, prior to the issuance of the Convertible Shares, our non-U.S. insurance subsidiaries and our special purpose vehicles should satisfy the 20% RPII Ownership Exception. However, because risks underwritten by affiliates of MassMutual Capital are indirectly reinsured by our non-U.S. insurance subsidiaries and special purpose vehicles, if the Convertible Shares are issued, immediately following the issuance of the Convertible Shares our non-U.S. insurance subsidiaries will not meet the 20% RPII Ownership Exception and it is likely that one or more of our special purpose vehicles will not meet the 20% RPII Ownership Exception. If, in a year in which it failed to meet the 20% RPII Ownership Exception, any of our non-U.S. insurance subsidiaries or special purpose vehicles also failed to meet the 20% RPII Gross Income Exception, then U.S. Persons owning (directly or indirectly through non-U.S. entities) our shares would be subject to the RPII income inclusion rules, and could be required to include RPII in their U.S. federal gross income as described below.

RPII is, generally, underwriting premium (and related investment income) of a non-U.S. insurance company that is attributable to the insurance or reinsurance of policies under which the direct or indirect insureds are (i) U.S. Persons that (directly or indirectly through non-U.S. entities) own any shares of such non-U.S. insurance company or (ii) persons that are in control of, controlled by or under common control with U.S. Persons that (directly or indirectly through non-U.S. entities) own the non-U.S. insurance company (such as MassMutual Capital’s affiliates).

Even if the 20% RPII Ownership Exception described above will not be met immediately following the issuance of the Convertible Shares, although no assurances can be given, we believe our non-U.S. insurance subsidiaries and our special purpose vehicles should qualify for the 20% RPII Gross Income Exception immediately following the issuance of the Convertible Shares, provided we do not generate substantial additional RPII with respect to our shareholders other than the Investors in 2007. Additionally, we believe that our non-U.S. insurance subsidiaries and our special purpose vehicles should qualify for that exception in the future, provided we effectively manage the gross amount of RPII generated with respect to our shareholders, including the Investors.

Under the Securities Purchase Agreement, during the period beginning on November 26, 2006 and ending on the date of issuance of the Convertible Shares, we and the Investors have agreed to cooperate and use commercially reasonable efforts to take such actions as may be appropriate to reduce the anticipated amount of RPII that may be realized by any of our non-U.S. insurance subsidiaries in the tax year beginning January 1, 2007 in a manner that is reasonably acceptable to us and to each Investor. In addition, the Investors have indicated to us that they do not intend to cause the gross RPII of any of our non-U.S. insurance subsidiaries or special purpose vehicles to equal or exceed 20% of each such company’s gross insurance income in any tax year. There can be no assurance, however, that this exception will be met. Avoidance of the RPII income inclusion rules depends upon numerous factors, including the identity of persons directly or indirectly insured by our non-U.S. insurance subsidiaries and special purpose vehicles, that are not solely within our control.

If, for any taxable year, (i) one or more of our non-U.S. insurance subsidiaries or special purpose vehicles meet the 25% ownership threshold described above (as is expected to be the case) and fail to meet the 20% RPII Ownership Exception (as is also expected to be the case immediately following the issuance of the Convertible Shares) and (ii) do not qualify for the 20% RPII Gross Income Exception described above, each U.S. Person who (directly or indirectly through non-U.S. entities) owned our shares on the last day of such taxable year would be required to include RPII in their U.S. federal gross income (regardless of whether such income is distributed), which may materially adversely affect your investment in our shares. The amount of RPII includable in gross income for U.S. federal income tax purposes by each such U.S. Person would equal the U.S. Person’s pro-rata share of the relevant entity’s RPII, determined as if such RPII were distributed proportionately only to U.S. Persons that are holders of shares (directly or indirectly through non-U.S. entities) on that date (taking into account any differences existing with respect to the distribution rights applicable to different classes of shares). The amount includible in gross income would be limited by each such U.S. Person’s share of the non-U.S. insurance subsidiary’s or special purpose vehicle’s earnings and profits for the tax year, as reduced by the U.S. Person’s share, if any, of certain prior- year deficits in earnings and profits. Such amount would be taxable at ordinary income rates. Moreover, any RPII that is includible in the income of a U.S. tax-exempt organization generally will be treated as unrelated business taxable income.

If a U.S. Person were to own more than 50% of our shares (either directly or indirectly), our insurance subsidiaries would be treated as controlled by the U.S. Person for purposes of the RPII rules, and the reinsurance of their business by our non-U.S. insurance subsidiaries or special purpose vehicles would generate RPII. In that event, the 20% RPII Gross Income Exception would not be met by any of our non-U.S. insurance subsidiaries or special purpose vehicles (as their business is currently conducted). Our Articles of Association will not prohibit either of the Investors or any Attributed Investor from acquiring more than 50% of our shares (directly or indirectly through non-U.S. entities). The Investors have indicated to us that they have no present intention of taking any action that would reasonably be expected to result in the ownership of more than 50% of our shares by a U.S. Person (either directly or indirectly through non-U.S. entities). There can be no assurance, however, that this will not occur and that U.S. Persons owning our shares (directly or indirectly through non-U.S. entities) will not have RPII income inclusions.

For these purposes ‘‘U.S. Person’’ means: (i) a citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States, or under the laws of any State thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing. If a partnership owns any of our shares, the application of the RPII rules to any of its partners will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that owns our shares, you should consult your tax advisor.

The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. The RPII provisions include the grant of authority to the Treasury Department to prescribe ‘‘such regulations as may be necessary to carry out the purpose of this subsection including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.’’ Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Shareholders are advised to consult with their tax advisors regarding the application of these provisions.

Issuance of the Convertible Shares will limit our ability to use our net operating loss carryforwards.

As of December 31, 2005, we had actual net operating loss carryforwards, or NOLs, of approximately $615.5 million. $603.1 million is attributable to the U.S. operations and $12.4 million is attributable to the U.K. operations. The U.K. net operating loss has an unlimited carryforward period. The U.S. NOLs may be used to offset future taxable income and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Code, imposes an annual limit on the ability of a corporation that undergoes an ‘‘ownership change’’ to use its NOLs to reduce its tax liability. The issuance of the Convertible Shares would cause us to undergo an ownership change, in which event we would not be able to use our pre-ownership-change NOLs in excess of the limitation imposed by section 382 of the Code. The Code section 382 NOL limitation following the issuance of the Convertible Shares is calculated by multiplying the value of our U.S. subsidiaries prior to the completion of the Issuance by the federal long term tax exempt rate (currently 4.15%). This could result in a material increase in the amount of U.S. federal income tax payable by our U.S. subsidiaries following the issuance of the Convertible Shares. Shareholders are advised to consult with their tax advisors regarding the application of these provisions.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this proxy statement are not historical facts and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the forward-looking statements. Words such as ‘‘anticipates’’, ‘‘expects’’, ‘‘intends’’, ‘‘plans’’, ‘‘believes’’, ‘‘seeks’’, ‘‘estimates’’, ‘‘may’’, ‘‘will’’, ‘‘continue’’, ‘‘project’’, and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

•	our ability to consummate the Issuance (including obtaining necessary regulatory approvals and shareholder approval) and realize the benefits of such transaction;

•	impact on our financial condition of the failure to complete the Issuance;

•	the validity of assumptions and methodologies used by management in analyzing potential run-off scenarios and in predicting our further capital and liquidity needs and the inability to predict with certainty any future scenarios;

•	uncertainties relating to the ratings accorded to us and our insurance subsidiaries;

•	uncertainties in our ability to raise equity capital or other sources of funding to support ongoing capital and liquidity needs;

•	uncertainties relating to future actions that may be taken by creditors, regulators and ceding insurers relating to our ratings and financial condition;

•	the risk that our risk analysis and underwriting may be inadequate;

•	changes in expectations regarding future realization of gross deferred tax assets;

•	exposure to mortality experience which differs from our assumptions;

•	risks arising from our investment strategy, including risks related to the market value of our investments, fluctuations in interest rates and our need for liquidity;

•	uncertainties arising from control of our invested assets by third parties;

•	developments in global financial markets that could affect our investment portfolio and fee income;

•	changes in the rate of policyholder withdrawals or recapture of reinsurance treaties;

•	the risk that our retrocessionaires may not honor their obligations to us;

•	terrorist attacks on the United States and the impact of such attacks on the economy in general and on our business in particular;

•	political and economic risks in developing countries;

•	the impact of acquisitions, including our ability to successfully integrate acquired businesses, the competing demands for our capital and the risk of undisclosed liabilities;

•	risk that an ownership change will result in a limitation on our ability to fully utilize tax net operating losses;

•	loss of the services of any of our key employees;

•	losses due to foreign currency exchange rate fluctuations;

•	uncertainties relating to government and regulatory policies (such as subjecting us to insurance regulation or taxation in additional jurisdictions);

•	risks relating to recent class action litigations;

•	the competitive environment in which we operate and associated pricing pressures; and

•	changes in accounting principles.

The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the financial impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date of this proxy statement and we do not undertake any obligation, other than as may be required under the United States Federal securities laws, to update any forward looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of unanticipated events.

PARTIES TO THE TRANSACTION

Scottish Re Group Limited

Scottish Re Group Limited is a global life reinsurance specialist. We have operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, Cayman Islands, and London, England. Our primary operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., Scottish Re Limited, and Scottish Re Life Corporation.

MassMutual Capital Partners LLC

MassMutual Financial Group is the fleet name for Massachusetts Mutual Life Insurance Company and its affiliates, with more than 13 million clients and over $395 billion in assets under management at year-end 2005. Founded in 1851, Massachusetts Mutual Life Insurance Company is a mutually owned financial protection, accumulation and income management company headquartered in Springfield, Massachusetts. In addition to its core individual life insurance products, MassMutual Financial Group provides annuities, disability income insurance, long term care insurance, retirement planning products, income management and other products and services for individuals, business owners and corporate and institutional markets. MassMutual Financial Group’s major affiliates include: OppenheimerFunds, Inc.; Babson Capital Management LLC; Baring Asset Management Limited; Cornerstone Real Estate Advisers LLC; MML Investors Services, Inc.; MassMutual International LLC; and The MassMutual Trust Company, FSB. MassMutual Financial Group has operations in the U.S., Hong Kong, Taiwan, Japan, Luxembourg and Chile.

MassMutual Capital is a limited liability company created by Massachusetts Mutual Life Insurance Company to focus on strategically investing in business opportunities as a means of optimizing the value of the enterprise on behalf of Massachusetts Mutual Life Insurance Company and other investors.

SRGL Acquisition, LLC and SRGL Acquisition, LDC

SRGL Acquisition, LLC is a newly formed affiliate of Cerberus and a party to the Securities Purchase Agreement. On January 4, 2007, SRGL Acquisition, LLC assigned its rights and obligations under the Securities Purchase Agreement, as permitted therein, to SRGL Acquisition, LDC, also a newly formed affiliate of Cerberus. Established in 1992, Cerberus is one of the world’s leading private investment firms with approximately $22 billion under management in funds and accounts. Through its team of more than 275 investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus is headquartered in New York City, with offices in Chicago, Los Angeles, and Atlanta, as well as advisory offices in London, Baarn, Frankfurt, Tokyo, Osaka and Taipei.

Terms of the Equity Commitment Letters

In connection with the execution of the Securities Purchase Agreement, each of Cerberus and Massachusetts Mutual Life Insurance Company delivered to us an equity commitment letter, pursuant to which they each agreed to provide to their respective Investor affiliate funds in an aggregate amount equal to the purchase price for the Convertible Shares to be purchased by such Investor. The obligations of Cerberus and Massachusetts Mutual Life Insurance Company under the equity commitment letters are conditioned upon the satisfaction or waiver of each of the conditions to the obligations of the Investors to consummate the transactions contemplated by the Securities Purchase Agreement. Our ability to enforce these letter agreements against each of Cerberus and Massachusetts Mutual Life Insurance Company is subject to certain limitations customary for private equity fund investors.

Investors Agreement

We have been advised by the Investors that, concurrent with the completion of the Issuance, they intend to enter into an Investors Agreement, which will govern the relationship between the Investors after the completion of the Issuance, including with respect to limitations on the transfer of Convertible

Shares, rights to nominate individuals for election as directors, voting of Convertible Shares and Sales of Convertible Shares. We will not be a party to the Investors Agreement and will not have any rights or obligations thereunder. Any agreement that we enter into with the Investors following the Issuance will be subject to the provisions restricting our ability to enter into agreements with affiliates of the Investors included in the Registration Rights and Shareholders Agreement, until such time as that agreement is no longer in effect. See ‘‘Terms of the Registration Rights and Shareholders Agreement — Affiliate Transactions.’’

INFORMATION ABOUT THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by the Board at the Extraordinary General Meeting.

Date, Time, Place and Purpose of the Extraordinary General Meeting

The Extraordinary General Meeting will be held at the         ,         , Bermuda     , on     , 2007, at              a.m., Bermuda time. The purpose of the meeting is to consider and vote upon (i) an increase in our authorized share capital and certain amendments to our Memorandum and Articles of Association which are necessary to effect the Issuance, as described more fully below in ‘‘Proposal 1 — Amendment of Memorandum and Articles of Association,’’ (ii) the issuance of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company and (iii) the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Issuance. The Board has determined that the Issuance is fair to the company and in the best interests of the company and our shareholders, has approved such matters and unanimously recommends that our shareholders vote ‘‘FOR’’ the proposals set forth in this proxy statement.

Record Date; Shares Entitled to Vote; Quorum

The holders of record of ordinary shares as of the close of business on         , 2007, which is the Record Date for the Extraordinary General Meeting, are entitled to receive notice of and to vote at the Extraordinary General Meeting.

As of the Record Date,          of our ordinary shares were issued, outstanding and entitled to vote at the Extraordinary General Meeting. The presence, in person or by proxy, of shareholders holding at least two-thirds (66 2/3%) of the issued and outstanding ordinary shares entitled to vote at the meeting will constitute a quorum for the purpose of approval of the special resolutions at the Extraordinary General Meeting. The presence, in person or by proxy, of shareholders holding at least fifty percent (50%) of the issued and outstanding ordinary shares entitled to vote at the meeting will constitute a quorum for purposes of the ordinary resolutions at the Extraordinary General Meeting. If you submit a properly executed proxy card, whether you have voted on the proposals or withheld your vote, you will be considered part of the quorum. Broker non-votes will also be counted towards a quorum.

Required Vote for Approval of an Increase in Our Authorized Share Capital and the other Amendments to our Memorandum and Articles of Association

The affirmative vote by special resolution of the holders of at least two-thirds (66 2/3%) of our outstanding ordinary shares entitled to vote is required to approve the amendments to our Memorandum and Articles of Association, including the increase to our authorized share capital. We intend to conduct all voting at the Extraordinary General Meeting by poll. In a poll, each shareholder present in person or by proxy will have one vote for each of our ordinary shares registered in its name entitled to vote.

Required Vote to Approve the Issuance to the Investors of the Convertible Shares Which Are Convertible into Ordinary Shares Representing More than 20% of our Outstanding Ordinary Shares and the Issuance of Which Will Result in a Change of Control of the Company

The required vote to approve the issuance to the Investors of the Convertible Shares which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company is the affirmative vote by ordinary resolution of the holders of at least a majority of our issued and outstanding ordinary shares present and voting in person or by proxy at the Extraordinary General Meeting.

Required Vote to Adjourn the Extraordinary General Meeting, if Necessary, to Permit Further Solicitation of Proxies in the Event that there are not Sufficient Votes at the Time of the Extraordinary General Meeting to Approve the Issuance

The required vote to adjourn the Extraordinary General Meeting is the affirmative vote by ordinary resolution of the holders of at least a majority of the votes cast by holders of our issued and outstanding ordinary shares present and voting in person or by proxy at the Extraordinary General Meeting.

Abstentions and Broker Non-Votes

Brokers, banks or other nominees who hold ordinary shares in ‘‘street name’’ for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. If the broker submits a proxy to us (but cannot vote), these non-voted shares, which are referred to as ‘‘broker non-votes,’’ will be treated as present at the meeting for purposes of determining the presence of a quorum. A broker non-vote will have the same effect as a vote ‘‘AGAINST’’ the proposal to increase our authorized share capital and to adopt certain other amendments to our Memorandum and Articles of Association, but will have no effect in determining whether the proposals are approved. Properly executed proxies that do not contain voting instructions will be voted ‘‘FOR’’ each of the proposals.

No Dissenter’s Rights

Under Cayman Islands law, you do not have any rights of appraisal or similar rights of dissenters, whether you vote for or against the resolutions.

Shares Beneficially Owned by Directors and Executive Officers

On the Record Date our directors and executive officers, including their affiliates, owned and were entitled to vote a total of      ordinary shares, or approximately         % of our ordinary shares outstanding. We currently expect that all of our directors and executive officers will vote their shares in favor of the proposals, although none of them, other than as relates to the shares owned by the Cypress Entities, has entered into any agreement obligating them to do so.

Shares Subject to the Voting Agreement

The Cypress Entities have entered into a Voting Agreement with us and the Investors. Under this agreement, the Cypress Entities have agreed to vote any of our ordinary shares held by them in favor of each of the proposals set forth in this proxy statement and against any conflicting proposals. The Cypress Entities collectively hold         % of our issued and outstanding ordinary shares as of the Record Date.

Voting Rights

You may vote by proxy by returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker, which may include voting through the internet or by telephone.

Shareholders that attend the Extraordinary General Meeting and wish to vote in person will be given a ballot at the Extraordinary General Meeting. If your shares are held in ‘‘street name’’ and you want to attend the Extraordinary General Meeting, you must bring an account statement or letter from the brokerage firm or bank holding your shares showing that you were the beneficial owner of the shares on the Record Date and are to act as the registered holder’s proxy in respect of such shares.

Revocability of Proxies

You may revoke your proxy by:

•	providing written notice of revocation at the offices of Scottish Re Group Limited, P.O. Box HM 2939 Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda or to Computershare Investor Services, 1601 Elm Street, Suite 4340, Dallas, Texas 75201 by 5:00 p.m. (Bermuda time) on , 2007;

•	submitting another valid proxy bearing a later date than is received prior to the Extraordinary General Meeting; or

•	attending the Extraordinary General Meeting and voting in person.

Solicitation of Proxies

We have retained Georgeson Inc. to assist in the solicitation of proxies by mail, telephone or electronic means, or in person, for a fee of $6,000, plus out-of-pocket expenses, relating to the solicitation. Computershare Investor Services will serve as the Inspector of Elections and will receive a payment of $1,500, plus out-of-pocket expenses.

In addition to solicitation by mail, we may use our directors, officers and employees to solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our ordinary shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the Extraordinary General Meeting other than the matters discussed in this proxy statement. Except as required by law, no business may be conducted at any extraordinary general meeting except in accordance with the procedures set forth in our Articles of Association. If matters do properly come before the Extraordinary General Meeting, or at any adjournment or postponement thereof, we intend that our ordinary shares represented by properly submitted proxies will be voted by and at the discretion of the persons names as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the Extraordinary General Meeting.

PROPOSAL 1 — AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

The following is a summary of the material terms of the amendments to our Memorandum and Articles of Association. This summary does not purport to describe all the terms of the amendments to the Memorandum and Articles of Association and is qualified by the complete amendments, which are attached as Attachment A to the Notice of Extraordinary General Meeting of Shareholders preceding this proxy statement and incorporated by reference herein. All shareholders are urged to read the amendments to the Memorandum and Articles of Association carefully and in their entirety.

General

In connection with the transaction, the Board has adopted a resolution to submit to a vote of our shareholders a proposal to increase our authorized share capital and otherwise amend our Memorandum and Articles of Association.

Amendment to Increase Our Authorized Share Capital and Other Amendments to Our Memorandum and Articles of Association

Currently, our authorized share capital is $1,500,000, divided into 100,000,000 ordinary shares of a nominal or par value of $0.01 each and 50,000,000 preferred shares of a nominal or par value of $0.01 each. However, the conversion of the Convertible Shares will require us to issue at least 150,000,000 ordinary shares to the Investors, which is in excess of our current authorized share capital. Therefore, we must increase the amount of our authorized share capital in order to effect the Issuance. The Board has approved the form of, and recommends the adoption of, amendments to our Memorandum of Association increasing our authorized share capital to $6,400,000, divided into 590,000,000 ordinary shares of a nominal par value of $0.01 each and 50,000,000 preferred shares of a nominal or par value of $0.01 each.

Our Articles of Association, which act as our by-laws, currently restrict our ability to issue shares in a manner that would result in any person owning or controlling 10% or more of a class of our ordinary shares (except for the Cypress Entities, which may own up to 24.9%). The Articles of Association also prevent us from registering any transfers of our ordinary shares, except with respect to a transfer executed on any recognized securities exchange or inter-dealer quotation system, including the New York Stock Exchange and the NASDAQ National Market, or redeeming or purchasing ordinary shares if the transfer, redemption or purchase would cause the number of ordinary shares owned or controlled by any person to be 10% or higher of our issued and outstanding ordinary shares (except for the Cypress Entities, which may own up to 24.9%).

The 150,000,000 ordinary shares to be issued upon conversion of the Convertible Shares would exceed 10% of our currently outstanding ordinary shares. Consequently, the Board has approved and unanimously recommends the adoption of amendments to our Articles of Association that remove the limitations on share ownership with respect to the Investors. As a result of the amendments, however, the Cypress Entities would become subject to the 10% limitation.

Our Articles of Association also provide that if the number of ordinary shares owned or controlled by any person would constitute 10% or more of the total combined voting rights in us, the voting rights of each such issued share would be cut back so as to allow only a fraction of a vote, thereby preventing any person from exercising 10% or more of the voting rights in relation to the ordinary shares at any time. The Board has approved the form of, and recommends the adoption of, amendments allowing the Investors to own or control an unlimited number of ordinary shares.

Pursuant to the terms of the Registration Rights and Shareholders Agreement, the Investors have the right to nominate individuals for election to our board of directors. In addition, the Cypress Entities have the right to nominate one director for election to our board of directors. See ‘‘The Transaction — Governance After the Transaction.’’ The Registration Rights and Shareholders Agreement also requires that these nominees be elected as directors. The Board has approved the form of, and recommends the adoption of, amendments that provide that nominees of the Investors and the Cypress Entities for election to our board of directors will be elected as directors.

Vote Required

The affirmative vote by special resolution of the holders of at least two-thirds (66 2/3%) of our outstanding ordinary shares entitled to vote is required to approve the amendments to our Memorandum and Articles of Association. We intend to conduct all voting at the Extraordinary General Meeting by poll. In a poll, each shareholder present in person or by proxy will have one vote for each of our ordinary shares registered in its name.

THE BOARD RECOMMENDS A VOTE ‘‘FOR’’ THE INCREASE IN OUR AUTHORIZED SHARE CAPITAL AND THE OTHER AMENDMENTS TO OUR MEMORANDUM AND ARTICLES OF ASSOCIATION.

PROPOSAL 2 — ISSUANCE OF THE CONVERTIBLE SHARES

General

Section 312.03(c) of the New York Stock Exchange Listed Company Manual requires that companies listed on the New York Stock Exchange obtain shareholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock), in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. The ordinary shares to be issued upon conversion of the Convertible Shares would exceed 20% of our currently outstanding ordinary shares. In addition, Section 312.03(d) of the New York Stock Exchange Listed Company Manual requires that companies listed on the New York Stock Exchange obtain shareholder approval prior to an issuance that will result in a change of control of the issuer. The Issuance will result in a change of control of the company. As a result, under the applicable New York Stock Exchange rules shareholder approval of the issuance of the Convertible Shares is required.

Vote Required

The required vote to approve the issuance to the Investors of the Convertible Shares, which are convertible into ordinary shares representing more than 20% of our outstanding ordinary shares and the issuance of which will result in a change of control of the company is the affirmative vote by ordinary resolution of the holders of at least a majority of our issued and outstanding ordinary shares present and voting in person or by proxy at the Extraordinary General Meeting.

THE BOARD RECOMMENDS A VOTE ‘‘FOR’’ THE ISSUANCE OF THE CONVERTIBLE SHARES, WHICH ARE CONVERTIBLE INTO ORDINARY SHARES REPRESENTING MORE THAN 20% OF OUR OUTSTANDING ORDINARY SHARES AND WHICH WILL RESULT IN A CHANGE OF CONTROL OF THE COMPANY.

THE TRANSACTION

Purposes and Effects of the Transaction

Pursuant to the Securities Purchase Agreement, the Investors will each purchase 500,000 of the Convertible Shares, which will be newly issued, and which shares may be converted into an aggregate of 150,000,000 ordinary shares at any time, and will automatically convert on the ninth anniversary of the issue date if not previously converted, subject to certain adjustments. See ‘‘Terms of the Securities Purchase Agreement.’’ In addition, in connection with the execution of the Securities Purchase Agreement, on November 27, 2006, we entered into a commitment letter with Cerberus pursuant to which Cerberus agreed to provide Scottish Annuity & Life Insurance Company (Cayman) Ltd. a term loan facility in an amount of up to $100 million and we entered into a commitment letter with Citigroup Global Markets Inc. and Calyon Securities (USA) Inc. for a collateral finance facility of up to $500 million. These facilities were arranged by the Investors and formed part of their negotiated proposal considered by the Board. These commitments are conditioned upon shareholder approval of the Issuance being obtained.

The estimated net cash proceeds to us from the sale of the Convertible Shares to the Investors will be $560.0 million, after giving effect to the payment of estimated transaction expenses and the transaction fees to be paid to the financial advisors. We intend to use the net proceeds from the sale of the Convertible Shares for general corporate purposes, which may include investments in or advances to operating subsidiaries to provide capital to support insurance obligations, working capital, including to meet collateral requirements, and other corporate purposes. The additional capital received from the Investors will allow us to meet our long-term liquidity and capital needs and satisfy applicable regulatory and rating agency criteria for required capital. The accounting treatment for the Convertible Shares and their issuance is described above under ‘‘Capitalization.’’

If the Issuance is completed, the Investors will hold securities representing approximately 68.7% of the voting power of all of our shareholders at the time of investment and pursuant to the Registration Rights and Shareholders Agreement will have the right to designate two-thirds of the members of the board of directors for election.

Recommendation of the Board and its Reasons for the Issuance

After careful consideration, the Board has determined that the Issuance is fair to the company and in the best interests of the company and our shareholders. Accordingly, the Board has approved and adopted the Issuance and the terms of the Convertible Shares. The Board unanimously recommends that you vote ‘‘FOR’’ each of the proposals set forth in this proxy statement. In making this determination, the Board considered a number of factors which supported its decision to approve and adopt the Issuance and the terms of the Convertible Shares, including the following:

•	the fact that no strategic or financial buyer had made a formal competing proposal to acquire or invest in us on terms more favorable than those of the Investors’ proposal notwithstanding the exhaustive publicly disclosed process which we conducted, with the assistance of our financial advisors, to solicit proposals from a wide range of companies believed to be the most likely candidates with whom to pursue an acquisition transaction, as further described under ‘‘— Background of the Transaction;’’

•	the unlikelihood of obtaining a superior offer from someone other than the Investors in light of the extensive process undertaken and the risk of losing the proposed transaction with the Investors;

•	our vulnerability to additional collateral calls from HSBC, particularly after the expiration of the forbearance agreement on December 7, 2006, which would deplete already inadequate capital resources;

•	our inability to raise capital to meet our liquidity and collateral needs from traditional sources and on acceptable terms, if at all, as a result of the significant downgrades of us and our insurance subsidiaries by the rating agencies and our loss of credibility in the market;

•	the probability that given our ongoing liquidity and capital needs, we would be forced to seek protection under applicable bankruptcy and insolvency laws in certain jurisdictions where we and our operating subsidiaries are located and the uncertainty as to the value, if any, that would be available to shareholders in such a scenario;

•	the likelihood that shareholders would receive little or no value in a run-off scenario, particularly where any run-off scenario would require sources of funding for large projected negative cash flows;

•	our historical and prospective operations, including, among other things, our current financial condition and future prospects, the strategic direction of our business, the current conditions in, and future prospects of, our various lines of business and our competitive position in our various lines of business, which when considered in their entirety by the Board, demonstrated the desirability of obtaining a significant equity investment of the size proposed by the Investors;

•	as a result of our poor financial performance and resultant lowered financial strength ratings, our ability to write any significant new business is impaired and future growth is unlikely absent a ratings upgrade, and a ratings upgrade is unlikely without a significant new equity capital infusion;

•	concerns that if a transaction were not completed in the near-term, the regulators in jurisdictions in which some of our insurance subsidiaries are licensed and accredited could suspend such subsidiaries’ authority, which would prevent us from writing new business and cause existing clients to cancel and recapture existing business because our cedants would not receive statutory credit for reinsurance unless we post collateral;

•	concerns that if a transaction were not completed in the near-term, the regulators in jurisdictions in which some of our insurance subsidiaries are domiciled could place them under regulatory supervision or formal insolvency proceedings, in which case the interests of our shareholders would be subordinated to those of ceding insurers, which could reduce or eliminate any value to be received by shareholders;

•	as a result of our lower ratings, primary life insurers may decide to recapture or terminate for new business existing treaties, and the life insurers with the most profitable business ceded to us will likely recapture or terminate before those companies who have ceded less profitable business, further degrading our remaining capital base;

•	the difficulty of separately selling or reinsuring our 2005 and 2006 new business production on acceptable terms because of the lack of mortality experience for this relatively new business and because of our lack of bargaining power as a result of a market perception of our being a distressed seller;

•	the uncertainty of our ability to successfully consummate a rights offering of adequate size because of the absence of a third party willing to agree to guarantee such an offering to the extent shareholders chose not to participate;

•	the potential for us to achieve a ratings upgrade as a result of the significant new equity capital contributed by Investors, providing us with financial stability and an ability to write new business and grow earnings;

•	the opportunity for our shareholders to retain an equity interest in us as a publicly traded company, with the prospect of a ratings upgrade and financial stability going forward;

•	the belief of the Board that, after extensive negotiations with the Investors and their representatives, we have obtained the highest price for the Convertible Shares that the Investors are willing to pay and the valuation placed on the company by Investors was not materially different from valuations by the other Phase Two bidders who submitted written proposals;

•	management’s presentations to the Board and recommendation in support of the Issuance;

•	the opinions of the financial advisors addressed to the Board that, as of November 26, 2006, the date of their opinions, and subject to the assumptions, limitations and qualifications stated in those opinions, the consideration to be received by us for the Convertible Shares pursuant to the Securities Purchase Agreement was fair, from a financial point of view, to us, together with the analyses performed by the financial advisors in connection with the preparation of their opinions and presented by the financial advisors to the Board (see ‘‘— Opinions of Our Financial Advisors’’ and Annexes E, F and G to this proxy statement);

•	advice from counsel that the Board owed a fiduciary duty to the company, taking into account, in light of our financial position, the interests of our creditors as well as shareholders;

•	the Investors’ capital resources and ability to pay the consideration for the Convertible Shares to fund our capital needs in the future and to close the transaction on a timely basis, the Investors’ favorable reputation with rating agencies, ceding companies and regulators and expertise in the life insurance industry; and

•	the terms and conditions of the Securities Purchase Agreement resulting from the arm’s length negotiations between us and the Investors, as reviewed by the Board with our legal advisors, including:

•	provisions allowing us, under certain limited circumstances, to terminate the Securities Purchase Agreement in the event we receive an unsolicited bona fide superior third party Acquisition Proposal, as more fully described below under ‘‘Terms of the Securities Purchase Agreement — Termination of the Security Purchase Agreement’’; and

•	the absence of a financing condition to the Investors’ obligation to consummate the transactions contemplated by the Securities Purchase Agreement.

In the course of its deliberations, the Board also considered a variety of risks and other potentially negative factors, including the following:

•	the Convertible Shares to be issued to the Investors will represent approximately 68.7% of the voting power of all of our shareholders at the time of investment, diluting our existing shareholders, the fact that control of management of the company will be in the hands of just two investors and the fact that holders of Convertible Shares (prior to their conversion into ordinary shares) will have a preference to ordinary shareholders in the event of a liquidation or sale of the company;

•	the pro forma fully converted book value per share as of September 30, 2006, after giving effect to the Issuance and the payment of transaction costs, would decrease from $18.94 per share to $8.72 per share;

•	the number of ordinary shares to be issued upon the conversion of the Convertible Shares may increase if we are required to indemnify the Investors pursuant to the terms of the Securities Purchase Agreement;

•	the effective purchase price of the ordinary shares issuable upon conversion of the Convertible Shares is $4.00 per share, representing an approximate 40% discount to the closing price of $6.63 on November 24, 2006, the last trading day prior to the date of the Securities Purchase Agreement;

•	the risk that the Issuance might not be completed in a timely manner or at all due to the failure to meet one of the conditions precedent in the Securities Purchase Agreement including, but not limited to, approval of the resolutions set forth in this proxy statement by our shareholders;

•	the interests of our officers and directors in the transaction as described under ‘‘Additional Interests of Directors and Officers in the Transaction;’’

•	the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative transactions, subject to specified exceptions, and the requirement that we pay a standby commitment fee to the Investors of $30,520,000 in order to accept a superior Acquisition Proposal, which may discourage a competing proposal to acquire or invest in us that may be more advantageous to our shareholders; and

•	the restrictions on the conduct of our business prior to the completion of the Issuance, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Issuance.

Liquidity Analysis

In connection with its review of the transaction, our management prepared for the Board an analysis of our liquidity position and outlook over the near and medium term. As of November 26, 2006, the analysis showed that with no new sources of liquidity, no new business and operating results in accordance with the company’s plan for the remainder of 2006 and 2007, we could meet our liquidity needs only until the fourth quarter of 2007. In addition, a deviation from planned results, or further claims for collateral by HSBC, would materially accelerate our liquidity needs. While there were potential methods available for extending our ability to meet our liquidity requirements beyond the first quarter of 2008, such alternatives were not practicable since the threat of future downgrades from the failure to announce a transaction would reduce our ability to successfully complete such alternatives.

Run-off Analysis

Management also prepared for the Board an analysis of the company in a run-off scenario. Pursuant to the analysis, the present value of our future distributable earnings or losses in a stand alone run-off scenario is approximately $69 million (or $1.00 per share) using a 12% discount rate and negative $147 million using a 15% discount rate. This run-off analysis involved looking at a third party valuation of the company as an ongoing concern as of December 31, 2005 and applying various new assumptions, including that (i) lapses would occur on our book of business at 80% in the first year after the end of the level term premium period and 20% annually thereafter; (ii) no new business would be written beginning in 2007; (iii) operating expenses would be lower because no business would be written; (iv) our liquidity needs would be in accordance with the analysis prepared by our management in November 2006 showing available liquidity approaching zero in the fourth quarter of 2007 and turning negative in the first quarter of 2008; and (v) removal of a certain level of post-level term profits due to recaptures related to credit ratings remaining below treaty triggers. The analysis also assumed that we would have available other sources of third party funding to meet our liquidity needs at costs equal to the applicable discount rate.

In considering the run-off scenario, management and the Board took into account a number of factors, including: the long-term nature of life reinsurance treaties, combined with the fact that profits are not expected to emerge on such business for many years; in the event of regulatory action, such as placing one or more of our operating subsidiaries under an order of supervision, some treaties may become subject to recapture, in which case profitable business would be recaptured, and unprofitable business left in place, which could create a severe ‘‘anti-selection’’ problem, as a result of the generally-applicable rule that reinsurers may not cancel reinsurance treaties; the need to raise capital to fund liquidity needs in order to conduct an orderly run-off at a time when our access to such capital will be most impaired; and finally, the understanding that in the event of unanticipated mortality deterioration, placing the company in run-off could hinder the ability of one or more of our operating subsidiaries to meet its obligations to ceding insurers. In light of the foregoing, the Board concluded that the interests of shareholders were not served by putting our operating subsidiaries in run-off.

The foregoing discussion of the information and factors considered by the Board includes material positive and potentially negative factors considered by the Board, but it is not intended to be exhaustive and may not include all of the factors that the Board considered. In reaching its determination to approve and adopt the Issuance, the Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Issuance is fair to the company and in the best interests of the company and our shareholders. Rather, the determination and recommendation of the Board were based on an analysis of the totality of the information presented to, and the factors considered by, the Board. In addition, in considering the factors described above, individual members of the Board may have accorded greater or lesser relative importance to specific factors considered than did other members of the Board.

Effect of the Transaction Not Being Completed

In the event that the Issuance is not consummated for any reason, including as a result of a failure of the requisite number of our shareholders to approve the proposals set forth in this proxy statement, and we do not sell the Convertible Shares to the Investors, our liquidity position, financial condition and our business would be materially adversely affected. Although we would attempt to enter into an alternative transaction that would provide us with the liquidity and capital needed to manage our business, we cannot be assured that we would succeed in entering into such a transaction, and based upon the process that we recently conducted in evaluating our strategic alternatives, we believe that it is unlikely that we would be able to enter into such a transaction on as favorable terms as the Issuance on a timely basis.

Specifically, we believe that a failure to complete the Issuance would likely result in the following:

•	Further downgrades in our credit ratings and the financial strength ratings of our operating subsidiaries;

•	Termination of the amended forbearance agreement with HSBC, which was executed as a result of the Issuance, and demands from HSBC for additional collateral pursuant to the terms of the collateral finance facilities that we entered into with HSBC in 2004 and December 2005. The failure to provide such collateral would likely result in an event of default under those collateral financing facilities;

•	The loss of services of some of our key employees, and an inability by us to attract new employees with the skills needed to manage our existing business;

•	Certain governmental entities that regulate our reinsurance operations taking regulatory action against us under applicable insurance laws, including laws relating to administrative supervision or judicial rehabilitation or similar proceedings;

•	A need to seek protection under applicable bankruptcy and insolvency laws in certain jurisdictions where we and our operating subsidiaries are located, which could result in one or more of our regulators seeking to place our operating companies into rehabilitation proceedings;

•	A loss of confidence from our existing customers and the likelihood of customers terminating or recapturing ceded business, particularly more profitable business, if we were to seek bankruptcy protection or if regulatory action were taken;

•	Cerberus would not be required to provide us the $100.0 million term loan facility agreed to on November 26, 2006 if the Issuance is not completed because our shareholders do not approve proposals 1 and 2 set forth in this proxy statement; and

•	The conditions to the proposals of Citigroup Global Markets Inc. and Calyon Securities (USA) Inc. relating to a $500.0 million collateral finance facility dated November 26, 2006 would not be satisfied.

Bankruptcy filings by us and our subsidiaries would be complex and expensive. Moreover, we and our Cayman Island domiciled subsidiaries would need to request the commencement of parallel ‘‘joint provisional liquidation’’ proceedings in Bermuda and the Cayman Islands in order to assure protection from creditors outside the United States. Coordination of these related proceedings would be difficult and cumbersome. While we may be able to restructure or sell our business and emerge from such bankruptcy proceedings, we cannot predict the costs of, or amount of time we would spend in bankruptcy. Lengthy bankruptcy proceeding might disrupt our business, as well as create additional concerns for our employees and policyholders. There can be no assurance concerning the outcome of such proceedings or their impact on shareholder value.

In addition, the commencement of bankruptcy proceedings for us or any of our subsidiaries could cause regulators in Delaware, Ireland or other jurisdictions to place some or all of our operating reinsurance subsidiaries located in such jurisdictions into administrative supervision or judicial rehabilitation proceedings in Delaware and analogous proceedings elsewhere. Such proceedings would also be complicated and expensive, and in many cases would allow cedants to exercise the contractual right to recapture business previously ceded to our companies. Moreover, management would have little or no ability to control the outcome of such proceedings, which would be controlled by the regulators and local courts for the purpose of protecting policyholders (i.e., our ceding insurers) and other creditors, not shareholders. Regulators in the U.S. would have the power, for example, to cause the sale of the assets of U.S. operating subsidiaries to financially sound buyers in order to protect the interests of ceding insurers and other creditors even if such sale would be to the detriment of shareholders. Accordingly, there can be no assurance concerning the outcome of such proceedings or their impact on shareholder value.

Background of the Transaction

Overview

This background section is intended to provide a description of the events leading to the Board’s decision to approve the Securities Purchase Agreement. A detailed discussion and analysis of our operating results for each of the first, second and third quarters of 2006, which are referenced below, can be found in our Quarterly Reports on Form 10-Q for the corresponding period, each of which was delivered with this proxy statement.

Poor Operating Results and the Loss of Confidence

Our results of operations for the first quarter of 2006 showed a 65% decline in our net income available to ordinary shareholders compared to the prior year period. This decline was primarily the result of the performance in our International segment relating to reserve adjustments, large and late reported claims and adverse mortality and morbidity experience. After the announcement of those results on May 4, 2006, our share price began a decline from $23.92 to $16.00 at the end of July. Rating agencies subsequently noted concerns relating to the volatility of our results over multiple quarters, and a variety of analysts also made public comments indicating that their confidence in management and our ability to generate profits on a consistent basis were diminished. The resulting loss of market confidence limited our flexibility in planning future capital market transactions needed to fund our capital needs.

When we announced on July 31, 2006 that, based on preliminary estimates available at that time, we expected to report a net operating loss available to ordinary shareholders of approximately $130 million for the second quarter of 2006, our share price dropped to an intraday low of $2.95 and closed at $3.99. In the coming weeks, shareholders filed multiple class action lawsuits against us, our officers and directors. As we describe below, rating agencies focused on our liquidity situation, which in turn was tied to the growing lack of market confidence. The rating agencies focused, among other things, on risks impacting our ability to repurchase the $115.0 million 4.5% convertible senior notes on the upcoming put date in December 2006, and on the lack of availability of funds under our bank credit facility. The ratings downgrades compounded the pressures on our liquidity and severely limited the Board’s options in addressing the challenges facing the company.

The Impact of Ratings on Liquidity

As a life reinsurance company, our financial strength ratings are critical to our business. Our ratings affect our ability to raise capital and lower ratings materially increase the cost of capital needed to support our reinsurance obligations. This is true whether the capital is in the form of equity capital, debt securities, borrowings from banks, structured financings or other sources.

Having ready access to sources of capital and liquidity to fund our reinsurance obligations is essential to our life reinsurance business, particularly in the U.S. where regulatory reserve requirements needed to support level premium term business and guaranteed benefit universal life contracts (so called XXX and AXXX business) are significant. We meet these capital and liquidity requirements either directly by the issuance of securities or borrowings or letters of credit under bank credit facilities, or indirectly, through collateralized reinsurance facilities. Since February 2005, in our North American segment, we have been able to raise in structured financings over $5.15 billion of collateral support for our XXX business written between 2001 and 2004 and for most of the XXX business acquired from ING at the end of 2004. In addition, a substantial portion of our business, whether in our North American or International segments, requires us to finance upfront ceding commissions that are payable to our ceding insurers. We have historically covered this capital strain with equity or hybrid debt markets.

As discussed in more detail below, the ratings downgrades after the July 31, 2006 earnings announcement materially impaired our ability to finance the growing requirements for our XXX business written in 2005 and 2006. For example, during the second quarter of 2006, we had negotiated and received regulatory approval for a long-term collateral financing facility of up to $300 million for this business. The likelihood of ratings downgrades as a result of our second quarter earnings caused the counter-party to withdraw the proposed transaction. Our discussions with other entities for permanent financing transactions supporting our XXX and AXXX business were also terminated at this time.

In addition, we have historically used credit facilities to provide us the financial flexibility to meet short term liquidity needs. In July 2005, we entered into a $200 million, three year, revolving, unsecured credit facility with a syndicate of banks. In August 2005, we entered into a similar facility for an additional $30 million. After our initial downgrades by the rating agencies shortly after our second quarter earnings announcement on July 31, 2006, the lenders in these facilities advised us that additional borrowings under these facilities would not be available. These facilities also contained a restrictive covenant on our ability to dividend or lend money from our principal operating subsidiary to the holding company. Enforcement of this covenant threatened our ability to pay the $115.0 million principal amount 4.5% convertible senior notes that were putable on December 6, 2006, unless new sources of capital could be raised at the holding company level.

New capital to substitute for the terminated collateral facility or credit facility was not available to us at any reasonable price because of our ratings downgrades, the uncertainty of further imminent downgrades and the loss of market confidence in us, as described above.

Collateral Calls by Counterparties

As described below, further strain on liquidity resulted from calls for additional collateral from HSBC. Although we eventually entered into a forbearance agreement with HSBC pursuant to which HSBC agreed not to make addition collateral calls until December 7, 2006, management and the Board believed that HSBC would not extend the forbearance period in the absence of a transaction in which we would receive substantial new capital. Our failure to meet a required capital call would have resulted in a potential default under those facilities causing cross defaults under our other obligations, including the $115.0 million 4.5% convertible senior notes. These defaults could have led us to seek bankruptcy protection at the time of such default.

Regulatory Considerations

As described below, between August and November, given the further downgrades in our ratings and the uncertainty about our future financing sources, we were facing an increasing risk of intervention by our regulators. As a life reinsurance company, we are subject to regulation by numerous insurance and financial services regulators in the jurisdictions where we and our operating subsidiaries are located or do business. For example, our two principal U.S. operating subsidiaries are each regulated by all fifty states.

These regulators have broad administrative powers to regulate our business, including the enforcement of capital adequacy and solvency requirements. Perhaps most importantly, they are concerned primarily with the protection of our reinsureds and not our shareholders. For example, the Commissioner of Insurance in Delaware, the domicile of Scottish Re (U.S.) Inc. and Scottish Re Life Corporation, has the power to subject a Delaware reinsurance company to an administrative supervision or other summary proceeding in the event the reinsurer is ‘‘impaired or insolvent or is in unsound condition.’’ Regulators in other jurisdictions in which our operating insurance companies are domiciled also have power to take actions when they believe our companies are in a financially impaired position, and regulators in jurisdictions in which our companies are licensed or accredited as reinsurers may suspend or terminate our right to conduct business in those jurisdictions. The growing risk and uncertainty to our shareholders of regulatory intervention was a primary consideration in the process described below.

Auction Process and Alternatives Considered

Prior to the commencement of the auction process, we engaged Goldman Sachs and Bear Stearns. As described below, the company undertook a thorough auction process that included a wide range of potential acquirors and investors. At the same time, the company evaluated its other alternatives, such as raising capital through a rights offering, pursuing a run-off of its operations and seeking bankruptcy protection.

Events Leading to Transaction

Long-Term Business Strategies and Ratings Pressure

In the first part of 2006, as part of the Board’s regular review of our results of operations, ongoing capital needs and competitive position in the global life reinsurance industry, the Board requested that management develop long-term business strategies. In furtherance thereof, management held several discussions with Company A, a large life reinsurance company, and Company B, a smaller life reinsurance company, about possible business combination transactions. We retained Bear Stearns in March and April 2006 to assist management in these discussions. These discussions did not lead to any definitive proposals at that time.

Following our report of first quarter 2006 results, which did not meet market expectations, Moody’s advised our management orally (and in May 2006 published a report) that, among other things, we would be downgraded if we reported in the second and third quarters of 2006 (combined) any aggregate one-time adjustments in excess of $20 million and did not report at least an aggregate $50 million of earnings before interest and taxes in the second and third quarters of 2006 (combined). In addition, our first quarter 2006 results led our management to postpone its plans to conduct a $200 million senior note offering until after the release of earnings for the second quarter, based on management’s belief that an offering could not then be completed at an acceptable rate in light of the first quarter results.

Second Quarter Earnings and Cancellation of Offerings

In late June 2006, our management became aware in its regular review of monthly actuarial and financial data that certain significant adverse variations to the business plan may have been emerging in the pre-tax results for the second quarter of 2006. A significantly heightened process of scrutinizing actuarial and financial data for the second quarter was conducted.

On June 22, 2006, our management presented to the Board an analysis of the potential adverse adjustments to our second quarter results from our 2006 business plan and indicated those items that were still under review. At this meeting, Goldman Sachs, whom we had retained to assist management in pursuing strategic alternatives, made a presentation to the Board regarding various alternatives, including potentially raising significant long-term capital, one use of which would be to repurchase our $115.0 million 4.5% convertible senior notes that holders were entitled to put to us for repurchase on December 6, 2006. The Board instructed Goldman Sachs to assist the company in finding potential investors willing to make a significant equity investment in the company.

On June 28, 2006, the Board held a meeting, which was also attended by certain members of management and representatives of Goldman Sachs. At the meeting, management and representatives of Goldman Sachs gave a presentation regarding our financial situation and, in light of the anticipated losses for the second quarter, likely rating agency actions and possible strategic alternatives, including a sale of the company or significant infusion of new equity capital on a private basis. The possibility of a public offering for equity capital was considered impractical if our results for the second quarter were to be poor.

On July 7, 2006 and July 14, 2006, the Board held meetings, which were also attended by certain members of management and representatives of Goldman Sachs. Representatives of Goldman Sachs updated the Board on our need and ability to raise additional capital in light of anticipated downgrades from the rating agencies. Possible alternative structures for a significant investment, including the complexities of a rights offering and the need to have a third party provide a guaranteed minimum participation prior to engaging in such an offering, were discussed.

On July 21, 2006, the Board held a meeting, which was also attended by certain members of management, who updated the Board as to the status of our results for the second quarter. Estimates with respect to several new material adjustments to pre-tax plan results were reviewed with the Board. The Board and management discussed probable downgrades, liquidity and the need to keep all options open regarding liquidity. Management also discussed the impact of these changes in circumstances on the company’s tax planning strategies supporting the potential future realization of our deferred tax asset.

On July 24, 2006, the Board held a meeting, which was also attended by certain members of management and representatives of Goldman Sachs. Representatives of Goldman Sachs discussed their recommendations regarding raising capital. Management updated the Board as to the status of our results for the second quarter and likely downgrades. Management also provided preliminary indications of the possible need to record a significant tax valuation allowance. This tax valuation allowance related to the company’s evaluation of certain tax planning strategies supporting the potential future realization of our deferred tax asset. In light of our liquidity position, our preliminary estimates of our earnings for the second quarter, the prospect of ratings downgrades and our belief that we would be unable to raise capital in light of the foregoing, management evaluated the tax planning strategies supporting future realization of the deferred tax asset and determined them to be no longer feasible within the requirements of the relevant accounting guidance.

Additionally, at the July 24, 2006 meeting, the impact of the above on our ability to raise capital from a new strategic partner, reinsurance transactions, issuance of debt or other securities and a rights offering was discussed. The Board also discussed anticipated reactions from investors and rating agencies from the announcement of these results. The Board and management’s opinion was that investors and rating agencies would lose confidence in the company in light of its continued disappointing earnings.

On July 29, 2006, the Board accepted the resignation of Scott Willkomm, our chief executive officer. Shortly thereafter, the Board accepted the resignation of Seth Vance, the chief executive officer of our North American operations.

On July 30, 2006, the Board held a meeting, which was also attended by certain members of management. Management informed the Board that computation of second quarter results was substantially finalized. The Board reviewed and approved a proposed press release regarding results, management changes and the engagement of Goldman Sachs and Bear Stearns as financial advisors to help us pursue strategic alternatives and potential sources of capital to preserve and enhance shareholder value.

On July 31, 2006, we announced that, based on preliminary estimates available at that time, we expected to report a net operating loss available to ordinary shareholders of approximately $130.0 million for the second quarter ended June 30, 2006. On August 3, 2006, we released earnings for the second quarter ended June 30, 2006, reporting that the net operating loss available to ordinary shareholders for the three months ended June 30, 2006 was $130.3 million, or a loss of $2.43 per diluted ordinary share.

As explained in more detail in our Quarterly Report on Form 10-Q for the three months ended June 30, 2006, our net operating loss for the second quarter was primarily attributable to the following factors: (i) a non-cash tax expense of $89.0 million principally related to a non-cash $112.4 million valuation allowance established on deferred tax assets. The valuation allowance resulted from revised statutory and tax projections of the company combined with a reassessment of certain tax planning strategies; (ii) an approximate $8.0 million reduction in premium accruals in our North American segment resulting from a revision of estimates relating to prior periods; (iii) a deferred acquisition cost adjustment of approximately $13.0 million due to higher than expected lapses on certain fixed annuity treaties; (iv) external retrocession and reserve adjustments of approximately $21.0 million due to revisions in estimates resulting from improved data and systems which administer retrocession accounts; and (v) severance and retirement and other non-recurring operating expenses of approximately $9.0 million.

Ratings Downgrades: Investor, Regulator and Creditor Reaction

Soon after these results were announced, we and our insurance subsidiaries were downgraded by A.M. Best Co. (‘‘A.M. Best’’) from A− to B+, by Fitch Ratings (‘‘Fitch’’) from A to BBB+, by Moody’s from A3 to Baa2, and by S&P from A− to BBB+. In addition, our second quarter 2006 results and ratings downgrade led management to cancel its plans to conduct a $200 million senior note offering. Furthermore, a third party collateral provider withdrew its plans to enter into a materially complete collateral finance facility to support our 2005 and 2006 new business production.

The downgrades in the financial strength ratings of our subsidiary Scottish Annuity & Life Insurance Company (Cayman) Ltd. increased the collateral required to support our collateralized funding agreements, under which fundings totaled $725 million. These agreements provide floating-rate funding for diversified portfolios of investment-grade floating-rate assets pledged to the lenders as collateral. With financial strength ratings of A−/A3, these portfolios earned attractive spreads that produced good returns on required capital and required excess collateral. When the ratings dropped further to BBB/Baa2, however, the required excess collateral approximately doubled, which reduced projected returns, and created collateral requirements at a time when liquidity was tight. We met the collateral calls and then, during August, 2006, we unwound the agreements with no penalties, and recorded a modest gain on the sale of lower-spread assets to fund the repayments.

After our announcements on July 31, 2006, the market price of our ordinary shares dropped to as low as $2.95. The Board and certain members of management discussed the impact of our announcements with our financial advisors, and concluded that it would be extremely difficult for us under the circumstances to raise equity or debt capital. In addition, based on our announcements, the agent bank under our bank credit facility denied our request to borrow funds under the facility and after subsequent discussions with the agent bank, we were advised by the agent bank that the lenders would not make any additional funds available to us under the facility.

On July 31, 2006, we contacted a number of our primary regulators to inform them of our second quarter results and associated downgrades by our rating agencies. On August 1, 2006, the Irish Financial Services Regulatory Authority (which we refer to as IFSRA) requested a meeting, which was held in the offices of our Irish operating company, to discuss these matters, and to review the results of operations of our Irish operating company through the second quarter of 2006. In addition, representatives of IFSRA requested extensive information regarding technical accounting and financial issues, rating agency actions, and press reports regarding us. Throughout August 2006 members of our senior management had numerous telephone conversations with representatives of IFSRA to brief them on ongoing developments, and to give them a further understanding of the basis of the second quarter loss. In addition, we provided IFSRA with an actuarial appraisal prepared by a third party as to the economic position of the company.

On August 1, 2006 the Board and the Audit Committee held a concurrent meeting, which was also attended by certain members of management. Management discussed the need to provide for additional liquidity in order to continue operations. Management also summarized for the Board negative rating agency sentiment in light of our liquidity situation. The Board noted that the company was at risk of losing its investment grade rating and that it should be exploring all available options for raising equity capital. The status of final financial results for the second quarter was reviewed by the Board and the Audit Committee.

On August 2, 2006, a putative class action lawsuit was filed against us and certain of our current and former officers and directors in the U.S. District Court for the Southern District of New York on behalf of a putative class consisting of investors who purchased our publicly traded securities between December 16, 2005 and July 28, 2006. Between August 7, 2006 and October 2, 2006, seven additional related class action lawsuits were filed against us, certain of our current and former officers and directors and certain third parties. Each of the eight complaints filed alleges that the defendants made materially false and misleading statements and/or omissions concerning our business and operations, thereby causing investors to purchase our securities at artificially inflated prices.

On August 3, 2006, as a result of the downgrades by the rating agencies, HSBC orally demanded $270 million of collateral pursuant to the terms of the collateral finance facilities we entered into with it in 2004 and December 2005. We disputed the assertion that it was entitled to this collateral, its calculation of the amount of collateral required and its right to demand in excess of $25 million of collateral. If HSBC had declared a default for our failure to post the demanded collateral, this would have triggered cross defaults under our other obligations, including our $115.0 million principal amount 4.5% convertible senior notes. On August 4, 2006, we entered into a letter agreement with HSBC, pursuant to which, among other things, we paid it $25.0 million as additional eligible credit support under the collateral finance facilities and Scottish Re (Dublin) Limited deposited additional assets into a reinsurance trust account related to these collateral finance facilities.

On August 4, 2006, we held our quarterly earnings call. At that time, we announced the creation of the Office of the Chairman, a special committee to assist executive management in directing us in the near term. In addition to certain members of executive management, the committee included Glenn Schafer, former President of Pacific Life Mutual Insurance Company, and Bill Caulfeild-Browne, former Chief Operating Officer of Swiss Re Life and Health North America.

On August 7, 2006, we had further discussions with the Delaware Insurance Department, the primary insurance regulator of Scottish Re (U.S.), Inc., to discuss our results for the second quarter.

Evaluation of Strategic Alternatives

On August 9 and 10, 2006, the Board held a special meeting that was also attended by certain members of management and our financial advisors. Our financial advisors made a presentation to the Board in which they reviewed various strategic alternatives in light of our ratings downgrade and capital and liquidity needs going forward, including the possibility of selling the company or seeking a significant equity investment. The Board then discussed our strategic alternatives in light of recent performance and results of operations. The Board concluded, after considering our tight liquidity situation, recent ratings downgrades, negative business condition and prospects, the potential actions that could be taken by the insurance authorities regulating our insurance company subsidiaries, among other considerations, that pursuing a sale of the company or a transaction in which we would raise substantial additional capital were the best strategic alternatives for us and in the best interests of our shareholders. We asked Goldman Sachs and Bear Stearns to assist us in commencing a formal process to identify potential candidates to acquire the company or to provide a significant equity infusion.

We filed our Quarterly Report on Form 10-Q for the second quarter on August 15, 2006.

Additional Collateral Demands: Further Liquidity Strain

On August 14, 2006, Scottish Annuity & Life Insurance Company (Cayman) Ltd. drew down funds on the collateral finance facility known as Stingray trust. On August 15, 2006, HSBC again orally requested additional collateral in the amount of $91 million. We disputed this assertion primarily due to the existence of the August 4, 2006 letter agreement described above and because we believed that it was not entitled to additional collateral under the terms of the applicable agreements. We ultimately entered into a forbearance agreement with HSBC on September 1, 2006. In exchange for us agreeing to provide HSBC with additional collateral of up to $65.0 million (including the initial $25.0 million we paid to HSBC on August 4, 2006), HSBC agreed not to declare a default or take any action against us, including making demands for additional collateral, until December 7, 2006.

Between August 18 and August 22, we discussed our financial condition with the rating agencies. We also provided them with an updated near-term liquidity forecast. Immediately following these discussions, S&P lowered its counterparty credit and financial strength ratings of our insurance subsidiaries from BBB+ to BBB−, and lowered its counterparty credit rating of us from BB+ to B+, Fitch lowered our rating from BBB+ to BBB and Moody’s downgraded our financial strength rating from Baa2 to Baa3. Rating agencies generally cited limits in access to credit facilities and concerns that our liquidity needs were greater than they had originally anticipated.

Phase One of the Auction Process

In connection with the initiation of the strategic alternative process, our financial advisors contacted 43 potential bidders inviting them to participate in a process to acquire the company or to provide a significant capital infusion. In response to indications of interest from potential bidders, our financial advisors sent confidentiality agreements to 35 of the potential bidders, 30 of which were executed. From August 28, 2006 to September 1, 2006, we provided potential bidders with access to management and written and audio presentations relating to tax and actuarial matters and an appraisal prepared by a third-party actuarial firm. We asked potential bidders to submit preliminary proposals no later than September 8, 2006 with the intention of inviting a limited number of bidders into a second phase of the process to conduct more detailed due diligence.

Beginning in mid-August, at the same time we were conducting the auction process, we began a process of seeking to replace outstanding letters of credit under our bank credit facility with the aim of terminating this facility or otherwise eliminating the restrictive covenants contained therein. In addition, we were pursuing discussions with lenders and reinsurance counterparties to obtain liquidity for our short and medium term needs. One of the potential lenders we engaged in such discussions was Cerberus. After a series of negotiations through the month of September, on September 26, 2006, Scottish Annuity & Life Insurance Company (Cayman) Ltd. entered into a commitment letter with Cerberus pursuant to which Cerberus agreed to provide Scottish Annuity & Life Insurance Company (Cayman) Ltd. with a bridge term loan facility in an amount of up to $250.0 million. A definitive agreement with respect to this commitment letter was never executed because of developments related to our liquidity position and the ongoing auction process. In addition to our negotiation of this term sheet with Cerberus, we also pursued discussions with respect to a similar loan facility with a bank lending institution; however, despite extensive negotiations, the terms offered by this institution were no more favorable than those offered by Cerberus.

On August 31, 2006, Bill Caulfeild-Browne, the Vice-Chairman of our Board, and Paul Goldean (by telephone) met with representatives of IFSRA, and subsequent to that meeting members of our senior management have had periodic meetings and telephone conversations with representatives of IFSRA to brief them on the strategic process.

As of September 8, 2006, 13 preliminary proposals for a possible acquisition were submitted. Several of the proposals were made jointly by potential bidders.

On September 11, 2006, we issued a press release regarding the status of the strategic alternatives process, indicating that we were on track to meet our objective of completing an auction process for the possible sale of the company, and that we were also reviewing our options to address short-term liquidity pressures.

Phase Two of the Auction Process: Narrowing the Potential Partners

On September 14, 2006, the Board held a meeting, also attended by certain members of management and our financial advisors, as well as LeBoeuf, Lamb, Greene & MacRae LLP, our U.S. legal counsel. Our legal advisors discussed with the Board its fiduciary duties under applicable law, including its duties to the company and our shareholders. Our financial advisors reviewed with the Board the individual preliminary indications of interest submitted. The Board decided to extend invitations into the second phase of the auction process to six bidders who presented the most attractive offers and had a demonstrated ability to consummate a transaction. These included Company A and Company B. Company B subsequently declined to participate in the second phase, and was replaced in the second phase by a group of private-equity investors, which we refer to as Company C. The second phase was designed to provide bidders with more extensive access to company data and personnel for due diligence purposes, with the aim of receiving detailed firm proposals by late October.

Beginning September 18, 2006, the six second phase bidders were provided access to our electronic data room and permitted to conduct documentary due diligence and to participate in separate due diligence sessions with our management team and financial advisors.

On September 19, 2006, we received a notice from the Ohio Department of Insurance informing us that it had found Scottish Re (U.S.), Inc. to be in violation of an Ohio insurance regulation prohibiting an insurance company from having statutory losses in a 12 month period in excess of 50% of its capital and surplus.

On October 2, 2006, a bid instruction letter and an initial draft acquisition agreement was delivered on our behalf by our financial advisors to the six bidders, including Cerberus and MassMutual Capital. Bidders were instructed to submit formal written proposals by October 23, 2006, along with a markup of the draft acquisition agreement. During this period, in the course of our discussions with the bidders, we requested that they also submit proposals to us for a financing transaction, and encouraged them to consider including a rights offering component to our existing shareholders.

On October 2, 2006, we announced the completion of a reinsurance transaction with an independent third party that provided us with additional liquidity of $120.0 million.

On October 9, 2006, the Board held a meeting, which was also attended by certain members of management. Management updated the Board on the status of due diligence being performed by potential strategic partners. Management presented to the Board an updated liquidity schedule and rating agency reactions. Management stated that at least one rating agency viewed the recent reinsurance transaction favorably, but that liquidity was still tight and that there was a concern about any potential delay in concluding the strategic process for a sale of or investment in the company. Management also discussed placing us into run-off and that, due to the long term nature of the business, the large capital needs during any run-off period and the forbearance from creditors that would be required during this period, a run-off scenario did not appear to be a viable stand-alone option. The Board asked management to provide a more detailed analysis of a run-off scenario.

In mid-October 2006, we approached several large multinational insurance companies regarding a possible sale, through a reinsurance transaction, of all of the new business we had written in 2005 and 2006. This part of our book of business was the source of a material amount of liquidity strain in the future. Through the discussions, we only received interest in the most profitable portions of this book of business and no interest in acquiring all of it. In addition, as a result of our being perceived as a distressed seller and the fact that the business was not mature enough to show experience data, we were not able to negotiate a transfer of this block of business on terms that we believed would be fair to the company and our shareholders. In addition, based on these discussions, if we did go forward with a transaction, we may have had to pay a negative ceding commission to any such buyer.

On or about October 20, 2006, a shareholder derivative lawsuit was filed against our directors in the U.S. District Court for the Southern District of New York. The derivative lawsuit alleges, among other things, that defendants improperly permitted us to make false and misleading statements to investors concerning our business and operations, thereby exposing us to liability from class action lawsuits alleging violations of the U.S. securities laws. The derivative lawsuit asserts claims against defendants for breach of fiduciary duty, abuse of control, gross mismanagement, constructive fraud, and unjust enrichment.

At the end of October 2006, we received an analysis from our U.S. and Cayman Islands legal advisors regarding available protection under applicable bankruptcy and insolvency laws in the jurisdictions where we and our operating subsidiaries are located. In addition, in light of our limited access to capital sources and our liquidity position, we were advised by both Cayman Islands counsel and our U.S. counsel with regards to the Board’s duty to consider the impact any action we were to take on the interests of our creditors.

Final Bids: An Examination of Available Options

On October 23, 2006, two bidders, including Cerberus and MassMutual Capital, submitted transaction proposals, and two additional bidders submitted correspondence regarding a possible transaction, without submitting a formal proposal. The remaining two bidders, which included Company A, did not submit bids and ended their participation in the process.

On October 24 and 25, 2006, the Board held meetings, also attended by certain members of our management and our legal and financial advisors. Our financial advisors discussed with the Board the status of the bidding process and discussed the terms of each bid, including strategies for negotiating higher bid prices. Our financial advisors reported that we had received proposals from two of the six bidders in the second phase on October 23, 2006, one from Cerberus and MassMutual Capital and the other from Company C. The proposal from Cerberus and MassMutual Capital at such time was for an acquisition of 100% of the company at $2.20 per share, which the Board viewed as inadequate, or for a large equity infusion at a price to be agreed.

Company C indicated interest in making a formal proposal but did not offer any specific terms because it had assumed that the price it initially offered, which was higher than that offered by Cerberus and MassMutual Capital, would be lower than other bidders. Our financial advisors engaged in several conversations with Company C to address questions that Company C had raised and to suggest that Company C make a more specific proposal, including by providing a proposed markup of the draft form of acquisition agreement. The Board and management agreed to provide Company C with additional access to our data room and management team to assist it in making a formal proposal.

One of the bidders, a large multinational insurance company, which we refer to as Company D, that had originally submitted correspondence regarding a possible transaction, expressed serious interest in a business combination transaction but declined to submit a formal proposal for reasons relating to its own circumstances. On October 26, 2006, we and our financial advisors met with representatives of Company D at the offices of Bear Stearns to explore ways to address its circumstances and to encourage Company D to submit a formal proposal.

On or about October 27, 2006, our financial advisors reported that we had received an informal expression of interest from an additional bidder, Company B, which had previously removed itself from the process.

Company D continued to express serious interest and informally advised us that, subject to some further due diligence, it would come back to us with general parameters of a proposal for either an acquisition of the company or a significant capital investment, as well as an indication as to its timing. After an additional exchange of information, Company D indicated that it would be difficult to make a formal proposal in the proposed timeline and that, having conducted additional due diligence on the company, any formal proposal would be made at a valuation lower than its original bid and subject to a number of qualifications and contingencies. In addition, it indicated that, while in the future circumstances could change in a manner to allow Company D to make a formal proposal, they could offer no assurances that any formal proposal would be forthcoming in the near term.

Between October 27, 2006 and November 8, 2006, we and our financial advisors held discussions with Company B to determine its interest and ability to submit a timely proposal, and Company B reiterated that it was not able to submit a proposal within the specified timeframe. In addition, Company B’s preliminary assumption set, when used to calculate actuarial values, gave rise to a range the midpoint of which was below the value proposed by Cerberus and MassMutual Capital.

Between October 25, 2006, and November 8, 2006, we and our financial advisors engaged in extensive discussions with Cerberus and MassMutual Capital and their representatives. On November 3, 2006, as a result of numerous discussions with Cerberus and MassMutual Capital regarding their initial proposed price to acquire the company, we and Cerberus and MassMutual Capital began to focus our discussions exclusively on their proposal to provide equity capital to the company pursuant to the issuance of new securities representing approximately 68.7% of the voting equity in the company to the Investors in exchange for a $600 million investment, which implied a per share price of $4.00. Such a transaction would provide adequate immediate and long-term capital for us, satisfy any rating agency concerns and put us in the best position to restore our ratings and allow shareholders to continue to own a stake in the company going forward. This proposal from Cerberus and MassMutual Capital, however, was contingent on our agreeing to enter into exclusive negotiations with them.

On November 7, 2006 we met with Company C to respond to additional diligence questions, including providing an analysis of our ongoing liquidity needs. After this meeting, Company C informed us that its initial bid would be materially negatively impacted. Based on these comments, the special committee of the Board authorized management to execute an exclusivity agreement with Cerberus and MassMutual Capital.

As of November 8, 2006, we entered into an agreement with Cerberus and MassMutual Capital to negotiate, subject to certain exceptions, exclusively with them a definitive agreement for a 13-day period. Thereafter, we continued discussions with Cerberus and MassMutual Capital on the proposed terms of their investment. Cerberus and MassMutual Capital subsequently presented us with a proposed draft of the Securities Purchase Agreement for our review and we and our legal advisors prepared comments to the draft. We and our financial advisors advised Company C that while we could continue to receive proposals, our ability to otherwise negotiate with it was limited, and that while we would seriously consider any formal proposal, we desired to move quickly because of the uncertainty of our ratings status and because Cerberus and MassMutual Capital had placed a time limit on their proposal remaining open.

On November 8, 2006, the Board held a meeting, which was also attended by certain members of management and representatives of our financial advisors. The Board was updated on the status of discussions with Cerberus and MassMutual Capital and on the status of discussions with Company B and Company C. Management also discussed with the Board its consideration of seeking bankruptcy protection. Our financial advisors also discussed that a significant risk discount, combined with significant liquidity needs in the future, had reduced bids significantly below book value.

Also on November 8, 2006, we retained Duff & Phelps to analyze the proposed transaction and deliver to the Board its opinion with respect to the fairness to the company, from a financial point of view, of the proposed transaction. Because of prior relationships between the company and each of Goldman Sachs and Bear Stearns, the Board believed that it was important to receive the opinion of a third financial advisor with whom we had no prior relationship and who would perform its services on a fixed fee basis. Duff & Phelps did not, however, advise us or the Board regarding the sale process.

On November 9, 2006, we reported that the net loss available to ordinary shareholders for the three months ended September 30, 2006 was $30.5 million, or a loss of $0.54 per diluted ordinary share. The net loss for the third quarter was primarily attributable to expenses relating to our current financial situation and the unusually high tax expense for the quarter. Following the earnings release, which also included a brief update regarding the auction process, the market price of our ordinary shares dropped to approximately $6.40.

On November 11, 2006, in response to a due diligence inquiry posed by Company C, certain members of management met with representatives of Company C to provide additional information regarding the liquidity analysis which we had previously provided to them. At this meeting, Company C indicated that it remained interested in pursuing a transaction with us.

On November 14, 2006, S&P downgraded the financial strength ratings of our insurance subsidiaries from BBB− to B+. On November 17, 2006, A.M. Best downgraded the financial strength ratings of our insurance subsidiaries from B+ to B.

On November 14, 2006, the Delaware Insurance Department requested for the first time a meeting with our management and also requested detailed information regarding our GAAP and statutory financial statements, risk-based capital calculations and other detailed financial data.

On November 14, 2006, Cerberus and MassMutual Capital met with members of our management and the special committee of the Board, along with their and our respective legal and financial advisors, at the offices of LeBoeuf, Lamb, Greene & MacRae LLP. We discussed the price, due diligence items and open negotiation issues in the Securities Purchase Agreement, including the anticipated timing of the closing of the transaction. In the course of negotiations, we raised the issue of price as well as providing for a rights offering for some portion of the $600 million to be raised. Cerberus and MassMutual Capital indicated that the $4.00 per share price was the most they were willing to pay and that they were unwilling at that point in time to consider a rights offering given the advanced stage of the negotiations and the likelihood of a delay in finalizing a transaction if the complication of a rights offering were to be introduced.

On November 14, 2006, we paid Cerberus a commitment fee of $2.5 million pursuant to the commitment letter we entered into on September 26, 2006, $1.5 million of which Cerberus and MassMutual Capital agreed to credit towards our expense reimbursement obligations under our exclusivity agreement with them.

On November 16, 2006, Company C made an oral proposal to purchase the shares of our operating subsidiaries at a price below its original bid and at a valuation no greater than the proposal from Cerberus and MassMutual Capital. In submitting this proposal, Company C clarified that the proposal did not include the purchase of our parent company and required current shareholdes to assume all litigation risk arising from the previously filed class action lawsuits. A significant number of open issues remained to be negotiated in connection with this proposal.

On or about November 17, 2006 we were contacted by an investment bank specializing in financial institutions with a proposal to lead a rights offering to our existing shareholders. Certain members of management and the special committee of the board met with representatives of the investment bank to clarify the intent of its proposal and to respond to due diligence inquiries. Once the investment bank was provided with detailed information about the company’s liquidity position and the amount of capital we needed, the relatively short time period in which the additional capital was needed and our need for certainty if we were to proceed with a rights offering, in the form of a minimum participation guarantee, the investment bank immediately withdrew its proposal.

Also on November 17, 2006 we were approached by two of our largest shareholders and Company D with a preliminary proposal to participate in a financing transaction with a rights offering component. After an initial discussion with our financial advisors, several members of the special committee to clarify the intent of their preliminary proposal, these investors declined to pursue a rights offering and did not submit a formal proposal. Based on the result of these discussions, as well as the discussions with the investment bank noted above, management believed that under the circumstances we would be unable to find other parties willing to guarantee a minimum participation in a rights offering, and therefore it was not deemed a viable alternative.

On November 18, 2006, Company C contacted our financial advisors regarding our interest in an alternative proposal relating to an investment in us.

On November 19, 2006 we received a written proposal from Company C that was consistent with Company C’s original November 16th oral proposal, together with an alternative financing proposal for a $200.0 million preferred investment in the company by Company C at $4.00 per share and a commitment for a collateral financing facility to support our 2005 and 2006 new business production.

On November 19, 2006 our management made a presentation to the special committee of the Board to update the committee with respect to the current financial status of the company. The presentation addressed the company’s status in light of concerns regarding additional rating agency actions, the potential for regulatory action, the uncertainty of the company’s ability to raise liquidity to meet the needs of a run-off scenario, the company’s liquidity shortfall exposure during or soon after the fourth quarter of 2007, the magnitude of the potential loss of franchise value from not pursuing a transaction and the duties of management and the board of directors of a company that might be considered, from a legal perspective, to be in the ‘‘zone of insolvency.’’

In addition, on November 19, 2006, the Board held a meeting, which was also attended by members of management. The special committee updated the Board on the material aspects of the bid by Cerberus and MassMutual Capital and its conclusions regarding Company C’s original proposal. The special committee also discussed the preliminary proposal relating to a financing transaction with a rights offering component put forth by Company D and several of our largest shareholders. The special committee noted the appeal of a rights offering. However it was deemed unlikely that our largest shareholders and Company D would execute such a transaction because of Company D’s own business constraints.

On November 20, 2006, after being contacted by Company C, our advisors, along with certain members of the Board and management met with Company C to receive its alternative financing proposal.

On November 21, 2006, certain members of management and the special committee of the Board met with Company C for clarification of its alternative financing proposal. Because there remained significant open issues that would need to be negotiated with Company C, Company C had not had any discussions with HSBC, and had not formally approached the rating agencies, the special committee was concerned about timing and uncertainty in reaching a final agreement with Company C. In addition, Company C valued its proposed investment at an amount that was equal to the valuation implicit in the Investors’ proposal. The proposal required our existing shareholders effectively to indemnify Company C with regard to the costs in excess of a threshold amount associated with our outstanding litigation, and the size of Company C’s proposed investment would not be large enough to provide longer term stability to the company and offer the prospect of improved ratings with the rating agencies. In light of these factors, among others, the special committee of the Board determined that it did not wish to pursue discussions with Company C and thereby risk losing the proposed transaction with Cerberus and MassMutual Capital, which at this point in time had reached an advanced stage of negotiations.

On November 21, 2006, after being contacted by Company D, certain members of management and the special committee met with representatives of Company D. At this meeting Company D informed us they could not submit a proposal in a timely fashion.

Finally, after exhausting all other available options, on November 21, 2006, we entered into an amended and restated exclusivity agreement with Cerberus and MassMutual Capital, pursuant to which we agreed to extend our exclusive negotiations with them until November 26, 2006 pursuant to an amended and restated exclusivity agreement that, among other things, did not allow us to provide any non-public due diligence materials to other potential acquirers during its term. During the course of the negotiations of the amended and restated exclusivity agreement, Cerberus and MassMutual Capital indicated to our management that they were unwilling to continue negotiations on any other basis and, in any event, beyond November 26, 2006.

Negotiating the Transaction with Cerberus and MassMutual Capital

On November 21, 2006, certain members of management, along with Cerberus and MassMutual Capital, met with our rating agencies regarding their proposal, and at these meetings we were advised that the rating agencies viewed our proposed transaction with them favorably.

Also on November 21, 2006, Cerberus and MassMutual Capital met with members of our management and the special committee of the Board, along with their and our respective legal and financial advisors, at the offices of LeBoeuf, Lamb, Greene & MacRae LLP to negotiate the terms of the Securities Purchase Agreement and the other transaction documents. From November 21, 2006 until November 26, 2006, the parties and their respective counsel held daily negotiations relating to the terms of the transaction. During the course of these negotiations, we again raised the issue of a rights offering to allow our shareholders an opportunity to participate at the same price as Cerberus and MassMutual Capital, and again this request was rejected by them.

On November 22, 2006, Cerberus and MassMutual Capital met with the Cypress Entities, our largest shareholder, to discuss the terms of the Issuance and a future business plan.

On November 22, 2006, the Board held a meeting, which was also attended by certain members of management. Management discussed the current status of negotiations with Cerberus and MassMutual Capital and updated the Board on negotiations for a continuing forbearance agreement with HSBC and a notice from the IRS regarding an upcoming audit.

On November 23, 2006, the U.K. Financial Services Authority notified Scottish Re Limited, our U.K. domiciled insurance subsidiary, that based on public speculation regarding our strategic review process it was concerned about the continuance of Scottish Re Limited’s ability to write new business. In response to the Financial Services Authority’s concerns, Scottish Re Limited agreed that it would provide the Financial Services Authority with prior notice of any material transaction that it enters into with an affiliate.

On or about November 25, 2006, Cerberus and MassMutual Capital met with HSBC and reached an agreement whereby HSBC agreed that it would extend its forbearance agreement with us pending the closing of a transaction with Cerberus and MassMutual Capital, if we were to enter into a transaction with them on the terms that we had been negotiating with them.

On November 26, 2006, the Board met to finalize consideration of the transaction and the proposed Securities Purchase Agreement and the other transaction documents. Our legal advisors reported to the Board the resolution of the final issues in the proposed Securities Purchase Agreement and the other transaction documents and reviewed with the Board the final Securities Purchase Agreement and the other transaction documents. Our legal advisors provided advice on the fiduciary duties applicable to the Board, including its duties to the company, shareholders and creditors in light of the company’s financial condition. Our financial advisors then discussed with the Board the options, other than the transaction, then available to us, including the status of the other bidders, and the potential for completing an alternate transaction, including bankruptcy, or run-off. Certain members of management made a presentation to the Board concerning the feasibility of not accepting the proposed Securities Purchase Agreement and restarting the sales process after refining the actuarial appraisal and cash flow projections, and giving other potential bidders the opportunity to further develop their expressions of interest. This presentation noted the probability of further negative rating agency action, loss of key personnel, regulatory concerns, erosion of enterprise value, and lack of certainty of closing a future transaction. Specifically, it was noted that management had been made aware that Moody’s intended to further downgrade the company and its subsidiaries as early as November 27, 2006, if a transaction substantially similar to the transaction embodied in the Securities Purchase Agreement were not signed. Furthermore, the management presentation noted that absent a transaction to address the strains imposed by our 2005 and 2006 production, liquidity issues would become acute by the end of 2007. In addition, management noted that if HSBC did not extend the forbearance agreement as a result of entering into the transaction with Cerberus and MassMutual Capital, the company would likely be unable to meet liquidity requirements at the time any collateral call were to be made, which could have resulted in the company seeking bankruptcy protection as early as December 7, 2006.

Each of our financial advisors also reviewed its respective financial analysis of the transaction and rendered to the Board oral opinions, which were confirmed by written opinions dated November 26, 2006, of Bear Stearns, Duff & Phelps and Goldman Sachs, respectively, to the effect that as of that date, based upon and subject to the matters described in their opinions, the $600.0 million in aggregate consideration to be received by us in respect of the Issuance was fair, from a financial point of view, to the company. The Board discussed the proposed transaction and posed various questions to our management and legal and financial advisors. In its deliberations, the Board also specifically weighed, among other things, the benefits of the proposed transaction against the advantages and disadvantages of not moving forward with it, including alternate structures, including run-offs and the likelihood of another strategic transaction. The Board also considered our alternatives in bankruptcy based on the analysis that had been previously prepared by our legal advisors. Based on the reasons set forth below under ‘‘— Recommendation of the Board and its Reasons for the Issuance,’’ the Board (i) unanimously approved the designation, terms, authorization and issuance of the Convertible Shares to the Investors and the issuance to the Investors of the ordinary shares into which such Convertible Shares may be converted, (ii) unanimously determined that the issuance of the Convertible Shares (and the issuance of the ordinary shares into which the Convertible Shares may be converted) to the Investors is fair to the company and in the best interests of the company and our shareholders and (iii) unanimously recommended that our shareholders adopt and approve the Issuance. In making this determination, the Board also considered the Investors’ financial resources and reputation with rating agencies and creditors and the Board’s belief that the Investors would be acceptable to regulators.

On November 26, 2006, in connection with the execution of the Securities Purchase Agreement, we entered into an Amended and Restated Forbearance Agreement with HSBC, which was willing to enter into this agreement assuming we reached agreement with Cerberus and MassMutual Capital. Cerberus and MassMutual Capital made execution of a forbearance agreement with HSBC a condition to their signing an agreement with us. Pursuant to the terms of the amended forbearance agreement, HSBC will continue to hold $65.0 million as collateral pursuant to the terms of the collateral finance facilities that we entered into with HSBC in 2004 and December 2005. Within three business days of the completion of the Issuance, HSBC will pay us an amount of collateral equal to $32.5 million, and it will pay an amount of $7.5 million into a reinsurance trust account relating to the collateral finance facilities. In addition, subject to certain conditions, HSBC will pay us an amount of collateral equal to $25.0 million, and will use reasonable efforts to permit Scottish Re (Dublin) Limited to withdraw the $7.5 million deposited in the reinsurance trust account, within three business days of Scottish Annuity & Life Insurance Company (Cayman) Ltd. being assigned an insurer financial strength rating of at least A3 by Moody’s or A− by S&P. HSBC also agreed, for a period of two years, to not make any demand for additional collateral until the occurrence of certain events, including (i) any litigation being brought against us or our subsidiaries to collect upon or enforce indebtedness equal to or exceeding $25,000,000, (ii) Scottish Re Group Limited, Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (Dublin) Limited or Scottish Re (U.S.), Inc. becoming subject to bankruptcy, insolvency, reorganization, liquidation, conservation, rehabilitation or other similar proceedings, (iii) our declaration of any cash dividend, return of capital, capital distribution or similar payment with respect to our ordinary shares and Scottish Annuity & Life Insurance Company (Cayman) Ltd. not having an insurer financial strength rating of at least A− by S&P and A3 by Moody’s, (iv) our shareholders not having approved the proposals set forth in this proxy statement by March 26, 2007, (v) Scottish Re Group Limited or Scottish Annuity & Life Insurance Company (Cayman) Ltd. failing to maintain minimum capital and surplus or (vi) the Issuance not being completed by September 30, 2007.

In connection with the execution of the Securities Purchase Agreement, on November 27, 2006, we entered into a commitment letter with Cerberus pursuant to which Cerberus agreed to provide Scottish Annuity & Life Insurance Company (Cayman) Ltd. a term loan facility in an amount of up to $100.0 million. Cerberus and MassMutual Capital have agreed that MassMutual Capital will provide half of such loan facility. We and, to the extent permitted by applicable insurance regulations, Scottish Re (Dublin) Limited will guarantee any borrowings under the facility. The facility will be secured by a first priority lien on, and security interest in, certain of our and Scottish Annuity & Life Insurance Company (Cayman) Ltd.’s collateral. Borrowings under the facility will be available only once our shareholders have approved the proposals set forth in this proxy statement. We agreed to pay Cerberus a commitment fee of $1,000,000 in connection with this facility. In addition, we entered into a commitment letter with Citigroup Global Markets Inc. and Calyon Securities (USA) Inc. for a collateral finance facility of up to $500 million. These facilities were arranged by Cerberus and MassMutual Capital and formed part of their negotiated proposal considered by the Board. The commitments are conditioned upon shareholder approval of the Issuance being obtained.

Prior to the opening of trading on November 27, 2006, we and the Investors executed the Securities Purchase Agreement and we publicly announced the transaction.

Subsequent to the announcement of the transaction, on December 6, 2006, we entered into a memorandum of understanding with the Ohio Insurance Department pursuant to which the Ohio regulator agreed to not take any actions at such time against Scottish Re (U.S.), Inc., subject to certain conditions being met, including the completion of the Issuance.  On December 7, 2006, we met with the Delaware Insurance Department to discuss the Issuance.

Subsequent to the announcement of the Issuance, S&P upgraded the financial strength ratings of our insurance subsidiaries from B+ to BB.

Opinions of Our Financial Advisors

Goldman, Sachs & Co.

Goldman, Sachs & Co., or Goldman Sachs, acted as our co-financial advisor (together with Bear Stearns) in connection with the Issuance. On November 26, 2006, Goldman Sachs delivered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion, dated as of November 26, 2006, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the $600 million in aggregate consideration to be received by us for the Convertible Shares pursuant to the Securities Purchase Agreement was fair from a financial point of view to the company.

The full text of the written opinion of Goldman Sachs, dated November 26, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E. Goldman Sachs provided its opinion for the information and assistance of the Board in connection with its consideration of the Issuance. The Goldman Sachs opinion is not a recommendation as to how any holder of ordinary shares should vote with respect to the Issuance or related matters.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Securities Purchase Agreement, the form of the Certificate of Designations and the form of Registration Rights and Shareholders Agreement to be entered into by us and the Investors;

•	our annual reports to shareholders and annual reports on form 10-K for the five years ended December 31, 2005;

•	certain interim reports to shareholders and our quarterly reports on form 10-Q and certain other communications from us to our shareholders;

•	an actuarial appraisal as of December 31, 2005 prepared by a third party actuarial firm dated August 14, 2006 and revised August 25, September 16 and October 31, 2006 (the ‘‘Third Party Actuarial Report’’);

•	an internal memorandum and analysis dated November 21, 2006 prepared by us that estimates the valuation of our insurance companies and affiliated companies in a stand alone run-off scenario as of December 31, 2005;

•	certain internal financial analyses and forecasts for the company prepared by our management including with respect to our revenue, net income, cash flow, securitizations, and capital structure, and;

•	our analysis and forecast of current and projected cash and collateral requirements (both with and without the proposed Investment) (the ‘‘Liquidity Analysis’’);

Goldman Sachs also understood, and took into account in providing its opinion, that we expected Cerberus Capital Management, L.P. to provide an interim facility to the company (aggregate principal amount up to $100,000,000) (the ‘‘Interim Facility’’) for which Cerberus Capital Management, L.P. would charge fees and we expected to receive commitments for an 11-year financing facility (aggregate principal amount $500,000,000 to $600,000,000) to fund our 2005 and 2006 new business production, and Goldman Sachs reviewed the commitment letters with respect thereto. Goldman Sachs also held discussions with members of our senior management and the Board regarding their assessment of the potential benefits of the Issuance and the past and current business operations, financial condition and future prospects of the company, including their assessment regarding the risks and uncertainties of achieving the forecasts in the amounts and time periods contemplated thereby. In addition, Goldman Sachs:

•	reviewed with members of our senior management and the Board the effects of the Issuance and the application of the proceeds thereof on our current and projected financial position, income statements and cash flow as well as cash and available collateral;

•	was advised as to the status of various legal proceedings by our counsel and relied thereon;

•	had discussions with HSBC regarding the matters relating to our collateral obligations to it;

•	contacted a number of companies and other investors with respect to the possible sale of all or a part of the company, including by way of a merger, by a sale of a portion or all of the assets or shares of the company or by an investment into the company in exchange for the issuance of securities by us;

•	reviewed the reported price and trading activity for our ordinary shares, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain prior transactions in the life insurance industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, actuarial, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion.

Goldman Sachs is not an actuarial firm and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions and it relied on our actuaries with respect to the adequacy of reserves for our insurance and investment contract liabilities. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of reserves for our insurance and investment contract liabilities. In addition, Goldman Sachs did not make an independent evaluation or appraisal of our assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) or any of our subsidiaries or of the solvency of the company or any of our subsidiaries.

Certain Assumptions.    In rendering its opinion, Goldman Sachs was instructed by us to assume that:

(i)	our representations and warranties in the Securities Purchase Agreement were accurate and our covenants and agreements to the Investors will be satisfied, and reinsurance recoverables of the company and our subsidiaries will be collected in cash or offset against amounts owed, such that no indemnification obligations from us to the Investors will arise;

(ii)	(A) each of the rating agencies (Moody’s, S&P and A.M. Best) had indicated that, absent the announcement of a transaction in the near-term (in the case of Moody’s, as early as Monday, November 27, 2006), it would downgrade the company’s and our reinsurance subsidiaries’ senior debt and financial strength ratings and (B) at our ratings as of November 22, 2006, or below, our ability to write new business was very limited, impacting the value of our ongoing franchise;

(iii)	(A) we had been under close scrutiny from our key regulators since the announcement of our second quarter 2006 earnings on August 3, 2006 and believed, based on management’s discussions with our regulators, that if a transaction was not announced in the near-term, our regulators could take actions ranging from suspending our licenses to placing our reinsurance subsidiaries under regulatory supervision, (B) in the case of a termination or suspension of our licenses, we would no longer be able to write new business and in-force business may be cancelled and recaptured, most likely on an adverse basis and (C) if our reinsurance subsidiaries were placed under regulatory supervision, shareholders’ interests would be subordinated to those of policyholders, ceding insurers and creditors, which could dramatically reduce or eliminate the value to be received by shareholders;

(iv)	(A) absent an infusion of a significant amount of cash in the form of new capital into the company, under our Liquidity Analysis (pre-Investment), we will become insolvent in the first quarter of 2008 (approaching insolvency in the fourth quarter of 2007), (B) such Liquidity Analysis does not take into consideration any further deterioration that may occur in our ratings, financial profile or additional collateral demands from our customers and financing sources, among others (additional liquidity requirements, which have not been anticipated in the Liquidity Analysis, include but are not limited to the matters referred to in clauses C through G following), any one of which individually or in combination could accelerate the timing of our insolvency; (C) if a transaction was not announced by the expiration of our forbearance agreement with HSBC on December 7, 2006, we believed that HSBC could have demanded a significant amount of additional collateral, which, based on our pre-Investment cash and available collateral position, could have resulted in our immediate insolvency, (D) the Liquidity Analysis assumed that all shareholder litigation involving us will be settled within existing insurance coverage limits, as to which there can be no assurances, (E) we had recently received notice from the I.R.S. that we will be subject to an audit on our 2003 – 2005 tax returns and any adverse determinations resulting therefrom also could adversely affect our cash and available collateral positions, (F) in the event of regulatory actions such as a suspension or termination of our licenses, our potential requirement by customers to post additional collateral is not considered in our Liquidity Analysis, and (G) non-insurance holding companies that are affiliates of the company may be adversely affected to the extent that insurance regulators limit dividends or other forms of distributions to them from our reinsurance subsidiaries and, if adequate cash is not available to fund their obligations (including the repayment of the 4.5% Senior Notes, aggregate principal amount $115,000,000, that were putable at par to us for cash on December 6, 2006), we may become insolvent;

(v)	given our ratings on November 22, 2006, regulatory concerns and cash and available collateral positions, our ability to retain customers, vendors and key employees continued to deteriorate;

(vi)	our failure or inability to provide additional collateral to our commercial banks or customers would likely result in the company filing a voluntary petition for reorganization under the federal bankruptcy code; and

(vii)	it would be unlikely that holders of ordinary shares would receive any significant value for their investment in the event that we filed a petition under the federal Bankruptcy Code.

Goldman Sachs did not express any opinion as to the prices at which the ordinary shares will trade at any time following consummation of the Issuance and its opinion did not address the relative merits of the Issuance as compared to any alternative transaction that might be available to us. Goldman Sachs did not express any opinion as to the impact of the transactions contemplated by the Securities Purchase Agreement on our solvency or viability or our ability to pay our obligations when they become due. In rendering its opinion, Goldman Sachs assumed that the Issuance and the transactions contemplated thereby will be consummated, and that all governmental, regulatory or other consents and approvals necessary for consummation of the Issuance will be obtained, without any adverse effect on us or on the expected benefits of the Issuance in any way meaningful to Goldman Sachs’ analysis.

Transaction Process and Various Analyses.    The following is a summary of the transaction process and various financial analyses reviewed by Goldman Sachs with the Board in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the transaction process or financial analyses reviewed by Goldman Sachs with the Board or by Goldman Sachs for purposes of its analysis. The assumptions set forth in clauses (i) through (vii) under ‘‘Certain Assumptions’’ above were particularly important to Goldman Sachs’ analysis. The order of analyses described below does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 22, 2006, and is not necessarily indicative of current market conditions.

Overview of Key Events in the Transaction Process: Goldman Sachs reviewed with the Board the key events in the transaction leading up to the proposed Issuance. This included a review of the broad solicitation process undertaken in which 43 parties were contacted, of which 30 parties signed a confidentiality agreement with us and received access to the online data room and pre-recorded conference calls with our management team. Goldman Sachs noted that at the conclusion of Phase One of the solicitation process, in which parties were invited to bid for either an equity investment into the company or an acquisition of 100% of the company, thirteen bids were received, of which one was from a potential buyer that had not executed a confidentiality agreement and had chosen to submit a bid based on public information. In Phase Two, the six buyer groups were given access to additional information through the online data room and were invited to onsite discussions to meet with our management team and our third party actuarial firm. Goldman Sachs noted that during the course of Phase Two due diligence, two buyer groups withdrew from the process. At the conclusion of Phase Two, we received bona fide proposals from only two of the remaining four groups, including the Investors. The other proposal, after various clarifying discussions and revisions, was similar in terms but contemplated a lower aggregate level of investment.

Company Estimate of Company Value in Run-off based on Third Party Actuarial Report: Goldman Sachs reviewed the run-off analysis prepared by us for which the starting point was an appraisal value calculated in a revised Third Party Actuarial Report dated October 31, 2006. The run-off analysis was based on several assumptions that differed materially from the Third Party Actuarial Report including among others, higher assumed shock lapse rates following the level premium period, removal of new business value, and reduced operating expenses. Realization of the run-off value was highly dependent on the ability to fund capital and collateral requirements, which were projected to reach a peak cumulative funding need of approximately $1,000,000,000 by 2014 based on capital needs during run-off. The following table sets forth the illustrative present value of run-off values assuming 12% and 15% discount rates and different levels of shock lapse:

Description	Present Value
Run-off Value at 12% (assuming 80 / 20% shock lapse)	$69mm
Run-off Value at 15% (assuming 80 / 20% shock lapse)	(147)
Run-off Value at 12% (assuming 100% shock lapse)	(291)
Run-off Value at 15% (assuming 100% shock lapse)	(397)

Source: The Company.

Company Liquidity Forecast: Goldman Sachs reviewed the Liquidity Analysis prepared by us as of November 20, 2006, which indicated that absent a capital infusion, we would become insolvent during the first quarter of 2008. Goldman Sachs also considered several factors that were not taken into account in the Liquidity Analysis that could accelerate the timing of our insolvency. These included the following risks:

•	Increased demand for collateral from creditors as existing agreements expire;

•	Cost of shareholder litigation exceeding existing policy limits;

•	Any adverse development in our business that could disrupt the timing of cash flows or the occurrence of any unexpected contingent expense, including, for example, increased tax costs following an audit, as to which the IRS had recently notified us, of our 2003 – 2005 tax returns;

•	Increased collateral requirements triggered by regulatory actions such as a suspension or termination of our licenses.

The table below sets forth the key results of our Liquidity Analysis on a quarterly basis:

	2006E	2007E				2008E
	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Total cumulative liquidity, net of collateral excess or shortfall	$110.5	$85.0	$52.1	$22.2	$1.9	$(1.2)	$(32.4)	$(63.6)	$(84.2)

Source: Company projections.

The table below sets forth the key results of our Liquidity Analysis on an annual basis:

	2006 Q4	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E
Total cumulative liquidity, net of collateral excess or shortfall	$110.5	$1.9	$(84.2)	$(327.1)	$(440.9)	$(559.6)	$(621.2)	$(640.3)	$(650.9)	$(620.1)	$(558.6)

Source: Company projections.

Historical Stock Trading Analysis: Goldman Sachs reviewed the historical trading prices and volumes for our ordinary shares for the time periods from November 24, 1998 to November 22, 2006, two trading days before we publicly announced the proposed Issuance, from November 21, 2003 to November 22, 2006, from November 22, 2005 to November 22, 2006, from May 22, 2006 to November 22, 2006, and from July 28, 2006, the last trading day before we issued our 2006 Q2 earnings warning, to November 22, 2006. Goldman Sachs calculated the weighted average price per share of our ordinary shares for such periods and compared the results of such analysis to the implied price per share of $4.00 to be paid in the transaction. Goldman Sachs also calculated the shares traded during these periods as a percentage of the shares outstanding. The results of this analysis are summarized below:

	11/24/1998 to11/22/2006	11/21/2003 to11/22/2006	11/22/2005 to11/22/2006	5/22/2006 to11/22/2006	7/28/2006 to11/22/2006
Weighted Average Market Price	$14.54	$14.14	$10.89	$8.17	$7.27
Shares Traded as Percentage of Shares Outstanding	920.2%	625.2%	452.9%	372.1%	338.1%

Source: FactSet.

Goldman Sachs considered the weighted average market prices for the periods shown commencing prior to July 28, 2006 to be less relevant because such weighted averages reflect trading prior to the 2006 second quarter earnings warnings and subsequent events.

Third Party Actuarial Firm Estimate of Actuarial Appraisal and Group Net Value: Goldman Sachs reviewed the Third Party Actuarial Report but did not consider it important for evaluating the Issuance due to the following reasons:

•	The analysis assumed that we had unlimited access to funding, which was not realistic in light of the liquidity crisis faced by us.

•	The Third Party Actuarial Report assigned substantial value to new business, which did not appear achievable given our liquidity position and ratings.

•	Certain key assumptions were contested by potential bidders based on industry experience, such as, for example, assumptions relating to lapses at the expiration of the level term period for the relevant books of business.

•	The Third Party Actuarial Report was revised on multiple occasions to correct errors that were discovered upon additional review, further decreasing potential bidders’ confidence in its conclusions.

Other Analyses: Goldman Sachs also prepared and reviewed other analyses including comparable company trading analyses, precedent transactions multiples analyses and price to book value versus projected return on average common equity analyses. Given our liquidity crisis, recent operating losses and lack of clarity in research estimates of our projected earnings generation capabilities, Goldman Sachs did not consider these analyses to be relevant for purposes of evaluating the Issuance.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of the analyses and attributed particular weight to the assumptions described under ‘‘Certain Assumptions’’ above. Goldman Sachs also made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the company or the contemplated transaction.

Goldman Sachs reviewed the foregoing analyses for purposes of providing its opinion to the Board as to the fairness from a financial point of view to the company of the $600,000,000 in aggregate consideration to be received by us for the Convertible Shares. These analyses (other than the Third Party Actuarial Report discussed under ‘‘Company Estimate of Company Value in Run-off based on Third Party Actuarial Report’’ and ‘‘Third Party Actuarial Firm Estimate of Actuarial Appraisal and Group Net Value’’) do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The size of the investment and, the purchase price per Preferred Share and the exchange ratio were determined through arms’-length negotiations between us and MassMutal Capital and Cerberus Capital

Management, L.P. and were approved by the Board. Goldman Sachs provided advice to us during these negotiations. Goldman Sachs did not, however, recommend any specific investment amount, purchase price per Preferred Share or exchange ratio to us or the Board or that any specific investment amount, purchase price per Preferred Share or exchange ratio constituted the only appropriate investment amount, purchase price per Preferred Share or exchange ratio for the transaction.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Securities Purchase Agreement. The foregoing summary does not purport to be a complete description of the analyses performed and reviewed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Pursuant to an engagement letter dated July 25, 2006, Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the Issuance. Goldman Sachs has and expects to receive fees for its services in connection with the Issuance, $2.6 million having been paid as of announcement of the Issuance and the remaining $5.2 million contingent upon consummation of the Issuance, and we have agreed to reimburse Goldman Sachs’ expenses and indemnify Goldman Sachs and related persons against certain liabilities, including certain liabilities under the federal securities laws. Goldman Sachs also expects to receive fees of up to $975,000 upon the execution of definitive documentation for the Interim Facility.

Goldman Sachs is currently providing and has provided certain investment banking services to us and our affiliates from time to time, including having acted as financial advisor and initial purchaser for our Orkney I securitization (aggregate principal amount $850,000,000) in February 2005, financial advisor and initial purchaser for our Orkney II securitization (aggregate principal amount $455,000,000) in December 2005, co-lead manager for our follow-on offering of 9,400,000 ordinary shares in December 2005, lead manager and bookrunner for our Catastrophe Mortality Bond (aggregate principal amount $155,000,000) in April 2006 and co-manager for our Ballantyne Re securitization (aggregate principal amount $1,700,000,000) in May 2006. Goldman Sachs also has provided certain investment banking services to Massachusetts Mutual Life Insurance Company and its affiliates from time to time, including having acted as co-manager for the issuance of Massachusetts Mutual Life Insurance Company’s 5.625% surplus notes due 2023 (aggregate principal amount $250,000,000) in May 2003. Goldman Sachs also has provided certain investment banking services to Cerberus Capital Management, L.P. and its affiliates from time to time, including having acted as a joint-lead arranger, bookrunning manager and agent for a senior credit and mezzanine refinancing for LNR Capital Corporation (aggregate principal amount $1,700,000,000) in June 2006, a bookrunner and joint-lead manager for the initial public offering of 26,100,000 shares of AerCap Aviation Solutions in November 2006, and a bookrunner and joint-lead manager for the initial public offering of 615,809,000 shares of Aozora Bank in November 2006. Goldman Sachs also may provide investment banking services to the company, Massachusetts Mutual Life Insurance Company and Cerberus Capital Management, L.P. and their affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates have provided and may provide such services to us, Massachusetts Mutual Life Insurance Company, Cerberus Capital Management, L.P. and their respective affiliates. Goldman Sachs and its affiliates have actively traded, and may in the future actively trade, the debt and equity securities (or related derivative securities) of the company, affiliates of Massachusetts Mutual Life Insurance Company, Cerberus Capital Management, L.P. and special purpose financing vehicles sponsored by us for their own account and for the accounts of their customers and have held, currently hold or may at any time in the future hold, long and short positions of such securities (including related derivative securities and securities for which Goldman Sachs acted as initial bookrunner or purchaser).

The Board selected Goldman Sachs as its co-financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

Bear, Stearns & Co. Inc.

Overview.    Pursuant to an engagement letter dated as of July 25, 2006, we retained Bear, Stearns & Co. Inc. to act as our (i) financial advisor in connection with the possible sale of all or a portion of the company and (ii) arranger in connection with a possible term loan financing or series of term loan financings. We also retained Goldman Sachs in connection with these transactions, pursuant to a separate engagement letter. In selecting Bear Stearns, the Board considered, among other things, that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the insurance and reinsurance industries as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continually engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings; private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the November 26 meeting of the Board, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of November 26, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the financial consideration to be received by us for the Convertible Shares was fair, from a financial point of view, to the company.

The full text of Bear Stearns’s written opinion is attached as Annex F to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’s opinion:

•	was provided to the Board for its benefit and use;

•	did not constitute a recommendation to the Board or any shareholder as to how to vote in connection with the Issuance or otherwise;

•	did not constitute a solvency or reserve adequacy opinion with regard to the company, nor did it address our solvency or the adequacy of our reserves or those of any of our affiliates following completion of the Issuance or at any other time; and

•	did not address our underlying business decision to pursue the Issuance, the relative merits of the Issuance as compared to any alternative business strategies that might exist for us, or the effects of any other transaction in which we might engage.

We did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed the draft transaction documents, which for the purposes of the opinion were assumed not to be materially different from their final forms;

•	reviewed our Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and our Current Reports on Form 8-K filed since December 31, 2005;

•	reviewed certain operating, financial and actuarial information (including an independent consultant’s actuarial appraisal) relating to our business and prospects, including liquidity projections for the ten years ending December 31, 2016 (assuming no completion of the Issuance or any alternative extraordinary transaction) and projections for the four years ending December 31, 2010 (assuming completion of the Issuance), all as prepared and/or provided to Bear Stearns by our management;

•	met with certain members of our senior management to discuss our business, operations, historical and projected financial results, current and prospective financial condition, current and prospective liquidity and funding needs, alternative funding sources and future prospects, including management’s view of the risks and uncertainties associated with not pursuing the Issuance or a similar extraordinary transaction;

•	reviewed the historical prices, trading multiples and trading volumes of our ordinary shares;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to us;

•	reviewed certain publicly available Wall Street equity research reports and credit rating agency reports regarding us;

•	reviewed, analyzed and/or performed discounted cash flow and/or valuation analyses based on the projections for us in a ‘‘run-off’’ scenario (i.e., assuming no completion of the Issuance or any similar extraordinary transaction) and on a ‘‘going concern’’ basis (i.e., assuming completion of the Issuance);

•	reviewed our pro forma financial condition, liquidity profile and capitalization, after giving effect to the Issuance and certain related financing transactions;

•	reviewed the terms of recent acquisitions involving companies which Bear Stearns deemed generally comparable to us; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

In rendering its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial, accounting, legal, actuarial, tax and other information provided to or discussed with Bear Stearns by us or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above. With respect to the projections, Bear Stearns relied on representations that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our senior management as to our expected future performance. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and further relied upon the assurances of our senior management that they were unaware of any facts that would make the information and projections incomplete or misleading. Bear Stearns was advised as to various legal matters by our counsel and relied on the advice of such counsel in connection with its opinion.

In arriving at its opinion, Bear Stearns did not perform any independent appraisal of our assets or liabilities (contingent or otherwise), and, apart from an actuarial appraisal carried out by third party consultants at our instruction, had not been furnished with any such appraisals. Bear Stearns is not a firm of actuaries, its services did not include any actuarial determination or evaluation by Bear Stearns or any attempt to evaluate actuarial assumptions and it relied on our actuaries with respect to the adequacy of reserves for our insurance and investment contract liabilities. During the course of Bear Stearns’s engagement, it was asked by the Board to solicit indications of interest from various strategic acquirors/investors and private equity investors regarding an acquisition of, or an investment transaction involving, us, and it has considered the results of such solicitation in rendering its opinion. Bear Stearns assumed that the Issuance and the transactions contemplated thereby will be consummated in a timely manner and in accordance with the terms of the transaction documents without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on us or on the expected benefit of the Issuance in any way meaningful to its analysis. Since, according to the terms of the transaction documents, the conversion ratio of the Convertible Shares is subject to upward adjustment for indemnification of losses suffered by the Investors from breaches of representations and warranties, failure to perform covenants and other agreements or non-collection in cash or by offset of reinsurance recoverables of us and our subsidiaries, Bear Stearns assumed, with our consent, that the representations and warranties made to the Investors are true and complete, that such covenants and other agreements will be performed in accordance with their terms and that such reinsurance recoverables will be collected in cash or by offset of amounts owed.

Bear Stearns did not express any opinion as to the price or range of prices at which our ordinary shares may trade subsequent to the announcement or completion of the Issuance.

The following is a brief summary of the significant situational, valuation and financial reviews and analyses considered and/or performed by Bear Stearns and discussed with the Board in connection with rendering its fairness opinion.

Situational Factors.    In evaluating our financial condition, liquidity profile and funding needs and future prospects, at the time of formulating its opinion, Bear Stearns was advised by us, and was instructed by us to assume, that:

•	Based on our liquidity projections, assuming no new financing or surplus relief transactions and given our current cash position, if we were to meet all our existing payment obligations, including collateral needs for reinsurance purposes, we would expect to exhaust our liquidity resources during the first quarter of 2008 (approaching insolvency in the fourth quarter of 2007) and, under such circumstances, would no longer be able to conduct our operations after such time without additional financing. Our liquidity projections do not take into consideration any further deterioration that may occur in our ratings, financial profile or additional collateral demands from our counterparties and/or financing sources, or any other additional liquidity requirements which have not been anticipated in the liquidity projections, any one of which individually or in combination could accelerate the timing of our potential insolvency.

•	Based on our liquidity projections, assuming no new financing or surplus relief transactions and given our current cash position, our funding gap would be expected to continue to grow, from its initial negative balance as outlined above to approximately negative $650 million in 2014.

•	Unless we were to effect the Issuance or a similar alternative extraordinary transaction entailing a significant permanent cash infusion, it was likely that (i) our credit ratings would have continued to be downgraded (in fact, each of Moody’s, S&P and A.M. Best indicated that, absent the announcement of a transaction in the near-term (as early as Monday, November 27, 2006, in the case of Moody’s), it would have downgraded our and our reinsurance subsidiaries’ senior debt and financial strength ratings); (ii) we would have expected to begin to experience (A) a further impairment in our ability to write new business, (B) significant recaptures of existing business by cedants and/or (C) demands for additional collateral from certain current creditors of our affiliates given the lack of a substantive arbitration process when we were in financial distress; and (iii) the value of our ongoing franchise would have been materially impacted.

•	We had been under close scrutiny from our key regulators since the announcement of our second quarter 2006 earnings on August 3, 2006 and believed, based on management’s discussions with our regulators, that (i) unless we were to effect the Issuance or a similar alternative extraordinary transaction entailing a significant permanent cash infusion, either (A) we would have been forced to commence bankruptcy or insolvency proceedings at some point in the near future or (B) certain of our insurance subsidiaries would likely have been placed under regulatory proceedings by our regulators, or both; (ii) in the case of a termination or suspension of our licenses, we would no longer have been able to write new business and in-force business may have been cancelled and recaptured, most likely on an adverse basis; and (iii) if our reinsurance subsidiaries were placed under regulatory supervision, the rights of our shareholders would have been subordinated to those of our ceding insurers and other creditors, which could have dramatically reduced or eliminated the value to be received by shareholders.

•	In the event of suspensions or revocation of our licenses, our potential obligations to fund additional collateral were not considered in our liquidity projections; and there would likely have been further adverse effects to our liquidity profile owing to the action of insurance regulators limiting dividends or other forms of distributions from our regulated subsidiaries and, if any of these events had transpired, adequate cash would not have been available to fund any material debts that were coming due, including the $115.0 million principal amount 4.5% convertible senior notes, which were expected to be ‘‘put’’ to us on December 6, 2006.

•	Unless we were to execute definitive documentation with respect to the Issuance or a similar alternative extraordinary transaction involving a significant permanent cash infusion, on or prior to the December 7, 2006 scheduled expiration of the forbearance agreement that our affiliate Scottish Annuity & Life Insurance Company (Cayman) Ltd. has with HSBC, we believed that HSBC would have been in a position to demand a significant amount of additional collateral, which, based on our cash and collateral position before giving effect to the Issuance, would result in our immediate insolvency.

•	We (and our liquidity projections) assumed that all shareholder litigation involving us would be settled within existing insurance coverage limits.

•	We had recently received notice from the IRS that we were to become the subject of an audit of our 2003 through 2005 tax returns, and any adverse determinations by the IRS could adversely affect our cash and available collateral positions, as well as having a material earnings impact through unforeseen assessments.

•	Based on our liquidity projections, and following the completion of the Issuance, we expected to have adequate liquidity at least through the end of 2016, the last time period reflected in our liquidity analysis.

•	The broad process by which we had solicited both potential strategic acquirors of, and potential strategic and financial investors in, the company did not lead to any alternative indications of interest that would have adequately addressed our current and prospective liquidity needs.

•	A ‘‘run-off’’ discounted cash flow analysis performed by our senior management indicated a potential economic value to existing holders of our ordinary shares ranging from $69 million (or $1.00 per share) to negative $147 million at 12% and 15% risk discount rates, respectively; however, our management had indicated that it was unclear how early negative cash flows in such a ‘‘run-off’’ would be financed, which led our senior management to question the viability of this operating scenario in the absence of a significant capital injection or financing.

•	Given our current ratings, regulatory concerns and cash and available collateral positions, our ability to retain customers, vendors and key employees continued to deteriorate.

•	Since (i) there did not appear to be any alternative extraordinary transaction available that would adequately address our short- and medium-term liquidity needs, including any need to provide additional collateral to our commercial banks or other counterparties and (ii) a ‘‘run-off’’ of our existing business would have required additional liquidity to support the continuing growth in reserves, our senior management believed that we could have faced regulatory action in the near term or subsequent regulatory and/or bankruptcy or insolvency proceedings in the future; our senior management had further advised Bear Stearns that in the event of such occurrences, the holders of ordinary shares may have suffered a substantial or total loss of value to their holdings of ordinary shares.

Review of Solicitation Process.    Bear Stearns described for the Board the broad solicitation process undergone in collaboration with its joint financial advisors, Goldman Sachs. Bear Stearns and Goldman Sachs highlighted that:

•	43 parties had been contacted at the inception of the process;

•	Of these, 30 parties had signed confidentiality agreements with us;

•	On September 8, 2006, we received 13 bids at the end of the Phase One solicitation process;

•	Six bidders were selected for Phase Two and given access to management and company documents for due diligence purposes; and

•	Only two bona fide proposals were received by us, including a proposal from the Investors which, following negotiations, was ultimately accepted by us. The other proposal was similar in terms to the Issuance, but involved the investment of a smaller amount of capital and was subject to a number of conditions and accordingly was not deemed as attractive by us.

Valuation and Financial Analyses.    Bear Stearns noted that our share price had recently shown significant volatility and such share price:

•	Traded in the $23-$25 (implying a price-to-book ratio of 1.09x to 1.18x) range in the period from January 2006 until the announcement of first quarter results on May 4, 2006;

•	Traded down to approximately $16 (implying a price-to-book ratio of 0.83x) in the period from the first quarter results until the announcement of second quarter results on July 31, 2006;

•	Dropped to an intra-day low of $2.95 (implying a price-to-book ratio of 0.15x) on July 31, 2006;

•	Subsequently rose to a trading range of $8-$12 (implying a price-to-book ratio of 0.42x to 0.62x in the period from August 24, 2006 to November 9, 2006, when we reported third quarter results and also announced that a strategic transaction or capital infusion may be struck below then-current market prices; and

•	Declined to a new trading range between $6-$7 (implying a price-to-book ratio of 0.32x to 0.37x) in the period from November 10 to November 24, 2006.

Bear Stearns also calculated a price-to-book ratio for the conversion price of the Convertible Shares (i.e., $4.00 per share, which represented a 40% discount to our stock price as of November 24, 2006) and determined that such conversion price implied a price-to-book ratio of 0.21x.

Bear Stearns then reviewed the financial impact of the Issuance on us, as prepared by us and the Investors and presented jointly to the key credit rating agencies. This included our liquidity projections, which showed that, absent a new source of capital or other transactions to shore up liquidity, we would exhaust our existing sources of liquidity during the first quarter of 2008, and our funding gap would continue to grow, from its initial negative balance as described above to a peak of approximately negative $650 million by 2014. These liquidity projections are shown below in summary form.

In addition, Bear Stearns reviewed our liquidity projections that assumed the completion of the Issuance. These liquidity projections indicated that we would expect to have adequate liquidity through 2016 and are also shown on the table below.

Bear Stearns noted that, in our second quarter Form 10-Q filed on August 15, 2006, we had disclosed that based on known sources of liquidity, our liquidity position was very tight over the near term. Bear Stearns further indicated that, in our third quarter Form 10-Q filed on November 11, 2006, we had disclosed that if we were unable to secure additional sources of liquidity, we faced the possibility of running out of liquidity as early as the end of the second quarter of 2007 and that over the longer term we would need significant amounts of new capital to support existing business and any new business. Bear Stearns noted that these disclosures made to the public were consistent with the liquidity analysis described above.

Company’s Liquidity Analysis										($ millions)
No New Business Scenario	2006Q4E	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E
Excluding Issuance
Opening balance – Cash and Securities	$173	$110	$2	$(84)	$(327)	$(441)	$(560)	$(621)	$(640)	$(651)	$(620)
Period Cash flow	(63)	(109)	(86)	(243)	(114)	(119)	(62)	(19)	(11)	31	61
Closing balance – Cash and Securities	110	2	(84)	(327)	(441)	(560)	(621)	(640)	(651)	(620)	(559)
Issuance of the Convertible Shares	—	600	—	—	—	—	—	—	—	—	—
Interest Income	—	23	31	33	34	36	38	40	42	44	46
Issuance and Interest Income	—	623	31	33	34	36	38	40	42	44	46
Cumulative Impact of Issuance	—	623	654	686	721	757	794	834	876	920	966
Pro Forma Balance – Post Issuance	$110	$624	$569	$359	$280	$197	$173	$194	$225	$300	$407

Source: Company projections.

Bear Stearns also reviewed our pro forma capitalization assuming the completion of the Issuance, which indicated a substantial increase in permanent capital and de-levering of the company, with potentially positive implications for our credit ratings and relationships with creditors. The impact of this capital infusion on leverage and rating agency considerations was reviewed with the Board, and is consistent with the capitalization table on page 16.

Bear Stearns reviewed the ‘‘run-off’’ valuation as prepared by our senior management. This analysis adjusted the appraisal undertaken by a third party actuarial consultant for certain assumptions (especially shock lapse on the level term life business) that were deemed inappropriate for a ‘‘run-off’’ valuation by our senior management, and removed new business profits, as these were unlikely to be achieved in a ‘‘run-off’’ scenario.

Importantly, the ‘‘run-off’’ valuation attempted to capture the economic impact of the liquidity strain being experienced by us as shown in the liquidity projections above and likely recaptures resulting from our continued ratings difficulties, since the consultant’s appraisal assumed no financing constraints or liquidity issues. Bear Stearns noted that our management had indicated that it was unclear how early negative cashflows in such a ‘‘run-off’’ would be financed, leading senior management to question the viability of this operating scenario. The ‘‘run-off’’ analysis indicated a potential economic value to existing holders of ordinary shares ranging from $69 million to negative $147 million, at 12% and 15% discount rates, respectively. The results of this analysis are summarized below.

‘‘Run-Off’’ Valuation Summary	Assumed Risk Discount Rate
	12%		15%
Net Present Value of Distributable Earnings	$78		($138)
Less: Initial Capital Modeled		($1,273)
Less: VIF Adjustments		($104)
Value of In-force	($1,299)		($1,515)
Add: Adjusted Net Worth		$1,368
Total ‘‘Run-Off’’ Value	$69		($147)
Per Share	$1		negative

Source: The Company.

Bear Stearns also considered the potential equity value that could be achieved if the Investors succeeded in restoring us to an operating condition that would enable us to achieve our going-concern projections (assuming the completion of the Issuance). Specifically:

•	In order to determine a normalized trading valuation for our ordinary shares (assuming completion of the Issuance), Bear Stearns reviewed and analyzed our historic stock trading performance versus our peer group and performed a linear regression between return on equity and price-to-book value ratios. This regression analysis demonstrated a strong correlation between these two measures. R2 is a statistical measure of goodness of fit, and the closer to 1, the better the fit and the predictive power of the regression. Bear Stearns’s regression indicated an R2 of 0.72.

•	Using our historic trading discount (i.e., 20% discount) to our theoretical implied stock price based on the aforementioned regression analysis, Bear Stearns derived a range of implied price-to-book valuation multiples reflecting both our historic stock trading history and our projected return on equity.

•	As a result, Bear Stearns was able to calculate future implied stock prices for us using our going-concern earnings projections and projected return on equity at various points during the projection period, and Bear Stearns then discounted such implied future stock prices to the then-current date based on our assumed normalized cost of equity.

•	In order to assess and determine the appropriate range for our normalized cost of equity, Bear Stearns reviewed and analyzed our historic and predicted betas (which provide a measure of the relative volatility of a company’s stock price in relation to the overall market) and compared such data to the historic and predicted betas of certain publicly traded companies that Bear Stearns deemed reasonably comparable to us for purposes of this analysis. Based on such reviews, analyses and comparisons, Bear Stearns determined that a normalized unlevered beta of 0.700 was reasonable for us assuming completion of the Issuance. Based on a sensitivity range of normalized unlevered betas, equity risk premiums ranging from 5% to 7% and an assumed range of normalized debt/equity ratios, Bear Stearns calculated that our normalized cost of equity was between 11% and 15% (assuming completion of the Issuance).

•	As summarized in the table below, Bear Stearns found that in all cases the implied pro forma ‘‘going concern’’ value of our ordinary shares (assuming completion of the Issuance) significantly exceeded the ‘‘run-off’’ value of our shares (assuming no completion of the Issuance).

Present Value of 2010E Equity Value Per Share

		The Company’s Normalized Cost of Equity
		11.0%	12.0%	13.0%	14.0%	15.0%
	80.0%	$5.34	$5.16	$4.98	$4.80	$4.64
	90.0	5.94	5.73	5.53	5.34	5.15
% Earnings Realized	100.0	6.53	6.30	6.08	5.87	5.67
	110.0	7.13	6.88	6.64	6.41	6.19
	120.0	7.73	7.46	7.20	6.95	6.71

Source: Scottish Re Group Limited’s going-concern projections (assuming completion of the issuance); implied normalized trading multiples derived from linear regression analysis (see above).

For purposes of assisting the Board in its decision-making, Bear Stearns also calculated the implied internal rates of return for the Investors, based on the proposed investment through the Issuance of $600 million of Convertible Shares and various assumptions regarding exit values. The going-concern projections described above and provided by us were used for this calculation. Bear Stearns noted that the implied internal rate of return that could be realized by the Investors was consistent with the returns typical for distressed private equity investments, based on exit multiples consistent with Bear Stearns’ review of normalized price-to-book ratios for the company and the company’s going concern projections.

In connection with rendering its opinion, Bear Stearns also considered certain precedent acquisition transactions involving companies that Bear Stearns deemed reasonably comparable to us, but Bear Stearns did not consider such precedent transactions as being relevant valuation benchmarks due to our liquidity crisis and its recent operating losses.

Other Considerations.    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all the analyses referred to above and attributed particular weight to the assumptions described under ‘‘Certain Assumptions’’ above regarding our liquidity profile, financing needs and future prospects. Bear Stearns arrived at its ultimate opinion based on the results of all analyses referred to above and assessed as a whole and believes that the totality of the factors considered and analyses reviewed or performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness to the company of the financial consideration to be received by us. The analyses reviewed or performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the regression analysis described above are identical to us. The analyses performed by Bear Stearns do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by the Board. Consequently, Bear Stearns’ opinion should not be viewed as determinative of the decision of the Board with respect to the fairness of the aggregate consideration to be received, from a financial point of view, by the company.

Pursuant to the terms of Bear Stearns’s engagement letter, we have agreed to pay Bear Stearns a customary transaction fee of $4.2 million, $1.4 million payable upon the announcement of the transaction on November 27, 2006, and $2.8 million of which is payable upon completion of the Issuance. We have also agreed to pay Bear Stearns 35% of an arranger fee of 1.5% of the aggregate amount of any term loan facilities that we enter into before the closing of the Issuance. In addition, we have agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the Securities Purchase Agreement, including reasonable fees and disbursements of its legal counsel. We have agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement.

Bear Stearns has been previously engaged by us to provide certain investment banking and other services for which Bear Stearns received customary fees and indemnification agreements. In addition, Bear Stearns is currently engaged, and in the past has been engaged, by the Investors or their affiliates to provide certain investment banking and other services in matters unrelated to the Issuance, for which Bear Stearns have received, or expect to receive, customary fees.

In the ordinary course of business, Bear Stearns and its affiliates have traded and may actively trade the equity and debt securities and/or bank debt of the company and/or the Investors and their respective affiliates (including equity and debt securities of the company and our affiliates for which Bear Stearns and/or its affiliates have acted as initial purchaser or underwriter) for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Duff & Phelps, LLC

Duff & Phelps, LLC served as an independent financial advisor to the Board. We selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions. In the ordinary course of the these activities, Duff & Phelps has provided and may provide such services to Cerberus Capital Management, L.P. and related affiliates, for which Duff & Phelps has received and may receive customary fees and indemnification agreements.

On November 26, 2006, Duff & Phelps rendered its oral opinion to the Board, which was subsequently confirmed in a written opinion dated November 26, 2006, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of November 26, 2006, the Issuance was fair to the company, from a financial point of view.

The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached as Annex G to this proxy statement. Shareholders are urged to read the opinion carefully and in its entirety. The Duff & Phelps opinion is directed to the Board and addresses only the fairness to the company, from a financial point of view, of the consideration to be paid to us for the Convertible Shares. The Duff & Phelps opinion is not a recommendation as to how any shareholder should vote or act with respect to any matters relating to the Issuance. Further, the Duff & Phelps opinion does not in any manner address our underlying business decision to engage in the Issuance or the relative merits of the Issuance as compared to any alternative business transaction or strategy. The decision as to whether to approve the Issuance or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Duff & Phelps opinion is based.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. Duff & Phelps noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation and opinion to the Board, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any specific analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’ own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

In connection with preparing the opinion, Duff & Phelps made such reviews, analyses and inquiries as Duff & Phelps deemed necessary and appropriate under the circumstances. Duff & Phelps’ due diligence with regards to the Issuance included, but was not limited to, the items summarized below.

1.	Discussions with our senior management and our advisors regarding our history, current operations, and future outlook;

2.	Review of our audited historical financial statements for the fiscal years ending December 31, 2004 and 2005, and unaudited statements for the nine month period ended September 30, 2006 and the same prior year period;

3.	Review of our financial projections for fiscal years 2007 – 2010, incorporating certain assumptions regarding our financial strength ratings and related ability (or lack thereof) to generate new business, as well as other operating and financial information prepared by management, including a Scottish Re Run-off Value Analysis and Scottish Re Liquidity Analysis;

4.	Review of a third party actuarial firm’s Actuarial Appraisal of Economic Value of SRGL;

5.	Review of information pertaining to our capitalization including outstanding options, warrants, restricted shares, mezzanine equity and preferred shares;

6.	Review of drafts of certain documents related to the Issuance, including:

•	Securities Purchase Agreement;

•	Certificate of Designations;

•	Voting Agreement; and

•	exclusivity agreements, dated as of November 8, 2006 and November 21, 2006, between us and the Investors.

7.	Review of presentations to the Board by Goldman Sachs and Bear Stearns, dated September 14, 2006 and October 25, 2006, respectively;

8.	Analysis of the historical trading price and trading volume of our ordinary shares;

9.	Review of our other filings with the SEC;

10.	Review of our web site (www.scottishre.com) and associated documents;

11.	Review of insurance ratings of financial strength for us;

12.	Review of financial, market, and transaction information on select public companies and select M&A transactions; and

13.	Other publicly available information, including economic, industry, and investment information, considered relevant by Duff & Phelps.

In its review and analysis, and in arriving at its opinion, Duff & Phelps:

•	Relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions and representations obtained from us, our advisors, or obtained by Duff & Phelps from publicly available sources, and did not attempt to independently verify such information;

•	Assumed that any estimates, evaluations and projections (financial or otherwise) furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same;

•	Assumed that information supplied, and representations made by, our management or our advisors were substantially accurate regarding us and the Issuance;

•	Assumed without verification the accuracy and adequacy of the legal advice given by counsel to us on all legal matters with respect to the Issuance and assumed that all procedures required by law to be taken in connection with the Issuance had been, or would be, duly, validly and timely taken and that the Issuance will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable statutes, rules and regulations;

•	Assumed that all of the conditions required to implement the Issuance would be satisfied and that the Issuance would be completed in accordance with the Securities Purchase Agreement, without any amendments thereto or any waivers of any terms or conditions thereof; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Issuance would be obtained without any adverse effect on us or the expected benefits of the Issuance.

In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Issuance. To the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinion is based proves to be untrue in any material respect, Duff & Phelps has advised the Board that the Duff & Phelps opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of our solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. The Duff & Phelps opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of our credit worthiness or otherwise as tax advice or as accounting advice.

Duff & Phelps prepared its opinion as of November 26, 2006. The opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of Duff & Phelps after the date of the Duff & Phelps opinion or otherwise to update, revise or reaffirm its opinion. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Duff & Phelps opinion after the date of the opinion and prior to the completion of the Issuance, Duff & Phelps reserves the right to change, modify or withdraw the opinion.

Summary of Financial Analyses by Duff & Phelps

As part of its analysis to determine whether the aggregate consideration to be paid by the Investors pursuant to the Securities Purchase Agreement was fair, from a financial point of view, to the company, Duff & Phelps took into consideration the following.

Duff & Phelps used generally accepted valuation techniques for companies in the life insurance business and/or companies that are in financial distress, including a run-off analysis (discounted cash flow analysis), select public company analysis, and select M&A transaction analysis, as described below, to assess the fairness of the Issuance.

In addition to the generally accepted valuation techniques, in order to further assess the reasonableness of the terms of the Issuance, Duff & Phelps also considered the following:

1.	The auction process conducted by our financial advisors, Goldman Sachs and Bear Stearns, in order to assess the market’s perception of our fair value as judged by sophisticated buyers;

2.	Its review of the historical trading price and volume of our ordinary shares over the past twelve months; and

3.	Its review of implied transaction discounts (below market price prior to announcement) for select public companies involved in secondary offerings of common stock, PIPEs, and convertible preferred stock offerings.

Run-off Analysis (Discounted Cash Flow Analysis)

Duff & Phelps performed a discounted cash flow analysis by adding the present value of projected ‘‘free cash flows’’ for the company for the fiscal years 2006 through 2035. ‘‘Free cash flow’’ is defined as cash that is available to either reinvest or to distribute to security holders. The projected free cash flows that Duff & Phelps used in its analysis were based on financial forecasts and estimates provided by our management.

Key assumptions for the run-off scenario were as follows:

•	We remain as an independent, standalone company;

•	Financial strength ratings remain depressed (below A−) and we experience various financial strain (increased borrowing costs, difficulties in accessing the capital markets), above and beyond what would be experienced by us if our financial strength ratings were to be restored to A− or above;

•	80% shock lapse for 2007 and 20% shock lapse for subsequent years;

•	No new business, beginning January 1, 2007 though 2035;

•	Operating expenses are reduced gradually as the business is run off;

•	Incremental ceding company recaptures related to credit ratings remaining below treaty triggers; and

•	Discount rate assumed ranged from 12% and 15%.

•	Note also that the estimation of our run-off value relies substantially on the management-provided Scottish Re Liquidity Analysis and the third party actuarial firm appraisal and associated detail runs, including the underlying mortality and persistency assumptions, profitability, business splits, calibration to actual income and starting balances, etc. The analysis also relies on simplifying business assumptions on the timing of the release of the earnings difference between the appraisal and the liquidity analysis as well as the implicit cost of funding the resulting strain.

Based on the above assumptions, the run-off analysis results in an estimated aggregate equity value range of ($147) million to $69 million.

Select Public Company Analysis

Select public company analysis is based upon a comparison of the subject company to select publicly held companies whose stocks are actively traded. Duff & Phelps noted that, while it is very rare to find a public company that is identical to the subject company, valuation practitioners typically select a group of public companies that share similar business risks and opportunities. In the selection of the Select companies, Duff & Phelps used multiple databases to identify companies that Duff & Phelps deemed relatively comparable, in some respects, in terms of business model, markets served, size, financial performance, or a combination thereof, to us for purposes of its analysis. Duff & Phelps identified eight such companies:

•	FBL Financial Group

•	Kansas City Life Insurance Company

•	Lincoln National Corp.

•	Nationwide Financials Services Inc.

•	Presidential Life Corp.

•	Protective Life Corp.

•	Reinsurance Group of America

•	StanCorp Financial Group

Due to our financially distressed situation, Duff & Phelps also reviewed insurance companies with non-investment grade financial strength ratings, including the following:

•	Fairfax Financial Holdings Ltd.

•	PXRE Group Ltd.

•	Quanta Capital Holding Ltd.

Using market price quotations to estimate the market value of the select companies, Duff & Phelps developed multiples of aggregate equity value relative to selected financial metrics, including adjusted book value and projected operating income, for each of the select companies. Duff & Phelps also considered key financial metrics such as returns on equity, operating margins, dividend yields, and others in order to assess the reasonableness of observed financial metrics. Due to the financial stress experienced by us, Duff & Phelps also considered the financial strength ratings and long-term credit ratings of the select public companies in order to further assess our relative comparability, or lack thereof, to us. Duff & Phelps obtained projected financial metrics for the public company group from regularly published information sources, including Capital IQ, SNL Financial, and Bloomberg.

The following table presents a summary of key financial metrics for the select public companies as compared to us.

SCOTTISH RE GROUP LTD.
Select Public Company Analysis – LTM Basis
November 10, 2006

Company Name (Ticker)	Operating Return on Average Assets	Operating Return on Average Equity	Operating Margin	Operating EPS Growth	Dividend Yield
Higher-Rated Insurers
FBL Financial Group Inc. (FFG)	0.8%	10.1%	12.0%	9.5%	1.3%
Kansas City Life Insurance Co. (KCLI)	0.7	4.9	NA	NA	2.0
Lincoln National Corp. (LNC)	0.8	14.1	22.8	13.8	2.5
Nationwide Financial Services Inc. (NFS)	0.6	13.5	19.8	10.6	1.8
Presidential Life Corp. (PLFE)	0.9	7.3	22.3	NA	1.7
Protective Life Corp. (PL)	0.8	11.7	17.7	12.6	1.9
Reinsurance Group of America Inc. (RGA)	1.7	11.3	10.4	12.3	0.6
StanCorp Financial Group, Inc. (SFG)	1.5	14.0	13.1	14.2	1.4
Lower-Rated Insurers
Fairfax Financial Holdings Limited (FFH)	NA	NA	(5.2)	10.6	0.8
PXRE Group Ltd. (PXT)	(20.8)	(78.1)	(102.5)	NA	0.0
Quanta Capital Holdings Ltd. (QNTA)	(5.5)	(23.3)	(23.4)	(9.8)	0.0
Median	0.8	9.3	11.7	11.4	1.4
Low	(20.8)	(78.1)	(102.5)	(9.8)	0.0
Scottish Re Group Ltd. (SCT) (1)	(0.6)%	(6.5)%	2.2%	5.6%	0.0%
LTM = Latest Twelve Months

(1)	Scottish Re Financial Performance and Balance Sheet Ratios as per SNL Financial

Source: SNL Financial

The following table presents a summary of financial strength ratings for the select public companies as compared to us.

SCOTTISH RE GROUP LTD.
Select Public Company Analysis
November 10, 2006

FINANCIAL STRENGTH RATINGS
Company Name (Ticker)	S&P	Moody’s	Fitch	A.M. Best
Higher-Rated Insurers
FBL Financial Group Inc. (FFG)	A (OS)	NA	Aq	A (OS)
Kansas City Life Insurance Co. (KCLI)	A+ (ON)	NA	Aq	A (OS)
Lincoln National Corp. (LNC)	AA (OP)	Aa3 (OS)	AA (OS)	A+ (OS))
Nationwide Financial Services Inc. (NFS)	AA− (OS)	Aa3 (OS)	AA− (OS)	A+ (OS)
Presidential Life Corp. (PLFE)	BB− (OS)	Ba2 (OS)	Aq	B+ (OS)
Protective Life Corp. (PL)	AA (OS)	Aa3 (OS)	AA− (OS)	A+ (OS)
Reinsurance Group of America Inc. (RGA)	AA− (OS)	A1 (OS)	AA− (OS)	A+ (OS)
StanCorp Financial Group, Inc. (SFG)	AA− (OS)	A1 (OS)	AA− (OS)	A (OS)
Lower-Rated Insurers
Fairfax Financial Holdings Limited (FFH)	NA	NA	NA	NA
PXRE Group Ltd. (PXT)	NA	Baa3 (WN)	BB+ (WN)	NA
Quanta Capital Holdings Ltd. (QNTA)	NA	NA	NA	B
Scottish Re Group Ltd. (SCT)	B+ (WN)	Baa3 (WU)	BBB (WN)	B (WN)
Ratings Date	11/14/06	09/05/06	08/22/06	11/17/06
Financial strength ratings are for subsidiaries.

Source: Company websites, SNL website, and Moody’s website.

The following table presents a summary of Duff & Phelps’ calculations of the trading multiples for the group of eleven publicly traded companies.

SCOTTISH RE GROUP LTD.
Select Public Company Analysis
November 10, 2006

Company Name (Ticker)	LTM Oper. Return on Average Common Equity (1)	Proj. 2007 Oper. Return on Average Common Equity (2)	Price / Proj. 2007 Operating Earnings	Price / Adj. Book Value (3)
Higher-Rated Insurers
FBL Financial Group Inc. (FFG)	10.3%	9.5%	13.0x	1.31x
Kansas City Life Insurance Co. (KCLI)	4.7	NA	NA	0.92
Lincoln National Corp. (LNC)	13.7	13.8	12.0	1.56
Nationwide Financial Services Inc. (NFS)	13.3	10.6	12.2	1.39
Presidential Life Corp. (PLFE)	8.8	NA	NA	1.31
Protective Life Corp. (PL)	11.8	12.6	10.6	1.43
Reinsurance Group of America Inc. (RGA)	13.0	12.3	11.3	1.50
StanCorp Financial Group, Inc. (SFG)	16.1	14.2	11.0	1.71
Lower-Rated Insurers
Fairfax Financial Holdings Limited (FFH)	(8.7)	10.6	10.7	1.22
PXRE Group Ltd. (PXT)	(90.5)	NA	NA	0.76
Quanta Capital Holdings Ltd. (QNTA)	(24.1)	(9.8)	NM	0.52
Median	10.3%	11.4%	11.3x	1.31x
Low	(90.5)%	(9.8)%	10.6x	0.52x
Scottish Re Group Ltd. (SCT) (4)	(8.4)%	NM	NM	0.33x

LTM = Latest Twelve Months

(1)	Operating Earnings: Net income available to common shareholders excluding realized gains and losses on investmentassets

(2)	Projected Earnings per share from Bloomberg

(3)	Adjusted Common Book Value: Book Value of Equity excluding Preferred Stock and Accumulated Other Comprehensive Income

(4)	As per Scottish Re Management Supplement excluding LTM Oper. Return on Average Common Equity

Source: Standard & Poor’s Compustat Services, Inc., Duff & Phelps, LLC, and First Call Corporation.

Duff & Phelps noted, however, that due to our current situation, the select public company analysis provided less relevant data and thus was given less weight in the formation of Duff & Phelps’ fairness conclusion. The following are several of the key reasons why the comparability, from a valuation perspective, of us to the select public companies was relatively limited.

•	Our depressed financial strength ratings and our related inability to generate new business;

•	The relatively high volatility of our historical earnings and the resultant lack of predictability of future earnings;

•	Difficulty in assessing ‘‘quality’’ of earnings given historical volatility;

•	Our recently low earnings and ROE as compared to the selected public company group; and

•	Our overall financial risk and uncertainty over our ability to continue operating as an independent going concern absent a sale or new capital infusion.

Select M&A Transactions Analysis

Select M&A transactions analysis is based upon a comparison of the subject company to select companies involved in actual merger and acquisition transactions. Duff & Phelps used multiple databases and conducted key word searches to identify M&A transactions involving companies in the insurance and reinsurance industry. Duff & Phelps identified eleven transactions involving targets that were relatively comparable, in some respects, to us in terms of business model, markets served, size, financial performance, or a combination thereof.

The following table presents a summary of the valuation multiples for the targets in the identified merger and acquisition transactions.

SCOTTISH RE GROUP LTD.
Select M&A Transactions Analysis
Transactions Examined from January 1, 2001 to November 10, 2006

			Aggregate Paid for Equity
Announced Date	Target Name	Acquirer Name	Adj. Book Value	Adj. LTM Operating Income	Operating Return on Average Equity (ROAE)
Jul-06	Revios Rückversicherung AG (1)	SCOR Vie	1.02x	7.7x	13.3%
Jun-06	Security Capital Corp.	Sedgwick CMS Holdings, Inc.	1.34x	11.4x	16.5%
Apr-06	GMAC (2)	Investment Group Lead by Aozora Bank, Ltd., Cerberus Capital Management L.P., Citigroup Alternative Investments	0.81x	4.6x	15.5%
Mar-06	AmerUS	Aviva	1.62x	17.7x	9.8%
Feb-06	Chase Insurance Direct, Inc.	Protective Life	NA	15.2x	NA
Oct-05	Jefferson-Pilot	Lincoln National	2.24x	13.5x	18.5%
Dec-04	LaSalle Re (3)	LaSalle Cover Company, LLC	NA	NA	NA
Oct-04	U.S. Individual Life Reinsurance Business of ING Groep NV	Scottish Re Group Limited	NA	NA	NA
Mar-04	Symetra Financial Corporation	Investment Group Lead by White Mountains Insurance Group, Ltd. and Berkshire Hathaway, Inc.	NA	NA	NA
Oct-03	ERC Life Reinsurance Corp.	Scottish Re Group Limited	NA	NA	NA
Aug-01	World-Wide Holdings Limited (4)	Scottish Annuity & Life Holdings Ltd.	NM	NM	NA
		Mean	1.41x	11.7x	14.7%
		Median	1.34x	12.4x	15.5%
		High	2.24x	17.7x	18.5%
		Low	0.81x	4.6x	9.8%

(1)	Revios’ embedded value in 2004 per the SCOR Vie 6-K filed on 7/19/06 is show as Book Value. Revenues are earned premiums for own account. Revenue and asset information from company filing as of December 21, 2005.

(2)	Book value has been adjusted to account for approximately $4 billion in net book value of assets that will be dividended to GM.

(3)	Aggregate consideration paid for LaSalle Re represents 50% controlling interest.

(4)	Based on information received from Scottish Re as of the close date.

Source: Capital IQ, SEC filings, Factiva, Company websites, and Bloomberg

Note: NA = Not Available; NM = Not Meaningful

Duff & Phelps noted, however, that due to our current situation, the select M&A transaction analysis provided less relevant data and thus was given less weight in the formation of our fairness conclusion. The following are several of the key reasons why the comparability, from a valuation perspective, of us to the select M&A transactions was relatively limited.

•	Our depressed financial strength ratings and our related inability to generate new business;

•	The relatively high volatility of our historical earnings (the lack of predictability of future earnings);

•	Difficult in assessing ‘‘quality’’ of earnings given historical volatility;

•	Our recently low earnings and ROE as compared to the M&A transaction target companies; and

•	Our overall financial risk and uncertainty over our ability to continue operating outside of bankruptcy without a sale or new capital infusion.

Analysis of Current and Historical Trading Prices of Our Common Stock

In addition to the analyses above, Duff & Phelps analyzed the closing price and trading volume of our ordinary shares over the past twelve months. This analysis was used to determine the range of values the market has ascribed to our ordinary shares prior to, and after, the announcement of the Issuance.

Duff & Phelps noted the following. As of the last trading day prior to the announcement of the Issuance (November 24, 2006) and the date of Duff & Phelps’ opinion, our ordinary share price was $6.63, per share, with 60,554,104 ordinary shares outstanding. During the 52-week period between November 10, 2005 and November 10, 2006, the 52-week high for the trading price of our ordinary shares was $25.49, which occurred on December 9, 2005 and the 52-week low was $3.99 on July 31, 2006. During the period after the second quarter earnings announcement on July 31, 2006 to November 10, 2006, the average share price was $9.41.

Discount Analysis

Duff & Phelps also reviewed the implied discounts for select public companies involved in secondary offerings of common stock, PIPEs, and convertible preferred stock offerings. For the 22 select transactions from January 1, 2001 to November 7, 2006, the implied discount (as measured by transaction price versus the pre-announcement price) ranged from 0.9% to 68.6%. The price discount implied by the Issuance is approximately 40%.

Summary of Analyses

Duff & Phelps’ opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the Issuance and should not be viewed as determinative of the views of its board of directors. Based upon consideration of the generally accepted valuation techniques, consideration of the extensive process in which our advisors attempted to solicit interest from a wide range of potential sophisticated investors (or buyers), consideration of our financial distress (risk of bankruptcy) and consideration of alternatives to the Issuance, Duff & Phelps concluded that the Proposed Transaction was fair, from a financial point of view, to the company.

Fees and Expenses

The Duff & Phelps engagement letter with us, dated November 8, 2006, provides that, for its services, Duff & Phelps is entitled to receive customary professional fees. The engagement letter also provides that Duff & Phelps be reimbursed for its reasonable out-of-pocket expenses and that we indemnify Duff & Phelps and certain related persons against liabilities arising out of Duff & Phelps’ service as a financial advisor to the Board.

Governance After the Transaction

Effective upon the consummation of the Issuance, our entire board of directors will resign, other than Paul Goldean, our President and Chief Executive Officer, and Jeffrey Hughes, who will remain on the board as a representative of the Cypress Entities. Pursuant to the terms of the Registration Rights and Shareholders Agreement, Mr. Goldean and Mr. Hughes will appoint nine new members to fill the vacancies of a newly constituted board of directors consisting of eleven directors, which will include three directors nominated by Cerberus, three directors nominated by MassMutual Capital and three directors jointly selected by the Investors who qualify as ‘‘independent directors’’ within the meaning of the rules of the New York Stock Exchange, as well as Mr. Goldean and Mr. Hughes. Pursuant to the Registration Rights and Shareholders Agreement, the Cypress Entities will continue to have the right to designate one person for election to our board of directors for so long as they beneficially own, in the aggregate, at least 2.5% of our outstanding voting shares on a fully diluted basis.

Following the consummation of the Issuance, the Investors will be entitled to designate for election to our board of directors the number of individuals equal to two-thirds of the authorized number of directors of the board, rounded up to the nearest whole even number. The Investors will retain this right for so long as they beneficially own, in the aggregate, at least 51% of our outstanding voting shares on a fully diluted basis, and for up to twelve months following such time as their aggregate beneficial ownership falls below 51%. Thereafter, for so long as the Investors have continuously beneficially owned less than 51% of our outstanding voting shares on a fully diluted basis, they will be entitled to designate for nomination to our board of directors the number of individuals, rounded up to the nearest whole number, that is proportionate to their aggregate beneficial ownership of outstanding voting shares on a fully diluted basis. In addition, for so long as the Investors own at least 5% of our outstanding voting shares on a fully diluted basis, they will be entitled to designate at least one person for election to our board of directors.

In addition to the foregoing, pursuant to the Certificate of Designations, we will be required to obtain the consent of the holders of Convertible Shares prior to entering into certain significant transactions, such as our issuance of new equity securities, effecting amendments to our organizational documents, entering into a transaction that would result in a change of control and incurring indebtedness in amounts greater that $10,000,000, among others. These restrictions are described in detail below under ‘‘Terms of the Convertible Shares — Voting Rights.’’

REGULATORY APPROVALS

Antitrust

Under the HSR Act and the rules promulgated under that act by the FTC, the transaction may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and until the specified waiting period has expired or been terminated. We and the Investors each filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on January 5, 2007 and January 8, 2007, respectively, and the statutory waiting period under the HSR Act will expire at 11:59 p.m. on February 8, 2007, unless the FTC grants early termination of such period.

At any time before or after completion of the transaction, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin completion of the transaction or seeking divestiture of substantial assets of us or the Investors. Private parties could also take action under the antitrust laws, including seeking an injunction prohibiting or delaying the transaction, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the transaction, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest.

Comparable notifications and antitrust reviews may be required in one or more foreign jurisdictions. To the extent required, such filings that are material to the completion of the transaction will be effected as soon as possible. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the transaction, various regulatory concessions. There can be no assurance that the Investors or we will be able to satisfy or comply with these conditions or be able to cause our respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for the Investors after completion of the transaction, or that the required regulatory approvals will be obtained within the time frame contemplated by the Investors and us or on terms that will be satisfactory to the Investors and us.

Insurance Regulations

The insurance laws and regulations of all 50 U.S. states, the District of Columbia and the U.S. Virgin Islands generally require that, prior to directly or indirectly acquiring control of an insurance company, whether through the acquisition of voting securities of or merger with the insurance company or a holding company of that insurance company or otherwise, the acquiring company must obtain approval from the insurance commissioner of the insurance company’s state of domicile. The Investors have filed the necessary applications with the insurance commissioners of Delaware and South Carolina, the states of domicile of our U.S. insurance company subsidiaries.

In addition, the insurance laws and regulations of certain U.S. states require that, prior to acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice or re-licensing filing must be submitted in the applicable jurisdiction by the acquiring company.

Furthermore, applications or notifications have been filed with various foreign regulatory authorities in connection with the changes in control that may be deemed to occur as a result of the transaction. These filings have been, or will be, made in Bermuda, the Cayman Islands, Ireland, Guernsey, the United Kingdom and Singapore.

Other Regulatory Approvals

Applications or notifications are being filed with various state and foreign regulatory authorities and self-regulatory organizations in connection with the transaction or changes in control of certain of our subsidiaries, including, broker-dealers and insurance subsidiaries, that may be deemed to occur as a result of the transaction. These filings have been made with the NASD, Securities Exchange Commission and North Carolina Securities Commission.

Although we and the Investors do not expect these regulatory authorities to raise any significant concerns in connection with their review of the transaction, there is no assurance that we and the Investors will obtain these approvals, or that these approvals will not include terms, conditions or restrictions that may have an adverse effect on us or the Investors.

Obtaining Regulatory Approvals

Although we and the Investors do not expect that any of the foregoing regulatory authorities will raise any significant concerns in connection with their review of the transaction, there can be no assurance that we and the Investors will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have a material adverse effect on us or the benefits, taken as a whole, that the Investors reasonably expect to derive from the transaction.

Other than the filings described above, neither we nor the Investors are aware of any regulatory approvals required to be obtained, or waiting periods that must expire, to complete the transaction. If we discover that other approvals or waiting periods are necessary, we will seek to comply with them. If any additional approval or action is needed, however, we and the Investors may be unable to obtain it, as is the case with respect to other necessary approvals. Even if we and the Investors do obtain all necessary approvals, conditions may be placed on any such approval that could cause the Investors to abandon the transaction.

ADDITIONAL INTERESTS OF DIRECTORS AND OFFICERS IN THE TRANSACTION

When considering the recommendation by the Board, you should be aware that a number of our directors and executive officers may have interests in the transaction that are different from, or in addition to, the interests of our other shareholders. The Board was aware of these interests and considered them, among other matters, in adopting and approving the Issuance. Such interests relate to, or arise from, among other things:

•	The fact that we have entered into employment agreements with several executive officers that provide for cash severance payments, the continuation of medical benefits and the immediate vesting of certain welfare benefits and perquisites in the event of a termination of such executive officer’s employment by either us or the executive officer under certain circumstances following the Issuance;

•	The fact that unvested stock options and restricted shares including those held by our directors and executive officers, will vest as a result of the change of control;

•	The fact that the Investors have agreed that they will not cause the company to fail to honor all existing rights to indemnification and advancement of expenses of the current and former directors, officers, employees and agents of the company relating to liability for acts or omissions occurring at the time of or prior to the Issuance;

•	The fact that the Investors have agreed not to cause the company to fail to (i) continue to obtain officers’ and directors’ liability insurance in respect of acts or omissions occurring at the time of or prior to the Issuance for a period of six years after the issuance in an amount of coverage no less favorable than was in place on the date of the Securities Purchase Agreement, provided that company shall not be required to expend annually more than 200% of the premium paid for the one year period ended October 31, 2006 or (ii) cause the company to obtain at the time of the Issuance a ‘‘tail’’ insurance policy with a claims period of at least six years with coverage at least as favorable as our existing policies for claims arising from acts or omissions that occurred at the time of or prior to the Issuance;

•	The fact that, for a period following the completion of the Issuance, the Investors have agreed to cause the company to provide our employees who continue their employment with us after the effective time of the transaction with compensation and benefits under employee benefit and compensation plans that are not less favorable in the aggregate than those currently provided by us to our employees; and

•	The fact that certain of our executive officers will receive guaranteed retention payments upon the completion of the Issuance.

All these additional interests are described below, to the extent material, and, except as described below, such persons have, to our knowledge, no material interest in the transaction apart from those of our shareholders generally.

Employment Agreements

Our executive officers have entered into employment agreements with us, many of which contain change of control provisions. Completion of the transaction would constitute a change of control under these agreements. Under these agreements, each executive officer is entitled to severance compensation in the event of any of the following, on or after a change in control, such as the Issuance:

•	termination by us of the officer’s employment in any case other than death, disability or cause;

•	termination by the officer of employment for ‘‘good reason’’ which shall mean:

•	our failure to comply with any material provision of the employment agreement;

•	liquidation, dissolution, merger, consolidation or reorganization of us or all of our business and/or assets, unless a successor assumes all duties and obligations under the officer’s employment agreement;

•	upon our notification to the officer of our intent not to renew the officer’s employment agreement at the expiration or the initial term of any anniversary thereafter;

•	any material and adverse change to the officer’s duties or authority inconsistent with the officer’s title;

•	diminution of the officer’s title or positions;

•	the relocation of the officer’s office;

•	a reduction of the officer’s base salary; or

•	a material reduction of the officer’s benefits.

In addition, after a change of control, Mr. McCormick and Mr. Delle Fave are entitled to severance compensation if they terminate their employment agreements for any reason, or without reason. After March 4, 2007, Mr. McAvity is entitled to severance compensation if he terminates his employment agreement for any reason, or without reason, regardless of whether there is a change of control.

In the case of Mr. Goldean, Mr. McCormick, Mr. Miller, Mr. Delle Fave, Mr. Howell, Mr. McAvity and Mr. Wagner, if a change of control occurs during the term of the employment agreement, the term shall include the period ending on the second anniversary of the first occurrence of a change of control.

If any of our executive officers terminates his employment, or is terminated by the company as described above, he will receive an amount as set forth in the table below:

Name	Cash Change in Control Payment
Paul Goldean	$2,745,000
Dean Miller	$2,010,000
Jeff Delle Fave	$1,375,000
David Howell	$1,566,279
Thomas McAvity	$1,710,000
Hugh McCormick	$2,400,000
Cliff Wagner	$2,715,000
Totals	$14,521,279

The above payments will be includable in calculations related to Section 280G of the Code.

Equity-Based Incentive Compensation

Pursuant to our option and equity incentive plans, we have granted stock options and restricted shares to our executive officers and directors. After the effective time of the transaction, such restricted shares and stock options will vest and our executive officers and directors will hold the number of restricted shares and stock options set forth in the tables below. Any accelerated vesting of equity-based compensation will be includable in calculations related to Section 280G of the Code.

Restricted Shares

Name	Granted Restricted Shares(1)		Total Restricted Shares Vesting on Change in Control	Total Market Value of Restricted Shares Vesting on Change in Control(2)
Paul Goldean	50,000	(3)	25,000	$130,750
Dean Miller	73,000	(4)	45,625	$238,619
Jeff Delle Fave	20,000	(5)	12,500	$65,375
Michael French	15,000	(6)	6,250	$32,688
David Howell	30,000	(7)	18,750	$98,063
Thomas McAvity	22,000	(8)	9,375	$49,031
Hugh McCormick	50,000	(9)	31,250	$163,438
Seth Vance	34,569	(10)	17,285	$90,401
Oscar Scofield	12,000	(11)	3,125	$16,344
Cliff Wagner	40,000	(12)	18,750	$98,063
Scott Willkomm	13,056	(13)	6,528	$34,141
Totals	359,625		194,438	$1,016,913

(1)	Amounts do not include in-kind dividends since each grant date.

(2)	Market value based on a closing per share price of $5.23 at the close of the market on January 5, 2007.

(3)	Includes: (a) a grant of 10,000 Performance Shares which will not vest because the stated performance period has expired and the stated performance goal has not been satisfied; (b) grants of 10,000 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (c) grants of 30,000 Performance Shares of which at least 50% will vest and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(4)	Includes: (a) grants of 18,250 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (b) grants of 54,750 Performance Shares of which at least 50% will vest and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(5)	Includes: (a) grants of 5,000 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (b) grants of 15,000 Performance Shares of which at least 50% will vest and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(6)	Includes: (a) a grant of 5,000 Performance Shares which will not vest because the stated performance period has expired and the stated performance goal has not been satisfied; (b) grants of 2,500 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (c) grants of 7,500 Performance Shares of which at least 50% will vest and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(7)	Includes: (a) grants of 7,500 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (b) grants of 22,500 Performance Shares of which at least 50% will vest and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(8)	Includes: (a) a grant of 7,000 Performance Shares which will not vest because the stated performance period has expired and the stated performance goal has not been satisfied; (b) grants of 3,750 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (c) grants of 11,250 Performance Shares of which at least 50% will vest and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(9)	Includes: (a) grants of 12,500 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (b) grants of 37,500 Performance Shares of which at least 50% will vest and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(10)	Represents a pro rata amount, based on Mr. Vance’s employment with us during the performance period, of the total Performance Shares granted, of which at least 50% of the pro rata amount will vest as of the consummation of the Issuance and an additional amount of the pro rata amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(11)	Includes: (a) a grant of 7,000 Performance Shares which will not best because the stated performance period has expired and the stated performance goal has not been satisfied; (b) grants of 1,250 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (c) grants of 3,750 Performance Shares of which at least 50% will vest as of the consummation of the Issuance and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(12)	Includes: (a) a grant of 10,000 Performance Shares which will not vest because the stated performance period has expired and the stated performance goal has not been satisfied; (b) grants of 7,500 Restricted Stock Units which will vest in full as of the consummation of the Issuance; and (c) grants of 22,500 Performance Shares of which at least 50% will vest as of the consummation of the Issuance and an additional amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

(13)	Represents a pro rata amount, based on Mr. Willkomm’s employment with us during the performance period, of the total Performance Shares granted, of which at least 50% of the pro rata amount will vest as of the consummation of the Issuance and an additional amount of the pro rata amount may vest if the stated performance goals have been satisfied as of the consummation of the Issuance.

Stock Options

Name	Options Exercisable For Ordinary Shares (No. of Shares)	Weighted Average Exercise Price	Total Cash Value of Options
Michael Austin	22,000	$15.80	$0
Bill Caulfeild-Browne	22,000	$15.80	$0
Robert Chmely	22,000	$15.80	$0
Jean-Claude Damerval	10,000	$22.55	$0
Jeffrey Hughes	—	—	—
Hazel O’Leary	18,000	$16.31	$0
Glenn Schafer	10,000	$24.75	$0
Paul Goldean	55,000	$20.20	$0
Dean Miller	50,000	$25.35	$0
Jeff Delle Fave	20,000	$24.21	$0
Michael French	401,667	$16.52	$0
David Howell	50,000	$24.89	$0
Thomas McAvity	95,000	$14.90	$0
Hugh McCormick	50,000	$25.44	$0
Cliff Wagner	35,000	$11.00	$0
Oscar Scofield	25,000	$24.11	$0
Totals	885,667		$0

Directors’ and Officers’ Indemnification and Insurance

The Investors have agreed that they will not cause the company to fail to honor all existing rights to indemnification and advancement of expenses of the current and former directors, officers, employees and agents of the company relating to liability for acts or omissions occurring at the time of or prior to the Issuance.

The Investors have also agreed not to cause the company to fail to (i) continue to obtain officers’ and directors’ liability insurance in respect of acts or omissions occurring at the time of or prior to the Issuance for a period of six years after the Issuance in an amount of coverage no less favorable than was in place on the date of the Securities Purchase Agreement, provided that company shall not be required to expend annually more than 200% of the premium paid for the one year period ended October 31, 2006 or (ii) cause the company to obtain at the time of the Issuance a ‘‘tail’’ insurance policy with a claims period of at least six years with coverage at least as favorable as our existing policies for claims arising from acts or omissions that occurred at the time of or prior to the Issuance;

Continuation of Employee Benefits

Following the completion of the transaction:

•	For calendar years 2007 and 2008, the Investors have agreed to provide our employees who continue employment after the Issuance (who are referred to as the affected employees) with compensation that is not less favorable than that provided to the affected employees by us immediately prior to the effective time of the Issuance;

•	For calendar year 2007, the Investors have agreed to provide the affected employees with benefits and coverage under employee benefit or compensation plans or arrangements that are not less favorable than those provided to the affected employees by us immediately prior to the effective time of the Issuance; and

•	The Investors have agreed to honor employment, severance, retention and similar agreements and all of our benefit plans in effect as of the effective time of the Issuance.

Executive Officer Retention and Success Plan

The Board also approved a Senior Executive Success Plan. The purpose of the plan is to (i) retain essential personnel through the transition period relating to the proposed sale or equity investment in the company and (ii) create an incentive to obtain the best possible transaction for shareholders. Participation in the plan is limited to the following executive officers, each of whom will receive the guaranteed retention payment listed below to remain with us through the consummation of the Issuance:

Executive	Guaranteed Retention Payment
Paul Goldean	$300,000
Dean Miller	$200,000
Cliff Wagner	$200,000
David Howell	$200,000
Jeff Delle Fave	$100,000

In addition to the guaranteed payments described above, each of the five executive officers had the opportunity to receive additional payments to the extent that our sales price in any transaction exceeded $12 per share, with the highest payments occurring at prices in excess of $15 per share. Mr. Schafer and Mr. Caulfeild-Browne, members of the Board, also participated in a separate success plan, with payments to be made if our sales price in any transaction exceeded $12 per share. Because the effective purchase price for the Convertible Shares is $4 per share, no payments will be paid to the executive officers under the plan, except for the guaranteed retention payment, and no success payments will be paid to either Mr. Schafer or Mr. Caulfeild-Browne.

If any of the above-named executive officers terminate their employment with us prior to the consummation of the Issuance, such officer will forfeit his right to any payments under the plan. The executive officers will be entitled to payments under the plan 90 days after the consummation of the Issuance unless such executive officer is terminated by us for cause or due to resignation by the executive officer without good reason, in which case the payment will be forfeited. Payments under the plan will be includable in calculations related to Section 280G of the Code.

Pursuant to their employment agreements, Mr. Miller is also entitled to a guaranteed bonus of $200,000 and Mr. Delle Fave to a guaranteed bonus of $165,000, both to be paid on February 28, 2007.

Mr. McAvity is also entitled to receive a transaction bonus of $112,500 within 30 days following the consummation of the Issuance, unless his employment is terminated for cause or on his own accord, at which time he will not be eligible for such transaction bonus. He is also entitled to a $93,750 retention bonus to be paid on February 28, 2007.

Pursuant to his employment agreement, Mr. McCormick is also entitled to a $300,000 guaranteed bonus to be paid on February 28, 2007.

CERTAIN RELATIONSHIPS BETWEEN US AND THE INVESTORS

On August 9, 2006, we and Cerberus entered into a confidentiality agreement with respect to confidential information given to Cerberus for its due diligence in connection with the initial term loan transaction. The confidentiality agreement was amended on September 21, 2006. On August 14, 2006, MassMutual Capital entered into a confidentiality agreement with respect to confidential information given to MassMutual Capital for its due diligence in connection with the transaction. In connection with the initial term loan transaction, we paid Cerberus a $1,000,000 advance in respect of its fees.

On September 26, 2006, we entered into a commitment letter with Cerberus pursuant to which Cerberus agreed to provide Scottish Annuity & Life Insurance Company (Cayman) Ltd. with a bridge term loan facility in an amount of up to $250.0 million. In connection with this commitment letter, we paid Cerberus $500,000 to cover its expenses incurred in connection therewith.

On November 14, 2006, we paid Cerberus a commitment fee of $2.5 million, which we were required to pay pursuant to the commitment letter we entered into on September 26, 2006, $1.5 million of which the Investors agreed to credit towards our expense reimbursement obligations under our exclusivity agreement with the Investors. An agreement was never executed with respect to this commitment letter. However, in connection with the execution of the Securities Purchase Agreement, on November 27, 2006, we entered into a commitment letter with Cerberus pursuant to which Cerberus agreed to provide Scottish Annuity & Life Insurance Company (Cayman) Ltd. a term loan facility in an amount of up to $100.0 million. Cerberus and MassMutual Capital have agreed that MassMutual Capital will provide half of such loan facility. We and, to the extent permitted by applicable insurance regulations, Scottish Re (Dublin) Limited will guarantee any borrowings under the facility. The facility will be secured by a first priority lien on, and security interest in, certain of our and Scottish Annuity & Life Insurance Company (Cayman) Ltd.’s collateral. Borrowings under the facility will be available only once our shareholders have approved the proposals set forth in this proxy statement.

Certain of our insurance subsidiaries reinsure policies issued by Massachusetts Mutual Life Insurance Company. See ‘‘Risk Factors’’ for a discussion of risks to our shareholders relating to these reinsurance treaties.

Other than the agreements discussed above, there are no present or proposed material agreements, arrangements, understandings or relationships between us or any of our executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Investors or any of their executive officers, directors, controlling persons or subsidiaries, on the other hand, other than the Securities Purchase Agreement, Certificate of Designations, Registration Rights and Shareholders Agreement and Voting Agreement and the transactions contemplated thereby. The Investors and their affiliates do not own any of our ordinary shares, except as may be held indirectly through mutual funds.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth the beneficial ownership of our ordinary shares by all persons who beneficially own 5% or more of the ordinary shares, by each director and named executive officer and by all directors, director nominees and executive officers as a group as of January 3, 2007.

Name and Address of Beneficial Owners (1)	Amount of Ordinary Shares Beneficial Ownership	Percent of Class
Michael Austin (2)	30,000	*
Bill Caulfeild-Browne (2)	36,000	*
Robert Chmely (3)	29,000	*
Jean Claude Damerval (4)	20,000	*
Michael French (5)	657,041	1.08%
Paul Goldean (6)	52,111	*
Jeffrey Hughes	10,000	*
Lord Norman Lamont (7)	16,000	*
Thomas McAvity (8)	80,934	*
Hugh McCormick(9)	43,590	*
Dean Miller (10)	17,667	*
Hazel O’Leary (11)	21,800	*
Glenn S. Schafer (12)	10,000	*
Clifford Wagner (13)	35,019	*
Scott Willkomm (14)	39,077	*
CMBP II (Cayman) Ltd. (15)	9,330,510	15.41%
Jonathan Starr (16)	3,483,700	5.75%
Wellington Management Company, LLP (17)	4,166,083	6.88%
Boston Partners Asset Management, LLC (18)	3,608,190	5.96%
FMR Corp. (19)	5,189,026	8.57%
Wells Fargo & Company (20)	3,043,349	5.03%
Wells Capital Management Incorporated (20)	2,941,650	4.86%
All directors and executive officers as a group (nineteen persons)	1,163,360	1.90%

*	Less than 1%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda.

(2)	Includes 22,000 ordinary shares subject to options exercisable within 60 days.

(3)	Includes 22,000 ordinary shares subject to options exercisable within 60 days. Also includes 500 ordinary shares held by Mr. Chmely’s spouse.

(4)	Includes 10,000 ordinary shares subject to options exercisable within 60 days. Also includes 10,000 ordinary shares held by a trust of which Mr. Damerval is a beneficiary.

(5)	Includes 266,667 ordinary shares subject to options exercisable within 60 days, all of which are beneficially owned by an irrevocable trust of which Mr. French and certain family members are beneficiaries. Mr. French disclaims beneficial ownership of such ordinary shares. Also includes 123,334 ordinary shares subject to options exercisable within 60 days.

(6)	Includes 45,001 ordinary shares subject to options exercisable within 60 days.

(7)	Includes 14,750 ordinary shares subject to options exercisable within 60 days.

(8)	Includes 78,334 ordinary shares subject to options exercisable within 60 days.

(9)	Includes 36,668 ordinary shares subject to options exercisable within 60 days.

(10)	Includes 16,667 ordinary shares subject to options exercisable within 60 days.

(11)	Includes 18,000 ordinary shares subject to options exercisable within 60 days.

(12)	All of which are subject to options exercisable within 60 days.

(13)	Includes 31,667 ordinary shares subject to options exercisable within 60 days.

(14)	Mr. Willkomm is no longer an employee of the company. Share ownership is based on the best information available to us.

(15)	Based on a Schedule 13D filed by CMBP II (Cayman) Ltd. with the Securities and Exchange Commission on November 26, 2006, as a joint filer with Cypress Associates II (Cayman) L.P., Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant B II-A C.V., Cypress Side-by-Side (Cayman) L.P. and 55th Street Partners II (Cayman) L.P. The address of the joint filers is Cypress Associates II (Cayman) L.P., c/o The Cypress Group L.L.C., 65 East 55th Street, 28th Floor, New York, New York 10022.

(16)	Based on a Schedule 13D filed by Jonathan Starr with the Securities and Exchange Commission on November 17, 2006, as a joint filer with Flagg Street Capital LLC, Flagg Street Partners LP, Flagg Street Partners Qualified LP and Flagg Street Offshore, LP. The address of the joint filers is 44 Brattle Street, Cambridge, MA 02138.

(17)	Based on a Schedule 13G/A filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2006. The address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(18)	Based on a Schedule 13G/A filed by Boston Partners Asset Management, LLC with the Securities and Exchange Commission on February 14, 2006. The address of Boston Partners Asset Management, LLC is 28 State Street, 20th Floor, Boston, MA 02109.

(19)	Based on a Schedule 13G filed jointly by FMR Corp., Edward C. Johnson, 3d and Fidelity Management & Research Company with the Securities and Exchange Commission on February 14, 2006. Fidelity Management & Research Company (‘‘Fidelity’’) a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,836,626 ordinary shares of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 4,836,626 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934, is the beneficial owner of 2,400 ordinary shares of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each as sole dispositive power over 2,400 ordinary shares of the Company and sole power to vote or to direct the voting of 2,400 ordinary shares of the Company owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited (‘‘FIL’’), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 350,000 ordinary shares of the Company. A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, owns shares of FIL voting stock with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR Corp. and FIL are of the view that they are not acting as a ‘‘group’’ for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the ‘‘1934’’ Act) and that they are not otherwise required to attribute to each other the ‘‘beneficial ownership’’ of securities ‘‘beneficially owned’’ by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(20)	Based on a Schedule 13G filed by Wells Fargo & Company and Wells Capital Management Incorporated with the Securities and Exchange Commission on March 3, 2006. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. The address of Wells Capital Management Incorporated is 525 Market Street, San Francisco, California 94105.

TERMS OF THE VOTING AGREEMENT

The following summary describes selected material provisions of the Voting Agreement and is qualified by reference to the Voting Agreement, which is attached to this proxy statement as Annex B. This summary may not contain all of the information about the Voting Agreement that is important to you. You are encouraged to carefully read the Voting Agreement in its entirety.

In connection with the transactions contemplated by the Securities Purchase Agreement, we, the Investors and the Cypress Entities entered into a Voting Agreement with respect to the ordinary shares of the company beneficially owned by the Cypress Entities, including any additional ordinary shares acquired after the date of the Voting Agreement (the ‘‘Subject Shares’’). Pursuant to the Voting Agreement, the Cypress Entities have agreed to vote in favor of, and granted, subject to receipt of applicable regulatory approvals, an irrevocable proxy to representatives of the Investors to vote in favor of the Issuance at any meeting of our shareholders. In connection with entering into the Voting Agreement, the Cypress Entities agreed, upon the effectiveness of the Registration Rights and Shareholders Agreement, to terminate certain indemnification rights and the existing shareholder agreement between the Cypress Entities and us.

Under the Voting Agreement, each of the Cypress Entities agreed that, until the first to occur of (a) the Issuance or (b) the termination of the Voting Agreement in accordance with its terms, at any meeting of our shareholders, or in connection with any action by written consent of the holders of our ordinary shares, it will vote (or cause to be voted) its subject shares or act by written consent with respect to its Subject Shares (i) in favor of the Issuance and (ii) against any of the following: (A) any Acquisition Proposal; (B) any action or agreement that would, to the knowledge of such shareholder, result in a breach in any material respect of any of our covenants, representations or warranties under the Securities Purchase Agreement or its obligations under the Voting Agreement, and (C) any action that is intended, or that could reasonably be expected, to impede, interfere with, or materially adversely affect the transactions contemplated by the Voting Agreement or the Securities Purchase Agreement.

Under the Voting Agreement, each of the Cypress Entities irrevocably granted to, and appointed an officer of each Investor, its proxy to vote its Subject Shares as described above. Each Cypress Entity further agreed to revoke any proxy previously granted with respect to its Subject Shares and not to enter into any other proxy in relation thereto.

The Voting Agreement will terminate on the earliest of (a) termination of the Securities Purchase Agreement, (b) the written agreement of the parties thereto to terminate the Voting Agreement or (c) the Issuance.

Prior to the termination date, without the prior consent of the Investors, the Cypress Entities will not, directly or indirectly, authorize or permit any of their respective directors, officers, employees or other agents or representatives to, directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, proposals or offers from any person that constitute, or would reasonably be expected to lead to an Acquisition Proposal, (b) participate in any discussions or negotiations (including by way of furnishing information) regarding any such inquiry, proposal, offer or Acquisition Proposal, (c) enter into any agreement or agreement in principle requiring us to abandon, terminate or fail to consummate the Issuance, or (d) cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing.

Except as contemplated by the Voting Agreement, each of the Cypress Entities agrees, during the term of the Voting Agreement, not to (a) transfer, assign, sell, encumber or otherwise dispose of, any of the Subject Shares or any right or interest in them, or consent to or enter into any contract, option or other agreement or understanding with respect to any of the foregoing, other than to an affiliate who has agreed in writing to be bound by the terms of the Voting Agreement, (b) grant any proxy, grant any power of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares except as provided in the Voting Agreement or (c) take any other action that is intended, or could reasonably be expected, to restrict, limit or interfere with any Cypress Entity’s ability to perform its obligations under the Voting Agreement or the transactions contemplated thereby.

TERMS OF THE CONVERTIBLE SHARES

The following summary describes selected material provisions of the Certificate of Designations for the Convertible Shares and is qualified by reference to the Certificate of Designations, which is attached to this proxy statement as Annex C. This summary may not contain all of the information about the Certificate of Designations that is important to you. You are encouraged to carefully read the Certificate of Designations in its entirety, as it is the legal document that contains the terms and provisions of the Convertible Shares.

Ranking

The Convertible Shares will rank, with respect to payment of dividends and distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up (a ‘‘Liquidation Event’’):

•	senior to our ordinary shares and to each other class or series of our shares established by the board of directors, the terms of which do not expressly provide that such class or series ranks senior to or pari passu with the Convertible Shares as to payment of dividends and distribution of assets upon a Liquidation Event;

•	pari passu with each class or series of our shares, the terms of which expressly provide that such class or series ranks pari passu with the Convertible Shares as to payment of dividends and distribution of assets upon a Liquidation Event; and

•	junior to each other class or series of our securities outstanding as of the date of the completion of the Issuance that ranks senior to our ordinary shares, and to each class or series of our shares, the terms of which expressly provide that such class or series ranks senior to the Convertible Shares as to payment of dividends and distribution of assets upon a Liquidation Event and all classes of our preferred shares outstanding as of the completion of the Issuance.

Dividends

The holders of Convertible Shares will receive cumulative dividends that accrete daily on a non-compounding basis at a rate of 7.25% per annum on the stated value of $600 million, and shall be accrued but not paid at such time. If we pay any dividend or make any distribution to holders of our ordinary shares, each holder of Convertible Shares will be entitled to receive a distribution equal to what such holder would have received if it had exercised its rights to convert the Convertible Shares into ordinary shares. To the extent that the Convertible Shares participate in dividends paid on ordinary shares, a corresponding reduction will be made to the liquidation preference for the Convertible Shares. No other dividends will be payable on the Convertible Shares.

Conversion

Each Convertible Share is convertible at any time, and from time to time, at the option of the holder, into the number of whole ordinary shares equal to the conversion amount then in effect, with any resulting fractional ordinary shares to be settled in a cash amount equal to the closing sale price on the trading day next preceding the date of conversion. The Convertible Shares are subject to automatic conversion on the ninth anniversary of the issue date. The initial conversion amount is an aggregate of 150,000,000 ordinary shares. The rate at which the Convertible Shares may be converted into ordinary shares will be adjusted to provide for the issuance of additional ordinary shares to the extent we are required to provide indemnification to the Investors pursuant to the Securities Purchase Agreement, and to prevent certain kinds of dilution of the holders of Convertible Shares, as described below.

Adjustments

The number of ordinary shares into which each Convertible Share is convertible is subject to adjustment upon any indemnification from us, to any holder of Convertible Shares, for losses, pursuant to the indemnification provisions of the Securities Purchase Agreement. See ‘‘Terms of the Securities Purchase Agreement — Indemnification.’’ In such an instance, the conversion amount will be increased to account for such losses, as determined in accordance with and subject to the limitations in the Securities Purchase Agreement, to a number of ordinary shares equal to the quotient of the initial aggregate stated value of the Convertible Shares divided by the adjusted conversion price. We will not have an obligation to effect any conversion of Convertible Shares to the extent that after giving effect to such conversion, we would be required to apply ‘‘push-down accounting’’ under then current GAAP or securities laws.

The adjusted conversion price is a fraction, (A) the numerator of which is the excess of (x) the product of (1) the total number of ordinary shares outstanding on a fully diluted basis as of the date of completion of the Issuance, but excluding the ordinary shares into which the Convertible Shares are then convertible, multiplied by (2) $4.00, over (y) the dollar amount of all such diminutions in the value of, or other losses to, the company resulting in, or giving rise to, all such losses, and (B) the denominator of which is the total number of ordinary shares outstanding on a fully diluted basis as of the date of completion of the Issuance, but excluding the ordinary shares into which the Convertible Shares are then convertible.

In the event that outstanding ordinary shares are subdivided, split recapitalized, reclassified or otherwise re-constituted, by way of stock split, stock dividend or otherwise, into a greater number of ordinary shares, the number of ordinary shares into which the Convertible Shares convert will be proportionately increased, to the extent that the Convertible Shares do not participate, effective immediately after the opening of business on the day following the day upon which such transaction becomes effective. Conversely, in the event that outstanding ordinary shares are combined, recapitalized, reclassified or otherwise re-constituted, by way of a combination, reverse stock split or otherwise, into a smaller number of ordinary shares, the number of ordinary shares into which the Convertible Shares convert will be proportionately reduced, to the extent that the Convertible Shares do not participate, effective immediately after the opening of business on the day following the day upon which such transaction becomes effective.

Liquidation Preference

The Convertible Shares have a liquidation preference equal to their stated value, as adjusted for (x) the accretion of dividends and (y) any payment of dividends or distributions. In the event of any Liquidation Event, each holder of Convertible Shares will be entitled to receive out of our assets available for distribution, prior and in preference to any payment or distribution of our assets to the holders of our ordinary shares or any other junior shares, but after any distribution on any of our indebtedness or senior shares, an amount equal to the greater of (i) the aggregate liquidation preference attributable to the Convertible Shares held or (ii) the amount that the holder would have been entitled to receive with respect to such Liquidation Event if it had exercised its right to convert all of its Convertible Shares into ordinary shares immediately prior to such liquidation event. The liquidation preference of the Convertible Shares is not applicable once the Convertible Shares have been converted into ordinary shares, as described below.

Change of Control

The holders of Convertible Shares may, among other things, require us to redeem the Convertible Shares upon a change of control. Upon a change of control, the redemption price is an amount equal to the greater of (i) the stated value of the outstanding Convertible Shares, plus an amount equal to the sum of all accrued dividends through the earlier of (A) the date of payment of the consideration payable upon a change of control or (B) the fifth anniversary of the issue date of the Convertible Shares, or (ii) the amount that the holder of the Convertible Shares would have been entitled to receive with respect to such change of control if it had exercised its right to convert all or such portion of its Convertible Shares for ordinary shares immediately prior to the date of such change of control.

Voting Rights

Each Convertible Share will be entitled to receive notice of, attend and vote at all shareholder meetings together with, and as part of one class with, the ordinary shares. Each holder of a Convertible Share will have the number of votes equal to the whole number of ordinary shares into which such Convertible Share may be converted as of the Record Date for the vote.

In addition, so long as any Convertible Shares are outstanding, the approval of a majority in interest (or a greater percentage if required by law) of the Convertible Shares will be required (i) to create, issue, authorize or increase the authorized amount of, or create, issue or authorize any obligation or security convertible into, or exercisable or exchangeable for, or evidencing a right to purchase, any Convertible Shares, parity shares or senior shares, or any preferred shares of any of our subsidiaries, or redeem any junior shares or any senior shares or parity shares that are not outstanding as of the completion of the issuance, (ii) to approve or make any amendment to the terms of the Convertible Shares or the Certificate of Designations, (iii) for any amendment, alteration, change, repeal or waiver of any provision of our Memorandum and Articles of Association, (iv) for any change of control or Liquidation Event or to purchase or otherwise acquire all or substantially all of the assets of any person, or permit any of our subsidiaries to do any of the foregoing, (v) to reclassify any of our authorized shares into Convertible Shares, parity shares, senior shares or any obligation or security convertible into, or exercisable or exchangeable for, or evidencing a right to purchase any, Convertible Shares, parity shares or senior shares, (vi) for any transaction that could or could reasonably be expected to adversely affect or impair the rights, privileges or preferences of the holders of Convertible Shares in such capacity, (vii) to create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to any indebtedness in excess of $10,000,000 in aggregate or (viii) to enter into any contract, agreement, commitment or understanding with respect to any of the foregoing.

TERMS OF THE SECURITIES PURCHASE AGREEMENT

The following summary describes selected material provisions of the Securities Purchase Agreement and is qualified by reference to the Securities Purchase Agreement, which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the Securities Purchase Agreement that is important to you. You are encouraged to carefully read the Securities Purchase Agreement in its entirety, as it is the legal document that contains the terms and conditions of the transaction.

The description of the Securities Purchase Agreement in this proxy statement has been included solely to provide you with information regarding its terms. While we have publicly disclosed the Securities Purchase Agreement and its terms by incorporating the Securities Purchase Agreement into this proxy statement, the representations and warranties made in the Securities Purchase Agreement may not accurately characterize the current actual state of facts with respect to us because they were made as of specific dates and are subject to important exceptions, qualifications, limitations and supplemental information agreed to by us and the Investors and in part contained in the confidential disclosure letters delivered by the parties in connection with negotiating the Securities Purchase Agreement. Moreover, some of those representations and warranties may be subject to a contractual standard of materiality different from the standard applicable to our public filings with the SEC or may have been used for the purpose of allocating risks between us and the Investors rather than establishing matters as facts. Current factual information about us can be found elsewhere in this proxy statement, in the documents that have been delivered with this proxy statement, and in the public filings we make with the SEC, which are available without charge at www.sec.gov. See ‘‘Where You Can Find More Information.’’

Structure of the Transaction

If all the conditions to the Securities Purchase Agreement are satisfied or waived in accordance with its terms, we will issue and sell to MassMutual Capital and SRGL Acquisition, LDC a total of 1,000,000 Convertible Shares. Each of MassMutual Capital and SRGL Acquisition, LDC will purchase 500,000 Convertible Shares.

Closing

The closing of the transactions will occur as soon as practicable but in no event later than 10:00 a.m. on the date that is three business days after all of the conditions to completion contained in the Securities Purchase Agreement have been satisfied or waived, or at another time or date agreed to by us and the Investors.

Sale Consideration

At the effective time of the closing, MassMutual Capital and SRGL Acquisition, LDC will each pay us $300,000,000 in consideration for the Convertible Shares.

Representations and Warranties

Our representations and warranties in the Securities Purchase Agreement relate to, among other things, corporate matters, including due organization, good standing, the power to conduct our business and our qualification to do business; capital structure; the issuance of the Convertible Shares; subsidiaries; authority to enter into the Securities Purchase Agreement; the absence of conflicts with, or violations of, our organizational documents, contracts, applicable law, judgments or orders or other obligations; required consents and approvals; SEC filings, regulatory reports and financial statements; the absence of undisclosed liabilities; the absence of material changes or events; employee benefit plans and employee matters; the filing of tax returns, the status of unpaid taxes and other tax matters; compliance with applicable laws and reporting requirements; compliance with the Sarbanes-Oxley Act of 2002 and related rules and regulations; disclosure controls and procedures; legal proceedings; reserves; material contracts; corporate insurance contracts; intellectual property; insurance regulatory matters; brokers; board approval of the Securities Purchase Agreement and the shareholder vote required to approve the Issuance; takeover laws; the accuracy of information contained in this proxy statement; owned and leased property; the absence of liens; affiliate transactions; opinions of financial advisors; broker-dealer subsidiaries; exemption of the Issuance from registration under the Securities Act; acknowledgment regarding the Investors’ purchase of our securities; due authorization of Convertible Shares and Certificate of Designations; and the absence of manipulation of the price of our securities.

Certain of our representations and warranties are qualified as to materiality or as to ‘‘material adverse effect.’’ When used with respect to us or any of our subsidiaries, the term ‘‘material adverse effect’’ means any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse (A) to our ability to perform our obligations under the Securities Purchase Agreement, the Voting Agreement, the Certificate of Designations or the Registration Rights and Shareholders Agreement or (B) on our financial condition, assets, liabilities, properties, business or results of operations and that of our subsidiaries and the special purpose vehicles, taken as a whole.

With respect to clause (B) above, a material adverse effect does not include any effect to the extent resulting from, relating to or arising out of (i) general economic or market conditions (including changes in interest rates), so long as those conditions do not have a materially disproportionate effect on us and our subsidiaries and the special purpose vehicles, taken as a whole compared to other life reinsurance companies; (ii) any change or proposed change in law or accounting or actuarial principles required in any jurisdiction, so long as the change does not have a materially disproportionate effect on us and our subsidiaries and the special purpose vehicles, taken as a whole compared to other life reinsurance companies; (iii) (x) any litigation brought by our shareholders or other securityholders, whether or not brought in the name of or on behalf of us, pending as of the date of the Securities Purchase Agreement or (y) any litigation brought by our shareholders or other securityholders, whether or not brought in the name of or on behalf of us, following the date of the Securities Purchase Agreement, that alleges substantially similar facts, claims and bases for liability as the pending litigation brought by our shareholders or other securityholders that, only in the case of this clause (y), individually or in the aggregate would not, without giving effect to the exception provided in this clause (y), reasonably be expected to result in a material adverse effect; (iv) any occurrence or condition arising out of the negotiation and execution of the Securities Purchase Agreement, the Voting Agreement, the Certificate of Designations or the Registration Rights and Shareholders Agreement, the consummation of the transactions contemplated by any of these, or the public announcement thereof (including any occurrence or condition arising out of the identity of or facts relating to the Investors) or any ratings action taken by one or more of the national statistic ratings organizations rating us or any of our subsidiaries (other than a ratings action with respect to Scottish Annuity & Life Insurance Company (Cayman) Ltd. that would cause the closing condition relating to its insurer financial strength rating to fail to be satisfied); and (v) any decrease in the market value of our equity securities; provided, however, that this will not exclude any underlying event, change or circumstance that itself constitutes a material adverse effect that may have resulted in or contributed to or is attributable to such a decrease.

The Securities Purchase Agreement also contains representations and warranties made severally by each of, but not jointly by, the Investors to us relating to, among other things, corporate matters, including each Investor’s due organization, good standing, the power to conduct their businesses and qualification to do business; authority to enter into the Securities Purchase Agreement; the absence of conflicts with, or violations of, each Investor’s organizational documents, certain contracts, applicable law, judgments or orders or other obligations; required consents and approvals; legal proceedings; brokers; available funds; the accuracy of information provided by each Investor for use in this proxy statement; each Investor’s intent to acquire the Convertible Shares for its own account; accredited investor status of each Investor; acknowledgement of the restricted nature of the Convertible Shares; access to data and our management; and tax matters.

Certain representations and warranties of the Investors are qualified as to materiality or as to ‘‘material adverse effect.’’ When used with respect to a particular Investor, material adverse effect means any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of such Investor to consummate the transactions contemplated by the Securities Purchase Agreement or the Registration Rights and Shareholders Agreement.

Covenants and Agreements

Conduct of the Company.    We have agreed that (except as required by any applicable law or governmental entity or as otherwise provided in the Securities Purchase Agreement) until the Issuance, we and each of our subsidiaries will conduct its business in the ordinary course consistent with past practice, and will use commercially reasonable efforts to preserve intact our business organization and goodwill and relationships with third parties (including cedants, producers, governmental entities, rating agencies, financing counterparties, bond insurers and financial guarantors, customers, suppliers, distributors, creditors, lessors, employees and others having business dealings with us), keep available the services of our current officers and key employees on terms and conditions substantially comparable to those currently in effect, and maintain our current rights and franchises, subject to the terms of the Securities Purchase Agreement. In addition, in accordance with the Securities Purchase Agreement, without the consent of the Investors, we and each of our subsidiaries will not:

•	declare, set aside, or pay any dividends on, or make any other distributions with respect to any of our outstanding ordinary shares;

•	split, combine or reclassify, except with respect to our 5.875% Hybrid Capital Units with a stated amount of $25 per unit, any of our outstanding capital stock or issue or authorize the issuance of any other securities in respect of shares of our outstanding capital stock;

•	purchase, redeem or otherwise acquire any shares of our outstanding capital stock or that of any of our subsidiaries or any rights, warrants or options to acquire any such shares;

•	authorize for issuance, issue, sell, grant, pledge or otherwise encumber any shares of our capital stock, options, warrants or any other securities or rights of any kind to acquire any of our capital stock, except to us or our wholly owned subsidiaries or reprice any options or warrants with respect to any shares of our capital stock;

•	amend or propose to amend our memorandum of association, articles of association or other comparable organizational documents;

•	amalgamate or consolidate with or acquire any corporation or other business organization or division thereof, or substantially all of the assets of such an entity;

•	(A) other than pursuant to any agreement with the Investors or their affiliates, incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person, in each case in excess of $1,000,000, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to us or to any of our subsidiaries, and loans and advances to agents and employees in the ordinary course of business consistent with past practice (after taking into account events occurring following the second quarter of 2006), other than pursuant to reinsurance agreements entered into in the ordinary course of business consistent with past practice (after taking into account events occurring following the second quarter of 2006) and other than as to such matters related to our investment portfolio or that of any of our subsidiaries in the ordinary course of business consistent with past practice (after taking into account events occurring following the second quarter of 2006), (C) waive or forgive any indebtedness in excess of $1,000,000 or other material obligation of any other person owed to us or any of our subsidiaries or waive any material right available to us or any of our subsidiaries, (D) assume, guarantee, or otherwise become responsible for the obligations of any other person, except in the ordinary course of business consistent with past practice (after taking into account events occurring following the second quarter of 2006), or (E) permit to occur a material uncured default or event of default under any of our credit facilities entered into on or after the date of the Securities Purchase Agreement;

•	(A) surrender any right to claim a material tax refund or credit, offset or other material reduction in tax liability or (B) settle any tax audit, file an amended tax return, make or amend any tax election, consent to any extension of the limitations period applicable to any tax claim or assessment except, in the case of any act described in clause (B) for acts taken that will not materially reduce the value of the Convertible Shares or the value of our business and that of our subsidiaries;

•	make any material change in accounting methods, principles or practices used by us or any of our subsidiaries, except insofar as may be required by applicable law or by a change in applicable generally accepted accounting principles or statutory accounting principles;

•	make any capital expenditures in excess of $1,000,000 in the aggregate;

•	sell or dispose of any of our assets or properties, other than sales or dispositions in the ordinary course of business consistent with past practice (after taking into account events occurring following the second quarter of 2006), and in an amount not greater than $1,000,000, or sales or dispositions required by any contract in effect on the date of the Securities Purchase Agreement;

•	(A) amend, terminate or assign any contract other than in the ordinary course of business consistent with past practice, (B) waive any benefit of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party, or (C) enter into any new agreement, arrangement or understanding that, if in existence on the date hereof, would constitute, or be deemed to constitute, a material contract;

•	grant any increase in the compensation or benefits of any employees except (A) in the ordinary course of business consistent with past practice, (B) for certain retention agreements disclosed to the Investors as of the date of the Securities Purchase Agreement, (C) for such actions as are permitted or required by an existing agreement, including any employee benefit plan, or (D) for purposes of updating or complying with Section 409A of the Internal Revenue Code, the Pension Plan Protection Act or other legislation or regulation;

•	establish or announce any intention to amend (except to the extent required by applicable law) or establish any employee benefit plan or enter into any employment agreement;

•	other than in the ordinary course of business consistent with past practice, commence, settle or compromise any material litigation or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material proceeding, except for settlements that are within the insured limits of insurance policies with respect to such claims;

•	fail to file with the SEC any annual report on Form 10-K or quarterly report on Form 10-Q prior to or within ten days after the filing deadline established by the Securities and Exchange Commission in General Instruction A of the applicable form as such deadline may be extended in accordance with Rule 12b-25 under the Securities and Exchange Act of 1934 as currently in effect;

•	terminate, cancel, amend or modify, or fail to maintain or renew any insurance policies maintained by us covering us or any of our subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us or any of our subsidiaries;

•	take any actions or omit to take any actions that would or would be reasonably likely to (A) result in any of the closing conditions not being satisfied, or (B) materially impair our ability or that of the Investors to consummate the transactions contemplated by the Securities Purchase Agreement or materially delay such consummation;

•	abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any intellectual property owned by us or any of our subsidiaries;

•	terminate the employment of certain employees or replace any such employees or their successors, whether due to termination of such employee’s employment by us or any of our subsidiaries or otherwise, unless such replacement is reasonably satisfactory to Investors;

•	enter into, amend, modify or supplement any reinsurance agreement; or

•	agree to take any of the foregoing actions.

No Solicitation of Alternative Transactions.    The Securities Purchase Agreement provides that neither we nor any of our directors, officers, affiliates, employees, shareholders, advisors, representatives or other agents will directly or indirectly:

•	solicit, initiate, accept, seek, encourage, induce or facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or cooperate in any way with any inquiry, proposal or offer from any other person that constitutes or could reasonably be expected to lead to an Acquisition Proposal,

•	continue or participate or engage in any discussions or negotiations with, or disclose any information or data relating to us or any of our subsidiaries or afford access to our properties, books or records or that of our subsidiaries to, or otherwise cooperate with, any person that has made an Acquisition Proposal or to any person that has disclosed to us that it is considering making an Acquisition Proposal,

•	accept an Acquisition Proposal, or enter into any agreement or agreement in principle or letter of intent providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle or letter of intent requiring us to abandon, terminate or fail to consummate the transactions contemplated by the Securities Purchase Agreement, or

•	grant any waiver or release under any standstill, confidentiality or similar agreement entered into by us, our subsidiaries or any of their respective representatives.

Notwithstanding the foregoing, prior to the approval of the Issuance by our shareholders, we may, in response to a bona fide unsolicited written Acquisition Proposal: (i) furnish information with respect to us and our subsidiaries to the person making the Acquisition Proposal and its representatives pursuant to a confidentiality agreement containing terms and conditions no less restrictive than those contained in the confidentiality agreements we entered into with the Investors and (ii) participate in discussions or negotiations with such person and its representatives regarding the Acquisition Proposal; provided, in each case, that the Board determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and its financial advisor, that (i) the failure to furnish such information or participate in such discussions or negotiations would breach its fiduciary duties to us and/or the shareholders under applicable law, and (ii) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal.

We have agreed that as promptly as practicable after the receipt by us of an Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, and in any case within 24 hours after the receipt thereof, we will provide oral and written notice to the Investors of (i) the Acquisition Proposal or inquiry, (ii) the identity of the person making the Acquisition Proposal or inquiry and (iii) the material terms and conditions of the Acquisition Proposal or inquiry (including any amendments or modifications thereto).

Pursuant to the Securities Purchase Agreement, the Board is not permitted to, directly or indirectly, (i) withdraw, modify or change its recommendation with respect to the Issuance or (ii) approve any letter of intent, memorandum of understanding, securities purchase agreement or other agreement or understanding relating to, or that may reasonably be expected to lead to, an Acquisition Proposal. Notwithstanding the foregoing, however, at any time prior to the approval of the Issuance by our shareholders, the Board may, in response to a Superior Proposal, change its recommendation, provided that the Board determines in good faith, after consultation with its outside legal counsel and its financial advisor, that the failure to do so would breach its fiduciary duties to our shareholders under applicable law. In addition, the Board is not permitted to change its recommendation unless it provides three business days prior written notice to the Investors that it intends to change its recommendation in response to a Superior Proposal, and the Investors do not make a counterproposal within three business days that is at least as favorable to our shareholders as the Superior Proposal, as determined by the Board in good faith after consultation with its financial advisor. We have agreed to negotiate in good faith with the Investors and refrain from further negotiations with the third party making the Superior Proposal during this three business day period.

We have further agreed that we will deliver to the Investors a new written notice each time an Acquisition Proposal has been materially revised or modified, prior to taking any action to recommend or agreeing to recommend such Acquisition Proposal to our shareholders and that a new three business day period will commence with respect to each such materially revised or modified Acquisition Proposal from the time the Investors receive the written notice of the Acquisition Proposal with respect thereto.

Notwithstanding any withdrawal, modification or change of recommendation by the Board, the Investors will have the option, exercisable within five business days after such change in recommendation, to cause the Board to submit the Issuance to our shareholders for approval. If the Investors exercise this option, the Investors will not be entitled to terminate the Securities Purchase Agreement for a failure by the Board to approve the transaction or for a change in the Board’s recommendation. If the Investors fail to exercise this option, we may terminate the Securities Purchase Agreement.

In addition, notwithstanding any of the foregoing provisions, neither the company nor the Board is prohibited under the Securities Purchase Agreement from complying with Rule 14d-9 or Rule 14e-2 under the Securities Exchange Act of 1934, as amended, in respect of any Acquisition Proposal or otherwise making any disclosure required by applicable law.

For purposes of the Securities Purchase Agreement, an ‘‘Acquisition Proposal’’ is any proposal or offer or any indication of interest in making a proposal or offer in respect of a

•	merger, scheme of arrangement, share exchange, reorganization, tender or exchange offer, consolidation or other business combination involving us or any of our subsidiaries;

•	an acquisition of 9.9% or more of the then-outstanding equity securities or other capital stock of us or any of our subsidiaries;

•	an acquisition of equity securities, or of debt securities or other securities convertible into or exchangeable for our equity securities or those of any of our subsidiaries, which would, after giving effect to such conversion or exchange, constitute more than 9.9% of the outstanding equity securities or other capital stock of us and our subsidiaries;

•	the issuance of debt securities having a principal amount of more that $75 million individually or in the aggregate, except as permitted pursuant to the Securities Purchase Agreement;

•	a sale, transfer, conveyance, lease or disposal of all or any significant portion of our assets and those of our subsidiaries in one transaction or a series of related transactions;

•	a liquidation or dissolution of us and our subsidiaries or the adoption of a plan of liquidation or dissolution by us and our subsidiaries;

•	an agreement, understanding or other arrangement providing for the occurrence of individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute a majority of such Board then in office; or

•	any other transaction in lieu of, or which would impede or prevent, the Issuance.

For purposes of the Securities Purchase Agreement, a ‘‘Superior Proposal’’ means any bona fide written proposal or offer that is not subject to a financing contingency and is made by a third party in respect of an Acquisition Proposal, which if and to the extent such proposal is for:

•	an acquisition of our voting equity securities, is for the acquisition of no less than 100% of our total outstanding voting equity securities (on a fully diluted and as converted basis); or

•	an issuance of equity or debt securities or other securities convertible into or exchangeable or exercisable for our voting equity securities or those of any of our subsidiaries, is for an issuance of no more than 68.75% of the total outstanding voting equity securities of us or any of our subsidiaries (on a fully diluted and as converted basis) after giving effect to such transaction and will provide us and/or our subsidiaries with proceeds of at least $600,000,000;

•	and in any event containing terms and conditions that the Board determines in good faith, after consultation with its outside counsel and its financial advisor, would result in a transaction that:

•	if consummated, would be more favorable to our shareholders than the transactions contemplated by the Securities Purchase Agreement; and

•	is reasonably capable of being consummated on the terms proposed, without significant incremental delay or cost, taking into account all financial, regulatory, legal and other aspects of such proposal.

Access to Information; Confidentiality.    To the extent permitted by law, and subject to certain exceptions, we and our subsidiaries have agreed to afford to the Investors, and to the respective officers, directors, employees, affiliates, financing sources and authorized advisors, representatives and other agents of the Investors, reasonable access during the period prior to the closing to all of our properties and facilities, books and records, personnel, consultants (including actuarial consultants), auditors and advisors and, during such period, we and our subsidiaries will furnish to the Investors and to their respective officers, directors, employees, affiliates, financing sources and authorized advisors, representatives and other agents such information concerning our business, properties, financial condition, operations and personnel as the Investors may from time to time reasonably request.

Consents, Approvals and Filings.    We and the Investors will each use their commercially reasonable efforts, and will cooperate fully with each other:

•	to comply as promptly as practicable with all requirements of governmental entities applicable to the transactions contemplated by the Securities Purchase Agreement;

•	to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of governmental entities and consents or waivers of all third parties necessary in connection with the Securities Purchase Agreement; and

•	otherwise to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on any party and its subsidiaries with respect to the Issuance.

In addition, we and the Investors have agreed that as promptly as practicable, but in any event within 30 days after the date of the Securities Purchase Agreement, we will each use commercially reasonable efforts to file with all applicable governmental entities any requests for required approvals of the transaction. Furthermore, if any insurance regulator requires that a hearing be held in connection with any approval, the applicable Investor will use its commercially reasonable efforts to arrange for the hearing to be held promptly and provide reasonable notice to us and the other Investor of any meetings or other conferences that it holds with any insurance regulator in connection with the transactions contemplated by the Securities Purchase Agreement, and we and such other Investor will have the right to participate in any such meeting or conference.

Public Announcements.    We and the Investors have agreed (i) to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Securities Purchase Agreement, and (ii) that neither of us will issue any press release or make any public statement without the advance approval of the other parties following such consultation, except as required by applicable law or by a governmental entity.

Anti-Takeover Laws.    We and the Investors have agreed that if any ‘‘fair price,’’ ‘‘business combination’’ or ‘‘control share acquisition’’ statute or other similar statute or regulation is or will become applicable to the Issuance, we, the Investors, and our respective boards of directors will use all reasonable efforts to grant any necessary approvals and take any necessary actions so that the Issuance may be consummated as promptly as practicable on the terms contemplated by the Securities Purchase Agreement.

Shareholder Litigation.    We have agreed to give the Investors the opportunity to participate in the defense or settlement of any shareholder litigation against us and/or our directors relating to the transactions contemplated by the Securities Purchase Agreement.

Directors’ and Officers’ Indemnification and Insurance.    From and after the Issuance, the Investors have agreed that they will not cause the company to fail to honor all existing rights to indemnification and advancement of expenses of the current and former directors, officers, employees and agents of the company relating to liability for acts or omissions occurring at the time of or prior to the Issuance. In addition, the Investors have agreed not to cause the company to fail to (i) continue to obtain officers’ and directors’ liability insurance in respect of acts or omissions occurring at the time of or prior to the Issuance for a period of six years after the issuance in an amount of coverage no less favorable than was in place on the date of the Securities Purchase Agreement, provided that the company shall not be required to expend annually more than 200% of the premium paid for the one year period ended October 31, 2006 or (ii) cause the company to obtain at the time of the Issuance a ‘‘tail’’ insurance policy with a claims period of at least six years with coverage at least as favorable as our existing policies for claims arising from acts or omissions that occurred at the time of or prior to the Issuance.

Availability of Ordinary Shares for Conversion.    We have agreed that, following the closing, we will not issue or agree to issue any ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares or take any other action if, after giving effect thereto, the number of ordinary shares remaining unissued and reserved for issuance upon conversion of the Convertible Shares would be insufficient to permit conversion of all the outstanding Convertible Shares.

We have further agreed to take all necessary action at all times after the Issuance to have authorized, and reserved for issuance, 130% of the maximum number of ordinary shares issuable upon conversion of the Convertible Shares.

Listing Matters.    We have agreed that, promptly following the Issuance, we will secure the listing of all of the ordinary shares issuable upon conversion of the Convertible Shares upon each national securities exchange and automated quotation system, if any, upon which the ordinary shares are then listed and will maintain such listing of all such ordinary shares from time to time issuable upon conversion of the Convertible Shares for so long as the ordinary shares are listed on The New York Stock Exchange.

We have also agreed that neither we nor any of our subsidiaries will take any action that would be reasonably expected to result in the delisting or suspension of the ordinary shares on The New York Stock Exchange and will take all action reasonably necessary to maintain the listing of the ordinary shares (including the ordinary shares issuable upon conversion of the Convertible Shares) on The New York Stock Exchange or an alternate exchange.

We will pay all fees and expenses in connection with satisfying these listing obligations.

Pledge by Investors.    We have agreed that the Investors may pledge the Convertible Shares and the ordinary shares issuable upon conversion of the Convertible Shares in connection with a bona fide margin agreement or other secured loan or financing arrangement. The pledge of Convertible Shares or the ordinary shares issuable upon conversion of the Convertible Shares will not be deemed to be a transfer, sale or assignment of such securities, and the Investors are not required to provide us with any notice of such a pledge, unless otherwise required by applicable law.

Continuation of Employee Benefits.

Following the Issuance:

•	For calendar years 2007 and 2008, the Investors have agreed to cause the company to provide our employees who continue employment with us after the Issuance (who we refer to as the ‘‘affected employees’’) with compensation that is not less favorable than that provided to the affected employees by us immediately prior to the Issuance;

•	For calendar year 2007, the Investors have agreed to cause the company to provide the affected employees with benefits and coverage under employee benefit or compensation plans that are not less favorable than those provided to the affected employees by us immediately prior to the Issuance; and

•	The Investors have agreed to cause the company to honor employment, severance, retention and similar agreements and all of our benefit plans in effect as of the time of the Issuance.

Conditions to Closing

The obligations of us and the Investors to complete the issuance, sale, and purchase of the Convertible Shares are subject to the satisfaction or waiver of the following conditions:

•	all required filings having been made, and all required consents, approvals, permits and authorizations having been obtained from the necessary governmental entities;

•	the waiting period applicable to the completion of the transaction under the HSR Act, having expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any governmental entity preventing the consummation of the Issuance;

•	our shareholders having approved the proposals set forth in this proxy statement; and

•	no order suspending this proxy statement having been issued and no proceeding for that purpose having been initiated by the SEC.

In addition, the Investors’ obligations to purchase the Convertible Shares is subject to the satisfaction or waiver of the following additional conditions:

•	Our representations and warranties set forth in the Securities Purchase Agreement being true and correct in all material respects as of the date of the Securities Purchase Agreement and as of the date of the Issuance as though made on and as of the date of the Issuance (other than those representations and warranties that speak as of a specified date, which must be true and correct in all material respects as of such date);

•	Our having performed or complied with in all material respects all of our obligations and covenants required to be performed or complied with under the Securities Purchase Agreement at the time of or prior to the Issuance;

•	The insurance financial strength rating of Scottish Annuity & Life Insurance Company (Cayman) Ltd. being at least ‘‘CCC’’ (by S&P’s and Fitch), ‘‘Caa2’’ (by Moody’s) and ‘‘C’’ (by A.M. Best);

•	There being no pending or threatened litigation by any governmental entity seeking to prohibit or limit the consummation of the transactions contemplated by the Securities Purchase Agreement or the rights of the Investors in respect thereof that has a reasonable likelihood of success;

•	Since the date of the Securities Purchase Agreement, there not having been any circumstance, event, development, condition or occurrence (or any worsening thereof) that, individually and in the aggregate, has had or would have a material adverse effect on us;

•	All filings, consents, approvals, permits or authorizations with or from any governmental entity containing or imposing no material conditions or obligations on us, either Investor or any of our or their respective affiliates that are materially burdensome to either Investor’s conduct of its business following the Issuance or would have a material adverse effect on us;

•	Our having received all necessary third-party consents, and none of the non-governmental entity third-party consents received by us containing or imposing any material conditions or obligations on us, either Investor or any of their respective affiliates that are materially burdensome to either Investor’s conduct of its business following the Issuance or that would have a material adverse effect;

•	Our having executed and delivered to the Investors counterparts of the Registration Rights and Shareholders Agreement and the Certificate of Designations;

•	No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any governmental entity preventing the consummation of any of the transactions contemplated by the Securities Purchase Agreement being in effect;

•	Our having redeemed all of our $115.0 million principal amount 4.5% convertible senior notes, with no remaining liabilities or obligations in respect thereof due to the holders of such notes;

•	The Investors having received a legal opinion of our counsel;

•	Our having delivered to the Investors a copy of the irrevocable transfer agent instructions;

•	The Investors having received evidence that all members of the Board (other than our chief executive officer and the designee of the Cypress Entities) and each member of the board of directors of each of our subsidiaries who is resigning from the Board having resigned and the replacement members designated by the Investors having been appointed to each such board of directors, in each case effective immediately following the Issuance;

•	Our having delivered to the Investors a customary certificate executed by the Secretary or an Assistant Secretary and dated as of the date of the Issuance, in form and substance reasonably acceptable to each Investor;

•	Our having delivered to the Investors a certificate evidencing the incorporation and good standing, or the equivalent thereof, of us and each of our material subsidiaries;

•	Our having delivered to the Investors a letter from our transfer agent certifying as to the number of ordinary shares issued and outstanding as of a date within five days of the Issuance;

•	The Voting Agreement not having been amended, modified or supplemented and being in full force and effect, and all parties thereto (other than the Investors) having performed or complied with in, all material respects, all obligations and covenants required to be performed or complied with by them under the Voting Agreement at the time of or prior to the Issuance; and

•	Our having taken all necessary corporate actions in connection with the Issuance.

In addition, our obligation to complete the issuance and sale of the Convertible Shares to the Investors is also subject to the satisfaction or waiver of the following conditions:

•	The representations and warranties of each Investor set forth in the Securities Purchase Agreement being true and correct in all material respects as of the date of the Securities Purchase Agreement and as of the date of the Issuance as though made on and as of the date of the Issuance (other than those representations and warranties that speak as of a specified date, which must be true and correct in all material respects as of such date);

•	Each Investor having performed or complied with in all material respects all of its obligations and covenants required to be performed or complied with under the Securities Purchase Agreement at the time of or prior to the Issuance; and

•	Each of the Investors having executed and delivered to us such Investor’s counterpart of the Registration Rights and Shareholders Agreement.

Termination of the Securities Purchase Agreement

The Securities Purchase Agreement may be terminated at any time:

•	by mutual written consent of us and the Investors;

•	by us or either Investor, if:

•	there is any order of any governmental entity that prohibits or restrains any party from consummating the transactions contemplated by the Securities Purchase Agreement, and such order has become final and nonappealable;

•	the Issuance has not occurred on or prior to August 26, 2007; provided, however, that this right to terminate is not be available to a party whose failure to fulfill in any material respect an obligation under the Securities Purchase Agreement has caused or resulted in the failure of a condition to complete the transaction; or

•	our shareholders do not approve the proposals set forth in this proxy statement;

•	by either Investor:

•	in the event of any breach by us of any of our agreements, representations or warranties contained in the Securities Purchase Agreement that (i) could reasonably be expected to result in the failure of the applicable closing condition to be satisfied, and (ii) cannot be or has not been cured by the earlier of (x) the thirtieth calendar day following receipt by us of written notice of such breach and (y) August 26, 2007;

•	if we or any of our subsidiaries or our or their respective representatives has breached in any respect any non-de minimis obligations relating to Acquisition Proposals and such breach cannot be or has not been cured within five business days (or August 26, 2007, if earlier); or

•	subject to not electing to require us to hold a shareholder meeting at which shareholders will vote on the Issuance, if the Board (i) fails to authorize, approve or recommend the Issuance, (ii) effects a change in recommendation or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer (other than by the Investors or affiliates of the Investors), fails to recommend that our shareholders reject such tender offer or exchange offer within a ten business day period, (iii) fails to reconfirm its authorization, approval or recommendation of the Issuance within three business days after a written request by Investors to do so, or (iv) approves or recommends any Acquisition Proposal; or

•	by us:

•	in the event of any breach by either Investor of any of such Investor’s agreements, representations or warranties contained in the Securities Purchase Agreement that (i) could reasonably be expected to result in the failure of the applicable closing condition to be satisfied, and (ii) cannot be or has not been cured by the earlier of (x) the thirtieth calendar day following receipt by such Investor of written notice of such breach and (y) August 26, 2007;

•	subject to our compliance with the provisions of the non-solicitation covenant described above, including the Investor’s right to match a Superior Proposal if the Board authorizes us to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and we notify the Investors in writing that we intend to enter into such an agreement, and we simultaneously pay to the Investors the standby commitment fee and any required expense reimbursement at the time of such termination.

Consequences of Termination

If the Securities Purchase Agreement is terminated, such termination will be the sole remedy of the Investors and us with respect to breaches of any agreement, representation or warranty contained in the Securities Purchase Agreement and none of the parties nor any of their respective trustees, directors, officers or affiliates, as the case may be, will have any liability or further obligation to any other party except with respect to certain fee payment obligations, confidentiality obligations and other general provisions, which survive the termination of the Securities Purchase Agreement. None of the parties, however, will be relieved or released from any liabilities or damages arising out of their willful breach of the Securities Purchase Agreement.

We have agreed to pay each Investor the sum of $15,260,000, which we refer to as the Standby Commitment Fee, and reimburse their expenses, if this agreement is terminated:

•	by us as a result of our accepting a Superior Proposal;

•	by either Investor as a result of either (i) our breach in any respect our non-de minimis obligations under the Securities Purchase Agreement relating to the solicitation of competing proposals or (ii) the Board’s failure to recommend approval of the Issuance or withdrawal, modification or qualification of its recommendation in any manner materially adverse to the Investors or to the Issuance;

•	by either Investor as a result of our breach of any of our obligations relating to holding the Extraordinary General Meeting; or

•	by us or either Investor, (i) if any order of any governmental entity prohibits the Issuance (ii) if the Issuance has not occurred on or prior to August 26, 2007, (iii) if our shareholders do not approve the proposals set forth in this proxy statement, or (iv) due to our breach of any of our agreements, representations or warranties (other than with respect to the Extraordinary General Meeting), provided that within one year after the date of such termination, we enter into a definitive agreement to consummate, or consummate, the transactions contemplated by an Acquisition Proposal with any person who makes an Acquisition Proposal prior to the date of the extraordinary general meeting (or prior to the termination of the Securities Purchase Agreement, if no extraordinary general meeting has occurred by such date).

If the Securities Purchase Agreement is terminated by us or either Investor due to the failure of our shareholders to approve the proposals set forth in this proxy statement or by either Investor due to our breach of any of our agreements, representations or warranties and no standby commitment fee is due, we will reimburse the Investors for their out-of-pocket transaction-related expenses, up to a maximum amount of $6,500,000 in the aggregate for both Investors, to the extent in excess of the retainer of $1,500,000 paid by us to the Investors pursuant to the exclusivity agreement, dated as of November 8, 2006, among us and the Investors. After such a termination, any such expenses will be paid by us within one business day of receipt of written notice from the Investors requesting payment thereof.

Indemnification

Indemnification by the Company.    From and after the Issuance, we have agreed to defend, indemnify and hold harmless each Investor, its affiliates, members, partners, directors, shareholders and their respective officers, directors, employees, agents, advisers and representatives from and against, and pay or reimburse such persons for, (x) any and all losses (including losses relating to a diminution in the value of the Convertible Shares) resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by us in or pursuant to the Securities Purchase Agreement, or (b) any failure of us to perform any covenant or agreement under the Securities Purchase Agreement, or (y) the amount of the aggregate reinsurance recoverables not collected in cash by us or our subsidiaries or offset against other amounts owed by us or our subsidiaries to the applicable retrocessionaires either on, prior to or following the date of the Securities Purchase Agreement, but in any event, on or prior to February 28, 2008 and properly reflected, in accordance with GAAP, consistently applied, on the then current consolidated balance sheet of us and our subsidiaries, in excess of an aggregate of $18,800,000. With respect to any claim based upon a breach or inaccuracy of the representations and warranties relating to taxation, we will only indemnify the Investors for taxes imposed on us or our subsidiaries that are attributable to a tax period or portions thereof ending on or before the Issuance.

Indemnification by Investors.    From and after the Issuance, each Investor, severally but not jointly, have agreed to defend, indemnify and hold harmless us and our officers, directors, employees, agents, advisers and representatives from and against, and pay or reimburse us for, any and all losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made or deemed made by such Investor in or pursuant to the Securities Purchase Agreement or (b) any failure of such Investor to perform any covenant or agreement under the Securities Purchase Agreement. We may assert a claim for indemnification solely against the Investor in breach of the representation, warranty or covenant giving rise to such claim, and not against the other Investor unless the other Investor is also in breach of a representation, warranty or covenant giving rise to such claim.

Limitations on Indemnification.    Other than certain representations and warranties relating to the organization and authority of the company and the Investors, and the capital structure of the company, which will survive indefinitely, and certain representations and warranties relating to employee benefits and tax matters, which will survive until the expiration of the relevant statute of limitations, the representations and warranties of the parties in the Securities Purchase Agreement will survive for 18 months after the Issuance.

In addition, other than with respect to losses arising out of inaccuracies in or breaches of certain representations and warranties relating to the organization and authority of the company and the Investors, or resulting from the fraud or bad faith of the company or the Investors, (i) our obligation to provide indemnification under the Securities Purchase Agreement is limited to aggregate losses of $100,000,000 (or $125,000,000 only in the case of losses arising out of inaccuracies in or breaches of representations or warranties relating to certain tax matters) and (ii) each Investor’s obligation to provide indemnification under the Securities Purchase Agreement is limited to $50,000,000.

Company Indemnification Settled through Adjustment of Conversion Rate.    All of our indemnification obligations pursuant to the Securities Purchase Agreement will be settled through the adjustment of the number of ordinary shares into which the Convertible Shares may be converted, other than indemnification obligations relating to out of pocket fees and expenses, which will be paid in cash.

Independent Committee.    All actions taken and decisions made by the company after the Issuance relating to the indemnification obligations of the parties under the Securities Purchase Agreement shall be taken or made by a committee of the board of directors solely comprising independent directors, within the meaning of the rules of the New York Stock Exchange, who are not specifically designated by the Investors.

Fees and Expenses

If the transactions contemplated by the Securities Purchase Agreement are consummated, we have agreed to pay the expenses of the Investors up to a maximum amount, in the aggregate, of $6,500,0000 (not including investment banking fees), $1,500,000 of which we have already paid, and we have agreed to pay the investment banking fees of the Investors up to a maximum aggregate amount equal to the greater of $12,000,000 and the aggregate amount of our fees and expenses for investment banking services in connection with the Securities Purchase Agreement.

Amendments

The Securities Purchase Agreement may be amended only by a written instrument signed by each of the parties, and the terms of the agreement may be waived only by written instrument signed by the party waiving compliance; provided that after the Issuance, no amendments to the agreement or waivers of the terms of the agreement shall be made unless the amendment or waiver has been approved by the independent directors of the company, or upon a vote of the shareholders of the company (not including the Investors).

TERMS OF THE REGISTRATION RIGHTS AND SHAREHOLDERS AGREEMENT

The following summary describes selected material provisions of the Registration Rights and Shareholders Agreement and is qualified by reference to the Registration Rights and Shareholders Agreement, which is attached to this proxy statement as Annex D. This summary may not contain all of the information about the Registration Rights and Shareholders Agreement that is important to you. You are encouraged to carefully read the Registration Rights and Shareholders Agreement in its entirety, as it is the legal document that contains the terms and conditions summarized below.

Demand Registrations

Pursuant to the Registration Rights and Shareholders Agreement, we have granted the Investors (with respect to the Ordinary Shares into which the Convertible Shares may be converted) and the Cypress Entities certain demand registration rights. In exchange for these demand registration rights and the other rights granted to the Cypress Entities under the Registration Rights and Shareholders Agreement, the Cypress Entities will agree to terminate certain indemnification rights and the existing shareholder agreement between the Cypress Entities and us. No later than 10 days after receipt of a registration request, we will give written notice to all other holders of Convertible Shares of the demand, and will register any additional shares as may be requested by other holders, subject to certain limitations as described below. We have agreed to use our reasonable best efforts to have such demand registration statement declared effective by the SEC as soon as practicable after filing, subject to certain exceptions. Notwithstanding the foregoing, we will not be required to effect a demand registration unless the aggregate gross proceeds resulting from such demand registration could reasonably be expected to equal or exceed $50,000,000 or, in the case of a demand by the Cypress Entities, the lesser of (1) $25,000,000 or (2) all of the registrable securities then held by the Cypress Entities in the aggregate.

Limits on Demand Registrations

We will not be obligated to effect or pay the registration expenses of more than three demand registrations requested by the Investors and one demand registration requested by the Cypress Entities, subject to certain exceptions. There is no limitation on the number of S-3 registrations that we are obligated to effect at the request of the Investors.

Form S-3 Registration

The Registration Rights and Shareholders Agreement grants to holders of registrable securities the right to request the registration of their shares on Form S-3, so long as the reasonably anticipated aggregate price to the public of the shares registered would exceed $25,000,000. If we receive a written request from a holder of registrable securities to register the securities on Form S-3 under the Securities Act and we are at the time a registrant entitled to use Form S-3 or any successor form thereto to register such securities, we will use our reasonable best efforts to register such shares on Form S-3 for public sale, in accordance with the intended methods of disposition specified in such request.

Shelf Registration

In exercising their registration rights, the Investors, but not the Cypress Entities, may request a shelf registration. We have agreed to use our reasonable best efforts to keep any shelf registration continuously effective through the date on which all of the registrable securities covered by such shelf registration may be sold pursuant to Rule 144(k) under the Securities Act.

Restrictions on Demand Registrations

We may postpone for a reasonable period of time, not to exceed 90 days (a ‘‘Blackout Period’’), the filing of a prospectus or the effectiveness of a registration statement for a demand registration or a registration on Form S-3 if we furnish a certificate signed by our Chief Executive Officer, following consultation with, and after obtaining the good faith approval of, our board of directors stating that we believe that such demand registration or registration on Form S-3 would have a material adverse effect on any proposal by us to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, amalgamation, consolidation, tender offer, scheme of arrangement or similar transaction, or otherwise would require disclosure of a material corporate development that we are not otherwise required to disclose, and which disclosure would be detrimental to us and our shareholders or would have a material adverse effect on our business, assets, operations, prospects or financial condition. We have agreed that there will not be more than two Blackout Periods in any 12-month period, and the aggregate length of such Blackout Periods may not exceed 90 days in any 12-month period. In addition, if we postpone the filing of a demand registration statement or a registration on Form S-3, holders holding a majority of the registrable securities for which registration was requested may withdraw the request for registration, and such withdrawn registration request will not be considered a demand registration.

Selection of Underwriters

If the initiating holders holding a majority of the registrable securities for which registration was requested intend to distribute the registrable securities covered by their registration request by means of an underwritten offering, such holders will have the right to select the underwriters or other investment banker(s) and manager(s) to administer the offering, subject to our approval which will not be unreasonably withheld, conditioned or delayed.

Priority on Demand Registrations

We will not include in any underwritten registration any securities that are not registrable securities without the prior written consent of the initiating holders holding a majority of the registrable securities for which registration was requested. Other than in connection with a shelf registration, if the managing underwriter advises us that in its opinion the number of registrable securities exceeds the number of securities that can be sold in such offering without materially adversely affecting the successful marketability of the offering (including a material adverse effect on the per share offering price), we will include in such offering only such number of securities that in the opinion of such underwriters can be sold without materially adversely affecting the successful marketability of the offering, which securities will be so included in the following order of priority: (A) if such registration is requested by the Investors, (i) first, registrable securities, pro rata among the respective holders thereof on the basis of the aggregate number of registrable securities requested to be included in such registration by each of them, and (ii) second, any other of our securities that have been requested to be so included; and (B) if such registration is requested by the Cypress Entities, (i) first, registrable securities, pro rata among the respective holders thereof that are Cypress shareholders on the basis of the aggregate number of registrable securities requested to be included in such registration by each of them, (ii) second, registrable securities, pro rata among the respective other holders thereof on the basis of the aggregate number of registrable securities requested to be included in such registration by each of them, and (iii) third, any other of our securities that have been requested to be so included.

Piggyback Registration Rights

Whenever we propose to register any of our securities (excluding a registration pursuant solely to employee benefit plans, or relating solely to the sale of debt or convertible debt instruments) and the registration form to be filed may be used for the registration or qualification for distribution of registrable securities, we will give prompt written notice to all holders of our intention to effect such a registration and will include in such registration all registrable securities with respect to which we have received written requests for inclusion therein within fifteen days after the date of our notice. Any holder that has made such a written request may withdraw its registrable securities from such ‘‘piggyback registration’’ by giving written notice to us and the managing underwriter, if any, on or before the thirtieth day prior to the planned effective date of such piggyback registration. There is no limitation on the number of such piggyback registrations which we are obligated to effect. We will pay all registration expenses in connection with any piggyback registration, whether or not any registration or prospectus becomes effective or final.

If any piggyback registration involves an underwritten offering, we will so advise the holders. In such event, we will use reasonable best efforts to ensure that the right of any holder to registration will be conditioned upon such holder’s participation in such underwritten offering and the inclusion of such holder’s registrable securities in the underwritten offering, and each such holder will (together with us and the other holders distributing their securities through such underwritten offering) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering by us. If any holder disapproves of the terms of the underwritten offering, such holder may elect to withdraw therefrom by written notice.

If a piggyback registration relates to an underwritten primary offering on our behalf, and the managing underwriters advise us that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without materially adversely affecting the successful marketability of such offering, we will include in such registration or prospectus only such number of securities that in the opinion of such underwriters can be sold without materially adversely affecting the successful marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities we propose to sell, (ii) second, the registrable securities requested to be included in such registration, pro rata among the holders of such registrable securities on the basis of the number of registrable securities so requested to be included therein owned by each such holder, and (iii) third, other securities requested to be included in such registration.

If a piggyback registration relates to an underwritten secondary registration on behalf of holders of our securities other than the holders of registrable securities, and the managing underwriters advise us that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without materially adversely affecting the successful marketability of the offering, we will include in such registration only such number of securities that in the opinion of such underwriters can be sold without materially adversely affecting the successful marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration and the registrable securities requested to be included in such registration, pro rata among the holders of such securities and registrable securities on the basis of the number of securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration.

Expenses

All expenses incidental to our performance of or compliance with the Registration Rights and Shareholders Agreement, whether or not any registration statement becomes effective and whether or not all registrable securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration, including, without limitation, all registration, listing and filing fees, fees and expenses of compliance with securities or blue sky laws and the rules of any stock exchange, word processing, duplicating, distributing and printing expenses, messenger and delivery expenses, and fees and disbursements of our counsel, all independent certified public accountants (including the expenses of any audit and/or ‘‘cold comfort’’ letters), underwriters and other persons retained by us, the reasonable out-of-pocket expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of registrable securities which are customarily borne by the issuer, will be borne as provided in the Registration Rights and Shareholders Agreement, except that we will, in any event, pay our internal expenses (including, without limitation, all salaries and expenses of our officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by us are then listed or on The New York Stock Exchange or Nasdaq Stock Market. All underwriting discounts, selling commissions and transfer taxes applicable to the sale of the registered securities will be borne by the holders of the securities so registered pro rata on the basis of the number of their securities so registered.

Indemnification

Pursuant to the Registration Rights and Shareholders Agreement, we have agreed to indemnify and hold harmless each holder, its affiliates and their respective officers, directors and partners, members, shareholders, employees, and agents and each person who ‘‘controls’’ such holder (within the meaning of the Securities Act and Section 20 of the Exchange Act) against, and pay and reimburse such holder, agent or controlling person for any losses, claims, damages, liabilities, joint or several, to which such holder, agent or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by us of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to us and relating to action or inaction required of us in connection with any such registration, and we will pay and reimburse such holder and each such agent and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding. We will not, however, be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to us by such holder or its affiliates expressly for use therein or by such holder’s or its affiliates’ failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after we have furnished such holder or its affiliates with a sufficient number of copies of the same. In connection with an underwritten offering, we will, if requested, indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders.

Voting Rights

For so long as the Investors in the aggregate beneficially own at least 51% of our outstanding voting securities on a fully-diluted basis, they will be entitled to designate for election to our board of directors the number of individuals equal to two-thirds of the authorized number of directors of the board, rounded up to the nearest whole even number. We have agreed that such designated individuals will be elected as members of our board of directors. The Investors will retain this right for so long as they beneficially own, in the aggregate, at least 51% of our outstanding voting shares on a fully diluted basis, and for up to twelve months following such time as their aggregate beneficial ownership falls below 51%. Thereafter, for so long as the Investors have continuously beneficially owned less than 51% of our outstanding voting shares on a fully diluted basis, they will be entitled to designate for nomination to our board of directors the number of individuals, rounded up to the nearest whole number, that is proportionate to their aggregate beneficial ownership of outstanding voting shares on a fully diluted basis, provided that, for so long as the Investors own at least 5% of our outstanding voting shares on a fully diluted basis, they will be entitled to designate at least one person for election to our board of directors. The Investors also will be entitled to designate the number of members of each board of directors of each of our subsidiaries and each respective committee of the company and our subsidiaries that is proportionate to their representation on our board of directors.

The Cypress Entities will continue to have the right to designate one person for election to our board of directors, so long as such person is an employee, officer or director of the Cypress Entities and is not an employee, officer or director of any of our competitors, for so long as they beneficially own, in the aggregate, at least 2.5% of our outstanding voting shares on a fully diluted basis. The Investors have the right to approve any nominee selected by the Cypress Entities, which approval will not be unreasonably withheld or delayed.

For so long as the Investors have the right to designate directors for election to our board of directors, they will also have the sole right to remove the directors so designated by the Investors from the board. If a vacancy occurs on our board of directors or any board of our subsidiaries arising from the removal, resignation, death or incapacity of a directors designated by the Investors, the Investors will have the sole right to designate a director to fill such vacancy. For so long as the Cypress Entities have the right to designate a director for election to our board of directors, they will also have the sole right to remove the directors so designated by the Cypress Entities from the board. If a vacancy occurs on our board of directors arising from the removal, resignation, death or incapacity of a director designated by the Cypress Entities, the Cypress Entities will have the sole right to designate a director to fill such vacancy subject to approval by the Investors.

Transfer Restrictions

The Investors may transfer the Convertible Shares to their affiliates, provided that at all times voting and disposition control of such Convertible Shares will remain with the Investors pursuant to appropriate proxies or other similar methods. The Investors will not and will cause their affiliates not to, without our prior written consent, which may not be unreasonably withheld, transfer more than 490,000 Convertible Shares in the aggregate to any person other than an affiliate of an Investor. At any time following the completion of the Issuance, the Cypress Entities may sell, transfer, or assign all, but not less than all, of our securities then held by the Cypress Entities to their limited partners, members or shareholders, except that the rights granted to the Cypress Entities pursuant to the Registration Rights and Shareholders Agreement may not be transferred or assigned.

The Investors have also agreed not to cause us to enter into any of the following types of transactions other than with the approval of the majority of disinterested members of our board of directors and in compliance with applicable law:

•	A merger, consolidation, amalgamation, scheme of arrangement or business combination with either Investor or its affiliates; or

•	A sale, lease or exchange of all or substantially all of our assets to either Investor or its affiliates.

Preemptive Rights

For so long as there are any registrable securities (other than registrable securities held by the Cypress Entities) or Convertible Shares outstanding, if we propose to issue or sell any ordinary shares to any person other than the Investors or holders of Convertible Shares, we will, subject to certain exceptions, (i) give each Investor or holder of Convertible Shares 30 days’ prior written notice of the proposed issuance or sale and (ii) offer to sell to the holders of registrable securities (other than registrable securities held by the Cypress Entities) or Convertible Shares, on the same terms and conditions as the proposed sale to such person at the most favorable price and on the most favorable terms as are offered to any such persons, the respective numbers of such securities which, if all such securities were purchased, would result in the holders of registrable securities (other than registrable securities held by the Cypress Entities) or Convertible Shares holding that percentage of such securities equal to the percentage of ordinary shares on a fully diluted basis owned by the holders (other than the Cypress Entities) immediately prior to such sale and into which Convertible Shares owned by the holders thereof immediately prior to such sale are convertible. Upon the expiration of a 30 day offering period described above, we will be entitled to sell such securities that the Investors or the holders of Convertible Shares have not elected to purchase during the 90-day period following such expiration at a price and on terms and conditions no more favorable to the purchasers thereof than those offered to the Investors or the holders of Convertible Shares. Any such securities offered or sold by us after such 90-day period must be reoffered to the Investors or the holders of Convertible Shares.

Affiliate Transactions

The Investors will be restricted from entering into affiliate transactions with us without the approval of the independent directors of the board or the approval of a majority of the ordinary shares (excluding any shares held by the Investors), subject to an exception for certain transactions entered into in the ordinary course of business on terms that are no less favorable to us than those that could have been obtained in a comparable transaction by us with an unrelated person.

SHARED ADDRESS SHAREHOLDERS

With respect to eligible shareholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as ‘‘householding,’’ is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact Scottish Re Group Limited, P.O. Box HM 2939, Crown House, Second Floor, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda, Attn: Secretary. Eligible shareholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to delivery promptly, upon written request, a copy of the proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. Requests should be directed to the address set forth above.

OTHER MATTERS

Management does not know of any matters to be presented at the meeting other than those mentioned in the Notice of Extraordinary General Meeting of Shareholders. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION, INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The SEC allows us to ‘‘incorporate by reference’’ into this proxy statement documents we deliver to shareholders along with this proxy statement. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. We incorporate by reference the documents listed below, each of which are being sent to shareholders along with this proxy statement:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. This proxy statement is dated         , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to shareholders does not create any implication to the contrary.

If you have any questions about the Extraordinary General Meeting after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact us as follows:

Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton HM 08, Bermuda
Paul Goldean (President and Chief Executive Officer): 441-298-4364
Nathan V. Gemmiti (General Counsel): 441-298-4378

By Order of the Board of Directors,
Paul Goldean President and Chief Executive Officer

Hamilton, Bermuda         , 2007

Annex A

Scottish Re Group Limited
Securities Purchase Agreement

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

SCOTTISH RE GROUP LIMITED,

MASSMUTUAL CAPITAL PARTNERS LLC,

AND

SRGL ACQUISITION, LLC

DATED AS OF NOVEMBER 26, 2006

SECTION 10.10.	Counterparts	A-70
SECTION 10.11.	Independent Nature of Investors’ Obligations and Rights	A-71
SECTION 10.12.	Waiver of Jury Trial	A-71

EXHIBIT A	FORM OF CONVERTIBLE SHARES CERTIFICATE OF DESIGNATIONS
EXHIBIT B	FORM OF REGISTRATION RIGHTS AND SHAREHOLDERS AGREEMENT
EXHIBIT C	FORM OF LEGAL OPINION
EXHIBIT D	FORM OF IRREVOCBALE TRANSFER AGENT INSTRUCTIONS
EXHIBIT E	FORM OF CERBERUS EQUITY COMMITMENT LETTER
EXHIBIT F	FORM OF MASSMUTUAL EQUITY COMMITMENT LETTER
ANNEX I	FORM OF VOTING AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of November 26, 2006 (this “Agreement”), by and among Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (“SRGL”), MassMutual Capital Partners LLC, a Delaware limited liability company (“MassMutual”), SRGL Acquisition, LLC, a Delaware limited liability company (“Cerberus” and together with MassMutual, “Investors”).

WHEREAS, SRGL and Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the United States Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act;

WHEREAS, the Board of Directors of SRGL has approved, subject to the SRGL Member Approval, the authorization and issuance of 1,000,000 convertible cumulative participating preferred shares of SRGL, par value $.01 per share and liquidation preference of $600 per share (the “Convertible Shares”), which Convertible Shares shall be convertible into ordinary shares of SRGL, par value $.01 per share (the “Ordinary Shares”), and which Convertible Shares shall have such voting powers, preferences and other special rights and the qualifications, limitations or restrictions as set forth in the Certificate of Designations of the Convertible Cumulative Participating Preferred Shares, which shall be in the form attached hereto as Exhibit A (the “Convertible Shares Certificate of Designations”);

WHEREAS, MassMutual wishes to purchase, and SRGL wishes to sell, upon the terms and conditions stated in this Agreement, 500,000 Convertible Shares for an aggregate consideration of $300,000,000 (the “MassMutual Consideration”);

WHEREAS, Cerberus wishes to purchase, and SRGL wishes to sell, upon the terms and conditions stated in this Agreement, 500,000 Convertible Shares for an aggregate consideration of $300,000,000 (the “Cerberus Consideration”);

WHEREAS, subsequent to the execution and delivery of this Agreement, the parties hereto shall execute and deliver a Registration Rights and Shareholders Agreement, in the form attached hereto as Exhibit B (the “Registration Rights and Shareholders Agreement”), pursuant to which SRGL will agree to provide certain (i) registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities Laws with respect to the Ordinary Shares into which Convertible Shares may be converted, and (ii) other rights powers, preferences and privileges to the holders of the Convertible Shares;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Investors’ willingness to enter into this Agreement, the Investors, SRGL and certain Members are entering into a voting agreement and irrevocable proxy and waiver, dated as of the date hereof, in the form attached hereto as Annex I (the “Voting Agreement” and together with this Agreement, the Convertible Shares Certificate of Designations and the Registration Rights and Shareholders Agreement, the “Transaction Documents”), pursuant to which such Members have agreed, among other things, to vote all

Ordinary Shares held by them in favor of the approval of the transactions contemplated by the Transaction Documents and to waive certain preemptive rights in connection therewith;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“2004 Incentive Plan” means The Scottish Re Group Limited 2004 Equity Incentive Compensation Plan and any predecessor equity plan thereto.

“2004 Plan” means SRGL’s 2004 Equity Incentive Compensation Plan.

“Acquisition Proposal” shall have the meaning set forth in Section 5.2(g).

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. The affiliates of each Investor shall be deemed to include one or more funds under common management with such Investor and their respective limited partners and affiliates.

“Aggregate Consideration” means an amount equal to the aggregate of the MassMutual Consideration and the Cerberus Consideration.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Alternate Exchange” shall have the meaning set forth in Section 6.10.

“Broker-Dealer Subsidiary” shall have the meaning set forth in Section 3.25(a).

“Business Combination Transaction” shall have the meaning set forth in Section 5.2(g).

“Cap” shall have the meaning set forth in Section 9.4(a).

“Cerberus” shall have the meaning set forth in the introductory paragraph.

“Cerberus Consideration” shall have the meaning set forth in the recitals.

“Cerberus Disclosure Letter” shall have the meaning set forth in Article IV.

“Cerberus Equity Commitment Letter” means an Equity Commitment Letter in the form attached hereto as Exhibit E.

“Change in Recommendation” shall have the meaning set forth in Section 5.2(d).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 6.14(d).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” means the confidentiality agreements entered into prior to the date hereof by MassMutual or its affiliates and Cerberus or its affiliates, respectively, with SRGL in connection with the transactions contemplated hereby.

“Contracts” shall have the meaning set forth in Section 3.14(b).

“Convertible Notes” means the 4.5% Senior Convertible Notes of SRGL.

“Convertible Shares” shall have the meaning set forth in the recitals.

“Convertible Shares Certificate of Designations” shall have the meaning set forth in the recitals.

“D&O Indemnitees” shall have the meaning set forth in Section 6.13(a).

“Data Room” means the electronic data room created by SRGL and to which Investors have been given access in connection with the transactions contemplated by this Agreement, as supplemented by specific written responses (including documents provided therewith) to corresponding due diligence inquiries provided to Investors by SRGL and its Representatives, pursuant to the formal processes established by SRGL and Investors.

“December SAP Statements” shall have the meaning set forth in Section 3.6(c).

“Disclosure Documents” means any written letters, notices or other information distributed to Members in connection with the issuance of the Convertible Shares to Investors or the other transactions contemplated by this Agreement, other than the Disclosure Statement.

“Disclosure Statement” means the letter to Members, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, required to be distributed to the Members in connection with the issuance of the Convertible Shares to Investors or other transactions contemplated by this Agreement, including any schedules or exhibits required to be filed with the SEC in connection therewith.

“DTC” shall have the meaning set forth in Section 6.12(b).

“Employee” means each individual who immediately prior to the Closing is employed by SRGL or any Subsidiary of SRGL.

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, bonus, incentive, fringe benefit, profit sharing, pension or retirement, deferred compensation, equity-based, severance, medical, life, disability, accident, salary continuation, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and pension scheme, plan, program, agreement, arrangement, commitment and/or practice for the benefit of Employees of SRGL or its Subsidiaries, former employees of SRGL or its Subsidiaries, and/or their dependants and beneficiaries, regardless of the jurisdiction in which any such Employees are or such former employees were employed.

“Employment Agreement” has the meaning set forth in Section 3.9(a).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Report” means each publicly available form, report, schedule, statement and other document filed with or furnished to the SEC by SRGL pursuant to the Exchange Act prior to the date hereof (as such documents have since the time of their filing been amended prior to the date hereof).

“Exclusivity Agreement” shall have the meaning set forth in Section 8.3(b).

“Expenses” shall have the meaning set forth in Section 8.3(b).

“GAAP” shall have the meaning set forth in Section 3.6(b).

“GAAP December Balance Sheets” shall have the meaning set forth in Section 3.6(b).

“Governmental Entity” shall have the meaning set forth in Section 3.5.

“HSR Act” shall have the meaning set forth in Section 3.5.

“Hybrid Capital Units” means the 5.875% Hybrid Capital Units, with a stated amount of $25 per unit, of SRGL.

“Indemnified Party” shall have the meaning set forth in Section 9.5.

“Indemnifying Party” shall have the meaning set forth in Section 9.5.

“Insurance Regulator” shall have the meaning set forth in Section 3.6(c).

“Insurance Subsidiaries” shall have the meaning set forth in Section 3.17(d).

“Insured MassMutual Party” shall have the meaning set forth in Section 4.12(d).

“Intellectual Property” means all intellectual property, including without limitation, patents, patent applications, trademarks, service marks, processes, formulae, technology, know-how and related improvements, trade names, copyrights, any copyrightable works (including software, code applications, databases, website content, documentation and related items), discoveries, domain names, logos, trade dress and other indicators, methodologies, inventions and other proprietary items and registrations of or applications for any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor Disclosure Letters” shall have the meaning set forth in Article IV.

“Investor Indemnitees” shall have the meaning set forth in Section 9.2.

“Investor Material Adverse Effect” means with respect to a particular Investor any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse to the ability of such Investor to consummate the transactions contemplated by this Agreement or the Registration Rights and Shareholders Agreement.

“Investors” shall have the meaning set forth in the introductory paragraph.

“Irrevocable Transfer Agent Instructions” shall have the meaning set forth in Section 6.12(b).

“Knowledge” means the actual knowledge, after reasonable inquiry with respect to the applicable subject matter of the officers of such person or its Subsidiaries with functional responsibility for the applicable matter, of (a) with respect to SRGL, those persons listed in Section 1.1(a) of the SRGL Disclosure Letter, (b) with respect to Cerberus, those persons listed in Section 1.1(a) of the Cerberus Disclosure Letter, and (c) with respect to MassMutual, those persons listed in Section 1.1(a) of the MassMutual Disclosure Letter.

“Law” means any constitution, statute, law, code, administrative interpretation, regulation, rule, injunction, judgment, order, writ, decree, ordinance, directive judgment, policy, guideline or ruling of any Governmental Entity, including common law.

“Lease” has the meaning set forth in Section 3.22(b).

“Leased Real Property” shall have the meaning set forth in Section 3.22(a).

“Liens” means any liens, pledges, charges, claims, security interests, options, mortgages, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, options, proxies, voting trusts or other encumbrances of any nature whatsoever (statutory or otherwise).

“Litigation” shall have the meaning set forth in Section 3.12.

“Losses” shall have the meaning set forth in Section 9.2.

“MassMutual” shall have the meaning set forth in the introductory paragraph.

“MassMutual Consideration” shall have the meaning set forth in the recitals.

“MassMutual Disclosure Letter” shall have the meaning set forth in Article IV.

“MassMutual Equity Commitment Letter” means the equity commitment letter in the form attached hereto as Exhibit F.

“Members” means the registered members of SRGL, being the holders of Ordinary Shares.

“NASD” shall have the meaning set forth in Section 3.25(a).

“New York Court” shall have the meaning set forth in Section 10.8.

“Options” means all stock options and other rights to purchase Ordinary Shares, other than Warrants, heretofore granted under any stock option or similar plan of SRGL.

“Order” shall have the meaning set forth in Section 3.12.

“Ordinary Shares” shall have the meaning set forth in the recitals.

“Outside Date” shall have the meaning set forth in Section 8.1(c).

“Owned Intellectual Property” shall have the meaning set forth in Section 3.16(a).

“Permits” shall have the meaning set forth in Section 3.11(a).

“Permitted Liens,” as to any asset, means (i) Liens for taxes not yet due and payable, being contested in good faith by current administrative or judicial proceedings or for which a reserve has been established on SRGL’s September 2006 GAAP Statements, in accordance with GAAP, consistently applied, (ii) Liens arising by operation of law, (iii) Liens that arise solely by virtue of this Agreement or any Transaction Document and (iv) other Liens that do not or would not in the aggregate materially detract from or impair the value or materially interfere with the present or reasonably contemplated use of such asset in the business of SRGL and its Subsidiaries.

“Perpetual Preferred Shares” means the Non-Cumulative Perpetual Preferred Shares, with a liquidation preference of $25 per share, of SRGL.

“person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

“Preferred Shares” means each class or series of preferred shares, $0.01 par value per share, of SRGL.

“Proceeding” has the meaning given in Section 5.1(xiii).

“Quarterly SAP Statements” shall have the meaning set forth in Section 3.6(c).

“Registration Rights and Shareholders Agreement” shall have the meaning set forth in the recitals.

“Regulation D” has the meaning set forth in the recitals.

“Reinsurance Agreement” shall have the meaning set forth in Section 3.14(b).

“Reinsurance Recoverables” shall have the meaning set forth in Section 6.16.

“Representatives” shall have the meaning set forth in Section 5.2(a).

“Resigning Director” shall have the meaning set forth in Section 7.2(m).

“Restraint” shall have the meaning set forth in Section 7.1(c).

“Restricted Securities” shall have the meaning set forth in Section 6.9.

“Restricted Shares” means grants under the 2004 Plan comprising restricted stock units, which have time-based vesting conditions, and performance shares, which have time-based and performance-based vesting conditions.

“RPII” shall have the meaning set forth in Section 6.15.

“SALIC” means Scottish Annuity & Life Insurance Company (Cayman) Ltd., an exempted company limited by shares organized and existing under the laws of the Cayman Islands.

“SAP” shall have the meaning set forth in Section 3.6(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.11(b).

“Scheduled Litigation” shall have the meaning set forth in the definition of “SRGL Material Adverse Effect” in this Section 1.1.

“SEC” has the meaning set forth in the recitals.

“SEC Filings” shall have the meaning set forth in Section 3.6(a).

“Securities Act” has the meaning set forth in the recitals.

“September 2006 GAAP Statements” shall have the meaning set forth in Section 3.6(b).

“Special Meeting” shall have the meaning set forth in Section 2.1(a).

“Special Purpose Vehicles” means Orkney Re II plc and Ballantyne Re plc.

“SRGL” shall have the meaning set forth in the introductory paragraph.

“SRGL Disclosure Letter” shall have the meaning set forth in Article III.

“SRGL Indemnitees” shall have the meaning set forth in Section 9.3.

“SRGL Material Adverse Effect” means with respect to SRGL any event, change, circumstance or effect that individually or in the aggregate is or is reasonably likely to be materially adverse (A) to the ability of SRGL to perform its obligations hereunder or under the other Transaction Documents or (B) on the financial condition, assets, liabilities, properties, business or results of operations of SRGL and its Subsidiaries and the Special Purpose Vehicles, taken as a whole, but shall exclude (only in the case of clause (B) above) any such effect resulting from, relating to or arising out of (i) general economic or market conditions (including changes in interest rates), so long as such conditions do not have a materially disproportionate effect on SRGL and its Subsidiaries and the Special Purpose Vehicles, taken as a whole compared to other life reinsurance companies; (ii) any change or proposed change in Law or accounting or actuarial principles required in any jurisdiction, so long as such change or proposed change does not have a materially disproportionate effect on SRGL and its Subsidiaries and the Special Purpose Vehicles, taken as a whole compared to other life reinsurance companies; (iii) (x) any Litigation brought by Members or other securityholders of SRGL, whether or not brought in the name of or on behalf of SRGL, pending as of the date of this Agreement and set forth in Section 1.1(b) of the SRGL Disclosure Letter (the “Scheduled Litigation”) or (y) any Litigation brought by Members or other securityholders of SRGL, whether or not brought in the name of or on behalf of SRGL, following the date of this Agreement that alleges substantially similar facts, claims and bases for liability as the Scheduled Litigation that, only in the case of this clause (y), individually or in the aggregate would not, without giving effect to the exception provided in this clause (y), reasonably be expected to result in a SRGL Material Adverse Effect (for the avoidance of doubt, any Litigation or amendments to Scheduled Litigation not alleging substantially similar facts, claims and bases for liability as the Scheduled Litigation shall not be excluded from the definition of “SRGL Material Adverse Effect” solely by operation of this clause (iii)); (iv) any occurrence or condition arising out of the negotiation and execution of this Agreement or under the other Transaction Documents, the consummation of the transactions contemplated hereby or thereby, or the public announcement thereof (including any occurrence or condition arising out of the identity of or facts relating to Investors) or any ratings action taken by one or more of the national statistic ratings organizations rating SRGL or any of its Subsidiaries (other than a ratings action with respect to SALIC that would cause the condition contained in Section 7.2(c) not to be satisfied); and (v) any decrease in the market value of the equity in SRGL; provided, however, that this clause (v) shall not exclude any underlying event, change or circumstance that itself constitutes an SRGL Material Adverse Effect that may have resulted in or contributed to or is attributable to such decrease in the market value of the equity of SRGL.

“SRGL Member Approval” shall have the meaning set forth in Section 3.19.

“Standby Commitment Fee” shall have the meaning set forth in Section 8.3(a).

“Subsequent Filings” shall mean any reports, schedules, forms, statements or other documents (including in each case, exhibits, amendments or supplements thereto and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement, but prior to the Closing.

“Subsidiary” of any person means another person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first person.

“Superior Proposal” shall have the meaning set forth in Section 5.2(g).

“Tax Return” means any return, report, claim, certificate, form, statement, disclosure, declaration, election, information return, estimate or other document (including any related or supporting information attached and any amended materials provided with respect to any of the foregoing) supplied to, or filed with, a Governmental Entity with respect to Taxes.

“Taxes” shall have the meaning set forth in Section 3.10.

“Third Party” shall have the meaning set forth in Section 5.2(g).

“Third Party Claim” shall have the meaning set forth in Section 9.5.

“Threshold” shall have the meaning set forth in Section 9.4(a).

“Transaction Documents” shall have the meaning set forth in the recitals.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Valuation Bank” shall have the meaning set forth in Section 9.4(d).

“Voting Agreement” shall have the meaning set forth in the recitals.

“Warrants” shall have the meaning set forth in Section 3.2(a).

ARTICLE II

ISSUANCE AND PURCHASE OF CONVERTIBLE SHARES

SECTION 2.1.  Special Meeting. (a) SRGL, acting through its Board of Directors, shall, (i) as promptly as practicable following the date hereof, duly call, give notice of, convene and hold a special meeting of the Members (the “Special Meeting”) for the purpose of considering and taking action with respect to the transactions contemplated by the Transaction Documents, including (A) any approval of the issuance and terms of the Convertible Shares and the Ordinary Shares into which such Convertible Shares may be converted, required pursuant to the rules of The New York Stock Exchange, (B) approval of amendments to the Articles of Association of SRGL required to provide an exception from (x) the limitations on issuance and transfer of shares of SRGL in a manner that would cause a person to control shares of SRGL equal to or in excess of 10% of any class of shares, and (y) the voting cutback with respect to any person controlling shares of SRGL having 10% or more of voting rights, with respect to Investors, and any other person who, indirectly through or by attribution from Investors, is treated as controlling the Convertible Shares or any Ordinary Shares into which the Convertible Shares may be converted, (C) approval of amendments to the Memorandum of Association of SRGL to increase (x) the number of authorized Ordinary Shares to a number required for SRGL to have a sufficient number of authorized Ordinary Shares unissued and duly reserved for issuance upon conversion of all of the Convertible Shares (including any increase in such number of Ordinary Shares resulting from an indemnity claim by Investor Indemnitees under Article IX or otherwise any increase in such Ordinary Shares resulting from an adjustment made in accordance with the Convertible Shares Certificate of Designations), and, (y) if necessary, the number of authorized Preferred Shares to a number required for issuance of the Convertible Shares and the designation thereof and (D) approval of all other amendments to the Articles of Association of SRGL set forth in Section 2.1 of the SRGL Disclosure Letter or mutually agreed by SRGL and Investors and their respective counsel to be necessary or desirable in connection with the transactions contemplated hereby or by the other Transaction Documents, and (ii) within 30 days following the date of this Agreement (assuming Investors as promptly as reasonably practicable provide the information reasonably requested by SRGL for inclusion in the Disclosure Statement), prepare and file with the SEC under the Exchange Act, a Disclosure Statement in form and substance reasonably acceptable to Investors and use its best efforts to obtain and furnish the information required to be included by it in the Disclosure Statement and, after consultation with Investors, to respond promptly to any comments made by the SEC with respect to the Disclosure Statement and any preliminary version thereof and cause the Disclosure Statement to be mailed to the Members at the earliest practicable time. SRGL shall give Investors and their counsel a reasonable opportunity to review and comment on the Disclosure Statement (including any amendments, exhibits and supplements thereto) prior to its being filed with the SEC or disseminated to the Members. In addition, SRGL shall provide Investors and their counsel with any comments SRGL or its counsel may receive from the SEC or its staff with respect to the Disclosure Statement promptly after receipt of such comments and shall consult with Investors and their counsel prior to responding to such comments and shall give Investors and their counsel reasonable opportunity to review and comment on such responses prior to their being filed with, or submitted to, the SEC. Each of SRGL and Investors shall promptly correct any information provided by it for use in the Disclosure Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Special Meeting. SRGL shall cause the Disclosure Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Ordinary Shares, in each case, as and to the extent required by applicable federal securities Laws.

(b)  Each Investor will provide SRGL with the information regarding itself required under applicable Law to be included in the Disclosure Statement promptly upon request.

(c)  The Board of Directors of SRGL has approved and shall recommend approval by the Members of the transactions contemplated by the Transaction Documents, including the approval by the Members of the matters set forth in Section 2.1(a)(i) to the effect as set forth in Section 3.19, and shall not, before or after giving notice of the Special Meeting, make a Change in Recommendation other than pursuant to Section 5.2(d). Except as permitted pursuant to Section 5.2, the Disclosure Statement shall state that the Board of Directors of SRGL (i) has unanimously approved the designation, terms, authorization and issuance of the Convertible Shares and the authorization and issuance of the Ordinary Shares into which such Convertible Shares may be converted, in each case, to Investors, (ii) has unanimously determined that the issuance of the Convertible Shares (and the Ordinary Shares into which such Convertible Shares may be converted) to Investors is fair to SRGL and in the best interests of SRGL and its Members and (iii) unanimously recommends that the Members adopt and approve the transactions contemplated by this Agreement and the other Transaction Documents, as may be applicable, including approval of the matters set forth in Section 2.1(a)(i).

SECTION 2.2.  Closing. Subject to the provisions of Article VII, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, 125 West 55th Street, New York, New York, as soon as practicable but in no event later than 10:00 a.m., on the date that is three business days after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived by the parties, or at such other place, at such other time or on such other date as Investors and SRGL may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date”.

SECTION 2.3.  Purchase of Convertible Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Article VII below, at the Closing, (a) SRGL shall issue and sell to MassMutual and MassMutual shall purchase from SRGL 500,000 Convertible Shares in exchange for the MassMutual Consideration, free and clear of all Liens (other than restrictions under applicable federal, foreign and state securities Laws), and (b) SRGL shall issue and sell to Cerberus and Cerberus shall purchase from SRGL 500,000 Convertible Shares in exchange for the Cerberus Consideration, free and clear of all Liens (other than restrictions under applicable federal, foreign and state securities Laws).

SECTION 2.4.  Deliveries. At the Closing, (a) MassMutual shall pay to SRGL cash in an amount equal to the MassMutual Consideration by wire transfer of immediately available funds to an account designated by SRGL pursuant to wire instructions previously provided by SRGL no later than at least two business days prior to the anticipated Closing Date and shall deliver to SRGL such other certificates and counterparts to agreements required by it to be delivered pursuant to Section 7.3 hereof, (b) Cerberus shall pay to SRGL cash in an amount equal to the Cerberus Consideration by wire transfer of immediately available funds to an account designated by SRGL pursuant to wire instructions previously provided by SRGL no later than at least two business days prior to the anticipated Closing Date and shall deliver to SRGL such other certificates and counterparts to agreements required by it to be delivered pursuant to Section 7.3 hereof, and (c) SRGL shall deliver to each Investor (i) a certificate or certificates (in definitive form) duly executed on behalf of SRGL registered in the name of such Investor (or its designee) representing the number of Convertible Shares purchased by such Investor from SRGL pursuant to this Agreement and (ii) such other certificates, opinions, counterparts to agreements, documents or instruments required by it to be delivered to such Investor pursuant to Section 7.2 hereof.

SECTION 2.5.  Restricted Stock, Restricted Stock Units and Stock Options. All restricted stock and restricted stock units issued under the 2004 Incentive Plan shall be fully vested, immediately prior to the Closing. The settlement of the vested restricted stock units at the Closing shall be in Ordinary Shares. Immediately prior to the Closing, all stock options issued under the 2004 Incentive Plan shall be fully exercisable and will remain in effect following the Closing subject to the terms of the 2004 Incentive Plan and the applicable award agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SRGL

Except as otherwise disclosed in the corresponding section of the Disclosure Letter delivered by SRGL in connection with the execution and delivery of this Agreement, regardless of whether such representation or warranty specifically refers to the SRGL Disclosure Letter (the “SRGL Disclosure Letter”); provided, that any disclosure contained in any section of such Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of such Disclosure Letter, it being acknowledged and agreed by Investors that the disclosure of any matter set forth in the SRGL Disclosure Letter shall expressly not be deemed to constitute an admission by SRGL or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a SRGL Material Adverse Effect or is otherwise material for purposes of this Agreement, SRGL hereby represents and warrants to Investors, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

SECTION 3.1.  Organization, Standing and Corporate Power.  Except as set forth in Section 3.1 of the SRGL Disclosure Letter, SRGL and each of its Subsidiaries and each of the Special Purpose Vehicles is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (or, if not a corporation, in which it is organized) and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Except as set forth in Section 3.1 of the SRGL Disclosure Letter, SRGL and each of its Subsidiaries and each of the Special Purpose Vehicles is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have an SRGL Material Adverse Effect. SRGL has made available to Investors in the Data Room complete and correct copies of its Memorandum of Association and Articles of Association and the equivalent organizational documents of each of its Subsidiaries and each of the Special Purpose Vehicles, in each case, as amended and in full force and effect as of the date of this Agreement.

SECTION 3.2.  Ordinary Capital Structure; Issuance of Shares.  (a)  The authorized share capital of SRGL consists solely of (i) 100,000,000 Ordinary Shares and (ii) 50,000,000 Preferred Shares. As of the date hereof, 60,554,104 Ordinary Shares, 5,000,000 Perpetual Preferred Shares and 5,750,000 Hybrid Capital Units are issued and outstanding. In addition, as of the date hereof, there are (i) Options outstanding which are exercisable for an aggregate of 1,892,519 Ordinary Shares, (ii) 821,187 Restricted Shares outstanding and (iii) Class A Warrants (the “Warrants”) outstanding which are exercisable for an aggregate of 2,650,000 Ordinary Shares. Except as set forth above, no shares of capital stock of SRGL are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of SRGL are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

(b)  Section 3.2(b) of the SRGL Disclosure Letter contains a true and complete schedule as of the date of this Agreement setting forth (as applicable) (i) the holder, number, exercise or reference price, number of Ordinary Shares for which it is exercisable, vesting date and expiration date, in each case of each outstanding Option and each outstanding Warrant, respectively, (ii) the holder, number and number of shares for which it would be converted, in the case of each holder of Restricted Shares and (iii) the aggregate number of shares for which the Convertible Notes may be converted as of the date of this Agreement.

(c)  Except as set forth in Section 3.2(c) of the SRGL Disclosure Letter, there are no preemptive or similar rights on the part of any holder of any class of securities of SRGL or any of its Subsidiaries. Other than the Hybrid Capital Units and the securities listed in Section 3.2(c) of the SRGL Disclosure Letter, neither SRGL nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of SRGL or any such Subsidiary on any matter submitted to shareholders or a separate class of holders of capital stock. Except as set forth above and except for the securities listed in Section 3.2(b) or Section 3.2(c) of the SRGL Disclosure Letter, there are not any options, warrants, restricted stock, restricted stock units, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which SRGL or any of its Subsidiaries is a party or by which any of them is bound (i) obligating SRGL or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of SRGL or any of its Subsidiaries, any additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, SRGL or any of its Subsidiaries, (ii) obligating SRGL or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) obligating SRGL or any of its Subsidiaries pursuant to any right of first offer, right of first negotiation, right of first refusal, co-sale or similar provisions or (iv) giving any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, SRGL or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding contractual obligations of SRGL or any of its Subsidiaries to sell, repurchase, redeem or otherwise acquire or to register any shares of capital stock of, or other equity interests in, SRGL or any of its Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which SRGL or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, SRGL or any of its Subsidiaries. No Ordinary Shares or Preferred Shares are held by any wholly owned Subsidiary of SRGL.

(d)  As of the Closing, there will be 1,000,000 Convertible Shares authorized of which 1,000,000 shall be issued and outstanding and there will be 590,000,000 Ordinary Shares authorized. The issuance, sale and delivery of the Convertible Shares in accordance with this Agreement, and the issuance and delivery of the Ordinary Shares issuable upon conversion of the Convertible Shares, will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of SRGL, and all such Ordinary Shares will be duly reserved for issuance. As of the Closing, a number of Ordinary Shares shall have been duly authorized and reserved for issuance which equals or exceeds 130% of the maximum number of Ordinary Shares issuable upon conversion of the Convertible Shares. The Convertible Shares when issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the Ordinary Shares issuable upon conversion of the Convertible Shares, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable, free and clear of any Liens (other than restrictions under applicable United States federal and state, and any foreign, securities Laws) with the holders being entitled to all rights accorded to a holder of Ordinary Shares under Cayman Islands law and the organizational documents of SRGL. No person has any preemptive right or right of first refusal which would be triggered by reason of the issuance of the Convertible Shares or the Ordinary Shares issuable upon conversion of the Convertible Shares.

SECTION 3.3.  Subsidiaries. Section 3.3 of the SRGL Disclosure Letter lists each Subsidiary of SRGL and each Special Purpose Vehicle, and in each case, its capitalization and its jurisdiction of organization. All the outstanding shares of capital stock of each Subsidiary of SRGL have been validly issued and are fully paid and nonassessable (and no such shares are subject to preemptive or similar rights) and, except as set forth in Section 3.3 of the SRGL Disclosure Letter and except for Scottish Re Life Corporation, of which SRGL indirectly owns 95% of the outstanding capital stock, are wholly-owned beneficially and as of record by SRGL, by one or more Subsidiaries of SRGL or by SRGL and one or more such Subsidiaries, free and clear of all Liens.

SECTION 3.4.  Authority.  SRGL has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, and, subject to obtaining the SRGL Member Approval and required regulatory approvals, as contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents by SRGL and the consummation by SRGL of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SRGL, other than the SRGL Member Approval. Each of this Agreement and the Voting Agreement has been and at the Closing, the Registration Rights and Shareholders Agreement and the Convertible Shares Certificate of Designations will be, duly executed and delivered by SRGL and, assuming due authorization, execution and delivery of this Agreement, the Voting Agreement and the Registration Rights and Shareholders Agreement by Investors, constitute or will constitute, as the case may be, valid and binding obligations of SRGL, enforceable against SRGL in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Subject to obtaining the SRGL Member Approval, SRGL will have at the Closing all requisite corporate power to issue and sell the Convertible Shares to Investors and to issue the Ordinary Shares issuable upon conversion of the Convertible Shares.

SECTION 3.5.  Noncontravention; Consents.  Except as set forth in Section 3.5 of the SRGL Disclosure Letter, the execution and delivery of this Agreement and the other Transaction Documents by SRGL do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents including, without limitation, the issuance of the Convertible Shares or the issuance of Ordinary Shares upon conversion of the Convertible Shares will not, (i) conflict with any of the provisions of the Memorandum of Association and Articles of Association of SRGL or the comparable organizational documents of any of its Subsidiaries or any of the Special Purpose Vehicles, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), give rise to a right of termination or acceleration, or result in the creation of any Lien on any property or asset of SRGL or any of its Subsidiaries under, any agreement, permit, franchise, license or instrument to which SRGL or any of its Subsidiaries or any Special Purpose Vehicle is a party or (iii) subject to the matters referred to in the next sentence, contravene any Law applicable to SRGL or any of its Subsidiaries or any Special Purpose Vehicle, which, in the case of clauses (ii) and (iii) above, would have an SRGL Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any court, administrative agency or commission or other governmental or regulatory authority or agency, political subdivision, instrumentality or any securities exchange, in any jurisdiction (a “Governmental Entity”), and no consent, approval or authorization of any third party, is required by or with respect to SRGL or any of its Subsidiaries or any Special Purpose Vehicle in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation by SRGL of the transactions contemplated hereby or thereby, including, without limitation, the issuance of the Convertible Shares or the issuance of Ordinary Shares upon conversion of the Convertible Shares except for (a) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such other merger filings as are considered necessary by Investors and SRGL, based on information relating to Investors, (b) the approvals, filings and notices required under the insurance Laws of the jurisdictions set forth in Section 3.5 of the SRGL Disclosure Letter, and (c) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.5 of the SRGL Disclosure Letter.

SECTION 3.6.  SEC Reports; Financial Statements.  (a) Since December 31, 2003, SRGL has filed all forms, reports, schedules, statements and other documents (including exhibits thereto) with the SEC relating to periods commencing on or after such date required to be filed by it pursuant to the United States federal securities laws and the SEC rules and regulations promulgated thereunder (such forms, reports, schedules, statements and other documents, in each case, as amended, supplemented or superceded, together with any documents filed during such period by SRGL with the SEC on a voluntary basis on Form 8-K, in each case, together with any other information incorporated therein, being hereinafter referred to as the “SEC Filings”), and, as of their respective dates, each of the SEC Filings complied, and each of the Subsequent Filings will comply, in all material respects with all applicable requirements of the United States federal securities laws and the rules and regulations promulgated thereunder, and do not contain, and in the case of any Subsequent Filings, will not contain, in each case after taking into account all prior SEC Filings of SRGL at the time of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  SRGL has made available to Investors in the Data Room true and complete copies of (i) the audited consolidated balance sheets of SRGL and its Subsidiaries as of December 31, 2003, 2004 and 2005 (collectively, the “GAAP December Balance Sheets”) and, in each case, the related consolidated (if applicable) statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the notes to such financial statements, (ii) the unaudited consolidated balance sheet of SRGL and its Subsidiaries as of September 30, 2006 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the nine months then ended, together with the notes to such financial statements (collectively, the “September 2006 GAAP Statements”), and (iii) the unaudited balance sheet and related income statement of each of the Special Purpose Vehicles as of September 30, 2006. Except as set forth in the notes thereto and except as otherwise permitted by the requirements applicable to the preparation of Quarterly Reports on Form 10-Q under the Exchange Act, the GAAP December Balance Sheets and September 2006 GAAP Statements were prepared, and any financial statements contained in any Subsequent Filing will be prepared, in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods presented and fairly present, or will fairly present, as the case may be, in all material respects the consolidated financial position of SRGL and its consolidated Subsidiaries, as of the dates thereof and the consolidated (if applicable) results of their respective operations and cash flows for the periods then ended in conformity with GAAP (subject, in the case of the September 2006 GAAP Statements, to normal year-end adjustments).

(c)  SRGL has made available to Investors in the Data Room true and complete copies of the (i) balance sheets of each Insurance Subsidiary as of December 31, 2003, 2004 and 2005 and the related statement of operations and statement of cash flows for the years then ended (the “December SAP Statements”) and (ii) balance sheets of each Insurance Subsidiary as of March 31, 2006, June 30, 2006 and September 30, 2006 and the related statement of operations and statement of cash flows for the three months then ended (the “Quarterly SAP Statements”), in each case to the extent such Insurance Subsidiary (A) was a Subsidiary of SRGL during such period and (B) is required by applicable Law to prepare such balance sheets and statements, and in each case as filed with the Governmental Entity charged with supervision of insurance companies of such subsidiary’s jurisdiction of domicile (the “Insurance Regulator”). Except as set forth in Section 3.6 of the SRGL Disclosure Letter, the foregoing financial statements were prepared in conformity with statutory accounting practices prescribed or permitted by such Insurance Regulator applied on a consistent basis (“SAP”) and present fairly, to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition of such Insurance Subsidiary at their respective dates and the results of operations and cash flows of such Insurance Subsidiary for each of the periods then ended (subject, in the case of the Quarterly SAP Statements, to normal year-end adjustments). Except as indicated therein, all assets that are reflected as admitted assets in the foregoing financial statements comply in all material respects with all applicable insurance Laws with respect to admitted assets.

SECTION 3.7.  No Undisclosed Liabilities.  There are no liabilities or obligations of SRGL or any of its Subsidiaries or any Special Purpose Vehicle of any kind, whether accrued, contingent, absolute, determinable, known or unknown or otherwise, other than (i) liabilities and obligations reflected or disclosed in the September 2006 GAAP Statements, in accordance with GAAP consistently applied, (ii) liabilities or obligations incurred pursuant to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (iii) liabilities or obligations incurred on or prior to September 30, 2006 that would not be required by GAAP, consistently applied, to be reflected or disclosed on the September 2006 GAAP Statements, and (iv) liabilities or obligations incurred in the ordinary course of business consistent with past practice (after taking into account events occurring following the second fiscal quarter of 2006) since September 30, 2006 and in an amount not in excess, individually or in the aggregate, of $7,500,000, other than liabilities and obligations incurred in the ordinary course of business consistent with past practice (after taking into account events occurring following the second fiscal quarter of 2006) under Reinsurance Agreements existing as of the date of this Agreement.

SECTION 3.8.  Absence of Certain Changes or Events.  Since December 31, 2005, except as disclosed in the Exchange Act Reports and except as set forth in Section 3.8 of the SRGL Disclosure Letter, (x) SRGL and its Subsidiaries and the Special Purpose Vehicles have carried on and operated their respective businesses in the ordinary course of business consistent with past practices (after taking into account events occurring following the second fiscal quarter of 2006) and (y) there has not occurred (i) any event or change having a SRGL Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of SRGL’s outstanding capital stock other than regular dividend payments and contract adjustment payments on the Perpetual Preferred Shares and the Hybrid Capital Units, as applicable, (iii) any change in accounting methods, principles or practices by SRGL or any of its Subsidiaries materially affecting its assets or liabilities, except insofar as may have been required by Law or required or permitted by a change in applicable GAAP or SAP, or (iv) other than as disclosed to Investors in the Data Room, taken any action taken by SRGL or any of its Subsidiaries through the date hereof that, if taken during the period from the date hereof through the Closing Date, would constitute a breach of Section 5.1.

SECTION 3.9.  Benefit Plans. (a) Each Employee Benefit Plan and each employment, consulting, termination and severance contract for active, retired or former employees or directors of SRGL and its Subsidiaries currently in effect or pursuant to which SRGL or any of its Subsidiaries has ongoing obligations (each such contract and agreement, an “Employment Agreement”) is listed in Section 3.9 of the SRGL Disclosure Letter. SRGL has delivered or made available in the Data Room to Investors and their counsel true and complete copies of all material documents in connection with each Employee Benefit Plan and each Employment Agreement, including, where applicable, (i) all Employee Benefit Plans and Employment Agreements as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan or Employment Agreement not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter, if any, obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on Internal Revenue Service Form 5500 or 990 for each of the last two years for each Employee Benefit Plan required to file such form; (vi) the two most recently prepared actuarial valuation reports; (vii) the most recently prepared financial statements; and

(viii) all contracts and agreements relating to each Employee Benefit Plan, including service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements.

(b)  Each Employee Benefit Plan (including any related trust) is in compliance in all material respects with all applicable Laws and has been administered and operated in all material respects in accordance with its terms.

(c)  Each Employee Benefit Plan of SRGL and its Subsidiaries which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of SRGL, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

(d)  Full payment has been made of all amounts which SRGL and its Subsidiaries were required under the terms of the Employee Benefit Plans of SRGL and its Subsidiaries to have paid as contributions to such Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and all amounts not yet due but required to be accrued on SRGL’s or any of its Subsidiaries’ financial statements have been properly accrued.

(e)  No Employee Benefit Plan of SRGL or its Subsidiaries which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived and no Employee Benefit Plan has applied for or obtained a waiver from the Internal Revenue Service.

(f)  Neither SRGL nor any of its Subsidiaries or any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Employee Benefit Plan of SRGL that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(g)  Neither SRGL nor any of its Subsidiaries has maintained any Employee Benefit Plan (other than an Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code or a U.K. pension scheme listed in Section 3.9 of the SRGL Disclosure Letter) which provides benefits with respect to Employees or former employees following their termination of service with SRGL (other than as required pursuant to Section 601 of ERISA). Each Employee Benefit Plan of SRGL and its Subsidiaries subject to the requirements of Section 601 of ERISA has been operated in substantial compliance therewith, except where the failure to so comply would not have a SRGL Material Adverse Effect.

(h)  No Employee Benefit Plan of SRGL or its Subsidiaries that is subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA and resulted, or would result, in an obligation by SRGL or its Subsidiaries to make future contributions to such Employee Benefit Plan. Except as required to comply with applicable Law, neither SRGL nor any of its Subsidiaries has any commitment, or stated any intention, to create, modify or terminate any Employee Benefit Plan. Neither SRGL nor any of its Subsidiaries has caused any condition or circumstance that could reasonably be expected to result in a material increase in benefits under or expense of maintaining any Employee Benefit Plan for the level of benefits or expense incurred for the most recent fiscal year ended thereof.

(i)  No Employee Benefit Plan of SRGL or its Subsidiaries is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and SRGL has not been obligated to contribute to any multiemployer plan.

(j)  Except as set forth in Section 3.9(j) of the SRGL Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a triggering event under any Benefit Plan, Employment Agreement or otherwise that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefit to any employee or former employee or director of SRGL or any of its Subsidiaries. Except as set forth in Section3.9(j) of the SRGL Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an “excess parachute payment” for purposes of Sections 280G or 4999 of the Code.

(k)  SRGL and its Subsidiaries have been and are being operated in all material respects in compliance with all Laws in any jurisdiction relating to employees and employment practices, including employment standards, workplace safety and insurance and occupational health and safety, workers’ compensation, human rights, labor relations or pay equity. Other than routine claims for benefits, there are no pending or outstanding material written claims or complaints, assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits nor, to the Knowledge of SRGL, are there any threatened or anticipated claims or complaints, against SRGL, any of its Subsidiaries or any of its directors, officers or agents in relation to any Laws in any jurisdiction relating to employees, including employment standards, human rights, labor relations, occupational health and safety, workers’ compensation or pay equity. To the Knowledge of SRGL, nothing has occurred that might lead to a claim or complaint against SRGL or any of its Subsidiaries, under any such Laws. There are no outstanding Orders or settlements or pending settlements that place any obligation upon SRGL or any of its Subsidiaries to do or refrain from doing any act in respect of their employees.

SECTION 3.10.  Taxes.  (a) Other than as would not in the aggregate have an SRGL Material Adverse Effect and, with respect to the Special Purpose Vehicles, to the Knowledge of SRGL: (i) all Tax Returns required to be filed on or before the Closing Date (after taking into account all applicable extensions to file) with respect to SRGL, each of its Subsidiaries and each Special Purpose Vehicle have been filed; (ii) all Taxes reportable on such returns and reports or otherwise due and payable by SRGL, any of its Subsidiaries or any Special Purpose Vehicle have been or will be timely paid except to the extent any such Taxes are being contested in good-faith by current administrative or judicial proceedings, or, with respect to any Tax period or portion thereof ending on or before September 30, 2006, are specifically and adequately reflected or otherwise disclosed as Tax liabilities in the September 2006 GAAP

Statements; (iii) all such Tax Returns were true, correct and complete when filed; (iv) except as set forth in Section 3.10 of the SRGL Disclosure Letter, no audit or other administrative proceeding or court proceeding in any jurisdiction exists, has been initiated or has been threatened in writing with regard to Taxes or Tax Returns of SRGL, any of its Subsidiaries or any Special Purpose Vehicle; (v) no Liens (other than Permitted Liens) for Taxes exist with respect to any of the assets or properties of SRGL or any of its Subsidiaries or any Special Purpose Vehicle; (vi) except as set forth in Section 3.10 of the SRGL Disclosure Letter, none of SRGL, any of its Subsidiaries or any Special Purpose Vehicle is party to or bound by any Tax allocation, sharing, indemnity (entered into in connection with a material transaction with a third party) or similar agreement; (vii) none of SRGL, any of its Subsidiaries or any Special Purpose Vehicle has entered into any transaction that has been identified as a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2) by the Internal Revenue Service pursuant to published guidance; (viii) the transactions contemplated by this Agreement will not trigger any income or gain to SRGL, any of its Subsidiaries or any Special Purpose Vehicle for federal income tax purposes under section 355(e) of the Code in respect of a distribution by any Subsidiary of SRGL occurring prior to the Closing; (ix) no United States Subsidiary of SRGL is or has been during the five-year period ending on the date hereof, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code; and (x) except as set forth in Section 3.10 of the SRGL Disclosure Letter, no United States Subsidiary of SRGL has been a member of an affiliated, combined or unitary group filing a consolidated federal income Tax return or a consolidated, combined or unitary state Tax return (other than a group the common parent of which was a Subsidiary of SGRL) or has any liability for the Taxes of any person (other than an affiliate of the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee.

(b)  No material deficiencies for any Taxes have been proposed, asserted or assessed against SRGL or any of its Subsidiaries or, to the knowledge of SRGL, any Special Purpose Vehicle that are not specifically and adequately reflected or otherwise disclosed as Tax liabilities in the September 2006 GAAP Statements, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

Notwithstanding any provision of this Agreement to the contrary, none of SRGL and each of its Subsidiaries makes any representation or warranty with respect to any matter relating to Taxes or liabilities or obligations relating to Taxes except to the extent set forth in this Section 3.10.

As used in this Agreement, “Taxes” shall include all income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever imposed by any Governmental Entity (together with any interest or penalty, addition to Tax or additional amount imposed with respect thereto).

SECTION 3.11.  Compliance with Applicable Laws.  (a)  SRGL and each of its Subsidiaries and each of the Special Purpose Vehicles has in full force and effect all material approvals, authorizations, consents, franchises, licenses, permits and rights required by any Governmental Entity (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted. SRGL and its Subsidiaries and the Special Purpose Vehicles are, and since December 31, 2003, each of them has been, in compliance in all material respects with all applicable Laws.

(b)  Since December 31, 2003, SRGL, its Subsidiaries and the principal executive officer and the principal financial officer of SRGL have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”), (ii) the applicable provisions of the Exchange Act, and (iii) the applicable listing and corporate governance rules and regulations of The New York Stock Exchange. The principal executive officer and the principal financial officer of SRGL have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to each SEC Filing filed by SRGL. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither SRGL nor any of its affiliates has directly or indirectly extended or maintained credit, arranged for the extension of credit, renewed an extension of credit or materially modified an extension of credit in the form of personal loans to any executive officer or director (or equivalent thereof) of SRGL or any of its Subsidiaries. SRGL has delivered or made available to Investors in the Data Room copies of all certifications, sub-certifications, and minutes of Board of meetings of the Board of Directors and committees thereof relating to the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and to the Knowledge of SRGL, no complaints or allegations have been made, which, if true, would conflict with or otherwise prevent such certifications from being made.

(c)  SRGL has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to SRGL is made known to the management of SRGL by others within SRGL, and (ii) has disclosed, based on its most recent evaluation, to SRGL’s outside auditors and the audit committee of the Board of Directors of SRGL (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect SRGL’s ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SRGL’s internal controls over financial reporting. A summary of any of these disclosures made by management to SRGL’s outside auditors and audit committee is set forth in Section 3.11(c) of the SRGL Disclosure Letter.

(d)  SRGL has delivered or made available to Investors in the Data Room copies of any written notifications it has received since December 31, 2003 of a (i) “reportable condition” or (ii) “material weakness” in SRGL’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof. SRGL has delivered or made available to Investors in the Data Room copies of all management letters and internal control letters delivered in connection with Section 404 of the Sarbanes-Oxley Act.

(e)  Since December 31, 2003, to the Knowledge of SRGL, neither SRGL, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of SRGL or any of its Subsidiaries has, in the course of its actions for, or on behalf of, SRGL (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.12.  Litigation.  Except as disclosed in the Exchange Act Reports or set forth in Section 3.12 of the SRGL Disclosure Letter, there is no suit, action, litigation, claim, investigation, inquiry, hearing, petition, grievance, complaint, controversy, proceeding or arbitration (collectively, “Litigation”) pending or, to the Knowledge of SRGL, threatened in writing against or affecting SRGL or any of its Subsidiaries or any Special Purpose Vehicle that would have an SRGL Material Adverse Effect, nor is there any judgment, decree, injunction ruling, writ or arbitration award or other award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) or order of any Governmental Entity or arbitrator (each, an “Order”) outstanding against SRGL or any of its Subsidiaries or any Special Purpose Vehicle that would have an SRGL Material Adverse Effect.

SECTION 3.13.  Reserves.  SRGL has made available to Investors in the Data Room true and complete copies of all actuarial reports prepared by third party consultants that are in the possession of SRGL or any of its Subsidiaries relating to the reserves of any of the Insurance Subsidiaries or Special Purpose Vehicles as of any date on or after December 31, 2005. The policy reserves of SRGL and its Insurance Subsidiaries recorded in the December SAP Statements, as of the date thereof: (a) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied and prepared in accordance with applicable SAP, consistently applied; (b) have been based on actuarial assumptions that are consistent in all material respects with applicable contract provisions; (c) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements; and (d) meet the requirements of applicable insurance Laws in all material respects. Notwithstanding the forgoing or any other provision of this Agreement (including Sections 3.6 and 3.7), SRGL is not making any representations, express or implied, in or pursuant to this Agreement concerning the adequacy or sufficiency of reserves.

SECTION 3.14.  Contracts.  (a)  Except as listed in Section 3.14(a) of the SRGL Disclosure Letter (including the index to the Data Room contained therein, dated as of November 21, 2006) and except for any agreements or contracts filed as exhibits to the Exchange Act Reports, neither SRGL nor any of its Subsidiaries is a party to or bound by:

(i)  any agreement relating to indebtedness with third parties where the amount as to which SRGL or any of its Subsidiaries is, or may become, obligated is in excess of $500,000;

(ii)  any joint venture, partnership, limited liability company or other similar agreement or arrangement;

(iii)  any agreement relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets, 100% indemnity or assumption reinsurance or otherwise, but excluding ordinary course investment activities);

(iv)  other than intercompany agreements between SRGL and/or its Subsidiaries, any agreement entered into with (A) any person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of SRGL or any of its Subsidiaries, (B) any person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by SRGL or any of its Subsidiaries or (C) any current or former director or officer of SRGL or any of its Subsidiaries or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

(v)  any agreement that limits or restricts either the type of business in which SRGL or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business (including any covenant not to compete or, except for confidentiality agreements entered into by SRGL or any of its Subsidiaries since December 31, 2003, not to solicit employees) or which contains any standstill or similar provision or could require the disposition of any assets or line of business of SRGL or its Subsidiaries;

(vi)  any agreement containing a right of first refusal, first offer or first negotiation in respect of assets, businesses or shares of capital stock of SRGL or any of its Subsidiaries;

(vii)  any Employee Benefit Plan;

(viii)  any agreement (other than Employee Benefit Plans) with any current or former employee, director, officer or consultant of SRGL or any of its Subsidiaries under which SRGL or its subsidiaries may have ongoing or future payment obligations for services rendered or to be rendered;

(ix)  any (A) real property or personal property leases and (B) agreement providing for the sale or exchange of, or option to sell or exchange, any Leased Real Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate.

(x)  any agreement (other than reinsurance agreements where Subsidiaries of SRGL are the reinsurer entered into in the ordinary course of business) that cannot be canceled upon fewer than 60 days’ notice without penalty, premium or other liability or that provides for continuing indemnification obligations of SRGL or any of its Subsidiaries, in each case in excess of $500,000 in any fiscal year;

(xi)  any agreement with any Governmental Entity other than in the ordinary course of business consistent with past practices (after taking into account events occurring following the second fiscal quarter of 2006);

(xii)  any agreement relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xiii)  any agreement (including keepwell agreements among any Subsidiaries of SRGL) under which (A) any person has directly or indirectly guaranteed any liabilities or obligations of SRGL or any of its Subsidiaries or (B) SRGL or any of its Subsidiaries has directly or indirectly guaranteed liabilities or obligations of any other person;

(xiv)  any agreements with “most-favored nations” pricing or other terms;

(xv)  any other agreement (A) the termination or breach of which or the failure to obtain consent in respect of which is reasonably likely to be material to SRGL or any of its Subsidiaries, or (B) pursuant to which SRGL or any of its Subsidiaries is required to pay or is scheduled to receive (assuming full performance pursuant to the terms thereof) $5,000,000 or more during any 12-month period following the date of this Agreement;

(xvi)  any agreement for the purchase of goods, services, equipment or machinery in excess of $1,000,000;

(xvii)  any agreement relating to capital expenditures of SRGL and/or its Subsidiaries in excess of $500,000 in any fiscal year, or $1,000,000 in the aggregate;

(xviii)  any agreement containing “change of control” provisions triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(xix)  any other agreement that SRGL or any of its Subsidiaries has filed or would be required to describe in any Exchange Act Report, or to file as an exhibit thereto under Items 401 or 601(b)(10) of Regulation S-K under the Exchange Act.

(b)  The material agreements, commitments, arrangements and plans listed or required to be listed in Section 3.14(a) of the SRGL Disclosure Letter or the agreements, commitments, arrangements and plans filed as exhibits to Exchange Act Reports are referred to herein as the “Contracts”. All of the Contracts that are required to be filed as exhibits to the Exchange Act Reports have been so filed as exhibits thereto.

(c)  Each Contract and each reinsurance or retrocession agreement under which business is currently ceded or under which new business may be ceded to which any Insurance Subsidiary is a party (a “Reinsurance Agreement”) is a valid and binding agreement of SRGL or one or more of its Subsidiaries, as the case may be, and is in full force and effect, and none of SRGL, any of its Subsidiaries or, to the Knowledge of SRGL, any other party thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate, any such Contract or Reinsurance Agreement and, to the Knowledge of SRGL, no event or circumstance has occurred, or will occur by reason of the execution of this Agreement or the consummation of any of the transactions contemplated hereby, that, with notice or lapse of time or both, would constitute any event of default thereunder or would result in a termination thereof. True, correct and complete copies of each Contract and Reinsurance Agreements representing in the aggregate at least 75% of the in-force business of SRGL and its Subsidiaries (including all modifications and amendments thereto and waivers thereunder) have been made available to Investors in the Data Room or have been filed as exhibits to the Exchange Act Reports.

SECTION 3.15.  Insurance.  Section 3.15 of the SRGL Disclosure Letter contains a true, complete and correct list of all currently in effect and most recently expired liability, property and casualty, employee liability, directors and officers liability, surety bonds, key man life insurance and other similar insurance contracts of SRGL and its Subsidiaries that insure the business, properties, operations or affairs of SRGL or its Subsidiaries or affect or relate to the ownership, use or operations of SRGL’s or its Subsidiaries’ assets or properties and the amount of coverage, insurance carrier, policy number and deductible or self-insured retention under each such insurance contract. All premiums due on all such insurance contracts of SRGL and its Subsidiaries have been paid, SRGL and its Subsidiaries have complied in all material respects with the terms and conditions of each such insurance contract, no notice of termination or cancellation of any such insurance contract has been received and all such insurance contracts are in full force and effect. Investors have been provided with a complete and accurate copy of the signed application for new or renewal insurance currently pending or most recently bound, and no false or misleading affirmations were made in any such application. Investors have also been provided with complete and accurate copies of all reservation of rights letters, carrier coverage position letters, or denial of coverage letters relating to any currently pending claim. To the Knowledge of SRGL, no event has occurred that, with notice or the lapse of time or both, would constitute a breach or default under, or permit termination of, any insurance policy of SRGL, and there has been no threatened termination or non-renewal of, or material premium increase with respect to, any insurance policy of SRGL. All Litigation for which coverage is provided under any of SRGL’s insurance policies has been properly reported to the applicable insurer.

SECTION 3.16.  Intellectual Property.   (a) Section 3.16(a) of the SRGL Disclosure Letter sets forth all material Intellectual Property owned by SRGL or any of its Subsidiaries (the “Owned Intellectual Property”). No person other than SRGL, its Subsidiaries and the Special Purpose Vehicles owns or has any other right in or to, or has claimed any ownership or other right in or to, any Owned Intellectual Property.

(b)  Except as set forth in Section 3.16(b) of the SRGL Disclosure Letter, to the Knowledge of SRGL, the conduct of the business of SRGL and its Subsidiaries does not infringe upon or misappropriate the Intellectual Property of any third party. To the Knowledge of SRGL, there are no infringements or misappropriations of the Owned Intellectual Property by any third party or, to the Knowledge of SRGL, any infringements or misappropriations by any third party of any of the material Intellectual Property used by SRGL, any of its Subsidiaries or any Special Purpose Vehicle that is not Owned Intellectual Property.

(c)  Except as set forth in Section 3.16(c) of the SRGL Disclosure Letter, there are no material claims pending, or to the Knowledge of SRGL, threatened: (i) alleging that the business of SRGL, any of its Subsidiaries or any Special Purpose Vehicle as currently conducted infringes upon or constitutes an unauthorized use of the Intellectual Property of any third party; (ii) alleging that the Owned Intellectual Property is being infringed by any third party; or (iii) challenging the ownership, validity or enforceability of the Owned Intellectual Property.

(d)  Except as set forth in Section 3.16(d) of the SRGL Disclosure Letter, SRGL or one of its Subsidiaries has taken all actions reasonably necessary to ensure protection of the Owned Intellectual Property under applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each of SRGL and its Subsidiaries has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property used in the business of SRGL and its Subsidiaries (including requiring the execution of valid and enforceable agreements by employees or any other person to whom such confidential Intellectual Property is made available). To the Knowledge of SRGL, none of SRGL or its Subsidiaries is using or enforcing any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

SECTION 3.17.  Insurance Regulatory Matters.  (a) SRGL has made available to Investors in the Data Room true and complete copies of all financial examination, market conduct or other reports of U.S. state insurance departments with respect to any U.S. Insurance Subsidiary and any equivalent reports of Insurance Regulators with respect to any non-U.S. Insurance Subsidiaries or Special Purpose Vehicles, in each case, which have been completed since January 1, 2003. Since January 1, 2003, no violations material to the financial condition of any Insurance Subsidiary or Special Purpose Vehicle have been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator or which is no longer being pursued by such Insurance Regulator following a response by the relevant Insurance Subsidiary or Special Purpose Vehicle.

(b)  SRGL has delivered or made available to Investors in the Data Room true and complete copies of all material registrations, filings, notifications and submissions made since January 1, 2003 by any Insurance Subsidiary or Special Purpose Vehicle with any Insurance Regulator. All Insurance Subsidiaries and Special Purpose Vehicles have filed or notified all reports, statements, documents, registrations, filings, notifications or submissions required to be filed by them with or notified by them to, as the case may be, any Insurance Regulator since January 1, 2003, and all such reports, statements, documents, registrations, filings, notifications or submissions were in all material respects true, complete and accurate when filed.

(c)  None of SRGL, any of its Subsidiaries nor any Special Purpose Vehicle is in default under or in violation of any Order, stipulation, decree, award or judgment entered into with or issued by any Insurance Regulator; nor has any of SRGL, any of its Subsidiaries or any Special Purpose Vehicle received any notice of any such default or violation that remains uncorrected.

(d)  Section 3.17(d) of the SRGL Disclosure Letter sets forth each of the Subsidiaries of SRGL conducting any insurance or reinsurance business (the “Insurance Subsidiaries”) and lists the jurisdiction of domicile of each Insurance Subsidiary.

SECTION 3.18.  Brokers.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Duff & Phelps, LLC, the fees and expenses of which will be paid by SRGL and which fees are set forth in Section 3.18 of the SRGL Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of SRGL or any affiliate.

SECTION 3.19.  Board and Member Approval.  The Board of Directors of SRGL, at a meeting duly called and held, has taken unanimous action to (a) duly and validly approve and take all corporate action required to be taken by the Board of Directors to authorize the issuance of the Convertible Shares and the Ordinary Shares into which such Convertible Shares may be converted to Investors, the terms of the Convertible Shares and the consummation of the transactions contemplated hereby, (b) resolve that the issuance of the Convertible Shares and the Ordinary Shares into which such Convertible Shares may be converted to Investors is fair to SRGL and in the best interests of SRGL and its Members and (c) subject to the other terms and conditions of this Agreement, resolve to recommend that the Members (i) vote at the Special Meeting in favor of SRGL entering into the transactions contemplated by the Transaction Documents, including the issuance of the Convertible Shares and the Ordinary Shares into which such Convertible Shares may be converted to Investors, the terms of the Convertible Shares and any related matters and (ii) approve and adopt the transactions contemplated by the Transaction Documents, including approval of the matters set forth in Section 2.1(a)(i), and none of the aforesaid actions by the Board of Directors of SRGL has been amended, rescinded or modified. The approval of the transactions contemplated hereby and by the Transaction Documents, including approval of the matters set forth in Section 2.1(a)(i) by the affirmative vote at the Special Meeting of Members representing at least 66 ⅔% of the outstanding Ordinary Shares entitled to vote at the Special Meeting, voting together as a single class (the “SRGL Member Approval”), is the only approval of the holders of any class or series of the capital stock or any other securities of SRGL or any of its Subsidiaries required to approve the transactions contemplated by the Transaction Documents.

SECTION 3.20.  Takeover Statute.  (a)  No state “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to the issuance of the Convertible Shares to Investors or the other transactions contemplated by this Agreement and the other Transaction Documents.

(b)  The Boards of Directors of SRGL and its Subsidiaries have taken all necessary action to render any potentially applicable anti-takeover or similar statute, regulation or provision of the Memorandum of Association and Articles of Association (or other comparable instrument), or other organizational or constitutive document or governing instrument of SRGL or any of its Subsidiaries, inapplicable to this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 3.21.  Information. The Disclosure Statement, together with the documents incorporated by reference therein, as of the date it or any amendment or supplement thereto is mailed to the Members, and as of the time of the Special Meeting taken together with any amendments or supplements thereto as of such date, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement and all other Disclosure Documents will comply as to form in all respects with all applicable Laws.

SECTION 3.22.  Properties; Absence of Liens. (a)  Neither SRGL nor any of its Subsidiaries owns any real property. SRGL or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by SRGL or any of its Subsidiaries (the “Leased Real Property”), free and clear of all Liens except for any Permitted Liens. SRGL or one of its Subsidiaries has the right to use and occupy the Leased Real Property for the full term of the lease or sublease relating thereto, except for any failure which would not be material to SRGL and its Subsidiaries take as a whole.

(b)  With respect to the Leased Real Property, (i) each of the agreements by which SRGL or any of its Subsidiaries has obtained a leasehold interest in such Leased Real Property (each, a “Lease”) is set forth in Section 3.22 of the SRGL Disclosure Letter and is in full force and effect in accordance with its respective terms and SRGL or one of its Subsidiaries is the holder of the lessee’s or tenant’s interest thereunder, (ii) to the Knowledge of SRGL, there exists no default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, could result in such a default, and (iii) there are no leases, subleases, licenses concessions or any other contracts granting to any person or entity other than SRGL or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any Leased Real Property or any portion thereof, except which would not have a SRGL Material Adverse Effect.

SECTION 3.23.  Affiliate Transactions. Between the date of SRGL’s proxy statement for its 2006 annual meeting of Members filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by SRGL pursuant to Item 404 of Regulation S-K under the Exchange Act.

SECTION 3.24.  Opinions of Financial Advisors. SRGL has received written opinions from Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Duff & Phelps, LLC, each dated the date of this Agreement, and each to the effect that as of the date hereof, the MassMutual Consideration and the Cerebus Consideration, taken in the aggregate, to be received by SRGL pursuant to this Agreement, is fair, from a financial point of view, to SRGL. True and complete signed copies of such opinions have been delivered to Investors.

SECTION 3.25.  Broker-Dealer Subsidiaries. (a) Neither SRGL nor any of its Subsidiaries is a securities broker or dealer, as defined in the Exchange Act, other than the Subsidiary of SRGL listed in Section 3.25(a) of the SRGL Disclosure Letter, which is organized and resident under the Laws of the U.S. or a state thereof (the “Broker-Dealer Subsidiary”). The Broker-Dealer Subsidiary is a member in good standing of the National Association of Securities Dealers Inc. (the “NASD”) or other U.S. broker-dealer self-regulating associations (and, if so, a listing of each such association). No other Subsidiary of SRGL is required by the nature of its activities to be registered as a broker-dealer under the Exchange Act or under the Laws of any state or other jurisdiction or to be a member in good standing of the NASD or other broker-dealer self-regulating associations under any other applicable Laws.

(b)  The Broker-Dealer Subsidiary is duly registered and licensed as a broker-dealer under the Exchange Act and under any state, federal or foreign broker-dealer or similar Laws pursuant to which the Broker-Dealer Subsidiary is required to be registered. As of the date of this Agreement, neither the Broker-Dealer Subsidiary, nor any of its officers, directors or employees, has been convicted of any crime or has been the subject of any disciplinary proceedings or Orders of any Governmental Entity, and, to the Knowledge of SRGL, no such disciplinary proceeding or Order is pending or threatened.

SECTION 3.26.  Private Placement. Neither SRGL nor any person acting on SRGL’s behalf has sold or offered to sell or solicited any offer to buy the Convertible Shares by means of any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act. Neither SRGL nor any person acting on behalf of SRGL has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security of SRGL under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by SRGL of the Convertible Shares as contemplated hereby or (ii) cause the offering of the Convertible Shares and the Ordinary Shares into which the Convertible Shares may be converted pursuant to this Agreement to be integrated with prior offerings by SRGL for purposes of any applicable Law or Member approval requirements, including, without limitation, under the rules and regulations of the New York Stock Exchange. None of SRGL or its Subsidiaries or any person acting on their behalf will take any action or steps referred to in the preceding sentence that would require the registration of any of the Convertible Shares and the Ordinary Shares into which the Convertible Shares may be converted under the Securities Act or cause the offering to be integrated with the other offerings for purposes of any applicable Law or Member approval requirements. Neither SRGL nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act, or is registered or required to be registered thereunder. SRGL is not a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980. No consent, license, permit, waiver approval or authorization of, or designation, declaration, registration or filing with, the SEC or any state securities regulatory authority is required in connection with the offer, sale, issuance or delivery of the Convertible Shares and the Ordinary Shares into which the Convertible Shares may be converted, other than the possible filing of a Form D with the SEC. Assuming the accuracy of the representations and warranties made by Investors in this Agreement, the offer and issuance by SRGL of the Convertible Shares is exempt from registration under the Securities Act.

SECTION 3.27.  Acknowledgment Regarding Investors’ Purchase of SRGL Securities. SRGL acknowledges and agrees that Investors are acting solely in the capacity of arm’s length purchasers with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. SRGL further acknowledges that Investors are not acting as financial advisors or fiduciaries of SRGL (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and any advice given by Investors or any of their respective representatives or agents in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Investors’ purchase of the Convertible Shares. SRGL further represents to Investors that SRGL’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by SRGL and its representatives.

SECTION 3.28.  Convertible Shares Certificate of Designations. The Convertible Shares Certificate of Designations will, at the Closing, have been duly authorized by SRGL. Upon the issuance and delivery of the Convertible Shares in accordance with this Agreement, the Convertible Shares will be convertible at the option of the holder thereof into Ordinary Shares in accordance with the terms of this Agreement and the Convertible Shares Certificate of Designations.

SECTION 3.29.  Manipulation of Price. SRGL has not, and to its Knowledge no person acting on its behalf has, in violation of applicable securities Laws, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of SRGL, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Convertible Shares or Ordinary Shares into which such Convertible Shares may be converted, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of SRGL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTORS

Except as otherwise disclosed in this Agreement or the corresponding section of the Disclosure Letter delivered by such Investor in connection with the execution and delivery of this Agreement, regardless of whether such representation or warranty specifically refers to the applicable Investor Disclosure Letter (the “MassMutual Disclosure Letter” and the “Cerberus Disclosure Letter” respectively and together, the “Investor Disclosure Letters”); provided, that any disclosure contained in any section of such Disclosure Letter shall qualify each other representation and warranty where it would be reasonably apparent that it should be an exception to such representation or warranty or be disclosed in such section of such Disclosure Letter, it being acknowledged and agreed by SRGL that the disclosure of any matter set forth in the Investor Disclosure Letters shall expressly not be deemed to constitute an admission by either Investor or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of an Investor Material Adverse Effect or is otherwise material for purposes of this Agreement. Each Investor, severally, but not jointly, represents and warrants to SRGL as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

SECTION 4.1.  Organization, Standing and Corporate Power. Such Investor is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (or, if not a corporation, in which it is organized) and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Such Investor is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have an Investor Material Adverse Effect on such Investor. Such

Investor has made available to SRGL complete and correct copies of its formation documents, as amended and in full force and effect as of the date of this Agreement.

SECTION 4.2.  Authority. Such Investor has the requisite company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject to the receipt of the SRGL Member Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by such Investor and the consummation by such Investor of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Investor. No action by the members, shareholders or limited partners of such Investor is necessary to authorize the execution and delivery by such Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by such Investor of the transactions contemplated hereby and thereby. Each of this Agreement and the Voting Agreement has been and at the Closing, the Registration Rights and Shareholders Agreement will be, duly executed and delivered by such Investor and, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by SRGL and the other Investor, if a party thereto, constitute or will constitute, as the case may be, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3.  Noncontravention; Consents. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by such Investor do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with any of the provisions of the governing documents of such Investor or the governing documents of any of its Subsidiaries, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) give rise to a right of termination or acceleration under, or result in the creation of any Lien on any property or asset of such Investor or any of its Subsidiaries under, any agreement, permit, franchise, license or instrument to which such Investor or any of its Subsidiaries is a party or (iii) subject to the matters referred to in the next sentence, contravene any Law applicable to such Investor or any of its Subsidiaries, which, in the case of clauses (ii) and (iii) above, would have an Investor Material Adverse Effect on such Investor. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, and no consent, approval or authorization of any third party is required by or with respect to such Investor or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by such Investor or the consummation by such Investor of any of the transactions contemplated hereby and thereby, except for (a) the filing of premerger notification and report forms under the HSR Act and such other merger filings as are considered necessary by Investors and SRGL, based on information relating to Investors, which filings are set forth in Section 4.3 of the Investor Disclosure Letter of such Investor, (b) the approvals, filings and notices required under the insurance Laws of the jurisdictions set forth in Section 4.3 of the Investor Disclosure Letter of such Investor, and (c) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3 of the Investor Disclosure Letter of such Investor.

SECTION 4.4.  Litigation. There is no Litigation pending or, to the Knowledge of such Investor, threatened against or affecting such Investor or any affiliate of such Investor that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would have an Investor Material Adverse Effect on such Investor. Neither such Investor nor any of its affiliates nor, to the Knowledge of such Investor, any officer, director or employee of such Investor or any of its affiliates has been permanently or temporarily enjoined or barred by any Order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business conducted by SRGL or any of its Subsidiaries that could reasonably be expected to have a material adverse effect on the ability of such Investor to consummate any of the transactions contemplated by this Agreement.

SECTION 4.5.  Brokers. No broker, investment banker, financial advisor or other person, other than Citigroup, Inc. and Morgan Stanley Incorporated, the fees and expenses of which will be paid by Investors or their respective affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party based upon arrangements made by or on behalf of such Investor or any affiliate.

SECTION 4.6.  Available Funds. (a) Only MassMutual represents and warrants that the MassMutual Equity Commitment Letter has been delivered to SRGL, is in full force and effect, and is a valid and binding obligation of the signatory thereto enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. SRGL acknowledges the limitations on the obligations of Massachusetts Mutual Life Insurance Company contained in the MassMutual Equity Commitment Letter.

(b)  Only Cerberus represents and warrants that the Cerberus Equity Commitment Letter has been delivered to SRGL, is in full force and effect, and is a valid and binding obligation of the signatory thereto enforceable in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. SRGL acknowledges the limitations on the obligations of Cerberus Capital Management, L.P. contained in the Cerberus Equity Commitment Letter.

(c)  Such Investor will have no later than the business day prior to the anticipated Closing Date sufficient funds available to pay the MassMutual Consideration (in the case of MassMutual) or the Cerberus Consideration (in the case of Cerberus) on the terms and conditions contemplated by this Agreement, to consummate the other transactions contemplated by this Agreement and to pay all associated costs and expenses required to be paid by such Investor.

SECTION 4.7.  Information. None of the information supplied or to be supplied by or on behalf of such Investor in writing specifically for inclusion or incorporation by reference in the Disclosure Statement or any other Disclosure Documents will, at the respective times filed with the SEC and, in addition, in the case of the Disclosure Statement, at the date it or any amendment or supplement thereto is mailed to the Members, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.8.  No Public Sale or Distribution. Such Investor (a) is acquiring the Convertible Shares and (b) upon conversion of the Convertible Shares will acquire the Ordinary Shares issuable upon conversion of the Convertible Shares, for its own account for investment purposes only and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided, however, that by making the representation and warranty herein, such Investor does not agree to hold any of such Convertible Shares or Ordinary Shares for any minimum or other specific term and reserves the right to dispose of such Convertible Shares or Ordinary Shares, in accordance with the Convertible Shares Certificate of Designations, at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

SECTION 4.9.  Accredited Investor Status. Such Investor is an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D).

SECTION 4.10.  Restricted Securities. Such Investor acknowledges that the Convertible Shares to be purchased by such Investor must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

SECTION 4.11.  Access to Data and Management. Such Investor has had an opportunity to discuss SRGL’s business, management and financial affairs with SRGL’s management and had access to the data provided in the Data Room.

SECTION 4.12.  Tax Matters. (a)  Such Investor does not own (i) directly or (ii) to the actual knowledge of the individual(s) listed with respect to such Investor in Section 4.12(a) of the Investor Disclosure Letter of such Investor, indirectly or pursuant to the attribution or constructive ownership rules of section 958 of the Code (as applied for purposes of section 954(d)(3) of the Code), in the aggregate, more than 50 percent of the total voting power or total value of all classes of stock of SRGL.

(b)  Only Cerberus represents and warrants that there are no persons that are listed as ceding companies on the list of all treaties and cedents of SRGL and its Subsidiaries provided to Cerberus by Laura Kelly on November 21, 2006 that are direct investors in any

Cerberus Fund that is a foreign corporation or foreign partnership (within the meaning of section 958 (a)(2) of the Code) and that will acquire Convertible Shares pursuant to this Agreement.

(c)  Only Cerberus represents and warrants that the list of entities in which Cerberus (together, in some cases, with other affiliated funds) holds a 10% or greater interest, provided to SRGL by Julie Goosman on November 21, 2006, is a true and accurate list of such entities as of September 1, 2006 and will be updated prior to the Closing.

(d)  Only MassMutual represents and warrants that the aggregate gross premium paid or otherwise received by the Insurance Subsidiaries of SRGL relating to any policy of insurance or reinsurance issued by any such Insurance Subsidiary that (i) directly insures MassMutual or any person related to MassMutual within the meaning of section 954(d)(3) of the Code (an “Insured MassMutual Party”) or, (ii) to the actual knowledge of the individual(s) listed in Section 4.12(a) of the MassMutual Disclosure Letter, indirectly insures any Insured MassMutual Party, in the aggregate, did not exceed $150 million during the period beginning January 1, 2006 and ending on the date hereof. To the actual knowledge of the individual(s) listed in Section 4.12(a) of the MassMutual Disclosure Letter, Section 4.12(d) of the MassMutual Disclosure Letter (which will be provided by MassMutual to SRGL within two days of the date hereof) lists all the insurance or reinsurance contracts described in clause (i) or (ii) of the preceding sentence.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1.  Conduct of Business of SRGL. During the period from the date of this Agreement and continuing until the Closing Date, SRGL agrees as to itself and each of its Subsidiaries that (except (i) as permitted or required by Section 5.1(b) or any other provision of this Agreement, (ii) as set forth in Section 5.1 of the SRGL Disclosure Letter, (iii) as required by any applicable Law, (iv) as required by a Governmental Entity of competent jurisdiction or (v) with the prior written consent of Investors) (a) SRGL shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and shall use its commercially reasonable efforts (1) to preserve intact its business organization and goodwill and relationships with cedents, producers, Governmental Entities, rating agencies, financing counterparties, bond insurers and financial guarantors, customers, suppliers, distributors, creditors, lessors, employees and others having business dealings with it, (2) to keep available the services of its current officers and key employees on terms and conditions substantially comparable to those currently in effect, and (3) to maintain its current rights and franchises, subject to the terms of this Agreement, and (b) SRGL will not and will cause each of its Subsidiaries and each of the Special Purpose Vehicles not to:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of SRGL’s outstanding Ordinary Shares (which shall not limit payments in respect of regular dividend payments and contract adjustment payments on the Perpetual Preferred Shares and the Hybrid Capital Units), (B) split, combine or reclassify, except with respect to the Hybrid Capital Units, any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock of SRGL or any of its Subsidiaries or any rights, warrants, commitments, subscriptions or options to acquire any such shares;

(ii)  authorize for issuance, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, options, warrants, commitments, subscriptions or any other securities or rights of any kind to acquire any capital stock, except to SRGL or its wholly-owned Subsidiaries or reprice any options or warrants with respect to any shares of its capital stock;

(iii)  amend or propose to amend its memorandum of association, articles of association or other comparable organizational documents;

(iv)  amalgamate or consolidate with or acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;

(v)  (A) other than pursuant to any agreement with Investors or their affiliates, incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another person, in each case in excess of $1,000,000, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to SRGL or to any direct or indirect wholly-owned Subsidiary of SRGL and loans and advances to agents and employees in the ordinary course of business consistent with past practice (after taking into account events occurring following the second fiscal quarter of 2006), other than pursuant to Reinsurance Agreements entered into in the ordinary course of business consistent with past practice (after taking into account events occurring following the second fiscal quarter of 2006) and other than as to such matters related to the investment portfolio of SRGL or any of its Subsidiaries in the ordinary course of business consistent with past practice (after taking into account events occurring following the second fiscal quarter of 2006), (C) waive or forgive any indebtedness in excess of $1,000,000 or other material obligation of any other person owed to SRGL or any of its Subsidiaries or waive any material right available to SRGL or any of its Subsidiaries, (D) assume, guarantee, endorse or otherwise become responsible for the obligations of any other person, except in the ordinary course of business consistent with past practice (after taking into account events occurring following the second fiscal quarter of 2006), or (E) permit to occur a material uncured default or event of default under any of its credit facilities entered into on or after the date hereof;

(vi)  (A) surrender any right to claim a material Tax refund or credit, offset or other material reduction in Tax liability or (B) settle any Tax audit, file an amended Tax Return, make or amend any Tax election, consent to any extension of the limitations period applicable to any Tax claim or assessment except, in the case of any act described in clause (B) for acts taken that will not materially reduce the value of the Convertible Shares or the value of the business of

SRGL and its Subsidiaries; provided that, notwithstanding any other provision of this Agreement, in connection with any United States federal income Tax audit of SRGL or any of its Subsidiaries, a representative designated by Investors shall be entitled to receive copies of all correspondence and documents relating to such audit or any proposed adjustment resulting therefrom; to review and comment on all correspondence and documents submitted by SRGL in connection with such audit or proposed adjustment; to receive updates regarding the conduct of the audit, including prompt reports of any substantive meeting or conversation with any representative of the Internal Revenue Service, and to have the right, upon request of Investors’ representative, to have a single legal or Tax accounting advisor attend, as an observer, any substantive meetings with representatives of the Internal Revenue Service that Investors reasonably believe external advisors would normally attend; and, SRGL shall not enter into any settlement, file any amended Tax return in connection with such audit or admit any fault or liability without the express written prior consent of the representative designated by Investors, which consent shall not be unreasonably withheld;

(vii)  make any material change in accounting methods, principles or practices used by SRGL or any of its Subsidiaries, except insofar as may be required by applicable Law or by a change in applicable GAAP or SAP;

(viii)  make any capital expenditures in excess of $1,000,000 in the aggregate;

(ix)  sell or dispose of any of its assets or properties, other than sales or dispositions in the ordinary course of business consistent with past practices (after taking into account events occurring following the second fiscal quarter of 2006), and in an amount not greater than $1,000,000, or sales or dispositions required by any Contract in effect on the date of this Agreement;

(x)  (A) amend, terminate or assign any Contract other than in the ordinary course of business consistent with past practice, (B) waive any benefit of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar agreement to which SRGL or any of its Subsidiaries is a party, or (C) enter into any new agreement, arrangement or understanding that, if in existence on the date hereof, would constitute, or be deemed to constitute, a Contract;

(xi)  grant any increase in the compensation or benefits of any Employees except (A) in the ordinary course of business consistent with past practice, (B) for the retention agreements set forth in Section 5.1 of the SRGL Disclosure Letter, (C) for such actions as are permitted or required by an existing agreement, including any Employee Benefit Plan, or (D) for purposes of updating or complying with Section 409A of the Code, the Pension Plan Protection Act or other legislation or regulation;

(xii)  establish or announce any intention to amend (except to the extent required by applicable Law) or establish any Employee Benefit Plan or enter into any Employment Agreement;

(xiii)  other than in the ordinary course of business consistent with past practice, commence, settle or compromise any material Litigation (each, a “Proceeding”) or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding, except for any such settlements that are within the insured limits of insurance policies with respect to such claims;

(xiv)  fail to file with the SEC any annual report on Form 10-K or quarterly report on Form 10-Q prior to or within ten days after the filing deadline established by the SEC in General Instruction A. of the applicable Form as such deadline may be extended in accordance with Rule 12b-25 under the Exchange Act as currently in effect;

(xv)  terminate, cancel, amend or modify, or fail to maintain or renew any insurance policies maintained by it covering SRGL or its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;

(xvi)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of SRGL or any of its Subsidiaries;

(xvii)  take any actions or omit to take any actions that would or would be reasonably likely to (A)  result in any of the conditions to the consummation of the transaction contemplated hereby set forth in Article VII not being satisfied, or (B) materially impair the ability of SRGL or Investors to consummate the transaction contemplated hereby in accordance with the terms hereof or materially delay such consummation;

(xviii)  abandon, dedicate to the public, convey title to or grant licenses under (other than in the ordinary course of business consistent with past practice) any Owned Intellectual Property owned by SRGL or any of its Subsidiaries;

(xix)  terminate the employment of the Employees listed in Section 5.1(b)(xix) of the SRGL Disclosure Letter or replace any such Employees or their successors, whether due to termination of such Employee’s employment by SRGL or its Subsidiaries or otherwise, unless such replacement is reasonably satisfactory to Investors;

(xx)  enter into, amend, modify or supplement any Reinsurance Agreement; or

(xxi)  agree to take any of the foregoing actions.

SECTION 5.2.  Acquisition Proposals. (a) From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms, SRGL shall not (whether directly or indirectly through affiliates, advisors, agents or other intermediaries), and SRGL shall direct its and its Subsidiaries’ respective officers, directors, affiliates, employees, members, partners, shareholders, advisors, representatives or other agents retained by or otherwise acting on behalf of SRGL or its Subsidiaries and affiliates (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, accept, seek, encourage, induce or facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or cooperate in any way with any inquiry, proposal or offer from any other person relating to, that has the purpose of, or that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) continue or participate or engage in discussions or negotiations with, or disclose any information or data relating to SRGL or its Subsidiaries or afford access to the properties, books or records of SRGL or its Subsidiaries to, or otherwise cooperate with, any person that has made an Acquisition Proposal or to any person that has disclosed to SRGL that it is considering making an Acquisition Proposal, (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle or letter of intent, providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle or letter of intent requiring SRGL to abandon, terminate or fail to consummate the transactions contemplated hereby, or (iv) grant any waiver or release under any standstill, confidentiality or similar agreement entered into by SRGL, its Subsidiaries or any of their respective representatives. Notwithstanding any Change in Recommendation, Investors shall have the option, exercisable within five business days after such Change in Recommendation, to cause the Board of Directors of SRGL to submit this Agreement to the Members for the purpose of approving the transactions contemplated by the Transaction Documents including approval of the matters set forth in Section 2.1(a)(i) and giving the SRGL Member Approval. If Investors exercise such option, Investors shall not be entitled to terminate this Agreement pursuant to Section 8.1(h). If Investors fail to exercise such option, SRGL may terminate this Agreement pursuant to and in accordance with Section 8.1(i). SRGL shall (1) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or their representatives conducted prior to the date of this Agreement with respect to any Acquisition Proposal and will request the prompt return or destruction of any confidential information previously furnished to such persons in connection therewith, and (2) promptly inform its representatives of the obligations undertaken in this Section 5.2. Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.2 by any Representative of SRGL or any of its Subsidiaries, whether or not such person is purporting to act on behalf of SRGL or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.2 by SRGL.

(b)  Notwithstanding the foregoing, prior to the receipt of the SRGL Member Approval, SRGL may, in response to a bona fide written Acquisition Proposal that was unsolicited and did not otherwise result from a breach of Section 5.2(a), and subject to compliance with Section 5.2(d) and (e):

(x) furnish information with respect to SRGL and its Subsidiaries to the person making such Acquisition Proposal and its representatives pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive than those contained in the Confidentiality Agreements, provided that such confidentiality agreement shall not contain any provisions that would prevent SRGL from complying with its obligation to provide the required disclosure to Investors pursuant to Section 5.2(c), and provided further that all such information provided to such person has previously been provided to Investors or is provided to Investors prior to or concurrently with the time it is provided to such person; and

(y) participate in discussions or negotiations with such person and its representatives regarding such Acquisition Proposal;

provided, in each case, that the Board of Directors of SRGL determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) the failure to furnish such information or participate in such discussions or negotiations would breach its fiduciary duties to SRGL and/or the Members under applicable Law, and (ii) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal.

(c)  As promptly as practicable after the receipt by SRGL of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, and in any case within 24 hours after the receipt thereof, SRGL shall provide oral and written notice to Investors of (i) such Acquisition Proposal or inquiry, (ii) the identity of the person making any such Acquisition Proposal or inquiry, and (iii) the material terms and conditions of any such Acquisition Proposal or inquiry (including, any amendments or modifications thereto). SRGL shall keep Investors fully informed on a current basis of the status of any such Acquisition Proposal, including, any changes to the terms and conditions thereof, and promptly provide Investors with copies of all written correspondence or other communications and other written materials, and summaries of all oral correspondence or other communications, sent or provided to or by SRGL and its representatives in connection with any Acquisition Proposal.

(d)  Neither the Board of Directors of SRGL nor any committee thereof shall, directly or indirectly, (i) withdraw, modify or change its recommendation with respect to the transactions contemplated by the Transaction Documents, including the issuance of the Convertible Shares to Investors (a “Change in Recommendation”) or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the SRGL Member Approval, the Board of Directors of SRGL may, in response to a Superior Proposal, effect a Change in Recommendation, provided that the Board of Directors of SRGL determines in good faith, by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would breach its fiduciary duties to the Members under applicable Law (taking into consideration any proposal by Investors to amend the terms of this Agreement), and provided, further, that the Board of Directors of SRGL may not effect such a Change in Recommendation unless (A) the Board of Directors of SRGL shall have first provided prior written notice to Investors that it is prepared to effect a Change in Recommendation in response to a Superior Proposal at least three business days prior to taking such action, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and (B) Investors do not make, within three business days after the receipt of such notice, a proposal that the Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Members as such Superior Proposal; provided that within such three business day period, none of SRGL, its Subsidiaries or any of their respective representatives shall take or propose to take any of the actions restricted or otherwise contemplated by Section 5.2(a) or disclose the substance or terms of any discussions or negotiations conducted among Investors and SRGL and their respective representatives during such three business day period. SRGL agrees that, during the three business day period prior to its effecting a Change in Recommendation, SRGL and its representatives shall negotiate in good faith with Investors and their respective representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Investors.

(e)  SRGL agrees that it will deliver to Investors a new written notice of an Acquisition Proposal with respect to each Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such Acquisition Proposal to the Members and that a new three business day period shall commence for purposes of this Section 5.2 with respect to each such materially revised or modified Acquisition Proposal from the time Investors receive the written notice of the Acquisition Proposal with respect thereto.

(f)  Nothing contained in this Section 5.2 shall prohibit SRGL or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Acquisition Proposal or making any disclosure required by applicable Law or any disclosure to the Members if the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel, that the failure to make such disclosure would breach its fiduciary duties to the Members or SRGL under applicable Law, provided, however that neither the Board of Directors of SRGL nor any committee thereof shall, except as expressly permitted by Section 5.2(d), effect a Change in Recommendation or approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal.

(g)  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer or any indication of interest in making a proposal or offer in respect of a (i) merger, scheme of arrangement, share exchange, reorganization, tender or exchange offer, consolidation or other business combination involving SRGL or any of its Subsidiaries, (ii) an acquisition of 9.9% or more of the then-outstanding equity securities or other capital stock of SRGL or any of its Subsidiaries, (iii) an acquisition of equity securities, or of debt securities or other securities convertible into or exchangeable for equity securities of SRGL or any of its Subsidiaries, which would, after giving effect to such conversion or exchange, constitute more than 9.9% of the outstanding equity securities or other capital stock of SRGL and its Subsidiaries, (iv) the issuance of debt securities having a principal amount of more that $75 million individually or in the aggregate, except as permitted pursuant to Section 5.1 during the term of this Agreement, (v) a sale, transfer, conveyance, lease or disposal of all or any significant portion of the assets of SRGL and its Subsidiaries in one transaction or a series of related transactions, (vi) a liquidation or dissolution of SRGL and its Subsidiaries or the adoption of a plan of liquidation or dissolution by SRGL and its Subsidiaries, (vii) an agreement, understanding or other arrangement providing for the occurrence of individuals who at the beginning of such period constituted the Board of Directors or other governing body of SRGL (together with any new directors whose election to such Board of Directors or whose nomination for election by the Members was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), ceasing for any reason to constitute a majority of such Board of Directors then in office or (viii) any other transaction in lieu of, or which would intend to impede or prevent, the transactions contemplated by the Transaction Documents.

“Superior Proposal” means any bona fide written proposal or offer and not subject to any financing contingency made by a Third Party in respect of an Acquisition Proposal, which if and to the extent such proposal is for (x) an acquisition of voting equity securities of SRGL, is for the acquisition of no less than 100% of the total outstanding voting equity securities of SRGL

(on a fully diluted and as converted basis) or (y) an issuance of equity or debt securities or other securities convertible into or exchangeable or exercisable for voting equity securities of SRGL or any of its Subsidiaries, is for an issuance of no more than 68.75% of the total outstanding voting equity securities of SRGL or any of its Subsidiaries (on a fully diluted and as converted basis) after giving effect to such transaction and will provide SRGL and/or its Subsidiaries with proceeds of at least $600,000,000, and in any event containing terms and conditions that the Board of Directors determines in good faith, by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, would result in a transaction that (A) if consummated, would be more favorable to the Members than the transactions contemplated by this Agreement, including the issuance of the Convertible Shares to Investors, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Investors to amend the terms of this Agreement), and (B) is reasonably capable of being consummated on the terms so proposed, without significant incremental delay or cost, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

OTHER AGREEMENTS

SECTION 6.1.  Access to Information; Confidentiality. SRGL and its Subsidiaries shall afford to Investors and to the respective officers, directors, employees, affiliates, financing sources and authorized advisors, representatives and other agents of Investors reasonable access during the period prior to the Closing Date to all of its properties, facilities, books, contracts, commitments, records, data, systems, personnel, consultants (including actuarial consultants), auditors and advisors and, during such period, SRGL and its Subsidiaries shall furnish to Investors and to their respective officers, directors, employees, affiliates financing sources and authorized advisors representatives and other agents such information concerning its business, properties, financial condition, operations and personnel as Investors may from time to time reasonably request, other than any such properties, books, contracts, commitments, records and information that (a) are subject to an attorney-client or other legal privilege which SRGL and its legal counsel reasonably believe will be impaired by such disclosure or (b) are subject to an obligation of confidentiality, provided that SRGL will use commercially reasonable efforts to have any such obligation of confidentiality waived if Investors so request. In addition, notwithstanding the foregoing, in fulfilling its obligations under this Section 6.1, neither SRGL nor any of its Subsidiaries shall be required to (i) violate any applicable Law or (ii) furnish or otherwise make available to Investors customer-specific data or competitively sensitive information relating to areas of their business in which Investors or their respective affiliates compete against SRGL or any of its Subsidiaries. Furthermore, Investors shall not, without the prior written consent of SRGL, which consent shall not be unreasonably withheld, conditioned or delayed, contact or communicate with any vendor, customer, Employee or other business partner of SRGL with respect to or in connection with the transactions contemplated hereby. Investors agree that their access to such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of SRGL and its Subsidiaries.

All requests for access or information pursuant to this Section 6.1 shall be directed to such person or persons as SRGL shall designate. Without limiting the terms thereof, the Confidentiality Agreements shall govern the obligations of the respective Investors party thereto and their respective officers, directors, employees, affiliates, financing sources and authorized advisors, representatives and other agents with respect to all information of any type furnished or made available to them pursuant to this Section 6.1.

SECTION 6.2.  Consents, Approvals and Filings. (a) The parties will each use their commercially reasonable efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all requirements of Governmental Entities applicable to the transactions contemplated by this Agreement and the other Transaction Documents, (ii) to obtain as promptly as practicable all necessary permits, Orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (iii) otherwise to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party and its Subsidiaries with respect to the transactions contemplated by this Agreement and the other Transaction Documents, including the issuance of the Convertible Shares to Investors and to consummate the transactions contemplated by the Transaction Documents as promptly as practicable. In connection therewith, the parties will make and cause their respective affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and will provide and will cause their respective affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request. Each of the parties shall provide to the other parties copies of all applications or other communications to Governmental Entities in connection with this Agreement in advance of the filing or submission thereof.

(b)  Without limiting the generality of the foregoing, as promptly as practicable, but in any event within 30 days after the date hereof, each party shall use commercially reasonable efforts to file with all applicable Governmental Entities any requests for approval of the transactions contemplated by this Agreement required to be obtained by such party, and all such requests shall include all required exhibits. A reasonable time prior to furnishing any written materials to any Governmental Entity in connection with the transactions contemplated by this Agreement, the party making such filing shall furnish the other parties with a copy thereof, and such other parties shall have a reasonable opportunity to provide comments thereon. Each party shall give to the other parties prompt written notice if it receives any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish such other parties with a copy thereof. If any Insurance Regulator requires that a hearing be held in connection with any such approval, the applicable Investor shall use its commercially reasonable efforts to arrange for such hearing to be held promptly after the notice that such hearing is required has been received by such Investor. Each Investor shall give to SRGL and the other Investor reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by this Agreement, and SRGL and such other

Investor shall each have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference.

SECTION 6.3.  Public Announcements. Investors and SRGL, and their respective affiliates, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the advance approval of the other parties following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by applicable Law or by any Governmental Entity.

SECTION 6.4.  Further Assurances. SRGL agrees to execute and deliver, and cause each of its Subsidiaries to execute and deliver, and each Investor agrees to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 6.5.  Notification of Certain Matters. SRGL shall give prompt notice to Investors to the extent that it acquires actual knowledge of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of SRGL contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date and (ii) any failure of SRGL to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each Investor shall give prompt notice to SRGL and the other Investor to the extent that it acquires actual knowledge of (A) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of such Investor contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date and (B) any failure of such Investor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.5 shall not affect the representations, warranties or agreements of the parties, the conditions to the performance by the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.6.  Anti-Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated by the Transaction Documents, Investors, SRGL and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 6.7.  Shareholder Litigation. SRGL shall give Investors the opportunity to participate in the defense or settlement of any shareholder Litigation against SRGL and/or its directors relating to the transactions contemplated by this Agreement.

SECTION 6.8.  Availability of Ordinary Shares for Conversion. Following the Closing, SRGL will not issue or agree to issue any Ordinary Shares or options, rights or warrants to purchase Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares or take any other action if, after giving effect thereto, the number of Ordinary Shares remaining unissued and duly reserved for issuance upon conversion of the Convertible Shares shall be insufficient to permit conversion of all the then outstanding Convertible Shares after giving effect to any adjustment in the number of Ordinary Shares into which such Convertible Shares are convertible as a result of such action. SRGL shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, after the Closing Date, 130% of the maximum number of Ordinary Shares issuable upon conversion of the Convertible Shares.

SECTION 6.9.  Restrictive Legend. Each certificate representing (a) the Convertible Shares, (b) the Ordinary Shares issued upon conversion of the Convertible Shares, or (c) any other securities issued in respect of the Convertible Shares or the Ordinary Shares issued upon conversion of the Convertible Shares, upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (collectively, the “Restricted Securities”), shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act or sold pursuant to Rule 144 or Regulation A thereunder) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.

Upon request of a holder of such a certificate, SRGL shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, SRGL shall have received the opinion referred to in Section 6.10 to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities Laws.

SECTION 6.10.  Listing Matters. SRGL shall promptly following the Closing secure the listing of all of the Ordinary Shares issuable upon conversion of the Convertible Shares upon each national securities exchange and automated quotation system, if any, upon which the Ordinary Shares are then listed (subject to official notice of issuance) and shall maintain such listing of all such Ordinary Shares from time to time issuable under the terms of the Transaction Documents for so long as the Ordinary Shares are so listed on The New York Stock Exchange; provided, however, if the Ordinary Shares are delisted or suspended from The New York Stock Exchange, SRGL shall use its reasonable best efforts to promptly secure the listing of all of the Ordinary Shares issuable upon conversion of the Convertible Shares on The NASDAQ National Market System, The NASDAQ SmallCap Market or the American Stock Exchange and if SRGL does not meet the eligibility requirements thereof, the Over the Counter Bulletin Boards (an “Alternate Exchange”). SRGL shall use its reasonable best efforts to maintain the Ordinary Shares’ authorization for quotation on The New York Stock Exchange or an Alternate Exchange. Neither SRGL nor any of its Subsidiaries shall take any action that would be reasonably expected to result in the delisting or suspension of the Ordinary Shares on The New York Stock Exchange and shall take all action reasonably necessary to maintain the listing of the Ordinary Shares (including the Ordinary Shares issuable upon conversion of the Convertible Shares) on The New York Stock Exchange or an Alternate Exchange, as the case may be including without limitation, exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of The New York Stock Exchange or such Alternate Exchange, as applicable, to permit the continued listing of the Ordinary Shares (including the Ordinary Shares issuable upon conversion of the Convertible Shares) on The New York Stock Exchange or such Alternate Exchange, as applicable. SRGL shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.10.

SECTION 6.11.  Pledge. SRGL acknowledges and agrees that the Convertible Shares and the Ordinary Shares issuable upon conversion of the Convertible Shares may be pledged by an Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by such securities. The pledge of Convertible Shares or the Ordinary Shares issuable upon conversion of the Convertible Shares shall not be deemed to be a transfer, sale or assignment of such securities hereunder, and no Investor effecting a pledge of such securities shall be required to provide SRGL with any notice thereof or otherwise make any delivery to SRGL pursuant to this Agreement or any other Transaction Document, unless otherwise required by applicable Law. SRGL hereby agrees to execute and deliver such documentation as a pledgee of the Convertible Shares or the Ordinary Shares issuable upon conversion of the Convertible Shares may reasonably request in connection with a pledge of the such securities to such pledgee by an Investor.

SECTION 6.12.  Register; Transfer Agent Instructions.

(a)  Register. SRGL shall maintain at its principal executive offices (or such other office or agency of SRGL as it may designate by notice to each holder of Convertible Shares), a register for the Convertible Shares, in which SRGL shall record the name and address of the person in whose name the Convertible Shares have been issued (including the name and address of each transferee), the principal amount of Convertible Shares held by such person, and the number of Ordinary Shares issuable upon conversion of the Convertible Shares held by such person. SRGL shall keep the register open and available at all times during business hours for inspection of any Investor or its legal representatives.

(b)  Transfer Agent Instructions. SRGL shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of each Investor or its respective nominee(s) or transferee(s), for the Convertible Shares issued at the Closing or pursuant to or upon conversion of the Convertible Shares or transfer thereof in such amounts as specified from time to time by each Investor to SRGL upon conversion or transfer of the Convertible Shares in the form of Exhibit D attached hereto (the “Irrevocable Transfer Agent Instructions”). SRGL warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 6.12(b), and stop transfer instructions to give effect to Section 6.9 hereof, will be given by SRGL to its transfer agent, and that the

Convertible Shares shall otherwise be freely transferable on the books and records of SRGL as and to the extent provided in this Agreement and the other Transaction Documents, subject to applicable Law. If an Investor effects a sale, assignment or transfer of the Convertible Shares or Ordinary Shares issuable upon conversion of the Convertible Shares, SRGL shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Investor to effect such sale, assignment or transfer. In the event that such sale, assignment or transfer involves the Convertible Shares or Ordinary Shares issuable upon conversion of the Convertible Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act, the transfer agent shall issue such securities to Investor, assignee or transferee, as the case may be, without any restrictive legend. SRGL acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to an Investor. Accordingly, SRGL acknowledges that the remedy at Law for a breach of its obligations under this Section 6.12(b) will be inadequate and agrees, in the event of a breach or threatened breach by SRGL of the provisions of this Section 6.12(b), that an Investor shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

SECTION 6.13.  Director and Officer Liability. (a) Investors shall not cause SRGL to fail to honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Closing and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees or agents of SRGL and its Subsidiaries (the “D&O Indemnitees”) as provided in the memorandum of association or articles of association (or similar constitutive documents) of SRGL or its Subsidiary, as the case may be, or in any indemnification agreement set forth in Section 6.13 of the SRGL Disclosure Letter and all such rights shall survive the consummation of the transactions contemplated hereby and by the Transaction Documents and shall not be amended, repealed or otherwise modified in any manner that would materially and adversely affect the rights thereunder of any such D&O Indemnitees, unless an alteration or modification of such documents is required by applicable Law or the D&O Indemnitee affected thereby otherwise consents in writing thereto.

(b)  Investors shall either (i) for six years after the Closing, not cause SRGL to fail to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Closing covering each such person covered at or prior to the Closing by SRGL’s officers’ and directors’ liability insurance policy maintained by SRGL and in effect as of the date hereof on terms with respect to coverage and amount, in the aggregate, no less favorable than those of the policy in effect on the date hereof and described in Section 6.13 of the SRGL Disclosure Letter; provided that in no event shall SRGL be required to expend more than 200% of the amount of the premium expended by SRGL and its Subsidiaries in the one-year period ending on October 31, 2006, to maintain such insurance coverage immediately prior to the Closing, or (ii) not cause SRGL to fail to obtain at the Closing “tail” insurance policies with a claims period of at least six years from the Closing with respect to directors’ and officers’ liability insurance at least as favorable, in the aggregate, as SRGL’s existing policies for claims arising from acts or omissions that occurred at or prior to the Closing.

(c)  This Section 6.13 shall survive the consummation of the transactions contemplated hereby and by the Transaction Documents and is intended to be for the benefit of, and shall be enforceable by, the D&O Indemnitees referred to herein, their heirs and personal representatives and shall be binding on SRGL and its successors and assigns.

(d)  If Investors or SRGL or any of their successors or assigns (i) consolidates with, amalgamates into or engages in any other business combination transaction with any other person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation or other transaction or (ii) transfers or conveys all or substantially all of their properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of Investors or SRGL, as the case may be, shall assume the obligations set forth in this Section 6.13, and none of the actions described in clause (i) or (ii) of this sentence shall be taken until such provision is made.

(e)  The obligations of Investors and SRGL under this Section 6.13 shall not be terminated or modified in any such manner as to adversely affect any D&O Indemnitee to whom this Section 6.13 applies without the consent of such affected D&O Indemnitee.

SECTION 6.14.  Employee Matters.

(a)  Employee Compensation. For the calendar years 2007 and 2008, Investors shall not cause SRGL or any of its Subsidiaries to fail to provide to each Employee while in the employ of SRGL or its affiliates base compensation and the annual bonus opportunity, each of which is no less favorable than that which was provided to such employee by SRGL or its Subsidiary immediately prior to the Closing Date.

(b)  SRGL Benefit Plans. For the calendar year 2007, Investors shall not cause SRGL or any of its Subsidiaries to fail to provide to each Employee while in the employ of SRGL or its affiliates with employee benefit plans and programs, including, without limitation, retirement, savings and other pension plans; health, severance, insurance, disability and other employee welfare plans, vacation and other similar plans, which are no less favorable in the aggregate than the employee benefit plans and programs provided to Employees as of the Closing Date and disclosed in Section 6.14 of the SRGL Disclosure Letter.

(c)  Vacations. Investors shall not cause SRGL or any of its Subsidiaries to fail to continue a vacation program for the benefit of the Employees through at least the end of the calendar year in which the Closing occurs that its at least as favorable as the SRGL vacation program in effect immediately prior to the Closing Date. Investors shall not cause SRGL or any of its Subsidiaries to fail to recognize and provide all accrued but unused vacation of each Employee as of the Closing Date.

(d)  COBRA. Investors shall not cause SRGL or any of its Subsidiaries to fail to provide continuation health care coverage under Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) to all Employees and their qualified beneficiaries, regardless of when a “qualifying event” (as defined in COBRA) occurs, in accordance with the continuation health care coverage requirements of COBRA and state and locals laws of similar import.

(e)  WARN. SRGL shall be responsible for all liabilities under the United States Worker Adjustment and Retraining Notification Act and similar rules, statutes and ordinances in any jurisdiction relating to the Employees and which are resulting from the Closing or from Investors’ or SRGL’s actions following the Closing and Investors shall not cause SRGL to fail to honor any of its obligations with respect thereto.

(f)  Severance Benefits. Investors shall not cause SRGL or any of its Subsidiaries to fail to provide to any Employee whose employment is terminated for any reason other than for cause within twelve (12) months after the Closing Date a severance benefit package equal to the severance benefit package that would be provided under the severance plan for SRGL or any of its Subsidiaries or any other contractual obligations as in effect for such employee on the day immediately following the Closing Date and disclosed in Section 6.14 of the SRGL Disclosure Letter.

(g)  Supplemental Payments. From and after the Closing Date, Investors shall not cause SRGL or any of its Subsidiaries to fail to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to or in respect of each Employee, former Employee or director of SRGL or any of its Subsidiaries under the terms of each employment or service agreement, retention plan, transaction bonus plan and each other arrangement between SRGL or any such Subsidiary and any such Employee, former Employee or director, in each case, as in effect or existing immediately prior to the Closing Date and disclosed in Section 6.14 of the SRGL Disclosure Letter.

SECTION 6.15.  Tax Cooperation. During the period beginning on the date hereof and ending on the Closing Date, Investors and SRGL shall cooperate and use commercially reasonable efforts to (i) determine the amount of related person insurance income (“RPII”) as defined in Code Section 953(c)(2) that may result from the purchase of the Convertible Shares by Investors with respect to each foreign Insurance Subsidiary of SRGL and (ii) take such actions as may be appropriate to reduce the anticipated amount of RPII that may be realized by each foreign Insurance Subsidiary of SRGL in the tax year beginning January 1, 2007 in a manner that is reasonably acceptable to each of SRGL and each Investor.

SECTION 6.16.  Reinsurance Recoverables. To the extent SRGL has not already done so prior to the date of this Agreement, SRGL shall deliver to the applicable retrocessionaires invoices in respect of all reinsurance recoverables of SRGL and its Subsidiaries set forth in Section 6.16 of the SRGL Disclosure Letter (the “Reinsurance Recoverables”) no later than February 28, 2007, each such invoice to be in such detail and contain such information as reasonably required by the applicable retrocessionaire.

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.1.  Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the issuance and sale to, and purchase by, Investors of the Convertible Shares, and the other actions to be taken at the Closing are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Governmental Approvals. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities in connection with the consummation of the transactions contemplated by the Transaction Documents by SRGL and Investors, including, as set forth in Section 3.5 of the SRGL Disclosure Letter and Section 4.3 of each of the Investor Disclosure Letters, shall have been made or obtained.

(b)  HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated by the Transaction Documents under the HSR Act shall have been terminated or shall have otherwise expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the Department of Justice or the Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated by the Transaction Documents, which action shall not have been withdrawn or terminated and all approvals, if any, required to be obtained under any foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the transactions contemplated by the Transaction Documents, shall have been obtained.

(c)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Entity (each, a “Restraint”) preventing the consummation of any of the transactions contemplated by the Transaction Documents shall be in effect.

(d)  Member Approval. The SRGL Member Approval shall have been obtained.

(e)  Disclosure Statement. No orders suspending the use of the Disclosure Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

SECTION 7.2.  Conditions to Obligations of Investors. The obligations of each Investor to consummate the purchase of the Convertible Shares to be purchased by it and the other actions to be taken at the Closing are further subject to the satisfaction, or waiver by such Investor, on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of SRGL set forth in this Agreement (i) that are not qualified as to materiality or an SRGL Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the

Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) that are qualified as to materiality or an SRGL Material Adverse Effect shall be true and correct in all respects (without giving effect to such materiality or SRGL Material Adverse Effect qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all respects as of such date without giving effect to such materiality or SRGL Material Adverse Effect qualifications) except to the extent, in the aggregate, breaches of such representations and warranties described in this clause (ii) do not have an SRGL Material Adverse Effect, provided that the representations and warranties of SRGL set forth in the first sentence of Section 3.1 and Sections 3.2 and 3.4 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all respects as of such date); and Investors shall have received a certificate signed on behalf of SRGL by the chief executive officer or chief financial officer of SRGL to the effect set forth in this paragraph.

(b)  Performance of Obligations of SRGL. SRGL shall have performed or complied with in all material respects all obligations, agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and Investors shall have received a certificate signed on behalf of SRGL by the chief executive officer or chief financial officer of SRGL to such effect.

(c)  Ratings. SALIC’s insurance financial strength rating shall be at least “CCC” (by Standard and Poor’s and Fitch), “Caa2” (by Moody’s) and “C” (by A.M. Best).

(d)  No Litigation. There shall be no pending or threatened Litigation by any Governmental Entity that has a reasonable likelihood of success, (i) seeking to restrain or prohibit the issuance of the Convertible Shares or the consummation of any of the transactions contemplated by this Agreement, or challenging the acquisition by Investors of any Convertible Shares or Ordinary Shares, or seeking to obtain from SRGL or either Investor any damages that are material in relation to SRGL and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by SRGL, either Investor or any of their respective Subsidiaries of any material portion of the business or assets of SRGL, or to compel SRGL, either Investor or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of SRGL or any of its Subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to impose limitations on the ability of either Investor to acquire or hold, or exercise full rights of ownership of, any Convertible Shares or Ordinary Shares, including the right to vote the Convertible Shares purchased by it or the Ordinary Shares received by it upon conversion of such Convertible Shares on all matters properly presented to the Members, or (iv) seeking to prohibit either Investor or any of its Subsidiaries from effectively controlling in any material respect the business or operations of SRGL and its Subsidiaries.

(e)  No Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions, or occurrences existing prior to the date hereof, any worsening thereof) that, individually and in the aggregate, has had or would have a SRGL Material Adverse Effect.

(f)  Governmental Consents, Approvals and Authorizations. All filings, consents, approvals, permits or authorizations with or from any Governmental Entity obtained pursuant to Section 7.1(a) shall contain or impose no material conditions or obligations on SRGL, either Investor or any of their respective affiliates that are materially burdensome to either Investor’s conduct of its business following the Closing or would have an SRGL Material Adverse Effect.

(g)  Third-Party Consents. SRGL shall have received all necessary third-party consents listed on Section 7.2(g) of the SRGL Disclosure Letter, and none of the non-Governmental Entity third-party consents received by SRGL shall contain or impose any material conditions or obligations on SRGL, either Investor or any of their respective affiliates that are materially burdensome to either Investor’s conduct of its business following the Closing or would have an SRGL Material Adverse Effect.

(h)  Transaction Documents. SRGL shall have executed and delivered to such Investor counterparts of the Registration Rights and Shareholders Agreement and the Convertible Shares Certificate of Designations.

(i)  Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 7.2(d) shall be in effect.

(j)  Convertible Notes. SRGL shall have redeemed all of the Convertible Notes, with no remaining liabilities or obligations in respect thereof due to the holders of the Convertible Notes.

(k)  Legal Opinion. Such Investor shall received a legal opinion of counsel to SRGL substantially in the form attached hereto as Exhibit C.

(l)  Transfer Agent Instructions. SRGL shall have delivered to such Investor a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit D attached hereto, which instructions shall have been delivered to and acknowledged in writing by SRGL’s transfer agent.

(m)  Boards of Directors. Such Investor shall have received evidence that all members of the Board of Directors of SRGL (other than the chief executive officer and Jeffrey Hughes) (each a “Resigning Director”) and each member of the Boards of Directors of each of the Subsidiaries of SRGL who is a Resigning Director shall have resigned and the replacement members designated by Investors shall have been appointed to each such Board of Directors, in each case effective immediately following the Closing.

(n)  Secretary’s Certificate. SRGL shall have delivered to such Investor a certificate executed by the Secretary or an Assistant Secretary of SRGL and dated as of the Closing Date, in form and substance reasonably acceptable to such Investor, attaching copies of and certifying as to (i) the resolutions adopted by SRGL’s Board of Directors authorizing the consummation of the transactions contemplated by the Transaction Documents, (ii) the Memorandum of Association of SRGL and (iii) the Articles of Association of SRGL, each as in effect at the Closing.

(o)  Good Standing Certificates. SRGL shall have delivered to such Investor a certificate evidencing the incorporation and good standing, or the equivalent thereof, of SRGL and each of its material Subsidiaries, issued by the applicable Governmental Entity of the jurisdiction of its organization, and a certificate evidencing foreign qualification as of a date within 10 days of the Closing Date of SRGL and each such material Subsidiary issued by the applicable Governmental Entity of each jurisdiction in which it conducts a material amount of business.

(p)  Transfer Agent Letter. SRGL shall have delivered to such Investor a letter from SRGL’s transfer agent certifying as to the number of Ordinary Shares issued and outstanding as of a date within five days of the Closing Date.

(q)  Voting Agreement. The Voting Agreement shall not have been amended, modified or supplemented and shall be in full force and effect, and all parties thereto (other than Investors) shall have performed or complied with in all material respects all obligations, agreements and covenants required to be performed or complied with by them under the Voting Agreement on or prior to the Closing Date.

(r)  Corporate Actions. All necessary corporate actions of SRGL in connection with the transactions contemplated by the Transaction Documents shall have been taken, including without limitation, the issuance of share certificates representing the Convertible Shares to be purchased by Investors pursuant to this Agreement and the adoption and execution of amendments (and any necessary filings thereof) to the Memorandum of Association and Articles of Association of SRGL to permit the authorization and issuance of the Convertible Shares and the Ordinary Shares reserved for issuance upon conversion of the Convertible Shares, and all such corporate actions of SRGL, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to such Investor, and such Investor shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

SECTION 7.3.  Conditions to Obligations of SRGL. The obligations of SRGL to consummate the sale and issuance of the Convertible Shares to Investors and the other actions to be taken at the Closing are further subject to the satisfaction, or waiver by SRGL, on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of each Investor set forth in this Agreement (i) that are not qualified as to materiality or an Investor Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all material respects as of such date), and (ii) that are qualified as to materiality or an Investor Material Adverse Effect shall be true and correct in all respects (without giving effect to such materiality or Investor Material Adverse Effect qualifications contained in such representations and warranties) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak as of a specified date, which shall be true and correct in all respects as of such date without giving effect to such materiality or Investor Material Adverse Effect qualifications) except to the extent, in the aggregate, breaches of such representations and warranties described in this clause (ii) do not have an Investor Material Adverse Effect on such Investor; and SRGL shall have received a certificate signed on behalf of each Investor by an executive officer of such Investor to the effect set forth in this paragraph.

(b)  Performance of Obligations of Investors. Each Investor shall have performed or complied with in all material respects all obligations, agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and SRGL shall have received a certificate signed on behalf of such Investor by an executive officer of such Investor to such effect.

(c)  Registration Rights and Shareholders Agreement. Each of the Investors shall have executed and delivered to SRGL such Investor’s counterpart of the Registration Rights and Shareholders Agreement.

ARTICLE VIII

TERMINATION PRIOR TO CLOSING

SECTION 8.1.  Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written consent of SRGL and Investors;

(b)  by SRGL or either Investor, if there shall be any Order of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such Order shall have become final and nonappealable;

(c)  by SRGL or either Investor, if the Closing has not occurred on or prior to August 26, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if such party has failed to fulfill any obligation under this Agreement and such failure has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(d)  by SRGL or either Investor, if at the Special Meeting or any adjournment thereof the SRGL Member Approval shall not have been obtained;

(e)  by either Investor, in the event of any breach by SRGL of any of SRGL’s agreements, representations or warranties contained herein that (i) could reasonably be expected to result in the failure of a condition set forth in Section 7.2(a) or 7.2(b) to be satisfied, and (ii) cannot be or has not been cured by the earlier of (x) the thirtieth calendar day following receipt by SRGL of written notice from either Investor of such breach and (y) the Outside Date;

(f)  by SRGL, in the event of any breach by either Investor of any of such Investor’s agreements, representations or warranties contained herein that (i) could reasonably be expected to result in the failure of a condition set forth in Section 7.3(a) or 7.3(b) to be satisfied and (ii) cannot be or has not been cured by the earlier of (x) the thirtieth calendar day following receipt by such Investor of written notice from SRGL of such breach and (y) the Outside Date;

(g)  by either Investor, if SRGL or any of its Subsidiaries or their respective Representatives shall have breached in any respect their respective non-de minimis obligations under Section 5.2 and such breach cannot be or has not been cured by the date that is the earlier of (i) five business days following receipt by SRGL of notice from Investors of such breach, (ii) five business days following SRGL otherwise obtaining actual knowledge of such breach, and (iii) the Outside Date; provided, that if such breach results in any person making an Acquisition Proposal, such breach conclusively will be deemed to be incapable of cure, and either Investor may terminate this Agreement pursuant to this clause (g) immediately upon the making of such Acquisition Proposal, regardless of whether such breach had previously been determined to be cured. Investors shall provide notice to SRGL within five business days to the extent they acquire actual knowledge of any non-de minimis breach of Section 5.2;

(h)  subject to the penultimate sentence of Section 5.2(d), by either Investor, if the Board of Directors of SRGL shall (i) fail to authorize, approve or recommend the transactions contemplated by the Transaction Documents, including the issuance of the Convertible Shares to Investors, (ii) effect a Change in Recommendation or, in the case of an Acquisition Proposal made by way of a tender offer or exchange offer (other than by Investors or affiliates of Investors), fail to recommend that the Members reject such tender offer or exchange offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act, (iii) fail to reconfirm its authorization, approval or recommendation of the transactions contemplated by the Transaction Documents, including the issuance of the Convertible Shares to Investors within three business days after a written request by Investors to do so, or (iv) approve or recommend any Acquisition Proposal; or

(i)  subject to compliance with the last sentence of Section 5.2(d), by SRGL, if the Board of Directors of SRGL authorizes SRGL, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and SRGL notifies Investors in writing that it intends to enter into such an agreement; provided that simultaneously with such termination, Investors have received all fees and expense reimbursements set forth in Section 8.3 by wire transfer of immediately available funds.

SECTION 8.2.  Procedure Upon Termination and Consequences. Either Investor or SRGL may terminate this Agreement when permitted pursuant to Section 8.1 by delivering written notice of such termination to the other parties, and such termination shall be effective upon delivery of such notice in accordance with Section 10.2. If this Agreement is terminated as provided herein, (a) Investors (and their respective agents and representatives) shall return to SRGL all documents, and other material obtained from SRGL that constitutes confidential information under such Investor’s Confidentiality Agreement, whether obtained before or after the execution hereof, and (b) such termination shall be the sole remedy of Investors and SRGL with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or affiliates, as the case may be, shall have any liability or further obligation to any other party to this Agreement except with respect to this Section 8.2, Section 8.3, Article X and the Confidentiality Agreements, including with respect to information that is subject to the Confidentiality Agreements pursuant to this Agreement, each of which shall survive the termination of this Agreement. Notwithstanding the foregoing, none of the parties hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

SECTION 8.3.  Fees and Expenses. (a) SRGL agrees to pay each Investor the sum of $15,260,000 (the “Standby Commitment Fee”), if this Agreement is terminated:

(i)  by SRGL pursuant to Section 8.1(i);

(ii)  by either Investor pursuant to Section 8.1(g) or (h);

(iii)  pursuant Section 8.1(e), provided, that such termination is based on a material breach of Section 2.1; or

(iv)  pursuant to Section 8.1(b), 8.1(c), 8.1(d), or 8.1(e) (other than with respect to breaches of Section 2.1), provided that within one year after the date of such termination, SRGL enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Acquisition Proposal with any person who makes an Acquisition Proposal prior to the date of the Special Meeting (or prior to the termination of this Agreement if no Special Meeting has occurred by such date).

(b)  If SRGL is required to pay Investors a Standby Commitment Fee, such Standby Commitment Fee shall be payable immediately prior to termination of this Agreement in the event of termination by SRGL, and promptly, but in no event more than two business days, after the receipt by SRGL of a notice of termination from either Investor in the event of termination by either Investor, in each case by wire transfer of immediately available funds to accounts designated by each Investor (except that, in the case of termination pursuant to Section 8.1(b), 8.1(c), 8.1(d), or 8.1(e) (other than with respect to breaches of Section 2.1) giving rise to the obligation to pay a Standby Commitment Fee pursuant to Section 8.3(a)(iv), such payment shall be made on the date that SRGL enters into a definitive agreement to consummate, or consummates, the transactions contemplated by an Acquisition Proposal. If SRGL is required to pay Investors a Standby Commitment Fee, SRGL shall, in addition to the Standby Commitment Fee, reimburse Investors for all of their and their respective affiliates’ out-of-pocket expenses, including fees and expenses of financial advisors, outside legal counsel, actuaries and accountants, incurred in connection with the transactions contemplated hereby (“Expenses”). If this Agreement is otherwise terminated pursuant to Section 8.1(d) or (e), SRGL shall reimburse Investors for all of their and their respective affiliates’ Expenses, up to a maximum amount of $6,500,000 in the aggregate for both Investors, to the extent in excess of the retainer of $1,500,000 paid by SRGL to Investors pursuant to the Exclusivity Agreement, dated as of November 8, 2006, among SRGL and Investors (the “Exclusivity Agreement”). Any Expenses payable pursuant to this Section 8.3(b) shall be paid by SRGL within one business day of receipt of written notice from Investors requesting payment thereof.

(c)  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party that owes any amounts pursuant to this Section 8.3 fails promptly to pay such amounts due and, in order to obtain such payment, another party commences a suit that results in a judgment against the delinquent party for such amounts, the delinquent party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was due, together with the other party’s costs and expenses (including reasonable legal fees and expenses) in connection with such suit. SRGL acknowledges that it is obligated to pay Investors any amounts due pursuant to Section 8.3 whether or not the Members have approved this Agreement.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1.  Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of 18 months following the Closing Date; provided that the representations and warranties in (a) the first sentence of each of Sections 3.1 and 4.1 and (b) Sections 3.2, 3.4 and 4.2 shall survive indefinitely, and the representations and warranties in Sections 3.9, 3.10 and 4.12 shall survive until the expiration of the applicable statute of limitations. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for any shorter period expressly specified therein. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

SECTION 9.2.  Indemnification by SRGL. From and after the Closing, SRGL shall defend, indemnify and hold harmless each Investor, its affiliates, member, partners, directors, shareholders and their respective officers, directors, employees, agents, advisers and representatives (collectively, the “Investor Indemnitees”) from and against, and pay or reimburse the Investor Indemnitees for, (x) any and all damage, loss, liability, Taxes and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation and any incidental or indirect damages, losses, liabilities or expenses, and diminution in value, including, without limitation, resulting from reasonably foreseeable lost profits), whether or not involving a third party claim, but excluding consequential damages other than out-of-pocket or diminution in value damages resulting from the payment of consequential damages to a third party (collectively, and together with the amount described in clause (y) below, “Losses”), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by SRGL in or pursuant to this Agreement, or (b) any failure of SRGL to perform any covenant or agreement under this Agreement, or (y) the amount of the aggregate

Reinsurance Recoverables not collected in cash by SRGL or its Subsidiaries or offset against other amounts owed by SRGL or its Subsidiaries to the applicable Retrocessionaires either on, prior to or following the date hereof, but in any event, on or prior to February 28, 2008 and properly allocated in accordance with GAAP, consistently applied, to the then current consolidated balance sheet of SRGL and its Subsidiaries, in excess of an aggregate of $18,800,000; provided, however, that with respect to any claim based upon a breach or inaccuracy of the representations and warranties set forth in Section 3.10, SRGL shall only indemnify the Investor Indemnitees for Taxes imposed on SRGL or its subsidiaries that are attributable to a tax period or portions thereof ending on or before Closing.

SECTION 9.3.  Indemnification by Investors. From and after the Closing, each Investor, severally but not jointly, shall defend, indemnify and hold harmless SRGL and its officers, directors, employees, agents, advisers and representatives (collectively, the “SRGL Indemnitees”) from and against, and pay or reimburse the SRGL Indemnitees for, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made or deemed made by such Investor in or pursuant to this Agreement or (b) any failure of such Investor to perform any covenant or agreement under this Agreement. SRGL acknowledges, on behalf of the SRGL Indemnitees, that an SRGL Indemnitee may assert a claim for indemnification pursuant to this Section 9.3 solely against that Investor in breach of the representation, warranty or covenant giving rise to such claim, and not against the other Investor unless such other Investor is also in breach of a representation, warranty or covenant giving rise to such claim.

SECTION 9.4.  Certain Limitations on Indemnification. (a) After the Closing, except with respect to Losses (x) arising out of inaccuracies in or breaches of the representations and warranties contained in the first sentence of Section 3.1 and Sections 3.2 and 3.4, (y) arising out of fraud, bad faith, intentional misrepresentation or intentional omission by SRGL, SRGL shall not be required to indemnify Investor Indemnitees for Losses under Section 9.2(x)(a), or (z) indemnified pursuant to Section 9.2(y), (i) until the aggregate amount of all such Losses exceeds 1% (or 2% only in the case of Losses arising out of inaccuracies in or breaches of the representations and warranties contained in Section 3.10) of the Aggregate Consideration (the “Threshold”), in which event SRGL shall be responsible for all Losses from the first dollar of such Losses, whether or not in excess of the Threshold or (ii) for Losses in the aggregate in excess of $100,000,000 (or $125,000,000 only in the case of Losses arising out of inaccuracies in or breaches of the representations and warranties contained in Section 3.10 and attributable or related to, or discovered in any currently notified or pending audit or Proceeding of any Governmental Entity, as the same may be expanded in scope following the date of this Agreement) (the “Cap”).

(b)  After the Closing, except with respect to Losses arising out of (x) inaccuracies in or breaches of the representations and warranties contained in the first sentence of Section 4.1 and Section 4.2, or (y) fraud, bad faith, intentional misrepresentation or intentional omission by Investors, neither Investor shall be required to indemnify SRGL Indemnitees for Losses under Section 9.3(a), (i) until the aggregate amount of all such Losses exceeds the Threshold, in which event such Investor shall be responsible for all Losses, whether or not in excess of the Threshold from the first dollar of such Losses, or (ii) for Losses in excess of $50,000,000 per Investor.

(c)  Any indemnification payment due to the Investor Indemnitees pursuant to this Article IX shall be satisfied (i) in the case of any out-of-pocket fees or expenses (including the cost of enforcing their rights under this Article IX), by cash reimbursement thereof, and (ii) in the case of all other Losses, solely by adjustment of the number of Ordinary Shares into which the Convertible Shares are convertible in the manner set forth in the Convertible Shares Certificate of Designations. For the avoidance of doubt, (x) the number of Ordinary Shares into which the Convertible Shares are convertible by all holders thereof shall be adjusted as a result of clause (ii) of this Section 9.4(c), but only the Investor Indemnitees, and not other holders of the Convertible Shares, shall be eligible to make a claim for indemnification pursuant to this Article IX, and (y) the Investor Indemnitees’ rights under this Article IX shall not be diminished by the sale, transfer or assignment by Investors of the Convertible Shares to any other person.

(d)  Losses of an Investor Indemnitee resulting from a diminution in value of an Investor’s investment in SRGL shall be determined by an independent investment banking firm of national reputation agreed upon by SRGL and Investors (the “Valuation Bank”). The Valuation Bank shall determine such diminution in value based on changes in the valuation of SRGL using the valuation assumptions and models used by Investors at the time of their decision to purchase the Convertible Shares, which Investors shall provide to the Valuation Bank in connection with such determination. The fees and expenses of the Valuation Bank shall be paid by SRGL.

(e)  For purposes of determining the amount of Losses to be indemnified pursuant to this Article IX (but not for purposes of determining whether an inaccuracy in or breach of any representation or warranty has occurred), any inaccuracy in or breach of any representation or warranty (other than the representation and warranty contained in Section 3.8) shall be determined without regard to any materiality, “SRGL Material Adverse Effect,” “Investor Material Adverse Effect” or similar qualification contained in or otherwise applicable to such representation or warranty.

(f)  The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of SRGL and Investors’ rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of Investors (including by any of their respective advisors, consultants or representatives) or by reason of the fact that Investors or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

(g)  Except as provided in Section 8.3 and Section 10.7, the indemnity provided for in this Article IX shall be the sole and exclusive remedy of Investor Indemnitees or SRGL Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of SRGL or Investors, respectively, herein or any other breach of this Agreement, provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud, bad faith, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby. For the avoidance of doubt, this Article IX shall not limit any remedies of any party for any breach of this Agreement by any other party in the event that there is not a Closing.

(h)  No party to this Agreement (or any of its affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its affiliates) for any punitive damages of such other party (or any of its affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages arising in connection with a Third Party Claim.

(i)  Any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the MassMutual Consideration or the Cerberus Consideration, as applicable.

(j)  To the extent that any Losses for which indemnification is sought from SRGL pursuant to this Article IX result from actions or the failure to take action by SRGL or any of its Subsidiaries that Investors or either of them caused SRGL or such Subsidiary to take or fail to take, directly or indirectly, SRGL shall not be required to provide any indemnity for such Losses.

SECTION 9.5.  Third Party Claim Procedures. In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party, (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim, or (iii) would restrict such Indemnified Party’s ability to conduct its business in the ordinary course or would otherwise have a materially adverse impact on the business of the Indemnified Party. If the

Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of SRGL or any of its Subsidiaries to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. In any event, SRGL and Investors shall cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

SECTION 9.6.  Independent Committee. All actions of SRGL with respect to a claim for indemnification pursuant to this Article IX, whether by Investor Indemnitees or SRGL Indemnitees, including negotiation or settlement with Investors or Investor Indemnitees, decisions regarding the making or defending of indemnification claims and the hiring of legal counsel and other advisors with respect thereto, and agreement as to the identity of the Valuation Bank pursuant to Section 9.4(d), shall be taken by a committee of the Board of Directors of SRGL consisting solely of “independent directors” pursuant to the rules of The New York Stock Exchange who are not specifically designated by Investors pursuant to Sections 10(a)-(e) of the Registration Rights and Shareholders Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1.  Fees and Expenses. Except as otherwise provided in Section 8.3, if the transactions contemplated by the Transaction Documents are not consummated, each party hereto shall pay its own Expenses. If the transactions contemplated by the Transaction Documents are consummated, SRGL shall pay (a) the Expenses of Investors (other than fees and expenses for investment banking services in connection with this Agreement and the transactions contemplated hereby), up to a maximum amount of $6,500,000 in the aggregate for both Investors, to the extent in excess of the retainer of $1,500,000 paid by SRGL to Investors pursuant to the Exclusivity Agreement, and (b) the Investors’ fees and expenses for investment banking services in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of the greater of $12,000,000, and the aggregate amount of fees and expenses for investment banking services in connection with this Agreement and the transactions contemplated hereby paid by SRGL and its affiliates to Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Duff & Phelps, LLC, in either case in the aggregate for both Investors.

SECTION 10.2.  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to MassMutual, to

MassMutual Financial Group
1295 State Street
Springfield, MA 01111
Fax: (413) 744-6350

Attention: Larry N. Port

and

Babson Capital Management LLC
1500 Main Street, Suite 22
Springfield, MA 01111
Fax: (413) 226-2064

Attention: Rodney J. Dillman, Esq.

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 909-6836

Attention: Nicholas F. Potter, Esq.

and

Ropes & Gray LLP
45 Rockefeller Plaza
New York, NY 10111
Fax: (212) 841-5725

Attention: Othon A. Prounis, Esq.

(b)   if to Cerberus, to

SRGL Acquisition, LLC
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
Fax: (212) 891-1540

Attention: Christopher Brody

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 909-6836

Attention: Nicholas F. Potter, Esq.

and

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Fax: (212) 593-5955

Attention: Marc Weingarten, Esq.

(c)   if to SRGL, to

Scottish Re Group Limited
Crown House, Second Floor
4 Par-la-Ville Road
Hamilton, HM 08, Bermuda
Fax: (441) 295-7576

Attention: Paul Goldean

with a copy to:

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, NY 10019
Fax: (212) 424-8500

Attention: Stephen G. Rooney, Esq.

SECTION 10.3.  Interpretation. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

SECTION 10.4.  Entire Agreement; No Third Party Beneficiaries; No Other Representations. This Agreement (including the SRGL Disclosure Letter, the MassMutual

Disclosure Letter, the Cerberus Disclosure Letter and all Exhibits hereto), together with the other Transaction Documents and the Confidentiality Agreements, supersedes all prior agreements and understandings among the parties with respect to such subject matter and supersedes any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) Investors or their respective agents or representatives to SRGL or any of their respective agents or representatives, or (ii) SRGL, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., or their respective agents or representatives to Investors or any of their agents or representatives, in connection with the bidding process which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of SRGL, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Investors or any other information shall be deemed to constitute a representation, warranty or an agreement of SRGL or be part of this Agreement. Except for the provisions of Article IX (which shall be for the benefit of the Investor Indemnitees and the SRGL Indemnitees) and Section 6.13 (which shall be for the benefit of the D&O Indemnitees), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Investors acknowledge that neither SRGL nor any affiliate nor any officer, director, employee, representative, agent or advisor of any of them makes or has made any representation or warranty, express or implied, or any other inducement or promise to Investors except as specifically made in this Agreement.

SECTION 10.5.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction, except that the Laws of the Cayman Islands shall apply to the extent required in connection with the meeting of Members and the issuance of the Convertible Shares, and to the fiduciary duties of the board of directors of SRGL in connection with the transactions contemplated by this Agreement, in each case without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

SECTION 10.6.  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary in this Section 10.6, each Investor may assign, without the prior written consent of any other parties hereto, (i) all or any portion of its respective rights, benefits or obligations hereunder to an affiliate and (ii) any rights under this Agreement to such Investor’s financing institutions and subsequent purchasers of such Investor or substantially all of its assets, or (iii) any of its respective rights, benefits or obligations hereunder to the other Investor, provided, that in the case of clause (i) above, no such assignment shall relieve such Investor of obligations under this Agreement that have not been performed timely by any such affiliate assignee.

SECTION 10.7.  Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance; provided, that after the Closing Date, no amendments to this Agreement, or waivers hereunder, shall be made unless the amendment or waiver has been approved (i) by SRGL’s independent directors, as determined under the applicable provisions of the Exchange Act and the rules and regulations of The New York Stock Exchange, or (ii) upon a vote of the Members as a class (excluding any Ordinary Shares held by Investors).

SECTION 10.8.  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to, in addition to any other remedies at law or otherwise, specific performance of this Agreement or an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state court which in either case is located in the City of New York (any such federal or state court, a “New York Court”), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New York Court.

SECTION 10.9.  Severability. (a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)  This Agreement may be amended only by a written instrument signed by each of the parties.

(c)  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

SECTION 10.10.  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.11.  Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Investor pursuant hereto or thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. SRGL acknowledges that each Investor has independently participated in the negotiation of the transaction contemplated hereby and did not act as a group. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.

SECTION 10.12.  Waiver of Jury Trial. Each of the parties hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between or among any of the parties arising out of or related to the transactions contemplated by this Agreement, or any other instrument or document executed or delivered in connection herewith. Any party may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

IN WITNESS WHEREOF, SRGL, MassMutual and Cerberus have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SCOTTISH RE GROUP LIMITED

By	/s/ Paul Goldean
Name: Paul Goldean

MASSMUTUAL CAPITAL PARTNERS LLC

By	/s/ Larry Port
Name: Larry Port
Title: Managing Director

SRGL ACQUISITION, LLC

By Cerberus Capital Management, L.P.,
as Managing Member

By	/s/ Mark A. Neporent
Name: Mark A. Neporent
Title: Chief Operating Officer and Managing Director

Annex B

Scottish Re Group Limited
Voting Agreement

VOTING AGREEMENT AND WAIVER

VOTING AGREEMENT AND WAIVER (this “Agreement”), dated as of November 26, 2006, is made by and among Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (the “Company”), MassMutual Capital Partners LLC, a Delaware limited liability company (“MassMutual”), SRGL Acquisition, LLC, a Delaware limited liability company (“Cerberus” and together with MassMutual, the “Investors”) and the shareholders of the Company listed on Schedule 1 attached hereto (each individually a “Shareholder” and collectively the “Shareholders”).

WITNESSETH:

WHEREAS, simultaneously with the execution of this Agreement the Company has agreed to issue and sell, and the Investors have agreed to purchase, pursuant to the Securities Purchase Agreement, dated as of November 26, 2006 (the “Securities Purchase Agreement”), by and among the Company and the Investors, an aggregate of 1,000,000 convertible cumulative participating preferred shares, par value $0.01 per share, of the Company (together with the other transactions and terms contemplated by the Transaction Documents, the “Transaction”); and

WHEREAS, each Shareholder owns the number of ordinary shares of the Company, par value $0.01 per share (the “Ordinary Shares”) set forth opposite such Shareholder’s name on Schedule 1 hereto (such Ordinary Shares, together with any other shares, warrants or convertible notes of the Company Beneficially Owned by such Shareholder as of the date hereof or acquired by such Shareholder after the date hereof and during the term of this Agreement, including any shares issued upon the exercise of any warrants or options, the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Subject Shares” with respect to such Shareholder); and

WHEREAS, as inducement and a condition to entering into the Securities Purchase Agreement, the Investors have required the Shareholders to agree, and the Shareholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Securities Purchase Agreement. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

Section 2. Representations and Warranties of Shareholder. Each Shareholder represents and warrants severally and not jointly and severally, to the Investors as follows:

(a) Ownership of Shares. Such Shareholder is a record owner and Beneficial Owner of the Subject Shares set forth opposite such Shareholder’s name on Schedule 1. On the date hereof, the Subject Shares constitute all of the shares of the Ordinary Shares owned of record or Beneficially Owned by such Shareholder (including the options, convertible notes, purchase rights and warrants set forth opposite such Shareholders name on Schedule 1). On the date hereof other than as subject to the Shareholders’ Agreement (as defined below), such Shareholder does not own or have any rights to (i) any Ordinary Shares or other voting securities or equity interests of the Company, (ii) any securities of the Company convertible into or exchangeable or exercisable for Ordinary Shares or other voting securities or equity interests of the Company or (iii) options, warrants, other rights, convertible or exchangeable securities, “phantom” unit rights, share appreciation rights or share-based performance units. There are no outstanding options or other rights to acquire from such Shareholder or obligations of such Shareholder to sell or to acquire, any Ordinary Shares. With respect to the Ordinary Shares held by it, each Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 4 and 5 hereof, sole power of disposition, sole power of conversion and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

(b) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered and, if such Shareholder is not a natural person, authorized by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts. Except for any filings, permits, authorizations, consents, and approvals necessary on the part of the Investors or the Company to exercise the rights provided to the Investors hereunder or to consummate the transactions contemplated hereby, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (i) if a particular Shareholder is not a natural person, conflict with or result in any breach of any organizational documents applicable to such Shareholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, or material contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or the Subject Shares, except for any of the foregoing solely with respect to clause (ii) above, as would not reasonably be expected, individually or in the aggregate, to materially impair, impede or delay the ability of such Shareholder to perform its obligations hereunder.

(d) No Encumbrance. Except as permitted by this Agreement, the Subject Shares are now, and, at all times during the term hereof, will be, held by such Shareholder free and clear of all Liens, except for any such Liens arising hereunder.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

(f) Reliance. Each Shareholder understands and acknowledges that each Investor is entering into the Securities Purchase Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

Section 3. Disclosure. Each Shareholder hereby agrees to permit the Company to publish and disclose in the Disclosure Documents (including all documents and schedules filed with the SEC), and any press release or other disclosure document which the Company, in its sole discretion, determines to be required by applicable Law or necessary in connection with the Transaction and any transactions related thereto, such Shareholder’s identity and ownership of the Ordinary Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement provided that the form of any such disclosure shall be subject to such Shareholder’s prior review and written consent, not to be unreasonably withheld, delayed or conditioned.

Section 4. Certain Restrictions; Waiver and Termination.

(a) No Solicitation. Each Shareholder shall not (whether directly or indirectly through affiliates, advisors, agents or other intermediaries), and each Shareholder shall direct its and its Subsidiaries’ respective officers, directors, affiliates, employees, members, partners, shareholders, advisors, representatives or other agents retained by or otherwise acting on behalf of such Shareholder or its Subsidiaries and affiliates (collectively, “Representatives”, provided that such term shall not be deemed to include the Company or apply to any Representatives of the Company, acting in their capacity as such on behalf of the Company) not to, directly or indirectly, (i) solicit, initiate, accept, seek, encourage, induce or facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, or cooperate in any way with any inquiry, proposal or offer from any other person relating to, that has the purpose of, or that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) continue or participate or engage in discussions or negotiations with, or disclose any information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, or otherwise cooperate with, any person that has made an Acquisition Proposal or to any person that has disclosed to the Company that it is considering making an Acquisition Proposal, (iii) accept an Acquisition Proposal or enter into any agreement or agreement in principle or letter of intent, providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle or letter of intent requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Securities Purchase Agreement, or (iv) grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company, its Subsidiaries or any of their respective Representatives; provided that each Shareholder in such Shareholder’s capacity as a director of the Company, if applicable, shall be permitted to take any action expressly permitted under the Securities Purchase Agreement, solely in its capacity as a director of the Company. Each Shareholder shall and shall cause its Representatives to (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or their representatives conducted prior to the date of this Agreement with respect to any Acquisition Proposal and will request the prompt return or destruction of any confidential information previously furnished to such persons in connection therewith, and (ii) promptly inform its Representatives of the obligations undertaken in this Section 4(a). Without limiting the foregoing, any violation of the restrictions set forth in this Section 4(a) by any Representative of a Shareholder or any of its Subsidiaries, whether or not such person is purporting to act on behalf of such Shareholder or any of its Subsidiaries, shall be deemed to be a breach of this Section 4(a) by such Shareholder. Each Shareholder will as promptly as practicable (and in any event within 24 hours) advise the Investors of any request for information with respect to any Acquisition Proposal or of any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation. For purposes of this Agreement, each Investor is not deemed to be an Affiliate of the Shareholders. So long as no Shareholder (or its respective Representative) is in breach of this Agreement and subject to such Shareholder’s continued compliance with this Agreement, nothing contained in this Agreement shall prevent a Shareholder or its Representatives from negotiating the terms of any agreement (including any shareholders or similar agreement), or otherwise participating in negotiations together with the Company, in connection with an Acquisition Proposal in the event that the Company is pursuing negotiations or discussions with the Person making such Acquisition Proposal in compliance with Section 5.2(b) of the Securities Purchase Agreement; provided that, such negotiations by a Shareholder or its Representatives shall not in and of themselves be deemed to constitute breach of this Agreement by such Shareholder or its Representatives for the purposes of this Section 4(a) provided that such Shareholder and its Representatives are otherwise in compliance with this Agreement.

(b) Certain Prohibited Transfers and Actions. Prior to the termination of this Agreement, each Shareholder agrees not to, directly or indirectly:

(i) other than to an affiliate who has agreed in writing to be bound by the terms of this Agreement with respect to the transferred Subject Shares, transfer, assign, sell, gift-over, pledge, encumber or otherwise dispose of any or all of the Subject Shares or any right or interest therein, or consent to or enter into any contract, option or other agreement, arrangement or understanding with respect to any of the foregoing;

(ii) grant any proxy, grant any power of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares except as provided in this Agreement; or

(iii) take any other action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement.

(c) Waiver and Termination. Each Shareholder hereby agrees to waive (and shall not seek to enforce) any and all rights, indemnities, privileges, powers or preferences that arise or could reasonably be expected to arise under that certain Shareholders’ Agreement (the “Shareholders’ “Agreement”), dated as of December 31, 2004, by Cypress Merchant B Partners II (Cayman) L.P., Cypress Merchant Banking II-A C.V., Cypress Side-By-Side (Cayman) L.P., 55th Street Partners II (Cayman) L.P. (collectively, the “Cypress Investors”) and the Company as a result of the execution of the Transaction Documents and the consummation of the transactions contemplated thereby, or which could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement or the Securities Purchase Agreement, including without limitation, any and all rights granted pursuant to Article IV of the Shareholders Agreement. The Shareholders shall enter into (i) one or more termination agreements, each in form and substance satisfactory to the Investors in their sole discretion, and deliver to the Investors (prior to Closing) copies of such executed termination agreements, evidencing the termination, effective immediately prior to the Closing, by all parties thereto of, the Shareholders Agreement, Securities Purchase Agreement, dated as of October 17, 2004, by and among the Company and the Cypress Investors and any other agreements with the Company that grant to the Shareholders or the Cypress Investors, as the case may be, any rights, indemnities, preferences, powers or privileges with respect to, or in connection with, the Company or its Subsidiaries, the Subject Shares or any other shares of the Company and (ii) at or prior to the Closing, the Registration Rights and Shareholders Agreement in the form attached hereto as Exhibit A.

Section 5. Stop Transfer; Legend.

(a) Each Shareholder agrees with, and covenants to, the Investors that such Shareholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement.

(b) In the event of a share dividend or distribution, or any change in the Ordinary Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Transaction, the term “Subject Shares” will be deemed to refer to and include the Ordinary Shares as well as all such share dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged and appropriate adjustments shall be deemed made to the terms and provisions of this Agreement.

(c) In furtherance of this Agreement, concurrently herewith, each Shareholder shall, and hereby does authorize the Company to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares).

(d) In the event that a Shareholder intends to undertake a transfer, assignment, sale, gift-over, pledge or other disposition of any of the Subject Shares as permitted by Section 4(b), such Shareholder shall provide notice thereof to the Company and shall authorize and instruct the Company to instruct its transfer agent to (i) lift the stop transfer order in order to effect such transaction and (ii) re-enter the stop transfer order upon completion of such transaction, and the Company agrees that it will comply with such instructions.

(e) For the avoidance of doubt, the obligations contained in this Section 5 and any restrictions or limitations imposed thereby, shall terminate and be of no further force or effect at the earlier of (i) termination of this Agreement and (ii) consummation of the transactions contemplated by the Securities Purchase Agreement.

Section 6. Voting of the Ordinary Shares. Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Closing or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Ordinary Shares, however called, or in connection with any written consent of the holders of Ordinary Shares, such Shareholder shall appear at the meeting or otherwise cause the Subject Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) all of the Subject Shares, in each case to the fullest extent the Subject Shares are entitled to vote thereon or consent thereto:

(i) in favor of transactions contemplated by the Transaction Documents, including the approval by the Members of the matters set forth in Section 2.1(a)(i) of the Securities Purchase Agreement to the effect as set forth in Section 3.19 thereof and any actions required in furtherance thereof and hereof; and

(ii) except as otherwise agreed to in writing in advance by the Investors in their sole discretion, against any of the following (other than the Transaction and the transactions contemplated by this Agreement and the Securities Purchase Agreement): (A) any Acquisition Proposal; (B) any action or agreement that would, to the knowledge of such Shareholder, result in a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the Securities Purchase Agreement or such Shareholder under this Agreement, and (C) any action which is intended, or which could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Securities Purchase Agreement.

Section 7. Irrevocable Proxy.

(a) Each Shareholder hereby irrevocably grants to, and appoints, Christopher Brody and Larry N. Port, or either of them, in their respective capacities as officers of each Investor, as applicable, and any individual who shall hereafter succeed to any such office of such Investor, and each of them individually, such Shareholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted the Subject Shares at any meeting of the members or shareholders of the Company or at any adjournment or postponement thereof during the term of this Agreement:

(i) in favor of transactions contemplated by the Transaction Documents, including the approval by the Members of the matters set forth in Section 2.1(a)(i) of the Securities Purchase Agreement to the effect as set forth in Section 3.19 thereof and any actions required in furtherance thereof and hereof; and

(ii) except as otherwise agreed to in writing in advance by the Investors in their sole discretion, against any of the following (other than the Transaction and the transactions contemplated by this Agreement and the Securities Purchase Agreement): (A) any Acquisition Proposal; (B) any action or agreement that would, to the knowledge of such Shareholder, result in a breach in any material respect of any covenant, representation or warranty or any obligation or agreement of the Company under the Securities Purchase Agreement or such Shareholder under this Agreement, and (C) any action which is intended, or which could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Securities Purchase Agreement.

(b) Each Shareholder represents that any proxies heretofore given in respect of the Subject Shares are not irrevocable, and that such proxies either have been or are hereby revoked.

(c) Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Securities Purchase Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except in the event of a termination of this Agreement in accordance with Section 10 (whereupon this irrevocable proxy shall be automatically revoked), each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked, except as by amendment or modification in accordance with Section 12(c) hereof. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy and power of attorney is executed and intended to be irrevocable in accordance with the Powers of Attorney Law (1996 Revision) of the Cayman Islands. The power and authority hereby conferred shall not be terminated by any act of such Shareholder or by operation of law, by the dissolution of the Shareholder (if such Shareholder is other than a natural person), by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all his representatives, executors, successors and/or assigns. If after the execution of this Agreement a Shareholder shall dissolve (if such Shareholder is other than a natural person), cease to have appropriate power or authority, or if any other such event or events shall occur, the Investors are nevertheless authorized and directed to vote the Subject Shares in accordance with the terms of this Agreement as if such dissolution, if applicable, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof. Notwithstanding anything to the contrary contained in this Agreement, the irrevocable proxy is subject to, and shall only become effective upon, the receipt by the Investors of all necessary regulatory approvals and consents, if any, required under applicable law to exercise the voting powers granted by such proxy.

Section 8. Fiduciary Duties. Each Shareholder is signing this Agreement solely in such Shareholder’s capacity as an owner of his or her respective Subject Shares, and nothing herein shall limit, prohibit, prevent or preclude such individual Shareholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Securities Purchase Agreement.

Section 9. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Securities Purchase Agreement and the transactions contemplated hereby and thereby.

Section 10. Termination. This Agreement shall terminate on the earliest of (a) termination of the Securities Purchase Agreement in accordance with its terms, (b) the written agreement of the parties hereto to terminate this Agreement, or (c) the Closing.

Section 11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Investors any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the applicable Shareholder, and the Investors shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein.

Section 12. Miscellaneous.

(a) Entire Agreement. This Agreement (including the documents and instruments referred to herein, to the extent referenced herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(b) Successors and Assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

(c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated (other than a termination under Section 10(a) or Section 10(c) of this Agreement) except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Cerberus, to:

c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, NY 10171 Facsimile: (212) 891-1540 Attention: Christopher Brody

with a copy to:

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Facsimile: (212) 593-5955 Attention: Marc Weingarten, Esq.

If to MassMutual, to:

c/o MassMutual Financial Group 1295 State Street Springfield, MA 01111 Facsimile: (413) 744-6350 Attention: Larry N. Port

with a copy to:

Ropes & Gray LLP 45 Rockefeller Plaza New York, NY 10111

Facsimile: (212) 841-5725 Attention: Othon A. Prounis, Esq.

If to the Company, to:

Scottish Re Group Limited Crown House, Second Floor 4 Par-la-Ville Road Hamilton, HM 08, Bermuda Facsimile: (441) 295-7576 Attention: Paul Goldean

with a copy to:

LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, NY 10019 Facsimile: (212) 424-8500 Attention: Stephen G. Rooney, Esq.

If to Shareholder, to the address set forth opposite such Shareholder’s name on Schedule 1, with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Facsimile: (212) 455-2502 Attention: Sean D. Rodgers, Esq.

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, facsimile or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

(e) Severability. Any term or provision of this Agreement which is held to be invalid, illegal or unenforceable in any respect in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(f) Specific Performance. The parties acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at Law or in equity shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

(g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction, except that the laws of the Cayman Islands shall apply to the extent required in connection with the execution and irrevocability of the proxy and power of attorney given under Section 7 hereof, the meeting of shareholders or members of the Company, and the exercise of voting rights thereat.

(j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(l) Further Assurances. From time to time, at any other party’s request and without further consideration (but without any obligation to incur any expense), each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(n) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby (an “Action”) shall only be brought in any United States federal court or any New York state court, in either case, sitting in the City of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12(n).

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as a deed as of the day and year first written above.

Witness	SCOTTISH RE GROUP LIMITED

/s/ Paul Goldean
By: Paul Goldean
Its: President and Chief Executive Officer

Witness	SRGL ACQUISITION, LLC
By: Cerberus Capital Management, L.P., as Managing Member

/s/ Mark Neporent
By: Mark Neporent
Its: Chief Operating Officer and Managing Director

Witness	MASSMUTUAL

/s/ Larry Port
By: Larry Port
Its: Managing Director

Witness	SHAREHOLDERS:
CYPRESS MERCHANT B PARTNERS II (CAYMAN) L.P.

/s/ Jeffrey P. Hughes
By: Jeffrey P. Hughes
Its: Director

CYPRESS MERCHANT B II-A C.V.

/s/ Jeffrey P. Hughes
By: Jeffrey P. Hughes
Its: Director

CYPRESS SIDE-BY-SIDE (CAYMAN) L.P.

/s/ Jeffrey P. Hughes
By: Jeffrey P. Hughes
Its: Director

55TH STREET PARTNERS II (CAYMAN) L.P.

/s/ Jeffrey P. Hughes
By: Jeffrey P. Hughes
Its: Director

SCHEDULE 1

Shareholder	Ordinary Shares	Options	Warrants	Purchase Rights	Address
CYPRESS MERCHANT B PARTNERS II (CAYMAN) L.P.	8,850,208	0	0	0	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022
CYPRESS MERCHANT B II-A C.V.	376,236	0	0	0	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022
CYPRESS SIDE-BY-SIDE (CAYMAN) L.P.	18,661	0	0	0	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022
55TH STREET PARTNERS II (CAYMAN) L.P.	85,405	0	0	0	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022

EXHIBIT A

FORM OF REGISTRATION RIGHTS AND SHAREHOLDERS AGREEMENT

Annex C

Scottish Re Group Limited

Form of Certificate Designations

[FORM OF CONVERTIBLE SHARES CERTIFICATE OF DESIGNATIONS]

CERTIFICATE OF DESIGNATIONS OF

1,000,000 SHARES OF 7.25% CONVERTIBLE CUMULATIVE PARTICIPATING

PREFERRED SHARES

OF SCOTTISH RE GROUP LIMITED

Pursuant to Article [6] of the Articles of Association of the Company

SCOTTISH RE GROUP LIMITED, a Cayman Islands exempted company (the “Company”), certifies that pursuant to the authority contained in clause [6] of its Memorandum of Association and Article [6] of its Articles of Association, the Board of Directors of the Company (the “Board of Directors”), on ___________, duly approved and adopted the following resolutions, which resolutions remain in full force and effect on the date hereof:

RESOLVED, that the issue by the Company of 1,000,000 shares of the Company’s 7.25% Convertible Cumulative Participating Preferred Shares, par value $0.01 per share, with an issue price and liquidation preference of $600 per share (the “Stated Value”) and designated “7.25% Convertible Cumulative Participating Preferred Shares” (the “Preferred Shares”) hereby is authorized and approved;

RESOLVED FURTHER, that the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Shares, including the number of authorized shares and dividend rate established hereby, are authorized and approved as set forth in this Certificate of Designations.

Certain defined terms used in this Certificate of Designations have the meaning assigned thereto in Section 12.

Section 1. Ranking. The Preferred Shares shall rank, with respect to payment of dividends and distribution of assets upon a Liquidation Event: (i) senior to the ordinary shares, par value $0.01 per share, of the Company (the “Ordinary Shares”), whether now outstanding or hereafter issued, and to each other class or series of shares of the Company established by the Board of Directors after the date hereof, the terms of which do not expressly provide that such class or series ranks senior to or pari passu with the Preferred Shares as to payment of dividends and distribution of assets upon a Liquidation Event (collectively referred to as “Junior Shares”); (ii) pari passu with each class or series of shares of the Company (including any series of preferred shares established after the date hereof by the Board of Directors), the terms of which expressly provide that such class or series ranks pari passu with the Preferred Shares as to payment of dividends and distribution of assets upon a Liquidation Event (collectively referred to as “Parity Shares”); and (iii) junior to each other class or series of the Company’s securities outstanding on the date of approval and adoption of this Certificate of Designations by the Board of Directors that ranks senior to the Ordinary Shares, and to each class or series of shares of the Company (including any series of preferred shares established after the date of approval and adoption of this Certificate of Designations by the Board of Directors), the terms of which expressly provide that such class or series ranks senior to the Preferred Shares as to payment of dividends and distribution of assets upon a Liquidation Event and all classes of preferred shares of the Company issued and outstanding as of the date of approval and adoption of this Certificate of Designations by the Board of Directors (collectively referred to as “Senior Shares”). The Company’s ability to issue, authorize or increase the authorized amount of Parity Shares or Senior Shares shall be subject to the provisions of Section 4.

Section 2. Dividends. (a) Accretion Dividends. Subject to applicable law, dividends on the Preferred Shares shall be cumulative and accrete daily on a non-compounding basis, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends, at the rate per annum of 7.25% per share on the Stated Value in effect at the date of the initial issuance of the Preferred Shares (the “Issue Date”). Dividends pursuant to this Section 2(a) will be made solely by increasing the Liquidation Preference by the amount of the dividend then due, without any further action by the Company. The amount of dividends accreting will be computed on the basis of a 360-day year consisting of twelve 30-day months for actual days elapsed.

(b) Participation Rights in Ordinary Share Dividends. If the Company shall fix a record date for the making of any dividend or distribution of any sort or kind to holders of Ordinary Shares, including, without limitation, distributions of evidences of Indebtedness, assets (including cash), other property or Ordinary Shares or other securities in the Company or rights, options or warrants with respect thereto, each Holder of Preferred Shares shall be entitled to receive a distribution equal to the distribution such Holder would have been entitled to receive if such Holder had exercised its right to convert all of its Preferred Shares for Ordinary Shares pursuant to Section 6 immediately prior to the dividend record date with respect to such dividend or distribution. The payment made to Holders of Preferred Shares under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Ordinary Shares, and the accreted unpaid dividends, as provided in Section 2(a), above, shall be contemporaneously reduced to the extent of any such dividend or distribution paid in cash or in property other than securities of the Company or its Subsidiaries or rights, options or warrants with respect thereto (which value, in the event of a distribution other than cash, shall be a fair market value reasonably determined by the Company, subject to the reasonable agreement of the Holders of Preferred Shares).

(c) No Other Dividend Rights. Other than as provided in this Section 2, (i) no dividends shall be payable to the Holders of Preferred Shares and (ii) no dividends or distributions shall be made on the Preferred Shares without the same being paid to the holders of Ordinary Shares.

Section 3. Liquidation Preference.

(a) Liquidation Event. In the event of any full voluntary or involuntary liquidation (in bankruptcy or otherwise), dissolution or winding-up of the Company (each, a “Liquidation Event”), pursuant to the laws of the Cayman Islands (or any other jurisdiction to which such a proceeding may be subject), each Holder of Preferred Shares, by reason of its ownership thereof, shall be entitled to receive out of the assets of the Company available for distribution to shareholders of the Company, prior and in preference to any payment or distribution of assets of the Company to the holders of its Ordinary Shares or any other Junior Shares, but after any distribution on any of the Company’s Indebtedness or Senior Shares, an amount equal to the greater of (i) the aggregate Liquidation Preference attributable to the Preferred Shares held by such Holder, or (ii) the amount that such Holder would have been entitled to receive with respect to such Liquidation Event if it had exercised its right to convert all of its Preferred Shares into Ordinary Shares pursuant to Section 6 immediately prior to such Liquidation Event. The “Liquidation Preference” of the Preferred Shares shall be the initial Stated Value thereof, as adjusted for (x) the accretion of dividends provided in Section 2(a), above, and (y) any payment of dividends or distributions as provided in Section 2(b), above, in each case through the date of payment of the Liquidation Preference.

(b) Change of Control.

(i) In addition to the rights of the holders of Preferred Shares under Section 3(b)(ii), below, upon a Change of Control (as defined below) of the Company, each Holder of Preferred Shares shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the Change of Control Redemption Price. No sooner than 20 Business Days nor later than 10 Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to each Holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 Business Days prior to a Change of Control, at any time on or after the date which is 10 Business Days prior to a Change of Control) and ending on the date of such Change of Control, any Holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder’s Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Company, which Notice of Redemption Upon Change of Control shall indicate (1) the number of Preferred Shares that such Holder is submitting for redemption, and (2) the applicable Change of Control Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption Upon Change of Control from any Holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each Holder of Preferred Shares by facsimile of the Company’s receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control and the relevant Preferred Shares shall thereupon be redeemed and cancelled. Payments provided for in this Section 3(b) shall have priority to payments to other shareholders (other than holders of Senior Shares) in connection with a Change of Control. Subject to the Liquidation Preference described in this Section 3(b)(i), upon a Change of Control, such number of Preferred Shares that a Holder is submitting for redemption pursuant to the Notice of Redemption Upon Change of Control shall be exchanged for the consideration owing to the Holders of such Preferred Shares as a result of such Change of Control.

(ii) In addition to the rights of the Holders of Preferred Shares under Section 3(b)(i) and to the extent such Holder elects not to exercise all or any portion of its rights thereunder, prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Change of Control following which the Company is not the surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Change of Control (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holders of at least a majority of the Preferred Shares then outstanding) to deliver to each Holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a ranking, stated value and liquidation preference equal to the ranking, Stated Value and the Liquidation Preference of the Preferred Shares held by such Holder at the time of exchange, and otherwise reasonably satisfactory to the Holders of at least a majority of the Preferred Shares then outstanding. In addition to the rights of the holders of Preferred Shares under Section 3(b), prior to the consummation of any other Change of Control, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to insure that each of the Holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Ordinary Shares immediately theretofore acquirable and receivable upon the conversion of such Holder’s Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Change of Control with respect to or in exchange for the number of Ordinary Shares which would have been acquirable and receivable upon the conversion of such Holder’s Preferred Shares as of the date of such Change of Control (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

(c) Manner of Distribution. In the event the assets of the Company available for distribution to Holders upon any Liquidation Event or Change of Control of the Company shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 3(a) or Section 3(b)(i), as applicable, no such distribution shall be made on account of any Junior Shares and no such distribution shall be made on account of any Parity Shares upon such Liquidation Event or Change of Control unless proportionate amounts shall be paid on account of the Preferred Shares, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Shares are entitled upon such Liquidation Event or Change of Control, with amounts allocable to each class or series of such shares determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each class or series and accrued dividends to which each class or series is entitled. After the payment to the Holders of the full preferential amounts provided for above, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

Section 4. Voting Rights. (a) Except as may be otherwise provided in this Certificate of Designations or required by law, the Preferred Shares shall be entitled to notice of, attend and vote at all general meetings of the Company as a single class with all other shareholders entitled to notice of, attend and vote at such general meetings of the Company on the same terms as the holder of an Ordinary Share. At any such general meeting, each Holder shall have the number of votes for each Preferred Share held by such Holder equal to the whole number of Ordinary Shares into which such Preferred Share may be converted pursuant to Section 6 as of the record date for the vote. In addition to voting rights specifically required by the Companies Law from time to time, Holders of Preferred Shares have the right to vote on all matters voted upon by the holders of Ordinary Shares. Each Holder of Preferred Shares shall be entitled to notice of any general meeting of the Company.

(b) So long as any Preferred Shares are outstanding, in addition to any other vote of shareholders of the Company required under applicable law or the Memorandum of Association or Articles of Association of the Company, the prior approval or written consent, in accordance with applicable law and the Articles of Association and Memorandum of Association of the Company, of the Holders of a majority in interest of the outstanding Preferred Shares (or, if a greater percentage is required pursuant to applicable law, such greater percentage), voting separately as a class, will be required for the Company, or for the Company to permit any of its Subsidiaries, (i) to create, issue, authorize or increase (including by way of a recapitalization) the authorized amount of, or create, issue or authorize any obligation or security convertible into, or exercisable or exchangeable for, or evidencing a right to purchase, any Preferred Shares, Parity Shares or Senior Shares, or any preferred shares of any Subsidiary of the Company, whether any such creation or authorization shall be by means of amendment of the Memorandum of Association, Articles of Association (whether by way of a certificate of designations or otherwise) or of this Certificate of Designations or by merger, consolidation or otherwise or redeem any Junior Shares or any Senior Shares or Parity Shares that are not outstanding as of the date hereof other than in accordance with its terms, (ii) to approve or make any amendment to the terms of the Preferred Shares or the Certificate of Designations, (iii) for any amendment, alteration, change, repeal or waiver of any provision of the Memorandum of Association or Articles of Association of the Company, (iv) for any Change of Control or Liquidation Event, or for any voluntary bankruptcy, insolvency or receivership other than a Liquidation Event or to purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing, (v) to reclassify any authorized shares of the Company into any Preferred Shares, Parity Shares, Senior Shares, or any obligation or security convertible into or, exercisable or exchangeable for, or evidencing a right to purchase any, Preferred Shares, Parity Shares or Senior Shares, (vi) for any transaction that could or could reasonably be expected to, individually or in the aggregate, adversely affect or impair the rights, privileges or preferences of the Holders of the Preferred Shares in such capacity, (vii) to create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to any Indebtedness in excess of $10,000,000 in aggregate, or (viii) enter into any contract, agreement, commitment or understanding with respect to any of the foregoing.

Section 5. Mandatory Conversion. (a) On the ninth anniversary of the Issue Date (the “Mandatory Conversion Date”), in accordance with and subject to applicable law, each of the Preferred Shares shall automatically be converted into 150 Ordinary Shares, as adjusted pursuant to Section 7 and Section 8 (the “Conversion Amount”), with any resulting fractional Ordinary Shares to be settled in accordance with Section 13 (a “Mandatory Conversion”).

(b) On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Shares and all rights of Holders will terminate except for the right to receive the number of whole Ordinary Shares issuable upon conversion thereof at the Conversion Amount then in effect and cash in lieu of any fractional Ordinary Shares, settled in accordance with Section 18.

Section 6. Conversion at the Option of the Holder. (a) Each Preferred Share is convertible, in whole or in part, at any time and form time to time, at the option of the Holder thereof (“Optional Conversion”), and in accordance with and subject to applicable law and this Certificate of Designations, into the number of whole Ordinary Shares equal to the Conversion Amount then in effect, with any resulting fractional Ordinary Shares to be settled in accordance with Section 13.

(b) The conversion right of a Holder shall be exercised by the Holder of Preferred Shares by the surrender to the Company of the certificates representing the Preferred Shares to be converted at any time during usual business hours at its principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the Preferred Shares represented by such certificate and specifying the name or names (with address) in which a certificate or certificates representing Ordinary Shares are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its duly authorized legal representative and such documentation necessary to give effect to the transfer under applicable law. The date on which a Holder satisfies the foregoing requirements for conversion is referred to herein as the “ Conversion Date.” Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of the Ordinary Shares issuable upon conversion of such Holder’s Preferred Shares notwithstanding that the share register of the Company may then be closed or that certificates representing such Ordinary Shares shall not then be actually delivered to such Holder. On the Conversion Date all rights with respect to the Preferred Shares so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to (i) receive certificates representing the number of whole Ordinary Shares into which such Preferred Shares have been converted and cash, in lieu of any fractional Ordinary Shares, in accordance with Section 13 hereof and (ii) exercise the rights to which they are entitled as holders of Ordinary Shares.

(c) The Company may, in accordance with and subject to applicable law and the Company’s Articles of Association, give effect to any conversion of Preferred Shares contemplated by this Certificate of Designations by such of the methods (or a combination thereof) described in Section 6(d) as the Board of Directors (or any committee thereof) may in its discretion determine, provided that any transaction pursuant to Section 6(d)(i) considered a redemption for Cayman Islands law purposes shall be effected in a manner such that it is considered a conversion, rather than a redemption, for United States securities law purposes. For the purposes of Section 6(d)(i), the value due to a holder in respect of a Preferred Share surrendered by the holder in respect of any mandatory redemption of such Preferred Share in connection with a related conversion into Ordinary Shares pursuant to Section 6(d)(i)(a) shall be such amount as shall be required in order to subscribe the relevant number of Ordinary Shares due to such holder in respect of such conversion.

(d) The Board of Directors or any committee thereof may in its discretion determine to give effect to any conversion of Preferred Shares contemplated in this Certificate of Designations by either of the following methods as it may determine are appropriate (or a combination thereof):

(i) by redeeming mandatorily the converting Preferred Shares and in consideration therefor issuing fully-paid Ordinary Shares in the relevant number calculated by reference to the relevant provisions specified in the Certificate of Designations to the holder whose Preferred Shares are being redeemed (including without limitation (a) by way of the automatic application of any value otherwise due to the holder of Preferred Shares in respect of the mandatory redemption of the Preferred Shares towards the payment up of the relevant amount of Ordinary Shares or (b) subject to shareholder resolution, by declaring a capitalisation issue of fully paid up Ordinary Shares in the relevant amounts in accordance with the Company’s Articles of Association); and/or

(ii) provided that the total nominal par value of the Preferred Shares being converted is equal to the total nominal par value of the Ordinary Shares into which they convert, by re-designating Preferred Shares as Ordinary Shares and upon such redesignation, each such Preferred Share to be converted shall be re-designated as an Ordinary Share of that class into which it is converted with the rights, privileges, terms and obligations of such class and the converted Ordinary Share shall thenceforth form part of the class of Ordinary Shares into which it was converted for all purposes hereof).

In all such cases the form, manner, timing and execution of the conversion shall, subject to the provisions set out in this Certificate of Designations, occur in such ways as are determined by the Board of Directors or any committee thereof.

Section 7. Adjustments in Respect of Indemnification. In case of any final determination that any Holder of the Preferred Shares or any of its affiliates, member, partners, directors, shareholders and their respective officers, directors, employees, agents, advisers and representatives are entitled to indemnification from the Company for Losses pursuant to Article IX of the Securities Purchase Agreement, dated as of November 26, 2006 (the “Acquisition

Agreement”), by and among the Company, MassMutual Capital Partners LLC and SRGL Acquisition, LLC, other than in respect of any out-of-pocket fees and expenses (which, pursuant to the terms of the Acquisition Agreement, shall be reimbursed in cash), the Conversion Amount shall be increased to account for all such Losses (as determined in accordance with and subject to the limitations in the Acquisition Agreement) to a number of Ordinary Shares equal to the quotient of the initial aggregate Stated Value of the Preferred Shares (i.e., $600,000,000) divided by the Adjusted Conversion Price. Notwithstanding anything herein to the contrary, the Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the Company would be required to apply “push-down accounting” under then current GAAP or securities laws, including the rules and regulations promulgated by the Securities and Exchange Commission. For purposes of this Section 7, in determining the number of outstanding Ordinary Shares, a holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of Ordinary Shares outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than three Business Days following the receipt of such notice, confirm in writing to any such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to conversions of Preferred Shares by such holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported.

For purposes of this Section 7, the “Adjusted Conversion Price” shall mean a fraction, (A) the numerator of which is the excess of (x) the product of (1) the total number of Ordinary Shares outstanding on a fully diluted basis as of the Issue Date, but excluding the Ordinary Shares into which the Preferred Shares are then convertible, multiplied by (2) $4.00, over (y) the dollar amount of all such diminutions in the value of, or other losses to, the Company resulting in, or giving rise to, all such Losses (as determined in accordance with and subject to the limitations in the Acquisition Agreement), and (B) the denominator of which is the total number of Ordinary Shares outstanding on a fully diluted basis as of the Issue Date, but excluding the Ordinary Shares into which the Preferred Shares are then convertible.

Section 8. Anti-dilution Adjustments. (a) In case outstanding Ordinary Shares shall be subdivided, split recapitalized, reclassified or otherwise re-constituted (by way of stock split, stock dividend or otherwise to the extent not received by holders of Preferred Shares pursuant to Section 2(b)) into a greater number of Ordinary Shares, the Conversion Amount in effect at the opening of business on the day following the day upon which such subdivision, split, recapitalization, reclassification or other reconstitution becomes effective shall be proportionately increased, and, conversely, in case outstanding Ordinary Shares shall be combined, recapitalized, reclassified or otherwise re-constituted (by way of a combination, reverse stock split or otherwise) into a smaller number of Ordinary Shares, the Conversion Amount in effect at the opening of business on the day following the day upon which such combination, recapitalization, reclassification or other reconstitution becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, recapitalization, reclassification, combination or other reconstitution becomes effective. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions then the Board of Directors will make an appropriate adjustment in the Conversion Amount so as to protect the rights of the holders of the Preferred Shares.

(b) Shareholder Rights Plans. Any shareholder rights plan adopted by the Company shall provide that upon conversion of the Preferred Shares, to the extent that the Holders receive Ordinary Shares, such Holders shall receive, in addition to the whole Ordinary Shares and any cash for fractional Ordinary Shares in accordance with Section 13, if any, the rights issued under such shareholder rights plan the Company may establish, whether or not such rights are separated from the Ordinary Shares prior to conversion.

(c) Notice of Adjustment. Whenever the Conversion Amount is adjusted in accordance with Section 7 or this Section 8, the Company shall (i) compute the Conversion Amount in accordance with Section 7 or this Section 8 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Amount, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be certified by the independent public accountants regularly employed by the Company (and corrected, if such accountants determine that the Company’s certification is incorrect), and a copy of such certificates mailed to each Holder of record of then outstanding Preferred Shares and filed with the Company’s Transfer Agent and (ii) as soon as practicable after the occurrence of an event that requires an adjustment to the Conversion Amount pursuant to Section 7 or this Section 8 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Amount was determined and setting forth the adjusted Conversion Amount. The Company will give written notice to each Holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (1) with respect to any dividend or distribution upon the Ordinary Shares, (2) with respect to any pro rata subscription offer to holders of Ordinary Shares or (3) for determining rights to vote with respect to any Change of Control. The Company will also give written notice to each Holder of Preferred Shares upon the later of (x) ten (10) Business Days prior to the date on which any Change of Control or Liquidation Event will take place, or (y) the date upon which the Company becomes aware that such Change of Control or Liquidation Event will take place.

Section 9. Notices. When the Company is required, pursuant to this Certificate of Designations, to give notice to Holders without specifying the method of giving such notice, the Company shall do so by sending notice via first class mail or by overnight courier to the Holders of record as of a reasonably current date selected by the Board of Directors in its sole discretion.

Section 10. Form. (a) The Preferred Shares shall be issued in definitive, fully registered form with, until such time as otherwise determined by the Company and the Transfer Agent, the restricted share legend (the “Restricted Share Legend”), as set forth on the form of Preferred Share Certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of the terms of the Preferred Shares. Such certificated shares shall be registered in the name or names of the Person or Persons specified by the Company in a written instrument to the Transfer Agent.

(b) Each Preferred Share Certificate may have notations, legends or endorsements required by applicable law or stock exchange rules. The Preferred Share Certificates shall be deposited on behalf of the Holders represented thereby with the Transfer Agent, at its New York office, as custodian for the Holders, and registered in the name of the Holders or a nominee of the Holders, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided.

(c) (i) An Officer shall sign the Preferred Share Certificates for the Company, in accordance with the Company’s Memorandum of Association and Articles of Association and applicable law, by manual or facsimile signature.

(ii) If an Officer whose signature is on a Preferred Share Certificate no longer holds that office at the time the Transfer Agent countersigns the Preferred Share Certificate, the Preferred Share Certificate shall be valid nevertheless.

(iii) A Preferred Share Certificate shall not be valid until an authorized signatory of the Transfer Agent manually or by facsimile signature countersigns such Preferred Share Certificate. The signature shall be conclusive evidence that such Preferred Share Certificate has been duly authenticated. Each Preferred Share Certificate shall be dated the date of its authentication.

Section 11. Transfer of Securities. (a) The Preferred Shares, the Ordinary Shares issuable upon conversion of the Preferred Shares and any Ordinary Shares delivered as payment for a dividend pursuant to this Certificate of Designations (collectively, the “Securities”) have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws.

(b) Except in connection with a registration statement relating to the Securities, if Preferred Shares in certificated form are delivered upon the transfer, exchange or replacement of Preferred Shares bearing the Restricted Share Legend, or if a request is made to remove such Restricted Share Legend on Preferred Shares, the Preferred Shares so issued shall bear the Restricted Share Legend and the Restricted Share Legend shall not be removed unless there is delivered to the Company and the Transfer Agent such satisfactory evidence, which may include an opinion of legal counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that such Preferred Shares are not “restricted securities” within the meaning of Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Company, shall countersign and deliver Preferred Shares that do not bear the Restricted Share Legend.

(c) Ordinary Share Certificates issued upon a conversion of or dividend on the Preferred Shares bearing the Restricted Share Legend shall be in physical certificated form and bear the Restricted Share Legend. Transfers of such Ordinary Shares held in certificated and global form may be effected in the same manner as transfers of the Preferred Shares, mutatis mutandis.

(d) A Holder of Preferred Shares may transfer or assign some or all of the Preferred Shares (including all accompanying rights hereunder) held by such holder without the consent of the Board of Directors or the Company; provided that such transfer or assignment is in compliance with applicable laws and regulations and the Registration Rights and Shareholders Agreement and a duly executed share transfer form, in a form reasonably satisfactory to the Company, has been delivered to the Company.

(e) The Company shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, and thereby recognize any properly made transfer, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary. Title to Ordinary Shares shall be determined from the Company’s register of members.

Section 12. Definitions. (a) “Acquiring Entity” has the meaning set forth in Section 3(b)(ii).

(b) “Acquisition Agreement” has the meaning set forth in Section 7.

(c) “Adjusted Conversion Price” has the meaning set forth in Section 7.

(d) “Board of Directors” has the meaning set forth in the preamble hereof.

(e) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.

(f) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock, capital stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(g) “Change of Control” means (i) the consolidation, merger, takeover, conversion, recapitalization, reorganization, reclassification, consolidation or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale, conveyance or exchange or transfer of all or substantially all of the assets, property or business of the Company (other than in connection with the voluntary or involuntary liquidation, dissolution or winding-up of the Company), (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the outstanding Ordinary Shares, (iv) a scheme of arrangement, change to the capital structure or other reorganization of the Company resulting in the Company resulting in a change of control (whether by ownership of voting securities, by contract or otherwise) of the Company or (v) any other transaction which is effected in such a way that holders of Ordinary Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities, property (cash or otherwise) or assets with respect to or in exchange for Ordinary Shares.

(h) “Change of Control Redemption Price” means, an amount equal to the greater of (i) the aggregate initial Stated Value attributable to the Preferred Shares held by a specified Holder, plus an amount equal to the sum of all accreted dividends through the earlier of (A) the date of payment of the consideration payable upon a Change of Control, or (B) the fifth anniversary of the Issue Date, or (ii) the amount that such Holder would have been entitled to receive with respect to such Change of Control if it had exercised its right to convert all or such portion of its Preferred Shares for Ordinary Shares pursuant to Section 6 immediately prior to date of such Change of Control; provided that a sale by one of the initial Investors to another by any means shall not constitute a Change of Control.

(i) The “Closing Sale Price” on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in the composite transactions for the principal U.S. securities exchange on which the Ordinary Shares are traded or, if the Ordinary Shares are not listed on a U.S. national or regional securities exchange, as reported by the NASDAQ Stock Market. If the Ordinary Shares are not listed for trading on a U.S. national or regional securities exchange and not reported by the NASDAQ Stock Market on the relevant date, the Closing Sale Price shall be the last quoted bid price for the Ordinary Shares in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. In the absence of such a quotation, the Closing Sale Price of the Ordinary Shares will be an amount determined in good faith by the Board of Directors to be the fair market value of such Ordinary Shares, and such determination shall be conclusive.

(j) “Company” has the meaning set forth in the preamble hereof.

(k) “Companies Law” means the Companies Law (2004 Revision) of the Cayman Islands.

(l) “Conversion Amount” has the meaning set forth in Section 5(a).

(m) “Conversion Date” has the meaning set forth in Section 6(b).

(n) “Dividend Date” has the meaning set forth in Section 2(a).

(o) “Dividend Period” has the meaning set forth in Section 2(a).

(p) “Dividend Record Date” has the meaning set forth in Section 2(a).

(q) “Dividend Record Date” has the meaning set forth in Section 2(a).

(r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

(s) “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

(v) “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

(w) “Holder” means the Person in whose name a Preferred Share is registered.

(x) “Indebtedness” means, for any Person at the time of any determination, without duplication, and without including any amounts owed by such Person to the Company or any wholly-owned Subsidiary of the Company, the following obligations, contingent or otherwise:(i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, acceptances or similar instruments, or arising out of letters of credit or bankers’ acceptance issued for such Person’s account, (iii) all obligations, whether or not assumed, secured by any issued Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (iv) the capitalized portion of lease obligations under capitalized leases, (v) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person liable, contingently or otherwise, as obligor or otherwise, other than trade payables and other current liabilities incurred in the ordinary course of business, (vi) all obligations of such Person upon which interest charges are customarily paid or accrued, and (vii) any other obligations, contingent or otherwise, of such Person that, in accordance, with GAAP, should be classified upon the balance sheet of such Person as indebtedness, other than trade payable and other current liabilities incurred in the ordinary course of business.

(y) “Issue Date” has the meaning set forth in Section 2(a).

(z) “Junior Shares” has the meaning set forth in Section 1.

(aa) “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute of any jurisdiction other than to reflect ownership by a third Person of property leased to the Company of any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

(bb) “Liquidation Event” has the meaning set forth in Section 3(a).

(cc) “Liquidation Preference” has the meaning set forth in Section 3(a).

(dd) “Mandatory Conversion” has the meaning set forth in Section 5(a).

(ee) “Mandatory Conversion Date” has the meaning set forth in Section 5(a).

(ff) “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any of the Corporation or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

(gg) “Notice of Change of Control” has the meaning set forth in Section 3(b)(i).

(hh) “Notice of Redemption Upon Change of Control” has the meaning set forth in Section 3(b)(i).

(ii) “Officer” means the Chairman of the Board and President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

(jj) “Officer’s Certificate” means a certificate signed by two Officers.

(kk) “Optional Conversion” has the meaning set forth in Section 6(a).

(ll) “Ordinary Shares” has the meaning set forth in Section 1.

(mm) “Parity Shares” has the meaning set forth in Section 1.

(nn) “Permitted Liens” means:

(A) Liens with respect to taxes, assessments and other governmental charges or levies not yet due and payable or actively contested in good faith;

(B) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security, governmental insurance and governmental benefits or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bid, leases, government contracts, performance and return of money bonds and similar obligations;

(C) purchase money Liens in any property acquired by the Company or any of its Subsidiaries in the ordinary course of business to the extent permitted by the Agreement;

(D) interests or title of a licensor, licensee, lessor or sublessor under any license or lease permitted by this agreement;

(E) Liens in respect of property of the Company or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business, such as warehousemen’s, mechanic’s, statutory landlord’s, materialmen’s, carriers’ or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable; and

(F) easements, rights-of-way, restrictions and other similar charges and encumbrances or real property and minor defects or irregularities in the title thereof that do not (X) secure obligations for the payment of money or (Y) materially impair the value of such property or its use by the Company or any of its Subsidiaries in the Ordinary course of business.

(oo) “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

(pp) “Preferred Shares” has the meaning set forth in the preamble hereof.

(qq) “Restricted Share Legend” has the meaning set forth in Section 10(a).

(rr) “Securities” has the meaning set forth in Section 11(a).

(ss) “Securities Act” means the Securities Act of 1933, as amended.

(tt) “Senior Shares” has the meaning set forth in Section 1.

(uu) “Stated Value” has the meaning set forth in the preamble hereof.

(vv) “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

(ww) “Trading Day” means a day during which (i) trading in the Ordinary Shares generally occurs and (ii) a Closing Sale Price for the Ordinary Shares is provided on The New York Stock Exchange or, if the Ordinary Shares are not listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Ordinary Shares are listed or, if the Ordinary Shares are not listed on a U.S. national or regional securities exchange, on the principal other market on which the Ordinary Shares are then traded.

(xx) “Transfer Agent” means _____________ unless and until a successor is selected by the Company, and then such successor.

Section 13. Fractional Shares. No fractional Ordinary Shares shall be issued to Holders. Subject to applicable law, in lieu of any fraction of an Ordinary Share that would otherwise be issuable in respect of the aggregate number of Preferred Shares surrendered by a Holder upon a conversion or issuable to a Holder in respect of a share dividend payment made in Ordinary Shares, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of any payment of a share dividend, the Closing Sale Price on the Trading Day next preceding the issuance of such Ordinary Shares or (b) in the case of Ordinary Shares issuable upon conversion, the Closing Sale Price on the Trading Day next preceding the date of conversion.

Section 14. Miscellaneous. (a) The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the conversions of the Preferred Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of Ordinary Shares so reserved shall at no time be less than 130% of the number of Ordinary Shares for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of Ordinary Shares reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Preferred Shares based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved Ordinary Shares reserved for such transferor. Any Ordinary Shares reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) The Company covenants that any Ordinary Shares issued upon conversion of the Preferred Shares or issued in respect of a share dividend payment shall be validly issued, fully paid and non-assessable.

(c) The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Ordinary Shares or other securities or property upon conversion of the Preferred Shares pursuant hereto.

(d) The Preferred Shares are perpetual and not redeemable, other than as set forth in this Certificate of Designations.

(e) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(f) Preferred Shares may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Preferred Shares.

(g) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(h) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Preferred Shares and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Shares and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Preferred Shares and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

(i) Preferred Shares that have been issued and reacquired in any manner, including Preferred Shares purchased or converted, shall (upon compliance with any applicable provisions of the laws of the Cayman Islands) be cancelled and have the status of authorized but unissued preferred shares of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred shares of the Company, provided that any issuance of such preferred shares must be in compliance with the terms hereof.

(j) If any of the Preferred Share Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Share Certificate, or in lieu of and substitution for the Preferred Share certificate lost, stolen or destroyed, a new Preferred Share Certificate of like tenor and representing an equivalent amount of Preferred Shares, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Share Certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(k) The Company shall not, by amendment of its Memorandum of Association or Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Shares set forth herein, but will at all times in good faith assist in the carrying out of all terms and in the taking of all action that may be necessary or appropriate in order to protect the rights of the Holders of then outstanding Preferred Shares against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of stock receivable on the conversion of Preferred Shares above the amount payable therefor on such conversion and (ii) shall take all action that may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares on the conversion of all Preferred Shares from time to time outstanding.

(l) The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(m) No failure or delay on the part of a Holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the Board of Directors of the Company approved and resolved the terms of the Preferred Shares as described in this Certificate of Designations at their meeting of the _____ day of ______________.

SCOTTISH RE GROUP LIMITED
By:
Name:
Title:

ATTEST:
By:
Name:
Title:

EXHIBIT A

FORM OF PREFERRED SHARE CERTIFICATE

OF 7.25% CONVERTIBLE CUMULATIVE PARTICIPATING PREFERRED SHARES

OF SCOTTISH RE GROUP LIMITED

CUSIP: [      ]

CERTIFICATE NUMBER:

___________ SHARES

This represents and certifies that ____________ is the registered holder of __________ fully paid and non-assessable 7.25% Convertible Cumulative Participating Preferred Shares (Stated Value $600 per share) of Scottish Re Group Limited (the “Company”), transferable, in accordance with and subject to applicable law, upon the books of the Company by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this certificate properly endorsed and such documentation necessary to give effect to the transfer under applicable law. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Memorandum of Association and Articles of Association of the Company and all amendments thereto (copies of which are on file at the office of the Company), to which the holder of this certificate, by acceptance hereof, accepts.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.

IN WITNESS WHEREOF, Scottish Re Group Limited has executed this Certificate as of the date set forth below.

SCOTTISH RE GROUP LIMITED
By:
Name:
Title:

By:
Name:
Title:

Dated:____________________________

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing 7.25%

Convertible Cumulative Participating Preferred Shares of Scottish Re Group Limited

[ ], as Transfer Agent,
By:
Name:
Title: Authorized Signatory

Dated:

REVERSE OF THE SECURITY

The Company will furnish to any shareholder, upon request and without charge, a full statement of the information required by the Companies Law (2004 Revision) of the Cayman Islands with respect to the powers, designations, preferences and relative, participating, optional, or other special rights of the 7.25% Convertible Cumulative Participating Preferred Shares (Stated Value $600 per share) and the qualifications, limitations or restrictions on those preferences or rights of such preferred shares and each other class or series authorized to be issued. Any such request must be made to the secretary of the Company or to the Transfer Agent.

ASSIGNMENT

For Value Received, ___________ hereby sells, assigns and transfers unto _________ (print or typewrite name, address and social security or other identifying number of assignee) ______ shares represented by this Certificate, and does hereby irrevocably constitute and appoint ________________ as attorney, to transfer the said shares on the books of the within named Company with full power of substitution in the premises.

Dated:_________________________

X_________________________________________________________

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the

7.25% Convertible Cumulative Participating Preferred Shares)

The undersigned hereby irrevocably elects to convert (the “Conversion”) _______ 7.25% Convertible Cumulative Participating Preferred Shares (the “Preferred Shares”), represented by share certificate No(s). ___ (the “Preferred Share Certificates”) into ordinary shares, par value $0.01 per share (the “Ordinary Shares”), of Scottish Re Group Limited (the “Company”) according to the conditions of the Certificate of Designations describing the terms of the Preferred Shares (the “Certificate of Designations”), as of the date written below. No fee will be charged to the Holder for any conversion. A copy of each Preferred Share Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that all offers and sales by the undersigned of the Ordinary Shares issuable to the undersigned upon conversion of the Preferred Shares shall be made pursuant to registration of the Ordinary Shares under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

The Company is not required to issue Ordinary Shares until the original Preferred Share Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent. The Company shall issue Ordinary Shares and deliver Ordinary Share Certificates to an overnight courier not later than two business days following receipt of the original Preferred Share Certificate(s) to be converted.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:  __________________________________________

Applicable Conversion Amount: __________________________________

Number of 7.25% Convertible

Cumulative Participating Preferred Shares to be Converted: __________________________

Number of Ordinary Shares to be Issued: __________________

Signature: ______________________________________________________

Name: ___________________________________________________________

Address:(1) _____________________________________________________

Fax No.: ________________________________________________________

______________

(1)	Address where Ordinary Shares and any other payments or certificates shall be sent by the Company.

Annex D

Scottish Re Group Limited
Form of Registration Rights and Shareholders Agreement

REGISTRATION RIGHTS AND SHAREHOLDERS AGREEMENT

This REGISTRATION RIGHTS AND SHAREHOLDERS AGREEMENT, dated as of _________ (this “Agreement”), is made among Scottish Re Group Limited, an exempted company limited by shares organized and existing under the laws of the Cayman Islands (the “Company”), MassMutual Capital Partners LLC, a Delaware limited liability company (“MassMutual”), SRGL Acquisition, LLC (“Cerberus”; and together with MassMutual, the “Investors”) and the shareholders of the Company listed on Schedule 1 hereto (collectively, the “Cypress Shareholders”), each of which Cypress Shareholders own on the date hereof, beneficially and as of record, the number of Ordinary Shares set forth opposite such Cypress Shareholder’s name on Schedule 1 hereto.

RECITALS:

A.  The Company has agreed to issue and sell, and the Investors have agreed to purchase, pursuant to the Securities Purchase Agreement, dated as of November 26, 2006 (the “Securities Purchase Agreement”), by and among the Company and the Investors, an aggregate of 1,000,000 shares of 7.25% convertible cumulative participating preferred shares, par value $0.01 per share, of the Company (the “Convertible Shares”).

B.  In satisfaction of certain conditions to the obligations of the parties to the Securities Purchase Agreement, the parties are entering into this agreement.

C.  Capitalized terms used in this Agreement and not otherwise defined are used as defined in Section 15.

Now, therefore, the parties hereto agree as follows:

1.  Demand Registrations.

(a)  Requests for Registration. At any time following the date hereof, the Required Investor Holders, or at any time following the earlier of (i) two years from the date hereof, or (ii) the date of the completion of the audit of the Company’s financial statements for the fiscal year ended December 31, 2007, the Required Cypress Holders, may request in writing that the Company effect the registration (a “Demand Registration”) of all or any part of the Registrable Securities held by such Required Investor Holders or Required Cypress Holders, as the case may be, specifying the intended method of disposition thereof (a “Registration Request”) by filing with the Commission a Demand Registration Statement. Promptly after its receipt of any Registration Request, but no later than 10 days after receipt of such Registration Request, the Company will give written notice of such request to all other Holders, and will use its reasonable best efforts to register, as expeditiously as practicable following a Registration Request in accordance with the provisions of this Agreement, all Registrable Securities

(subject to any reduction pursuant to Section 1(f)) that have been requested to be registered by the Initiating Holders in the Registration Request or by any other Holders by written notice to the Company given within 30 days after the date the Company has given such Holders notice of the Registration Request to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of disposition thereof specified in such Registration Request or further requests (including, without limitation, only with respect to a Registration request of the Required Investor Holders, by means of a shelf registration pursuant to Rule 415 under the Securities Act (a “Shelf Registration”) if so requested and if the Company is then eligible to use such a registration). The Company shall use its reasonable best efforts to have such Demand Registration Statement declared effective by the Commission as soon as practicable after the filing thereof and to keep such Demand Registration Statement continuously effective for the period specified in Section 3. Notwithstanding anything in this Section 1(a) to the contrary, the Company will not be required to effect a registration pursuant to this Section 1(a) unless the aggregate gross proceeds resulting from such Demand Registration could reasonably be expected to equal or exceed (x) $50,000,000, in the case of a Demand Registration initiated by the Required Investor Holders, or (y) the lesser of (1) $25,000,000 or (2) all of the Registrable Securities then held by the Cypress Shareholders in the aggregate, in the case of the Required Cypress Holders. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 1.

(b)  Limitation on Demand Registrations. Other than as provided in Section 1(c), the Company will not be obligated to effect or pay the Registration Expenses of more than three registrations requested by the Required Investor Holders or one registration requested by the Required Cypress Holders, pursuant to this Section 1, provided, however that such number shall be increased to the extent the Company does not include in what would otherwise be the final registration for which the Company is required to pay Registration Expenses the number of Registrable Securities requested to be registered by the Holders by reason of Section 1(f); provided, further, that a request for registration will not count for the purposes of this limitation if (i) the Majority Holders of the Registration determine in good faith to withdraw (provided that, if such registration is a Demand Registration requested by the Required Cypress Holders, for the purposes of this provision the “Majority Holders of the Registration” shall mean the Required Cypress Holders) (x) such Registration Request prior to the filing of a Demand Registration Statement or (y) such Demand Registration Statement (prior to the effective date of the Demand Registration Statement relating to such request) due to (1) marketing or regulatory reasons, (2) because of a material adverse change in the business, financial condition or prospects of the Company or (3) due to the exercise by the Company of its rights under Section 1(d) hereof, (ii) the Registration Statement relating to such request is not declared effective within 180 days of the date such registration statement is first filed with the Commission (other than solely by reason of Holders refusing to proceed) and the Majority Holders of the Registration withdraw such Registration Request prior to the effective date of the Demand Registration Statement relating to such request (provided that, if such registration is a Demand Registration requested by the Required Cypress Holders, for the purposes of this provision the “Majority Holders of the Registration” shall mean the Required Cypress Holders), (iii) prior to the sale of at least 90% of the Registrable Securities included in the registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the reasonable satisfaction of the Majority Holders of the Registration within 30 days of the date of such order, (iv) more than 10% of the Registrable Securities requested by the Required Investor Holders or the Required Cypress Holders, as the case may be, to be included in the registration are not so included pursuant to Section 1(f), or (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Required Investor Holders or the Required Cypress Holders, as the case may be). Notwithstanding the foregoing, the Company will pay all Registration Expenses in connection with any request for registration pursuant to Section 1(a) regardless of whether or not such request counts toward the limitation set forth above until such limit is reached.

(c)  Short-Form Registrations.

(i)   S-3 Registration. If at any time (i) one or more Holders of Registrable Securities (including to register the Registrable Securities registered pursuant to the Cypress Shareholders’ one Demand Registration) request that the Company file a registration statement on Form S-3 or any successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by such Holder or Holders, the reasonably anticipated aggregate price to the public of which would exceed $25,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor form thereto to register such securities, then the Company shall, as expeditiously as practicable following such request, use its reasonable best efforts to register under the Securities Act on Form S-3 or any successor form thereto, for public sale in accordance with the intended methods of disposition specified in such request or any related subsequent requests (including, without limitation, by means of a Shelf Registration) the Registrable Securities specified in such Request and any related subsequent requests; provided, that if such registration is for an Underwritten Offering, the terms of Sections 1(e) and 1(f) shall apply (and any reference to “Demand Registration” therein shall, for purposes of this Section 1(c), instead be deemed a reference to “S-3 Registration”).  Whenever the Company is required by this Section 1(c) to use its reasonable best efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Section 1(a)

and 1(g) (including but not limited to the requirements that the Company (A) notify all Holders of Registrable Securities from whom such request for registration has not been received and provide them with the opportunity to participate in the offering and (B) use its reasonable best efforts to have such S-3 Registration Statement declared and remain effective for the time period specified herein) shall apply to such registration (and any reference in such Sections 1(e) and 1(f) to “Demand Registration” shall, for purposes of this Section 1(c)(i), instead be deemed a reference to “S-3 Registration”). Notwithstanding anything to the contrary contained herein, no request may be made under this Section 1(c) within 90 days after the effective date of a Registration Statement filed by the Company covering a firm commitment Underwritten Offering in which the Holders of Registrable Securities shall have been entitled to join pursuant to this Agreement in which there shall have been effectively registered all shares of Registrable Securities as to which registration shall have been requested (subject to any reduction pursuant to Section 1(f)). There is no limitation on the number of S-3 Registrations that the Company is obligated to effect. The Company will pay all Registration Expenses incurred in connection with any S-3 Registration.

(ii)   Shelf Registration. If a request made pursuant to Section 1(a) or 1(c) (other than such a request by the Cypress Shareholders) is for a Shelf Registration, the Company shall use its reasonable best efforts to keep the Shelf Registration continuously effective through the date on which all of the Registrable Securities covered by such Shelf Registration may be sold pursuant to Rule 144(k) under the Securities Act (or any successor provision having similar effect); provided, however, that prior to the termination of such Shelf Registration, the Company shall first furnish to each Holder of Registrable Securities participating in such Shelf Registration (i) an opinion, in form and substance satisfactory to the Majority Holders of the Registration, of counsel for the Company satisfactory to the Majority Holders of the Registration stating that such Registrable Securities are freely saleable pursuant to Rule 144(k) under the Securities Act (or any successor provision having similar effect) or (ii) a “No-Action Letter” from the staff of the SEC stating that the SEC would not recommend enforcement action if the Registrable Securities included in such Shelf Registration were sold in a public sale other than pursuant to an effective registration statement.

(d)  Restrictions on Demand Registrations. The Company may postpone for a reasonable period of time, not to exceed 90 days, the filing of a Prospectus or the effectiveness of a Registration Statement for a Demand Registration or S-3 Registration if the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company, following consultation with, and after obtaining the good faith approval of, the board of directors (the “Board”) of the Company, stating that the Company believes that such Demand Registration or S-3 Registration would have a material adverse effect on any proposal by the Company to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, amalgamation, consolidation, tender offer, scheme of arrangement or similar transaction, or otherwise would require disclosure of a material corporate development that the Company is not otherwise required to disclose, and which disclosure would be detrimental to the Company and its shareholders or would have a material adverse effect on the business, assets, operations, prospects or financial condition of the Company. The Company may only delay a Demand Registration or an S-3 Registration pursuant to this Section 1(d) by delivery of a Blackout Notice (as defined below) within 30 days of delivery of the request for such Registration under Section 1(a) or (c), as applicable, and may delay a Demand Registration or an S-3 Registration and require the Holders of Registrable Securities to discontinue the disposition of their securities covered by a Shelf Registration only for a reasonable period of time not to exceed 90 days (or such earlier time as such transaction is consummated or no longer proposed) (the “Blackout Period”). There shall not be more than two Blackout Periods in any 12 month period and the aggregate length of such Blackout Periods shall not exceed 90 days in any 12 month period. The Company shall promptly notify the Holders in writing (a “Blackout Notice”) of any decision to postpone a Demand Registration or an S-3 Registration or to discontinue sales of Registrable Securities covered by a Shelf Registration pursuant to this Section 1(d) and shall include a general statement of the reason for such postponement, an approximation of the anticipated delay and an undertaking by the Company promptly to notify the Holders as soon as a Demand Registration or an S-3 Registration may be effected or sales of Registrable Securities covered by a Shelf Registration may resume. If the Company shall postpone the filing of a Demand Registration Statement or an S-3 Registration Statement, the Majority Holders of the Registration who were to participate therein shall have the right to withdraw the request for registration (provided that, if such registration is a Demand Registration requested by the Required Cypress Holders, for the purposes of this provision the “Majority Holders of the Registration” shall mean the Required Cypress Holders). Any such withdrawal shall be made by giving written notice to the Company within 30 days after receipt of the Blackout Notice. Such withdrawn registration request shall not be treated as a request for a Demand Registration effected pursuant to Section 1(a) (and shall not be counted towards the number of Demand Registrations effected), and the Company shall pay all Registration Expenses in connection therewith.

(e)  Selection of Underwriters. If the Initiating Holders holding a majority of the Registrable Securities for which registration was requested intend to distribute the Registrable Securities covered by their Registration Request by means of an Underwritten Offering, they will so advise the Company as a part of the Registration Request, and the Company will include such information in the notice sent by the Company to the other Holders with respect to such Registration Request and the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of a firm commitment Underwritten Offering. In such event, the Initiating Holders holding a majority of the Registrable Securities for which registration was requested will have the right to select the Underwriters or other investment banker(s) and manager(s) to administer the offering, subject to the Company’s approval which will not be unreasonably withheld, conditioned or delayed. If the offering is an Underwritten Offering, the Company will use reasonable best efforts to ensure that the right of any Person (including other Holders) to participate in such registration will be conditioned upon such Person’s participation in such underwriting at the same price and on the same terms of underwriting applicable to the Initiating Holders and the inclusion of such Person’s Registrable Securities in the Underwritten Offering (unless otherwise agreed by the Majority Holders of the Registration), and each such Person will (together with the Company and the other Holders distributing their securities through such Underwritten Offering) enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering. If any Holder disapproves of the terms of the Underwritten Offering, such Holder may elect to withdraw therefrom by written notice to the Company, the managing Underwriter and the Majority Holders of the Registration.

(f)  Priority on Demand Registrations. The Company will not include in any underwritten registration pursuant to Sections 1(a) or (c) any securities that are not Registrable Securities without the prior written consent of the Initiating Holders holding a majority of the Registrable Securities for which registration was requested. Other than in connection with a Shelf Registration, if the managing Underwriter advises the Company that in its opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without materially adversely affecting the successful marketability of the offering (including a material adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the opinion of such Underwriters can be sold without materially adversely affecting the successful marketability of the offering, which securities will be so included in the following order of priority: (A) if such registration is requested by the Required Investor Holders, (i) first, Registrable Securities, pro rata among the respective Holders thereof on the basis of the aggregate number of Registrable Securities requested to be included in such registration by each of them, and (ii) second, any other securities of the Company that have been requested to be so included; and (B) if such registration is requested by the Required Cypress Holders, (i) first, Registrable Securities, pro rata among the respective Holders thereof that are Cypress Shareholders on the basis of the aggregate number of Registrable Securities requested to be included in such registration by each of them, (ii) second, Registrable Securities, pro rata among the respective other Holders thereof that on the basis of the aggregate number of Registrable Securities requested to be included in such registration by each of them, and (iii) third, any other securities of the Company that have been requested to be so included. Notwithstanding the foregoing, no employee of the Company or any subsidiary thereof will be entitled to participate, directly or indirectly, in any such registration to the extent that the managing Underwriter determines in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration. In the event the Company shall not, by virtue of this Section 1(f), include in any Demand Registration all of the Registrable Securities of any Holder requesting to be included in such Demand Registration, such Holder may, upon written notice to the Company given within five days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such Demand Registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such Demand Registration.

(g)  Registration of Other Securities. Whenever the Company shall effect a Demand Registration, no securities other than the Registrable Securities shall be covered by such registration unless the Majority Holders of the Registration shall have consented in writing to the inclusion of such other securities (provided that, if such registration is a Demand Registration requested by the Required Cypress Holders, for the purposes of this provision the “Majority Holders of the Registration” shall mean the Required Cypress Holders).

(h)  Registration Statement Form. Registrations under this Section 1 shall be on such appropriate registration form of the Commission (i) as shall be selected by the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Registration Request, and (ii) which shall be available for the sale of Registrable Securities in accordance with (A) the intended method or methods of disposition specified in the requests for registration and (B) applicable law. The Company agrees to consult with any selling Holder with respect to any information which such selling Holder, upon advice of counsel, has reasonably requested to be included in such Registration Statement.

(i)  Conversions; Exercises. Notwithstanding anything to the contrary herein, in order for any Registrable Securities that are issuable upon the exercise of conversion rights, options or warrants to be included in any registration pursuant to Section 1 or 2 hereof, the exercise of such conversion rights, options or warrants must be effected no later than immediately prior to the closing of any sales under the Registration Statement pursuant to which such Registrable Securities are to be sold.

(j)  Exclusive Rights. The registration rights granted pursuant to the provisions of this Section 1 shall be in addition to the registration rights granted pursuant to the other provisions of Section 2 hereof.

2.  Piggyback Registrations.

(a)  Right to Piggyback. Whenever the Company proposes to register any of its securities (including in response to a demand of a shareholder not party hereto, but excluding a registration pursuant to Section 1, relating solely to employee benefit plans, or relating solely to the sale of debt or convertible debt instruments) and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to all Holders of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the date of the Company’s notice (a “Piggyback Registration”). Any Holder that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing Underwriter, if any, on or before the thirtieth (30th) day prior to the planned effective date of such Piggyback Registration. The Company may delay, terminate or withdraw any registration under this Section 2 prior to the effectiveness of such registration, whether or not any Holder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 2(c) the Company will have no liability to any Holder in connection with such delay, termination or withdrawal; provided, however, that if such delay shall extend beyond 120 days from the date the Company received a request to include Registrable Securities in such Piggyback Registration, then the Company shall again give all Holders the opportunity to participate therein and shall follow the notification procedures set forth in this Section 2(a). There is no limitation on the number of such Piggyback Registrations pursuant to this Section 2 which the Company is obligated to effect. The registration rights granted pursuant to the provisions of this Section 2 shall be in addition to the registration rights granted pursuant to the other provisions of Section 1 hereof.

(b)  Underwritten Registration. If any Piggyback Registration involves an Underwritten Offering, the Company will so advise the Holders as a part of the written notice given pursuant to Section 2(a). In such event, the Company will use reasonable best efforts to ensure that the right of any Holder to registration pursuant to this Section 2 will be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering, and each such Holder will (together with the Company and the other Holders distributing their securities through such Underwritten Offering) enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by the Company. If any Holder disapproves of the terms of the Underwritten Offering, such Holder may elect to withdraw therefrom by written notice to the Company, the managing Underwriter and the Holders participating in the Underwritten Offering.

(c)  Piggyback Registration Expenses. The Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or Prospectus becomes effective or final.

(d)  Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing Underwriters advise the Company (a copy of such notice if in writing or prompt communication of the content of such notice, if oral, to be provided by the Company to each Holder requesting registration) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without materially adversely affecting the successful marketability of such offering, the Company will include in such registration or Prospectus only such number of securities that in the opinion of such Underwriters can be sold without materially adversely affecting the successful marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities so requested to be included therein owned by each such Holder, and (iii) third, other securities requested to be included in such registration; provided, however, that in the event the Company will not, by virtue of this Section 2(d), include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration. Notwithstanding the foregoing, any employee of the Company or any subsidiary thereof will not be entitled to participate, directly or indirectly, in any such registration to the extent that the managing Underwriter determines in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

(e)  Priority on Secondary Registrations. If a Piggyback Registration relates to an underwritten secondary registration on behalf of holders of the Company’s securities other than the Holders of Registrable Securities, and the managing Underwriters advise the Company (a copy of such notice if in writing or prompt communication of the content of such notice, if oral, to be provided by the Company to each Holder requesting registration) that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without materially adversely affecting the successful marketability of the offering, the Company will include in such registration only such number of securities that in the opinion of such Underwriters can be sold without materially adversely affecting the successful marketability of the offering, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities and Registrable Securities on the basis of the number of securities so requested to be included therein owned by each such holder, and (ii) second, other securities requested to be included in such registration; provided, however, that in the event the Company will not, by virtue of this Section 2(e), include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holders not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration. Notwithstanding the foregoing, any employee of the Company or any subsidiary thereof will not be entitled to participate, directly or indirectly, in any such registration to the extent that the managing Underwriter determines in good faith that the participation of such employee in such registration would adversely affect the marketability or offering price of the securities being sold in such registration.

(f)  Other Registrations. If the Company receives a Registration Request or files a Registration Statement with respect to Registrable Securities pursuant to Section 1 or Section 2, and if such registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-4 or S-8 or any successor or similar forms), whether on its own behalf or at the request of any holder or holders of such securities, from a period beginning on the date of a Registration Request and ending at least 180 days from the effective date of the effectiveness of such Registration Statement, and shall not be required to do so notwithstanding any other provision of this Agreement.

3.  Registration Procedures. Subject to Section 1(d), whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will, as expeditiously as practicable:

(a)  prepare and (within 60 days after the end of the thirty-day period within which requests for registration may be given to the Company pursuant hereto) file with the Commission a Registration Statement with respect to such Registrable Securities which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, make all required filings with the National Association of Securities Dealers, Inc. and thereafter use its reasonable best efforts to cause such Registration Statement to become effective, provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish to the Holders’ Counsel copies of all such documents proposed to be filed, which documents will be subject to review of such counsel at the Company’s expense and the Company shall provide the Holders’ Counsel and any attorney, accountant or other agent retained by any such seller or any Underwriter (each, an “Inspector” and, collectively, the “Inspectors”) with a reasonable opportunity, in light of the circumstances, to participate in the preparation of such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto or comparable statement) to be filed with the Commission. Unless such Holders’ Counsel has reasonably objected in writing to the filing of such Registration Statement, amendment or supplement prior thereto, the Company will file such Registration Statement, Prospectus, amendment or supplement or comparable statement as required by this Agreement. The Company will not file any Registration Statement or amendment or post-effective amendment or supplement to such Registration Statement to which such Holders’ Counsel has reasonably objected in writing on the grounds that (and explaining why) such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(b)  prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement; provided, that except with respect to any Shelf Registration, such period need not extend beyond nine months after the effective date of the Registration Statement; and provided further, that with respect to any Shelf Registration, such period need not extend beyond the time period provided in Section 1(c), and which periods, in any event, shall terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the 90 day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable);

(c)  furnish to each seller of Registrable Securities and each Underwriter, if any, such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary Prospectus, final Prospectus, all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)  use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller or the sole or lead managing Underwriter, if any, reasonably requests, to continue such registration or qualification in effect in each such jurisdiction for as long as such Registration Statement remains in effect (including through new filings or amendments or renewals) and do any and all other acts and things that may be necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)  use its reasonable best efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(f)  promptly notify the Holders’ Counsel, the sole or lead managing Underwriter, if any, and each seller of such Registrable Securities, at any time when a Registration Statement related thereto is required to be amended or supplemented or a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the Registration Statement or the Prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable, prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such Registration Statement or Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g)  notify each seller of any Registrable Securities covered by such Registration Statement (i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any state securities or blue sky authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation or threat (of which the Company has knowledge) of any proceedings for any of such purposes or (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose;

(h)  if so requested by the Majority Holders of the Registration, use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange (or if the listing of Registrable Securities is not permitted under the rules of each national securities exchange on which the Company's securities are then listed), use its reasonable best efforts to cause all such Registrable Securities to be listed on The New York Stock Exchange or Nasdaq Stock Market (as determined by the Majority Holders of the Registration in consultation with the Company);

(i)  provide a CUSIP number for all Registrable Securities and provide and caused to be maintained a transfer agent and registrar for all such Registrable Securities not later than the effective date of, or date of final receipt, for such Registration Statement;

(j)  enter into and perform such customary agreements (including underwriting agreements with customary provisions) and provide officers’ certificates and other customary closing documents and take all such other actions as the Majority Holders of the Registration or the Underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a share split or a combination of shares);

(k)  make available for inspection by any seller of Registrable Securities, Holders’ Counsel, any Underwriter participating in any disposition pursuant to such Registration Statement and any Inspector, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, Holders’ Counsel, Underwriter, or Inspector in connection with such Registration Statement; provided that each Holder will, and will use its commercially reasonable efforts to cause each such Underwriter or Inspector to (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) minimize the disruption to the Company’s business in connection with the foregoing; provided, further, that the Company shall not be required to make available for inspection any documents containing material non-public information or otherwise provide such material non-public information to any person unless permitted under applicable securities laws without also making public disclosure thereof;

(l)  otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable but no later than 90 days after the end of any 12-month period, earnings statements (i) commencing at the end of any month in which Registrable Securities are sold to Underwriters in an Underwritten Offering and (ii) commencing with the first day of the Company’s calendar month next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statements shall cover such 12-month periods, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m)  in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;

(n)  cooperate with each selling Holder of Registrable Securities and each Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD and make reasonably available its employees and personnel and otherwise provide reasonable assistance to the Underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any Underwritten Offering, including, without limitation, preparing for and participating in such number of “road shows” and all such other customary selling efforts as the Underwriters reasonably request in order to expedite or facilitate such disposition; and enter into such agreements and take such other actions as the sellers of Registrable Securities or the Underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(o)  obtain one or more comfort letters, addressed to the sellers of Registrable Securities, dated the effective date of such Registration Statement (and, if such registration includes an underwritten public offering dated the date of the closing under the underwriting agreement for such offering), signed by the

Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the Holders of a majority of the Registrable Securities being sold in such offering reasonably request;

(p)  provide legal opinions of the Company’s outside counsel, addressed to the Holders of the Registrable Securities being sold, dated the effective date of such Registration Statement, each amendment and supplement thereto (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary Prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q)  furnish to any seller of Registrable Securities such information and assistance as such seller may reasonably request in connection with any “due diligence” effort which such seller deems appropriate;

(r)  keep each selling Holder of Registrable Securities advised in writing as to the initiation and progress of any registration under Sections 1 and 2 hereunder;

(s)  furnish to each Holder participating in the offering and the sole or lead managing Underwriter, if any, without charge, at least one manually-signed copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference);

(t)  cooperate with the selling Holders of Registrable Securities and the sole or lead managing Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the Underwriters or, if not an Underwritten Offering, in accordance with the instructions of the selling Holders of Registrable Securities at least three business days prior to any sale of Registrable Securities;

(u)  if requested by the sole or lead managing Underwriter or any selling Holder of Registrable Securities, immediately incorporate in a prospectus supplement or post-effective amendment such information concerning such

Holder of Registrable Securities, the Underwriters or the intended method of distribution as the sole or lead managing Underwriter or the selling Holder of Registrable Securities reasonably requests to be included therein and as is appropriate in the reasonable judgment of the Company, including, without limitation, information with respect to the number of shares of the Registrable Securities being sold to the Underwriters, the purchase price being paid therefor by such Underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering; make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment; and supplement or make amendments to any Registration Statement if requested by the sole or lead managing Underwriter of such Registrable Securities; and

(v)  use its reasonable best efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of any seller of Registrable Securities to effect the registration of such Registrable Securities contemplated hereby.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Holder covered thereby by name, or otherwise identifies such Holder as the holder of any securities of the Company, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by law. If any Registration Statement or comparable statement under “blue sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, and (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state “blue sky” or securities law then in force, the deletion of the reference to such Holder.

The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Holder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4.  Registration Expenses.

(a)  Except for Selling Expenses and as otherwise provided for herein, all expenses incidental to the Company’s performance of or compliance with this Agreement whether or not any Registration Statement becomes effective and whether or not all Registrable Securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration, including, without limitation, all registration, listing and filing fees, fees and expenses of compliance with securities or blue sky laws and the rules of any stock exchange, word processing, duplicating, distributing and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company, all independent certified public accountants (including the expenses of any audit and/or “cold comfort” letters), Underwriters and other Persons retained by the Company, the reasonable out-of-pocket expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities which are customarily borne by the issuer (all such expenses, “Registration Expenses”), will be borne as provided in this Agreement, except that the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on The New York Stock Exchange or Nasdaq Stock Market. All Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the number of their securities so registered.

(b)  In connection with each registration pursuant to Section 1 and each Piggyback Registration whether or not any Registration Statement becomes effective and whether or not all Registrable Securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration, the Company will reimburse the holders of Registrable Securities covered by such registration or qualification for the reasonable fees and disbursements of one United States counsel, which counsel shall be selected (i) in the case of a Demand Registration or an S-3 Registration by the Initiating Holders holding a majority of the Registrable Securities for which registration was requested in the Registration Request, and (ii) in all other cases, by the Majority Holders of the Registration (the “Holders’ Counsel”).

(c)  To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration or qualification hereunder will pay those Registration Expenses allocable to the registration or qualification of such holder’s securities so included, and any Registration Expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered or qualified.

5.  Indemnification.

(a)  The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, each Holder, its Affiliates and their respective officers, directors and partners, members, shareholders, employees, and agents (each, an “Agent”) and each Person who “controls” such Holder (within the meaning of the Securities Act and Section 20 of the Exchange Act) against, and pay and reimburse such Holder, Agent or controlling person for any losses, claims, damages, liabilities, joint or several, to which such Holder, Agent or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse such Holder and each such Agent and controlling person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such Prospectus or preliminary Prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Holder or its Affiliates expressly for use therein or by such Holder’s or its Affiliates’ failure to deliver a copy of the Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished such Holder or its Affiliates with a sufficient number of copies of the same. In connection with an Underwritten Offering, the Company, if requested, will indemnify such Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders.

(b)  In connection with any Registration Statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement, Prospectus or preliminary Prospectus and, will indemnify and hold harmless the Company, its directors and officers, each Underwriter and each other Person who “controls” the Company (within the meaning of the Securities Act and Section 20 of the Exchange Act) and each such Underwriter against any losses, claims, damages, liabilities, joint or several, to which such Holder or any such director or officer, any such Underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in such Registration Statement, any such Prospectus or preliminary Prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by such Holder expressly for use therein, and such Holder will reimburse the Company and each such director, officer, Underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, provided that the obligation to indemnify and hold harmless will be individual and several to each Holder and will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c)  Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)  The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e)  If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss,

liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder will be obligated to contribute pursuant to this Section 5(e) will be limited to an amount equal to the net proceeds to such Holder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Holder has otherwise been required to pay in respect of such loss, claim, damage, liability or action or any substantially similar loss, claim, damage, liability or action arising from the sale of such Registrable Securities). The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(e) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

6.  Participation in Underwritten Registrations.

(a)  No Holder may participate in any registration hereunder that is underwritten unless such Holder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing Underwriter(s), provided that no Holder will be required to sell more than the number of Registrable Securities that such Holder has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Holder’s failure to cooperate, will not constitute a breach by the Company of this Agreement). Notwithstanding the foregoing, no Holder will be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Section 6(b).

(b)  Each Holder that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3(f) above, such Holder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Holder receives copies of a supplemented or amended Prospectus as contemplated by such Section 3(f). In the event the Company gives any such notice, the applicable time period mentioned in subsection 3(b) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(b) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended Prospectus contemplated by Section 3(f).

7.  Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)  make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times,

(b)  file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, and

(c)  take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rules may be amended from time to time, or (ii) any other rule or regulation now existing or hereafter adopted by the SEC.

Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

8.  Lock Up Agreements. In consideration for the Company agreeing to its obligations under this Agreement, each Holder agrees in connection with any registration of the Company’s securities (whether or not such Holder is participating in such registration) upon the timely request of the Company and the Underwriters managing any Underwritten Offering of the Company’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such Underwriters, as the case may be, for such period of time (not to exceed 90 days) from the effective date of such registration as the Company and the Underwriters may specify, such consent not to be unreasonably withheld, delayed or conditioned, in the case of the Company, so long as all Holders or shareholders holding more than five percent (5%) of the outstanding Ordinary Shares and all officers and directors of the Company are bound by a comparable obligation, provided that except as provided in Section 11(b), nothing herein will prevent any Holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or shareholders thereof that is otherwise in compliance with applicable securities laws, so long as such distributees agree to be so bound. The Company agrees that (i) if timely requested in writing by the sole or lead managing Underwriter in an Underwritten Offering of any Registrable Securities, not to make any short sale of, loan, grant any option for the purchase of or effect any public sale or distribution of any of the Company’s equity securities (or any security convertible into or exchangeable or exercisable for any of the Company’s equity securities) during the time period reasonably requested by the sole or lead managing Underwriter not to exceed 90 days, beginning on the effective date of the applicable Registration Statement (except as part of such underwritten registration or pursuant to registrations on Forms S-4 or S-8 or any successor form to such forms), and (ii) it will cause each holder of equity securities (or any security convertible into or exchangeable or exercisable for any of its equity securities) of the Company purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to so agree. Notwithstanding the foregoing, the obligations contained in this Section 8 shall no longer apply to the Cypress Shareholders upon the sale, transfer or assignment (including, without limitation, pursuant to Section 11(b)) by the Cypress Shareholders of 50% or more of the securities of the Company held by the Cypress Shareholders in the aggregate on the date of this Agreement.

9.  Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the consent of the parties hereto or their respective successors in interest, (b) the dissolution, liquidation or winding up of the Company and (c) the date on which no Registrable Securities remain outstanding; provided, that Sections 5, 10, 12, 13, 15 and 16 shall survive any such termination, in accordance with their terms.

10.  Voting Rights. The Company and each Holder shall take all necessary and desirable actions within its control (including, without limitation, calling special board or shareholder meetings to seek approval of amendments and/or restatements of the Company’s Memorandum of Association or Articles of Association, proposing a slate of director nominees and voting in favor of such nominees, as applicable in each case), so that:

(a)  For so long as the Investors in the aggregate beneficially own at least 51% of the outstanding Voting Shares of the Company on a fully-diluted basis (the “Threshold Amount”), Investors shall be entitled to designate for election to the Board the number of individuals equal to two-thirds of the authorized number of directors of the Board, rounded up to the nearest whole even number. Such designated individuals shall be elected as members of the Board.

(b)  To the extent that the Investors in the aggregate beneficially own less than the Threshold Amount, they shall continue to have the rights provided by the previous paragraph for up to 12 months following the date their aggregate beneficial ownership falls below the Threshold Amount.

(c)  For so long as Investors have continuously owned less than the Threshold Amount for greater than 12 months, they shall be entitled to designate the number of individuals , rounded up to the nearest whole number, for election to the Board in proportion to their aggregate beneficial ownership of Voting Shares, and such individuals shall be elected to the Board; provided that, for so long as Investors in the aggregate beneficially own at least 5% of the outstanding Voting Shares they shall be entitled to designate at least one individual for election to the Board, and such individual shall be elected to the Board.

(d)  Subject to applicable law, Investors shall be entitled to designate the number of members of each board of directors of each subsidiary of the Company and, subject to applicable law and exchange rules and regulations, each respective committee of the Company and its subsidiaries that is proportionate to their representation on the Board.

(e)  For so long as the Cypress Shareholders in the aggregate beneficially own at least 2.5% of the outstanding Voting Shares of the Company on a fully diluted basis (or until the Cypress Shareholders effect the sale, transfer or assignment of their securities in the Company described in Section 11(b), if earlier), the Cypress Shareholders shall be entitled to designate at least one individual, who shall be an employee, officer or director of the Cypress Shareholders and who shall not be an employee, officer or director of any competitor of the Company or any of its subsidiaries, for election to the Board. Such individual shall be approved by Investors as a designee of the Cypress Shareholders, such approval not to be unreasonably withheld or delayed, but subject in any event to Investors’ fiduciary duties and applicable law; provided that the parties agree that as of the date of this Agreement, the initial representative of the Cypress Shareholders to be designated for election to the Board shall be Jeffrey Hughes . Such individual shall be elected as a member of the Board, but shall be removed from the

Board if such individual is no longer an employee, officer or director of the Cypress Shareholders. For the avoidance of doubt, the designation of the representative of the Cypress Shareholders shall be in addition to the other rights of the Investors to designate individuals for election to the Board pursuant to this Section 10.

(f)  For so long as Investors have the right to designate directors for election to the Board and the boards of directors of subsidiaries of the Company and committees thereof, Investors shall also have the sole right to remove from the Board or such boards of directors and such committees thereof the directors so designated by Investors. If a vacancy is to occur on the Board or any other such board of directors or any such committee thereof arising from the removal, resignation, death or incapacity of a director designated by Investors, Investors shall have the sole right to designate a director to fill such vacancy. The Company shall take all actions necessary to fill such a vacancy promptly upon notice by Investors of their designation of a replacement director. For so long as the Cypress Shareholders have the right to a representative to be designated for election to the Board, the Cypress Shareholders shall also have the sole right to remove from the Board such representative of the Cypress Shareholders. If a vacancy is to occur on the Board arising from the removal, resignation, death, incapacity or disaffiliation with the Cypress Shareholders of the representative of the Cypress Shareholders on the Board, the replacement director shall be designated in accordance with the procedures set forth in Section 10(e). The Company shall take all actions necessary to fill such a vacancy promptly upon notice by Investors of their designation of a replacement director from the list provided by the Cypress Shareholders pursuant to Section 10(e).

(g)  So long as any Convertible Shares are outstanding, in addition to any other vote of members or shareholders of the Company required under applicable law or the Memorandum of Association or Articles of Association of the Company, the holders of the Convertible Shares will have the rights set forth in Section 4(b) of the Certificate of Designations and the Company shall not take any action or fail to take any action that, in any event, would be inconsistent with, or would otherwise impede or frustrate the rights of such holders of Convertible Shares under Section 4(b) of the Certificate of Designations.

(h)  In addition to the foregoing, Investors shall otherwise have the right to participate in the election of the Board on the same terms as other holders of Voting Shares of the Company.

11.  Transfer Restrictions.

(a)  The Convertible Shares may be transferred to Affiliates of either Investor, provided that at all times voting and disposition control of such Convertible Shares shall remain with the Investors pursuant to appropriate proxies or other similar methods. The Investors shall not and shall cause such Affiliates not to, without the prior written consent of the Company, which consent shall not be unreasonably withheld, transfer more than 490,000 Convertible Shares in the aggregate to any Person or Persons other than an Affiliate of an Investor. The Investors shall and shall cause their Affiliates to give prior notice to the Company of any transfer of Convertible Shares to a Person other than an Affiliate of an Investor. Such notice shall include the identity of the transferee. An Investor may pledge all or a portion of its Convertible Shares or grant a security interest therein to secure indebtedness of such Investor or any of its permitted transferees owing to a bank, other financial institution, institutional lender or other financing source.

(b)  At any time following the date of this Agreement, the Cypress Shareholders shall be permitted to sell, transfer or assign all, but not less than all, of the securities of the Company then held by the Cypress Shareholders in the aggregate to the limited partners, members or shareholders in the Cypress Shareholders; provided, that the rights of the Cypress Shareholders pursuant to this Agreement shall not be transferred or assigned to such transferees or assignees of the securities of the Cypress Shareholders. Notwithstanding the foregoing, the obligations contained in this Section 11(b) shall no longer apply to the Cypress Shareholders upon the sale, transfer or assignment (including, without limitation, pursuant to Section 11(b)) by the Cypress Shareholders of 50% or more of the securities of the Company held by the Cypress Shareholders in the aggregate on the date of this Agreement.

(c)  Investors shall not cause the Company to enter into any of the following types of transactions other than with the approval of the majority of disinterested members of the Board and in compliance with applicable law:

(i)   a merger, consolidation, amalgamation, scheme of arrangement or business combination with either Investor or its Affiliates; or

(ii)   a sale, lease or exchange of all or substantially all of the assets of the Company to either Investor or its Affiliates;

provided, that the foregoing shall not apply to any such transaction of the Company with any Person that the Company, directly or indirectly, controls, as defined in Rule 405 under the Securities Act.

12.  Preemptive Rights.

(a)  For so long as there are any Registrable Securities (other than Registrable Securities held by the Cypress Shareholders) or Convertible Shares outstanding, if the Company proposes to issue or sell any Ordinary Shares or Ordinary Share Equivalents to any Person or Persons other than the Investors or holders of Convertible Shares other than an issuance of securities registered on Form S-8 or any successor form thereto or otherwise issued under an employee benefits plan in existence as of the date hereof or consented to by Investors, and other than any securities registered on Form S-4 or any successor form thereto or otherwise issued in an exchange offer or business combination transaction that (other than in the case of a merger, consolidation, amalgamation or share exchange with any other Person pursuant to which the Company issues securities as consideration therefor) was approved by Investors (a “New Issuance”), the Company shall (i) give each Investor or holder of Convertible Shares 30 days’ prior written notice of the proposed issuance or sale and (ii) offer to sell to the Holders (other than the Cypress Shareholders) and holders of Convertible Shares, on the same terms and conditions as the proposed sale to such Person or Persons at the most favorable price and on the most favorable terms as are offered to any such Persons, the respective numbers of such securities which, if all such securities were purchased, would result in the Holders (other than the Cypress Shareholders) and holders of Convertible Shares holding that percentage of such securities equal to the percentage of Ordinary Shares on a fully diluted basis owned by the Holders (other than the Cypress Shareholders) immediately prior to such sale and into which Convertible Shares owned by the holders thereof immediately prior to such sale are convertible. Such offer shall remain open for 30 days after notice of such New Issuance has been given to such Investor or other holder of Convertible Shares. If requested by the Holders (other than the Cypress Shareholders) and holders of Convertible Shares, the Company will issue to the Holders (other than the Cypress Shareholders) and holders of Convertible Shares (or any Affiliate designated by such Holders or holders of Convertible Shares) a different class of equity securities, which shall be identical to those to be issued except that they will be non-voting and convertible into those equity securities to be issued. Except as expressly provided in this Section 12, the shareholders of the Company shall not have preemptive rights.

(b)  Upon the expiration of the offering period described above, the Company shall be entitled to sell such securities that the Investors or holders of Convertible Shares have not elected to purchase during the 90-day period following such expiration at a price and on terms and conditions no more favorable to the purchasers thereof than those offered to the Investors or holders of Convertible Shares. Any such securities offered or sold by the Company after such 90-day period must be reoffered to the Investors or holders of Convertible Shares pursuant to the terms of this Section 12. The closing of any purchase by the Investors or holders of Convertible Shares pursuant to Section 12(a) shall be held at the time and place of the closing of, and on the same terms and conditions as, the New Issuance, or at such other time and place as the parties to the transaction may agree. At such closing, the participating Investors or holders of Convertible Shares shall deliver, by certified or official bank check or wire transfer, so much of the purchase price for its portion of the New Issuance as is payable in cash and shall pay the balance in accordance with the agreed upon terms of the transaction, and all parties to the transaction shall execute such documents as are otherwise customary and appropriate.

13.  Affiliate Transactions. The Company shall not, and shall not permit its subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Investor or any Affiliate of an Investor (other than the Company and its subsidiaries) (each, an “Affiliate Transaction”), unless the Affiliate Transaction is approved by the independent directors of the Board (which, for purposes of this Section 13, shall not include the representatives of the Investors) or upon a vote of at least a majority of the holders of the Ordinary Shares as a class, excluding any Ordinary Shares held by the Investors; provided that, the Investors or their Affiliates may enter into the following types of agreements with the Company and/or its subsidiaries without such approval or vote: reinsurance agreements, investment management agreements, and/or any agreement with the Company or its subsidiaries under which the Company or its subsidiaries are not obligated to make payments in excess of $2,000,000 in the aggregate, in each case in the ordinary course of business and on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person; provided that such agreements do not create any material adverse tax consequences to holders of Ordinary Shares taken in the aggregate.

14.  Information Rights. The Cypress Shareholders and any Affiliate or limited partner of a Cypress Shareholder that holds securities of the Company on the date hereof, on a co-investment basis with the Cypress Shareholders that is intended to qualify as a “venture capital operating company” within the meaning of 29 C.F.R. § 2510.3-101(d) (each such entity, a “VCOC Investor”) shall have the right to receive from the Company any written information or written materials provided by the Company to members of the Board; provided that the Cypress Shareholders and the VCOC Investors receiving such information shall enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company providing that each such Cypress Shareholder and VCOC Investor shall keep any information and materials received pursuant to this Section 14 strictly confidential, subject to the terms and conditions of such confidentiality agreement.

15.  Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, including, without limitation, limited partners or members on a co-investment basis. The Affiliates of Investors shall be deemed to include one or more funds under common management and their respective limited partners and Affiliates.

“Affiliate Transaction” has the meaning set forth in Section 13.

“Agent” has the meaning set forth in Section 5(a).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Blackout Notice” has the meaning set forth in Section 1(d).

“Blackout Period” has the meaning set forth in Section 1(d).

“Board” has the meaning set forth in Section 1(d).

“Cerberus” has the meaning set forth in the first paragraph of this Agreement.

“Certificate of Designations” means the Certificate of Designations of the Company with respect to the Convertible Shares.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Convertible Shares” has the meaning set forth in the recitals.

“Cypress Shareholders” has the meaning set forth in the first paragraph of this Agreement.

“Demand Registration” has the meaning set forth in Section 1(a).

“Demand Registration Statement” means a registration statement of the Company that covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 1(a) (as such amount may be reduced in accordance with the provisions of Section 1(f)) and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“Holder” means any holder of outstanding Registrable Securities who is a party to this Agreement or to whom the benefits of this Agreement have been validly assigned and such of its respective heirs, successors and permitted assigns (including any permitted transferees of Registrable Securities) who acquire or are otherwise the transferee of Registrable Securities, directly or indirectly, from such

Investor (or any subsequent Holder), for so long as such heirs, successors and permitted assigns own any Registrable Securities; provided that the Cypress Shareholders shall not be permitted to assign or transfer their rights hereunder.

“Holders’ Counsel” has the meaning set forth in Section 4(b).

“Inspectors” has the meaning set forth in Section 3(a).

“Initiating Holders” means, with respect to a particular registration, the Holders who initiated the Request for such registration.

“Investors” has the meaning set forth in the first paragraph of this Agreement.

“Investors’ Agreement” means the Investors’ Agreement, dated as of the date hereof, by and among Investors.

“Majority Holders of the Registration” means, with respect to a particular registration, one or more Holders of Registrable Securities who would hold a majority of the Registrable Securities to be included in such registration.

“MassMutual” has the meaning set forth in the first paragraph of this Agreement.

“New Issuance” has the meaning set forth in Section 12(a).

“Ordinary Shares” means the ordinary shares of the Company, par value $0.01 per share.

“Ordinary Share Equivalents” means (i) any evidences of indebtedness, shares of the capital of the Company or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, and (ii) any right, option or warrant to subscribe for, purchase or otherwise acquire, directly or indirectly, Ordinary Shares; provided, that unless otherwise specified herein, for the purposes of computing the number of Ordinary Shares either outstanding or held by an Investor, the Ordinary Share Equivalents outstanding or held by such Investor shall be deemed to be converted, exercised or exchanged for Ordinary Shares, whether or not such conversion, exercise or exchange has actually been effected, and whether or not then convertible, exercisable or exchangeable or vested.

“Other Agreements” has the meaning set forth in Section 16(j).

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Piggyback Registration” has the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus and any prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), and any such Prospectus as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which Holders notify the Company of their intention to offer Registrable Securities.

“Registrable Securities” means (i) any Ordinary Shares issued or issuable upon conversion of the Convertible Shares, (ii) any other shares or securities that the holders of the Convertible Shares may be entitled to receive, or will have received, pursuant to such holders’ ownership of the Convertible Shares, (iii) any Ordinary Shares otherwise or hereafter purchased or acquired by the Investors or their Affiliates (provided, that the Company shall be obligated pursuant to this Agreement to pay half of any Registration Expenses with respect to securities classified as Registrable Securities solely under this clause (iii)), (iv) any securities of the Company held by the Cypress Shareholders on the date hereof or (v) any securities of the Company (or any successor or assign of the Company, whether by merger, consolidation, sale of assets or otherwise) issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i), (ii) or (iii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, sale of assets or similar transactions. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by Prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, (y) they have been sold to the public through a broker, dealer or market maker pursuant to Rule 144 or other exemption from registration under the Securities Act, or (z) they have been sold by such Holder without restriction as to volume or manner of sale pursuant to Rule 144(k) under the Securities Act. For purposes of this

Agreement, a Person will be deemed to be a Holder whenever such Person holds an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities, whether or not such purchase, conversion, exercise or exchange has actually been effected and disregarding any legal restrictions upon the exercise of such rights. Registrable Securities issuable upon exercise of an option or upon conversion, exchange or exercise of another security shall be deemed outstanding for the purposes of this Agreement. Notwithstanding the foregoing, any securities of the Company held by the Cypress Shareholders and otherwise deemed to be Registrable Securities shall cease to be Registrable Securities upon the sale, transfer or assignment (including, without limitation, pursuant to Section 11(b)) by the Cypress Shareholders of 50% or more of such securities of the Company held by the Cypress Shareholders in the aggregate on the date of this Agreement.

“Registration Expenses” has the meaning set forth in Section 4.

“Registration Request” has the meaning set forth in Section 1(a). The term Registration Request will also include, where appropriate, a S-3 Registration request made pursuant to Section 1(c).

“Registration Statement” means the registration statement, Prospectus and other documents filed with the Commission to effect a registration under the Securities Act.

“Required Cypress Holders” means one or more Cypress Shareholders who would hold in the aggregate 50% or more of the outstanding Registrable Securities held by the Cypress Shareholders.

“Required Investor Holders” means one or more shareholders or members who would hold in the aggregate 50% or more of the outstanding Registrable Securities held by Investors or their permitted assignees and transferees.

“Rule 144” means Rule 144 under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, as in effect from time to time.

“Rule 144A” means Rule 144A under the Securities Act or any successor or similar rule as may be enacted by the Commission from time to time, as in effect from time to time.

“S-3 Registration” means a registration required to be effected by the Company pursuant to Section 1(c).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, as in effect from time to time.

“Securities Purchase Agreement” has the meaning set forth in the recitals.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder.

“Shelf Registration” has the meaning set forth in Section 1(a).

“Threshold Amount” has the meaning set forth in Section 10(a).

“Underwriters” means the underwriters, if any, of the offering being registered under the Securities Act.

“Underwritten Offering” means a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

“VCOC Investor” has the meaning set forth in Section 14.

“Voting Agreement” means the Voting Agreement and Waiver, dated as of November 26, 2006, by and among the Company, Investors and the Cypress Shareholders.

“Voting Shares” means the Ordinary Shares and the Convertible Shares, and any other securities of the Company that are entitled to vote in the election of the Board.

16.  Miscellaneous.

(a)  No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that is inconsistent with or adversely affects or impairs or violates the rights granted to the holders of Convertible Shares and Holders of Registrable Securities in this Agreement. Except as provided in this Agreement, the Company will not grant to any holder or prospective holder of any securities of the Company rights with respect to such securities that are senior, pari passu to or otherwise as or more favorable from the perspective of such Person as or than, the rights granted hereunder without the prior written consent of the Required Investor Holders and the Required Cypress Holders, provided that, with the prior written consent of the Required Investor Holders, but not the Required Cypress Holders, the Company may grant registration rights to any Person acquiring securities of the Company in a primary issuance that are as or more favorable than those granted to the Holders hereunder.

(b)  Adjustments Affecting Registrable Securities. Except as may be required by applicable law, the Company will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration or qualification for sale by Prospectus undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration or qualification (including, without limitation, effecting a share split or a combination of shares).

(c)  Remedies. The parties hereto acknowledge that money damages would not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

(d)  Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company (upon the approval of the independent directors of the Board, which shall not include the representatives of the Investors), the Required Investor Holders and, for so long as the Investors beneficially own any Convertible Shares or Registrable Securities, the Investors, and, with respect only to such an amendment, modification, supplement or waiver that would materially adversely affect their rights hereunder or impose any material additional burdens on them, for so long as the Cypress Shareholders hold Registrable Securities, the Required Cypress Holders; provided, however, that in the event that such amendment or waiver would treat a Holder or group of Holders in a manner different from any other Holders, then such amendment or waiver will require the consent of such Holder or the Holders of a majority of the Registrable Securities of such group adversely treated.

(e)  Successors and Assigns. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and assigns (including any permitted transferee of Registrable Securities). Any Holder (other than a Cypress Shareholder) may assign to any permitted (as determined under the Securities Purchase Agreement and this Agreement) transferee of its Registrable Securities (other than a transferee that acquires such Registrable Securities in a registered public offering or pursuant to a sale under Rule 144 of the Securities Act (or any successor rule)), its rights and obligations under this Agreement. In addition, and whether or not any express assignment will have been made, the provisions of this Agreement which are for the benefit of the holders of the Convertible Shares and/or the Holders of the Registrable Securities (or any portion thereof) as such will be for the benefit of and enforceable by any permitted transferee that is a subsequent holder of any Convertible Shares and/or Registrable Securities (or of such portion thereof), as applicable, subject to the provisions respecting the minimum numbers or percentages of shares of Convertible Shares and/or Registrable Securities (or of such portion thereof), as applicable, required in order to be entitled to certain rights, or take certain actions, contained herein. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity's merger, consolidation, sale of substantially all of its assets, or similar transaction. For the avoidance of doubt, the rights under Section 10 (other than Section 10(g)) may not be assigned by either Investor to any third party, other than to its Affiliates or the other Investor, provided that in the case of any such assignment to an Affiliate or the other Investor, at all times voting and disposition control of such Convertible Shares and/or Registrable Securities and the right to exercise such rights under Section 10 shall remain with the Investors pursuant to appropriate proxies or other similar methods.

(f)  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(g)  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(h)  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)  Governing Law. This Agreement (other than Sections 10, 11 and 12) and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

(j)  Entire Agreement. This Agreement, the Investors’ Agreement, the Voting Agreement and the Securities Purchase Agreement (the Investors’ Agreement (solely with respect to the Investors), the Voting Agreement and the Securities Purchase Agreement, together, the “Other Agreements”) are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein or in the Other Agreements. This Agreement and the Other Agreements supersede all prior agreements and understandings between the Company and the other parties to this Agreement with respect to such subject matter.

(k)  Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company (and countersigned by the nominee), be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Securities and the nominee’s consent to such.

(l)  Consent to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives any claim (by way of motion, as a defense or otherwise) of improper venue, that it is not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such court. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or provided for in Section 16(n) of this Agreement, such service to become effective 10 days after such mailing. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 16(l).

(m)  Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(n)  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to MassMutual, to

  MassMutual Financial Group
      1295 State Street
      Springfield, MA 01111
      Fax: (413) 744-6350

  Attention: Larry N. Port

  and

  Babson Capital Management LLC
      1500 Main Street, Suite 22
      Springfield, MA 01111
      Fax: (413) 226-2064

  Attention: Rodney J. Dillman, Esq.

  with copies to:

      Debevoise & Plimpton LLP
      919 Third Avenue
      New York, NY 10022
      Fax: (212) 909 6836

  Attention: Nicholas F. Potter, Esq.

  and

  Ropes & Gray LLP
  45 Rockefeller Plaza
  New York, NY 10111
  Fax: (212) 841-5725

  Attention: Othon A. Prounis, Esq.

  (b) if to Cerberus, to

  SRGL Acquisition, LLC
  c/o Cerberus Capital Management, L.P.
  299 Park Avenue
  New York, NY 10171
  Fax: (212) 891-1540
  Attention: Christopher Brody

  with copies to:

  Debevoise & Plimpton LLP
      919 Third Avenue
      New York, NY 10022
      Fax: (212) 909 6836

  Attention: Nicholas F. Potter, Esq.

  and

  Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, NY 10022
      Fax: (212) 593-5955

  Attention: Marc Weingarten, Esq.

  (c) if to SRGL, to

  Scottish Re Group Limited
  Crown House, Second Floor
  4 Par-la-Ville Road
  Hamilton, HM 08, Bermuda
 Fax: (441) 295 7576

  Attention: Paul Goldean

  with a copy to:

  LeBoeuf, Lamb, Greene & MacRae LLP
      125 West 55th Street
          New York, NY 10019
      Fax: (212) 424 8500

  Attention: Stephen G. Rooney, Esq.

  (d) if to a Cypress Shareholder, to the address set forth opposite such Cypress Shareholder's name on Schedule 1, with a copy to:

  Simpson Thacher & Bartlett LLP
  425 Lexington Avenue
  New York, NY 10017
  Fax: (212) 455-2502

  Attention: Lee Meyerson, Esq.

[the remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SCOTTISH RE GROUP LIMITED

By:
Name:
Title:

MASSMUTUAL CAPITAL PARTNERS LLC

By:
Name:
Title:

SRGL ACQUISITION, LLC

By:
Name:
Title:

[CYPRESS SHAREHOLDERS]

SCHEDULE 1

Cypress Shareholder	Ordinary Shares	Address
CYPRESS MERCHANT B PARTNERS II (CAYMAN) L.P.	8,850,208	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022
CYPRESS MERCHANT B II-A C.V.	376,236	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022
CYPRESS SIDE-BY-SIDE (CAYMAN) L.P.	18,661	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022
55TH STREET PARTNERS II (CAYMAN) L.P.	85,405	c/o The Cypress Group L.L.C. 65 East 55th Street, 28th Floor New York, New York 10022

Annex E

Scottish Re Group Limited
Fairness Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

November 26, 2006

Board of Directors

Scottish Re Group Limited

Crown House, Third Floor

4 Par-la-Ville Road

Hamilton HMO8, Bermuda

Gentlemen and Madame:

You have requested our opinion with respect to the aggregate consideration of $600,000,000  (the “Consideration”) to be received by Scottish Re Group Limited (“Scottish Re” or the “Company”) in connection with the issuance and sale of 1,000,000 7.25% Convertible Cumulative Participating Preferred Shares, par value $0.01 per share (the “Preferred Shares”), of the Company to the Investors (as defined below) pursuant to the Securities Purchase Agreement, dated as of November 26, 2006 (the “Purchase Agreement”), by and among the Company, on the one hand, and MassMutual Capital Partners LLC (“MassMutual Capital”) and SRGL Acquisition LLC, an investment vehicle for certain investment funds managed by Cerberus Capital Management, L.P. (“Cerberus” and, together with MassMutual Capital, the “Investors”), on the other hand.

The Preferred Shares are convertible into 150,000,000 Ordinary Shares, par value $0.01 per share (the “Ordinary Shares”), of the Company at the option of the holders at any time and are mandatorily convertible on the ninth anniversary of their issuance; have a preference in a voluntary or involuntary liquidation or dissolution or sale of the Company to the Ordinary Shares; and vote together with the Ordinary Shares as a single class on actions to be taken by the holders of the Ordinary Shares.  Upon consummation of the investment contemplated by the Purchase Agreement (the “Investment”), the Investors will be entitled to approximately 68.7%, pro forma for the issuance of Ordinary Shares underlying the Company’s outstanding Hybrid Capital Units (as defined in the Purchase Agreement), of the combined voting power of the Preferred Shares and Ordinary Shares and will be entitled to designate, in aggregate, two thirds of the directors of the Company at all times that they beneficially own at least 51% of the outstanding voting shares of the Company.  We understand from the Company that the net cash proceeds from the sale of the Preferred Shares will be used to enhance the Company’s liquidity (cash and available collateral) and capital position.

Board of Directors

Scottish Re Group Limited

November 26, 2006

Page Two

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.  We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Investment.  We expect to receive fees for our services in connection with the Investment, the principal portion of which is contingent upon consummation of the Investment, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.  We currently are providing and have provided certain investment banking services to the Company and its affiliates from time to time, including having acted as financial advisor and initial purchaser for the Company’s Orkney I securitization (aggregate principal amount $850,000,000) in February 2005, financial advisor and initial purchaser for the Company’s Orkney II securitization (aggregate principal amount $455,000,000) in December 2005, co-lead manager for the Company’s follow-on offering of 9,400,000 Ordinary Shares in December 2005, lead manager and bookrunner for the Company’s Catastrophe Mortality Bond (aggregate principal amount $155,000,000) in April 2006 and co-manager for the Company’s Ballantyne Re securitization (aggregate principal amount $1,700,000,000) in May 2006.  We also have provided certain investment banking services to MassMutual Financial Group (“MassMutual”) and its affiliates from time to time, including having acted as co-manager for the issuance of MassMutual’s 5.625% surplus notes due 2023 (aggregate principal amount $250,000,000) in May 2003.  We also have provided certain investment banking services to Cerberus and its affiliates from time to time, including having acted as a joint bookrunner and joint-lead manager in the initial public offering of 50,000,000 shares of  EXCO Resources in February 2006, a joint-lead arranger, bookrunning manager and agent for a senior credit and mezzanine refinancing for LNR Capital Corporation (aggregate principal amount $1,700,000,000) in June 2006, a bookrunner and joint-lead manager for the initial public offering of 26,100,000 shares of AerCap Aviation Solutions in November 2006, and a bookrunner and joint-lead manager for the initial public offering of 615,809,000 shares of Aozora Bank in November 2006.  We also may provide investment banking services to the Company, MassMutual and Cerberus and their affiliates in the future.  In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals.  In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates have provided and may provide such services to the Company, MassMutual, Cerberus and their respective affiliates.  Goldman, Sachs & Co. and its affiliates have actively traded, and may in the future actively trade, the debt and equity securities (or related derivative securities) of the Company, affiliates of MassMutual, Cerberus and special purpose financing vehicles sponsored by the Company for their own account and for the accounts of their customers and have held, currently hold or may at any time in the future hold, long and short positions of such securities (including related derivative securities and securities for which we acted as initial bookrunner or purchaser).

Board of Directors

Scottish Re Group Limited

November 26, 2006

Page Three

In connection with this opinion, we have reviewed, among other things, the Purchase Agreement, the form of the Certificate of Designations for the Preferred Shares and the form of registration rights and shareholders agreement to be entered into by the Company and the Investors; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2005; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; an actuTimes New Roman appraisal as of December 31, 2005 prepared by a third party actuTimes New Roman firm dated August 14, 2006 and revised August 25 and September 16, 2006 (the “Third Party ActuTimes New Roman Reports”); an internal memorandum and analysis dated November 21, 2006 prepared by Scottish Re that estimates the valuation of its insurance companies and affiliated companies in a stand alone run-off scenario as of December 31, 2005 (the “Scottish Re Memoranda”); and certain internal financial analyses and forecasts for the Company prepared by its management including with respect to the Company’s revenue, net income, cash flow, securitizations, and capital structure.  We have also reviewed the Company’s analysis and forecast of current and projected cash and collateral requirements (both with and without the Investment) (the “Liquidity Analysis”).  We understand, and have taken into account in providing our opinion, that the Company expects Cerberus to provide an interim facility to the Company (aggregate principal amount up to $100,000,000) for which it will charge fees and the Company expects to receive commitments for a 11-year financing facility (aggregate principal amount $500,000,000 to $600,000,000) to fund its 2005 and 2006 new business production, and we have reviewed the commitment letters with respect thereto.  We also have held discussions with members of the senior management and Board of Directors of the Company regarding their assessment of the potential benefits of the Investment and the past and current business operations, financial condition and future prospects of the Company, including their assessment regarding the risks and uncertainties of achieving the forecasts in the amounts and time periods contemplated thereby.  We also have reviewed with members of the senior management and Board of Directors of the Company the effects of the Investment and the application of the proceeds thereof on the Company’s current and projected financial position, income statements and cash flow as well as cash and available collateral.  We have been advised as to various legal matters by counsel to the Company and have relied thereon in connection with our opinion.  We have had discussions with HSBC Bank USA, National Association (“HSBC”) regarding the matters relating to the Company’s collateral obligations to HSBC.  We have contacted a number of companies and other investors with respect to the possible sale of all or a part of the Company, including by way of a merger, by a sale of a portion or all of the assets or shares of the Company or by an investment into the Company in exchange for the issuance of securities by the Company.  In addition, we have reviewed the reported price and trading activity for the Ordinary Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain prior transactions in the life insurance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, legal, actuTimes New Roman, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this

Board of Directors

Scottish Re Group Limited

November 26, 2006

Page Four

opinion.  We are not actuaries and our services did not include any actuTimes New Roman determination or evaluation by us or any attempt to evaluate actuTimes New Roman assumptions and we have relied on the actuaries of the Company with respect to the adequacy of reserves for the Company’s insurance and investment contract liabilities.  In that regard, we have made no analysis of, and express no opinion as to, the adequacy of reserves for the insurance and investment contract liabilities of the Company.  In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries or of the solvency of the Company or any of its subsidiaries.

We have been instructed by you to assume, and we have assumed that:

(i)

the Company’s representations and warranties in the Purchase Agreement are accurate and its covenants and agreements to the Investors will be satisfied, and reinsurance recoverables of the Company and its subsidiaries will be collected in cash or offset against amounts owed, such that no indemnification obligations from the Company to the Investors will arise;

(ii)

(A) each of the rating agencies (Moody’s, S&P and A.M. Best) has indicated that, absent the announcement of a transaction in the near-term (as early as by Monday, November 27, 2006 in the case of Moody’s), it will downgrade the Company’s and its reinsurance subsidiaries’ senior debt and financial strength ratings and (B) at the current ratings or below, the Company’s ability to write new business is very limited, impacting the value of its ongoing franchise;

(iii)

(A) the Company has been under close scrutiny from its key regulators since the announcement of its second quarter 2006 earnings on August 3, 2006 and believes, based on management’s discussions with its regulators, that if a transaction is not announced in the near-term, its regulators could take actions ranging from suspending the Company’s licenses to placing its reinsurance subsidiaries under regulatory supervision, (B) in the case of a termination or suspension of its licenses, the Company would no longer be able to write new business and in-force business may be cancelled and recaptured, most likely on an adverse basis and (C) if the Company’s reinsurance subsidiaries were placed under regulatory supervision, shareholders’ interests would be subordinated to those of policyholders, which could dramatically reduce or eliminate the value to be received by shareholders;

(iv)

(A) absent an infusion of a significant amount of cash in the form of new capital into the Company, under the Company’s Liquidity Analysis (pre-Investment), the Company will become insolvent in the first quarter of 2008, (B) such Liquidity Analysis does not take into consideration any further deterioration that may occur in the Company’s ratings, financial profile or additional collateral demands from its customers and financing sources, among others (additional liquidity requirements, which have not been anticipated in the Liquidity Analysis, include but are not limited to the matters referred to in clauses C through G following), any one of which individually or in combination could accelerate the timing of the Company’s insolvency; (C) if a transaction is not announced by the expiration of the Company’s

Board of Directors

Scottish Re Group Limited

November 26, 2006

Page Five

affiliate Scottish Annuity & Life Insurance Company (Cayman) Ltd.’s (“SALIC”) forbearance agreement with HSBC on December 7, 2006, the Company believes that HSBC could demand a significant amount of additional collateral, which, based on the Company’s pre-Investment cash and available collateral position, could result in the Company’s immediate insolvency, (D) the Liquidity Analysis assumes that all shareholder litigation involving the Company will be settled within existing insurance coverage limits, as to which there can be no assurances, (E) the Company has recently received notice from the I.R.S. that it will be subject to an audit on its 2003 – 2005 tax returns and any adverse determinations resulting therefrom also could adversely affect the Company’s cash and available collateral positions, (F) in the event of regulatory actions such as a suspension or termination of its licenses, the Company’s potential requirement by customers to post additional collateral is not considered in its Liquidity Analysis, and (G) non-insurance holding companies that are affiliates of the Company (including SALIC and the Company) may be adversely affected to the extent that insurance regulators limit dividends or other forms of distributions to them from the Company’s reinsurance subsidiaries and, if adequate cash is not available to fund their obligations (including the repayment of the 4.5% Senior Convertible Notes, aggregate principal amount $115,000,000, that are putable at par to the Company for cash on December 6, 2006), the Company may become insolvent;

(v)

given the Company’s current ratings, regulatory concerns and cash and available collateral positions, its ability to retain customers, vendors and key employees continues to deteriorate;

(vi)

the Company’s failure or inability to provide additional collateral to its commercial banks or customers would likely result in the Company filing a voluntary petition for reorganization under the federal Bankruptcy Code; and

(vii)

it would be unlikely that holders of Ordinary Shares would receive any significant value for their investment in the event that the Company filed a petition under the federal Bankruptcy Code.

We are not expressing any opinion as to the prices at which the Ordinary Shares will trade at any time following consummation of the Investment.  Our opinion does not address the relative merits of the Investment as compared to any alternative transaction that might be available to the Company.  Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  We also are not expressing any opinion as to the impact of the transactions contemplated by the Purchase Agreement on the solvency or viability of the Company or the ability of the Company to pay its obligations when they become due.  We have assumed that the Investment and the transactions contemplated thereby will be consummated, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Investment contemplated by the Purchase Agreement will be obtained, without any adverse effect on the Company or on the expected benefits of the Investment in any way meaningful to our analysis.  Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the

Board of Directors

Scottish Re Group Limited

November 26, 2006

Page Six

Investment and such opinion does not constitute a recommendation as to how any holder of Ordinary Shares should vote with respect to the Investment or related matters.

Based upon and subject to the foregoing (including, in particular, the seventh paragraph of this letter), it is our opinion that, as of the date hereof, the $600,000,000 in aggregate consideration to be received by the Company for the Preferred Shares pursuant to the Purchase Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Annex F

Scottish Re Group Limited
Fairness Opinion of Bear, Stearns & Co. Inc.

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

November 26, 2006

The Board of Directors
Scottish Re Group Limited
P.O. Box HM 2939
Crown House, Third Floor
4 Par-la-Ville Road
Hamilton HM MX
Bermuda

Ladies and Gentlemen:

We understand that Scottish Re Group Limited (“SRGL” or the “Company”) intends to enter into a Securities Purchase Agreement (including a form of Certificate of Designations of the Convertible Shares (as defined below) and a form of Voting Agreement attached as Exhibit A and Annex I, respectively, thereto, the “Securities Purchase Agreement”), a Registration Rights and Shareholders Agreement (the “Registration Rights Agreement”) and a financing commitment letter and term sheet (the “Commitment Letter” and, together with the Securities Purchase Agreement and the Registration Rights Agreement, the “Transaction Documents”), each to be dated as of November 26, 2006, pursuant to which, among other things:

(i)
MassMutual Capital Partners LLC (“MMCP”) and SRGL Acquisition LLC, an investment vehicle for certain investment funds advised by Cerberus Capital Management, L.P. (together with MMCP, the “Investors”) would purchase, in equal proportions, an aggregate of 1,000,000 shares of newly created Convertible Cumulative Participating Preferred Stock, par value $0.01 per share, of SRGL, having a liquidation preference of $600 per share (the “Convertible Shares”), for an aggregate cash purchase price of $600,000,000 (such issuance is referred to below as the “Securities Issuance” and such aggregate cash purchase price is referred to below as the “Financial Consideration”);

(ii)
The Convertible Shares would be convertible, at an initial conversion price of $4 per share, into 150,000,000 ordinary shares, par value $0.01 per share, of SRGL (the “Ordinary Shares”), at any time at the holder’s option or mandatorily on the ninth anniversary of their issuance (the “Mandatory Conversion”), with such Convertible Shares having voting rights on an as-converted basis together with the Ordinary Shares;

ATLANTA | BEIJING | BOSTON | CHICAGO | DALLAS | DENVER | DUBLIN | HONG KONG | LONDON

LOS ANGELES | LUGANO | MILAN | NEW YORK | SAN FRANCISCO | SAN JUAN | SÃO PAOLO | SHANGHAI | SINGAPORE | TOKYO

The Board of Directors
Scottish Re Group Limited
November 26, 2006

(iii)
The Investors’ as-converted voting percentage of SRGL’s total voting securities would be approximately 68.7%, with the Company’s current shareholders holding the balance of SRGL’s outstanding voting securities;

(iv)
The Convertible Shares would rank senior to the Ordinary Shares upon a liquidation or dissolution of the Company (but junior to all other securities currently issued by SRGL), with the liquidation price for the Convertible Shares being equal to $600,000,000 plus accrued and unpaid dividends accreting daily on a non-compounding basis at the rate of 7.25% per annum (the “Liquidation Price”) or, if greater, the fully converted value thereof;

(v)
If the Company is sold prior to the Mandatory Conversion, the holders of Convertible Shares would be entitled to receive the greater of (a) the Liquidation Price accreted until the earlier of the date of sale or the fifth anniversary of their issuance or (b) the proceeds available to holders of Ordinary Shares on an as-converted basis;

(vi)
Upon consummation of the Securities Issuance, the Investors will have the right to designate two-thirds of the Board of Directors of SRGL and will continue to have such right (a) so long as they beneficially own, in the aggregate, at least 51% of the outstanding voting shares of SRGL on a fully diluted basis and (b) for 12 months following such time as their aggregate ownership percentage falls below such ownership level; in addition, the Investors shall be able to designate at least one member of the Board of Directors, so long as they beneficially own, in the aggregate, at least 5% of the outstanding voting shares of SRGL on a fully diluted basis;

(vii)	Pursuant to the Registration Rights Agreement, the Investors shall receive, at the expense of SRGL, certain demand and piggyback registration rights;

(viii)
Pursuant to the Commitment Letter, Cerberus Capital Management, L.P. (“Cerberus”) is to provide to the Company a bridge facility of up to $100 million to provide adequate liquidity to SRGL through closing of the Securities Issuance, for which Cerberus will charge fees; and

(ix)	Finally, we have been advised that, in conjunction with the Securities Issuance, the Company expects to receive $500 million to $600 million in bank facilities for XXX financing.

You have provided us with a copy of the Transaction Documents in substantially final form, in which the above terms are described in greater detail.

You have requested our opinion as to whether the Financial Consideration is fair, from a financial point of view, to the Company.

In the course of performing our review and analyses for rendering this opinion, we have:

•	Reviewed the draft Transaction Documents, which for the purposes of this opinion have been assumed not to be materially different from their final forms;

•
Reviewed SRGL’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

The Board of Directors
Scottish Re Group Limited
November 26, 2006

•
Reviewed certain operating, financial and actuarial information (including an independent consultant’s actuarial appraisal) relating to SRGL’s business and prospects, including liquidity projections for the ten years ending December 31, 2016 (assuming no consummation of the Securities Issuance or any alternative extraordinary transaction) and projections for the four years ending December 31, 2010 (assuming consummation of the Securities Issuance), all as prepared and/or provided to us by SRGL’s management;

•
Met with certain members of SRGL’s senior management to discuss the Company’s business, operations, historical and projected financial results, current and prospective financial condition, current and prospective liquidity and funding needs, alternative funding sources and future prospects, including management’s view of the risks and uncertainties associated with not pursuing the Securities Issuance or a similar extraordinary transaction;

•	Reviewed the historical prices, trading multiples and trading volumes of the Ordinary Shares;

•	Reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to SRGL;

•	Reviewed certain publicly available Wall Street equity research reports and credit rating agency reports regarding the Company;

•
Reviewed, analyzed and/or performed discounted cash flow and/or valuation analyses based on the projections for SRGL in a “run-off” scenario (i.e., assuming no consummation of the Securities Issuance or any similar extraordinary transaction) and on a “going concern” basis (i.e., assuming consummation of the Securities Issuance);

•	Reviewed the pro forma financial condition, liquidity profile and capitalization of SRGL, after giving effect to the Securities Issuance and certain related financing transactions;

•	Reviewed the terms of recent acquisitions involving companies which we deemed generally comparable to SRGL; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In evaluating SRGL’s financial condition, liquidity profile and funding needs and future prospects, we have been advised by the Company, and have been instructed by the Company to assume, that:

•
Based on the Company’s liquidity projections, assuming no new financing or surplus relief transactions and given its current cash position, if SRGL were to meet all its existing payment obligations, including collateral needs for reinsurance purposes, the Company would expect to exhaust its liquidity resources during the first quarter of 2008 and, under such circumstances, would no longer be able to conduct its operations after such time without additional financing. SRGL’s liquidity projections do not take into consideration any further deterioration that may occur in the Company’s ratings, financial profile or additional collateral demands from its counterparties and/or financing sources, or any other additional liquidity requirements which have not been anticipated in the liquidity projections, any one of which individually or in combination could accelerate the timing of the Company’s potential insolvency.

The Board of Directors
Scottish Re Group Limited
November 26, 2006

•
Based on SRGL’s liquidity projections, assuming no new financing or surplus relief transactions and given its current cash position, the Company’s funding gap is expected to continue to grow, from its initial negative balance as outlined above to approximately $650 million in 2014.

•
Unless the Company effects the Securities Issuance or a similar alternative extraordinary transaction entailing a significant permanent cash infusion, it is likely that (i) the Company’s credit ratings would continue to be downgraded (in fact, each of Moody’s, Standard & Poor’s and A.M. Best has indicated that, absent the announcement of a transaction in the near-term (as early as Monday, November 27, 2006, in the case of Moody’s), it will downgrade the Company’s and its reinsurance subsidiaries’ senior debt and financial strength ratings); (ii) the Company would expect to begin to experience (A) a further impairment in its ability to write new business, (B) significant recaptures of existing business by cedants and/or (C) demands for additional collateral from certain current creditors of its affiliates, including HSBC USA, National Association (“HSBC”); and (iii) the value of the Company’s ongoing franchise would be materially impacted.

•
The Company has been under close scrutiny from its key regulators since the announcement of its second quarter 2006 earnings on August 3, 2006, and believes, based on management’s discussions with its regulators, that (i) unless SRGL effects the Securities Issuance or a similar alternative extraordinary transaction entailing a significant permanent cash infusion, either (A) SRGL may be forced to commence bankruptcy or insolvency proceedings at some point in the near future or (B) SRGL’s insurance subsidiaries may be placed under regulatory proceedings by its regulators, or both; (ii) in the case of a termination or suspension of its licenses, the Company would no longer be able to write new business and in-force business may be cancelled and recaptured, most likely on an adverse basis; and (iii) if the Company’s reinsurance subsidiaries were placed under regulatory supervision, SGRL’s shareholders’ interests would be subordinated to those interests of policyholders, which could dramatically reduce or eliminate the value to be received by shareholders.

•
In the event of suspensions or revocation of its licenses, the Company’s potential requirement by its counterparties to fund additional collateral is not considered in SRGL’s liquidity projections; and there may be further adverse effects to the Company’s liquidity profile owing to the action of insurance regulators limiting dividends or other forms of distributions from the Company’s regulated subsidiaries and, if such events were to transpire, adequate cash would not be available to fund any material debts that are coming due, including the $115 million 4.5% Senior Convertible Notes, which are expected to be “put” to the Company on December 6, 2006.

•
Unless the Company executes definitive documentation with respect to the Securities Issuance or a similar alternative extraordinary transaction entailing a significant permanent cash infusion by the expiration of the Company’s affiliate Scottish Annuity & Life Insurance Company (Cayman) Ltd.’s (“SALIC”) forbearance agreement with HSBC on December 7, 2006, the Company believes that HSBC could demand a significant amount of additional collateral, which, based on the Company’s current cash and collateral position before giving effect to the Securities Issuance, could result in SRGL’s immediate insolvency.

•	The Company (and its liquidity projections) assumes that all shareholder litigation involving the Company will be settled within existing insurance coverage limits.

The Board of Directors
Scottish Re Group Limited
November 26, 2006

•
The Company has recently received notice from the Internal Revenue Service (the “IRS”) that it will be subject to an audit on its 2003 through 2005 tax returns, and any adverse determinations by the IRS could adversely affect the Company’s cash and available collateral positions, as well as having a material earnings impact through unforeseen assessments.

•	Based on the Company’s liquidity projections, and following the consummation of the Securities Issuance, SRGL would expect to have adequate liquidity through 2016.

•
The broad process by which SRGL solicited both potential strategic acquirors of, and potential strategic and financial investors in, the Company has not led to any alternative indications of interest that would adequately address the Company’s current and prospective liquidity needs.

•
A “run-off” discounted cash flow analysis performed by the Company’s senior management indicates a potential economic value to existing holders of Ordinary Shares ranging from $69 million to negative $147 million at 12% and 15% risk discount rates, respectively; however, the Company’s management has indicated that it is unclear how early negative cash flows in such a “run-off” would be financed, leading senior management of the Company to question the viability of this operating scenario in the absence of a significant capital injection or financing.

•	Given the Company’s current ratings, regulatory concerns and cash and available collateral positions, its ability to retain customers, vendors and key employees continues to deteriorate.

•
Since (i) there does not appear to be any alternative extraordinary transaction available that would adequately address the Company’s short- and medium-term liquidity needs, including any need to provide additional collateral to the Company’s commercial banks or other counterparties and (ii) a “run-off” of the Company’s existing business would require additional liquidity to support the continuing growth in reserves, SRGL’s senior management believes that the Company could face regulatory action in the near term or subsequent regulatory and/or bankruptcy or insolvency proceedings in the future; the Company’s senior management has further advised us that in the event of such occurrences, the holders of Ordinary Shares may suffer a substantial or total loss of value to their holdings of Ordinary Shares.

In rendering our opinion herein, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial, accounting, legal, actuarial, tax and other information provided to or discussed with us by SRGL or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of SRGL as to the expected future performance of the Company. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of SRGL that they are unaware of any facts that would make the information and projections incomplete or misleading. We have been advised as to various legal matters by counsel to the Company and have relied on the advice of such counsel in connection with our opinion.

In arriving at our opinion, we have not performed any independent appraisal of the assets or liabilities (contingent or otherwise) of SRGL, and, apart from an actuarial appraisal carried out by third party consultants at the Company’s instruction, have not been furnished with any such appraisals. We are not actuaries, our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on the actuaries of the Company with respect to the

The Board of Directors
Scottish Re Group Limited
November 26, 2006

adequacy of reserves for the Company’s insurance and investment contract liabilities. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various strategic acquirors/investors and private equity investors regarding an acquisition of, or an investment transaction involving, SRGL, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Securities Issuance and the transactions contemplated thereby will be consummated in a timely manner and in accordance with the terms of the Transaction Documents without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on SRGL or on the expected benefit of the Securities Issuance in any way meaningful to our analysis. Since, according to the terms of the Transaction Documents, the conversion ratio of the Convertible Shares is subject to upward adjustment for indemnification of losses suffered by the Investors from breaches of representations and warranties, failure to perform covenants and other agreements or non-collection in cash or by offset of reinsurance recoverables of the Company and its subsidiaries, we have assumed, with SRGL’s consent, that the representation and warranties made to the Investors are true and complete, that such covenants and other agreements will be performed in accordance with their terms and that such reinsurance recoverables will be collected in cash or by offset of amounts owed.

We do not express any opinion as to the price or range of prices at which the Ordinary Shares may trade subsequent to the announcement or consummation of the Securities Issuance.

We have acted as a financial advisor to SRGL, jointly with Goldman Sachs & Co., in connection with the Securities Issuance and will receive a customary fee for such services, all of which is contingent on successful consummation of the Securities Issuance. In addition, SRGL has agreed to indemnify us against certain liabilities arising out of our engagement. Bear Stearns has been previously engaged by SRGL or its affiliates to provide certain investment banking, capital raising and other services for which we received customary fees. In addition, Bear Stearns has been engaged to provide certain investment banking and other services to Cerberus or its affiliates for which we have received or expect to receive customary fees.  Moreover, Bear Stearns may provide investment banking and other services for SRGL, MMCP, Cerberus or their respective affiliates in the future. In the ordinary course of business, Bear Stearns and its affiliates have traded and may actively trade the equity and debt securities and/or bank debt of SRGL, MMCP, Cerberus and their respective affiliates (including equity and debt securities of SRGL and its affiliates for which Bear Stearns and/or its affiliates have acted as initial purchaser or underwriter) for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of SRGL and does not constitute a recommendation to the Board of Directors of SRGL or any holders of the Ordinary Shares as to how to vote in connection with the Securities Issuance or otherwise. This opinion does not address SRGL’s underlying business decision to pursue the Securities Issuance, the relative merits of the Securities Issuance as compared to any alternative business or financial strategies that might exist for SRGL or the effects of any other transaction in which SRGL might engage. This opinion does not constitute a solvency or reserve adequacy opinion with regard to the Company, nor does it address the solvency of SRGL or the adequacy of the reserves of any of its affiliates following consummation of the Securities Issuance or at any other time. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of the Ordinary Shares in connection with the Securities Issuance. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on

The Board of Directors
Scottish Re Group Limited
November 26, 2006

economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, and in particular the matters described above regarding the company’s liquidity profile, funding needs and future prospects, it is our opinion that, as of the date hereof, the Financial Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
/s/ Jay Bullock Senior Managing Director

Annex G

Scottish Re Group Limited
Fairness Opinion of Duff & Phelps, LLC

DUFF & PHELPS, LLC

November 26, 2006

Board of Directors
Scottish Re Group Limited
13840 Ballantyne Corporate Place
Suite 500
Charlotte, NC 28277

Dear Directors:

Scottish Re Group Limited (“SRGL” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) on behalf of the Board of Directors of the Company (the “Board of Directors”) to serve as independent financial advisor to the Board of Directors and provide an opinion (the “Opinion”) to the Board of Directors as to the fairness to the Company, from a financial point of view, of the contemplated transaction described below (the “Proposed Transaction”).

Description of the Proposed Transaction

The Proposed Transaction involves the issuance of 1,000,000 shares of a newly created 7.25% convertible cumulative participating preferred security of SRGL (the “Convertible Preferred”) in the aggregate amount of approximately $600 million, or $600 per share (the “Convertible Shares”). MassMutual Capital Partners, LLC, a Delaware limited liability company (“MassMutual”) will purchase 500,000 Convertible Shares for an aggregate consideration of $300 million and SRGL Acquisition, LLC, a Delaware limited liability company (“Cerberus” and together with Mass Mutual, the “Investors”) will purchase 500,000 Convertible Shares for an aggregate consideration of $300 million.

Each Convertible Share will be convertible into ordinary shares of SRGL (“Ordinary Shares”) by dividing the aggregate consideration by $4.00. Upon conversion of the Convertible Shares into Ordinary Shares, each Investor would hold the following: MassMutual will hold approximately 75.0 million Ordinary Shares; and Cerberus will hold approximately 75.0 million Ordinary Shares. As a result of the Proposed Transaction, the Investors will own approximately 68.7% of the Ordinary Shares on a fully-converted, fully-diluted basis.

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

1.	Conducted meetings and held discussions with senior management of the Company and its advisors regarding the history, current operations, and future outlook of the Company;

2.
Reviewed the Company’s audited historical financial statements for the fiscal years ending December 31, 2004 and 2005, and unaudited statements for the nine month period ended September 30, 2006 and the same prior year period;

3.
Reviewed financial projections for the Company for fiscal years 2007-2010, incorporating certain assumptions regarding the Company’s financial strength ratings and related ability (or lack thereof) to generate new business, as well as other operating and financial information prepared by management, including a Scottish Re Run-off Value Analysis and Scottish Re Liquidity Analysis;

4.	Reviewed an Actuarial Appraisal of Economic Value of SRGL report prepared by a third party actuarial firm;

5.	Reviewed information pertaining to the capitalization of the Company including outstanding options, warrants, restricted stock, mezzanine equity and preferred stock;

6.
Reviewed drafts of certain documents related to the Proposed Transaction, including: Securities Purchase Agreement By and Among SRGL, MassMutual, and Cerberus (the “Securities Purchase Agreement”); Certificate of Designations of 1,000,000 Shares of 7.25% Convertible Cumulative Participating Preferred Shares of SRGL; Voting Agreement and Waiver among SRGL, MassMutual, Cerberus and the shareholders of the Company listed on Schedule I thereto; and Exclusivity Agreements dated as of November 8, 2006 and November 21, 2006 between SRGL and the Investors;

7.	Analyzed the historical trading price and trading volume of SRGL common stock;

8.	Reviewed Goldman Sachs and Bear Stearns presentations dated September 14, 2006 and October 25, 2006, respectively, to the Board of Directors of the Company;

9.	Reviewed other Company filings with the Securities and Exchange Commission;

10.	Reviewed the Company’s web site (www.scottishre.com) and associated documents;

11.	Reviewed insurance ratings of financial strength for the Company;

12.	Reviewed financial, market, and transaction information on select public companies and select M&A transactions;

13.	Reviewed other operating and financial information provided by Company management; and

14.	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the public shares after completion of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management and its advisors, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Securities Purchase Agreement.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of November 26, 2006. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

This letter should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

It is understood that this Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Proposed Transaction and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the Company, from a financial point of view.

Respectfully submitted,

DUFF & PHELPS, LLC

Scottish Re Group Limited

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